Filed Pursuant to Rule 424(b)(4)
Registration No. 333-138094
and Registration No. 333-139290

PROSPECTUS

16,300,000 Shares

Common Stock

DCT Industrial Trust Inc. is a leading real estate company specializing in the ownership, acquisition, development and management of bulk distribution and light industrial properties located in 23 of the highest volume distribution markets in the United States. In addition, we manage, and own interests in, industrial properties through our institutional capital management program.

We are offering 16,300,000 shares of our common stock. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “DCT.” Between 2002 and 2006, we raised equity capital primarily through four consecutive continuous public offerings of our common stock for aggregate gross proceeds of approximately $1.6 billion, including shares issued pursuant to our distribution reinvestment plan. As of November 27, 2006, there were 152,054,638 shares of common stock issued and outstanding owned by approximately 36,000 stockholders. Currently, no public market exists for our shares and therefore this will be our first listed public offering.

We are a Maryland corporation and have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2003. Our charter contains a restriction on ownership of the common stock that prevents any person or entity from owning directly or indirectly more than 9.8% of the outstanding shares of any class or series of our stock, by number or value, whichever is more restrictive, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed to enable us to comply with share accumulation and other restrictions imposed on REITs by the Internal Revenue Code. For a more complete description of the common stock, including restrictions on the ownership of common stock, please see the “Description of Capital Stock” section of this prospectus.

Investing in our common stock involves risks. Before buying any shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page 25.

	Per Share	Total
Public offering price	$12.25	$199,675,000
Underwriting discount	$.7963	$12,979,690
Proceeds, before expenses, to us	$11.4537	$186,695,310

The underwriters may also purchase up to an additional 2,445,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about December 15, 2006.

Merrill Lynch & Co.	Wachovia Securities

Banc of America Securities LLC

JPMorgan

Morgan Keegan & Company, Inc.

Wells Fargo Securities

The date of this prospectus is December 12, 2006

i

You should rely on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

We use market data and industry forecasts and projections throughout this prospectus. We have obtained substantially all of this information from CoStar Group, Inc., or CoStar, a nationally recognized real estate consulting firm, and Property and Portfolio Research, Inc., or PPR, a nationally recognized real estate consulting firm. In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

The term “fully-diluted basis” when used in reference to our shares of common stock means all outstanding shares of common stock at such time plus all outstanding shares of restricted stock, phantom shares, shares of common stock issuable upon the exercise of outstanding options that have vested and shares of common stock exchangeable, at our discretion, for common units of limited partnership interest in our operating partnership, or “OP units,” on a one-for-one basis, including OP units issuable upon conversion of LTIP units in our operating partnership, which is not the same as the meaning of “fully-diluted” under generally accepted accounting principles, or “GAAP.” In addition, “pro forma” or “on a pro forma basis” means that the information presented gives effect to this offering, as well as the internalization transaction and certain property acquisitions (each as described herein under “Selected Consolidated Financial and Pro Forma Data”), in each case as if such transactions had occurred on January 1, 2005.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and our historical and pro forma consolidated financial statements and related notes appearing elsewhere in this prospectus for a more complete understanding of this offering before deciding to invest in our common stock. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “our company” refer to DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.) together with its subsidiaries, including DCT Industrial Operating Partnership LP (f/k/a Dividend Capital Operating Partnership LP), which we refer to as our “operating partnership.” Unless otherwise indicated, the information in this prospectus assumes and reflects: (i) the effectiveness of our third articles of amendment and restatement, or our “charter,” and our amended and restated bylaws, or our “bylaws,” upon the completion of this offering; and (ii) no exercise by the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives, of their option to purchase up to an additional 2,445,000 shares of our common stock solely to cover overallotments, if any.

DCT Industrial Trust Inc.

Overview

We are a leading real estate company specializing in the ownership, acquisition, development and management of bulk distribution and light industrial properties located in 23 of the highest volume distribution markets in the United States. In addition, we manage, and own interests in, industrial properties through our institutional capital management program. Our properties primarily consist of high-quality, generic bulk distribution warehouses and light industrial properties. The properties we target for acquisition or development are generally characterized by convenient access to major transportation arteries, proximity to densely populated markets and quality design standards that allow for easy reconfiguration of space. In the future, we intend to continue to focus on properties that exhibit these characteristics, to expand our operations into other target markets in the United States and to add additional properties in our existing markets as well as acquire and develop properties in selected international markets, including Mexico, where we believe we can achieve favorable returns and leverage our management expertise. We have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2003.

As of September 30, 2006, we owned interests in 388 industrial real estate buildings consisting of 233 bulk distribution properties, 113 light industrial properties and 42 service center or flex properties totaling 60.4 million rentable square feet. Our portfolio of consolidated operating properties consists of interests in 374 industrial properties totaling 55.0 million rentable square feet that were 92.9% occupied as of September 30, 2006. In addition, as of September 30, 2006, we had majority interests in four consolidated development properties, a 20% interest in six unconsolidated properties in an institutional joint venture and investments in four development joint venture properties. As of November 27, 2006, we owned approximately 115 acres of land as well as options to acquire approximately 75 acres of land that we believe can support, in the aggregate, approximately 2.8 million rentable square feet of new industrial development. Additionally, through our recently established SCLA joint venture described herein, we control up to 4,350 acres of land located in the Inland Empire submarket of the Southern California industrial real estate market through master development agreements with a term of up to 13 years. Phase one of the SCLA project involves 344 acres we plan to acquire in 2006 that we believe can accommodate up to 6.5 million rentable square feet of industrial development. We anticipate starting construction of between 1.5 million and 2.0 million rentable square feet within the next 12 to 18 months.

We have a stable, broadly diversified tenant base. As of September 30, 2006, we had approximately 769 tenants with no single tenant accounting for more than 2.2% of our annualized base rents. Our ten largest tenants occupy 16.0% of our leased portfolio, including our pro rata interest of our joint ventures. We intend to maintain a well-diversified mix of creditworthy tenants to limit our exposure to any single tenant or industry. We believe that our broad national presence in 23 of the top U.S. distribution and logistics markets is attractive to large users of distribution space and allows us to build strong relationships with our tenants. Furthermore, we are actively engaged in meeting our tenants’ expansion, consolidation and relocation requirements. From January 1, 2006 through November 27, 2006, we had completed or begun development of over 1.2 million rentable square feet of expansions of bulk distribution facilities for certain of our tenants.

Our primary business objectives are to maximize sustainable long-term growth in earnings and funds from operations, or FFO, and to maximize total return to our stockholders. In our pursuit of these objectives, we will:

•	acquire high-quality industrial properties;

•	pursue development opportunities, including through joint ventures;

•	expand our institutional capital management business;

•	actively manage our existing portfolio to maximize operating cash flows;

•	sell non-core assets that no longer fit our investment criteria; and

•	expand our operations into selected domestic and international markets, including Mexico.

Our executive management team possesses substantial expertise in all aspects of industrial real estate management, marketing, leasing, acquisition, development and finance. Tom Wattles, one of our company’s co-founders and our Executive Chairman, has been actively involved in the real estate business since 1978. Phil Hawkins, our Chief Executive Officer, has extensive public REIT operating experience and 24 years of commercial real estate experience. Jim Cochran, our President and Chief Investment Officer, joined our company in 2004 and has been involved in the industrial real estate sector for over 20 years. Stuart Brown, our Chief Financial Officer, has 17 years of public company accounting and capital markets experience, including most recently three years of public REIT experience. As of November 27, 2006, we employed 64 individuals. Upon completion of this offering, our officers and directors will beneficially own approximately 2.8% of our shares of common stock on a fully-diluted basis.

Our principal executive office is located at 518 Seventeenth Street, Suite 1700, Denver, Colorado 80202; our telephone number is (303) 597-2400. We also maintain regional offices in Dallas, Texas and Atlanta, Georgia. Our website address is www.dctindustrial.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Our Competitive Strengths

We believe that we distinguish ourselves from other owners, operators, acquirers and developers of industrial properties through the following competitive strengths:

•

High-Quality Industrial Property Portfolio.    Our portfolio of industrial properties primarily consists of high-quality bulk distribution facilities specifically designed to meet the needs of our distribution tenants. As of November 27, 2006, approximately 87.4% of our portfolio based on rentable square footage was comprised of bulk distribution properties while approximately 10.2% of our portfolio was comprised of light industrial properties. The majority of our properties are specifically designed for use by major distribution and third-party logistics tenants and are readily divisible to meet re-tenanting opportunities. We believe that our concentration of high-quality bulk distribution properties provides us with a competitive advantage in attracting and retaining distribution users and tenants across the major and regional markets in which we operate.

•	Proven Acquisition Capabilities. Beginning with our first acquisition in June 2003 through November 27, 2006, we had completed approximately $2.9 billion in industrial real estate acquisitions. Excluding our three major portfolio acquisitions that were each in excess of $200 million, our average acquisition transaction cost was approximately $22.4 million, which demonstrates our ability to access a steady pipeline of smaller acquisitions. Our acquisition capability is driven by our extensive network of industry relationships within the brokerage, development and investor community. Approximately 59% of the acquisitions noted above we completed, based on total purchase price, were sourced in off-market transactions where there has been no formal sales process.

•	Focused Development Strategy. Our extensive network of industry relationships has provided us with a consistent source of development opportunities. Most of our development projects have taken the form of partnerships or fee for service relationships with leading local, regional or national developers. In our development partnerships, we may control the tenant relationship or the land, and we typically provide the majority of the equity capital. These partnerships are structured to provide us with attractive returns while aligning our interests with those of our development partner. We believe these structures allow us to operate more efficiently and with greater flexibility than if we were to maintain an internal development infrastructure.

•	Experienced and Committed Management Team. Our executive management team, including our Executive Chairman, collectively has an average of over 17 years commercial real estate experience and an average of over ten years focused on the industrial real estate sector. Additionally, our executive management team has extensive public company operating experience with all of our senior executives having held senior positions at publicly-traded REITs for an average of over ten years. Upon completion of this offering, our executive management team is expected to collectively own an approximate 1.8% equity interest in our company on a fully-diluted basis, which aligns executive management’s interests with those of our stockholders.

•	Strong Industry Relationships. We believe that our extensive network of industry relationships with the brokerage, development and investor communities will allow us to execute successfully our acquisition and development growth strategies and our institutional capital management strategy. These relationships augment our ability to source acquisitions in off-market transactions outside of competitive marketing processes, capitalize on development opportunities and capture repeat business and transaction activity. Beginning with our first acquisition in June 2003 through November 27, 2006, approximately 58% of our acquisitions, based on total purchase price, had been purchases from sellers with whom we had had repeat business and transaction activities. Our strong relationship with the tenant and leasing brokerage communities aids in attracting and retaining tenants. Additionally, we believe that our relationship with Black Creek Capital, LLC, or Black Creek, a Denver based real estate investment firm and an affiliate of our former advisor, provides us with unique investment opportunities and will assist us in our international growth strategy, particularly our strategy to acquire and develop industrial real estate assets in Mexico. Our Executive Chairman, Tom Wattles, and one of our directors, James Mulvihill, are principals of Black Creek.

•

Access to Institutional Co-Investment Capital.    Our senior management team has broad long-term relationships within the institutional investor community that provide access to capital for both traditional joint ventures and funds or other commingled investment vehicles. These institutions include domestic pension plans, insurance companies, private trusts and international investors. We believe these relationships allow us to identify pockets of institutional demand and appropriately match institutional capital with investment opportunities in our target markets to maximize returns for our stockholders.

•	Growth Oriented Capital Structure. Our capital structure provides us with significant financial capacity to fund future growth. As of September 30, 2006, our pro forma debt to total market capitalization ratio would have been 32.9%. On a pro forma basis, as of September 30, 2006, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we will have $190.6 million available under our $250.0 million senior unsecured revolving credit facility. As of November 27, 2006, 178 of our properties with a gross book value of $1.3 billion will be unencumbered.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings and FFO and to maximize total return to our stockholders. The strategies we intend to execute to achieve these objectives include:

•	Capitalizing on Acquisition Opportunities. We intend to continue to expand our portfolio through the acquisition of high-quality industrial properties in our target markets, which include our existing markets as well as selected new domestic and international markets, including Mexico. We will generally acquire high-quality bulk distribution and light industrial facilities and/or industrial assets located in irreplaceable locations where we believe there are significant growth and/or return opportunities. We intend to continue to focus on off-market acquisition opportunities through our extensive network of industry relationships in the brokerage, development and investor community and by utilizing our experience in identifying, evaluating and acquiring industrial properties in both single asset and portfolio transactions.

•	Continuing to Grow Our Development Pipeline. We intend to utilize our strong relationships with leading local, regional and national developers to continue to grow our development pipeline. We believe that development, redevelopment and expansion of well-located, high-quality industrial properties should continue to provide us with attractive risk-adjusted returns. Furthermore, we believe that our control of a substantial inventory of developable land and extensive relationships with industrial tenants will make us an attractive strategic partner for established national, regional and local developers in our markets.

•	Expanding Our Institutional Capital Management Platform. We believe that joint ventures, funds or other commingled investment vehicles with institutional partners will enable us to increase our overall return on invested capital, augment our acquisition activity and penetration of new markets and increase our access to capital for continued growth. We intend to continue to co-invest in properties with institutional investors through partnerships, limited liability companies or other joint venture structures. Typically we will own a 10%–30% interest in these joint ventures and seek to earn transaction-based fees and asset management fees as well as promoted interests or incentive distributions based on the performance of the joint venture.

•

Maximizing Cash Flows From Existing Properties.    We intend to maximize the cash flows from our existing properties by increasing rents, increasing occupancy levels, managing operating expenses and expanding and improving our properties. As of September 30, 2006, our consolidated operating portfolio was 92.9% occupied leaving approximately 3.9 million square feet of rentable space available for lease-up. Additionally, we believe there is embedded rent growth potential in our properties. As of September 30, 2006, on a weighted-average portfolio basis, the in-place rents of our consolidated properties were $3.94 per rentable square foot, or approximately 3.0% below the weighted-average market rents for our properties on a rentable square foot basis. Further, based on expiring leases which were re-leased to new or existing tenants, our average rental rate growth per rentable square foot for the nine months ended September 30, 2006 was 5.7% and our weighted average retention during such period was 82.6%.

•	Recycling Capital Efficiently. We intend to selectively sell non-core assets in order to maximize total return to our stockholders by redeploying asset sales proceeds into new acquisition and development opportunities. We believe industrial real estate assets are in strong demand from institutional investors and we will seek to selectively identify asset sale opportunities in order to achieve our total return objectives.

•	Pursuing International Growth Opportunities. We intend to seek international growth opportunities through the acquisition and development of industrial properties in selected new international markets, including Mexico. This strategy will focus on addressing the needs of both international and local corporations as they seek to expand and reconfigure their industrial distribution facilities. We believe that there are significant growth opportunities in Mexico, where members of our senior management and directors have significant experience in the acquisition and development of commercial properties. Consistent with this strategy, we recently entered into forward purchase commitments to acquire six industrial facilities in Monterrey, Mexico.

Background

We were founded in 2002 by Black Creek as an externally-advised REIT to focus on the acquisition, development and operation of bulk distribution and light industrial properties located in major distribution and logistics markets in the United States. Our day-to-day business and operations were managed by Dividend Capital Advisors LLC, our former advisor and an affiliate of Black Creek, under the supervision of our board of directors until October 10, 2006, when we completed the internalization transaction with our former advisor described herein, which we refer to as the Internalization. We are now a self-administered and self-advised REIT.

Between 2002 and 2006 we raised equity capital to finance our real estate investment activities primarily through four consecutive continuous public offerings of our common stock for aggregate gross proceeds of approximately $1.6 billion, including shares issued pursuant to our distribution reinvestment plan. Accordingly, we have been filing periodic reports with, and have been subject to the rules and regulations of, the SEC since July 2002. Upon consummation of this offering, our common stock will become listed on the New York Stock Exchange, or NYSE. As of November 27, 2006, there are 152,054,638 shares of our common stock issued and outstanding owned by approximately 36,000 stockholders.

In addition, since 2003 we have raised an aggregate of approximately $299.3 million through our operating partnership’s private placement of undivided tenancy-in-common interests, or TIC Interests, in our properties. These TIC Interests served as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code, and were 100% leased by our operating partnership pursuant to master leases. The leases contained purchase options whereby our operating partnership had the right, but not the obligation, to acquire the TIC Interests from the investors at a later point in time in exchange for OP units. On October 10, 2006, we discontinued our operating partnership’s private placement.

During the period that began January 1, 2006 and ended November 16, 2006, our operating partnership exercised purchase options pursuant to 11 individual master lease agreements to buy certain TIC Interests it had previously sold in 11 industrial properties located in Atlanta, Houston, Indianapolis, Louisville, Phoenix and Southern California. In connection with the exercise of these options, our operating partnership issued an aggregate of approximately 6.9 million OP units valued at approximately $73.1 million to acquire such TIC Interests.

As of November 27, 2006, our operating partnership has options to purchase 209 TIC Interests in 23 properties. In early October 2006, our operating partnership provided notice of exercise of its purchase options to the holders of these TIC Interests. However, for the exercise to have been effective for each of these 23 properties, all of the TIC Interest holders in such property had to consent to amend the related master lease. The amendment fixed the number of OP units to be paid and accelerated the date of closing of the purchase of the TIC Interests in each property to the earlier of: (1) a date selected by our operating partnership that was within 60 days after the completion of this offering; or (2) a date selected by our operating partnership that was within the stipulated closing period in the original master lease. The fixed purchase price for the TIC Interests was determined based on the value of the underlying real estate asset and the price per OP unit paid in the Internalization. Our operating partnership received unanimous consents to amend the master leases related to 14 of these 23 properties, which gives our operating partnership the right to purchase all remaining TIC Interests in these 14 properties for an aggregate of 6.8 million OP units valued at approximately $76.9 million during the accelerated closing period. Our operating partnership did not receive unanimous consents for the nine remaining properties, which would have given our operating partnership the right to purchase all remaining TIC Interests in these nine properties for an aggregate of 8.6 million OP units valued at approximately $96.5 million. Therefore, these nine properties will continue to be subject to our operating partnership’s purchase options under the terms of the original master leases. The closing periods for the purchase options relating to these nine remaining properties begin on March 31, 2007 and end on February 29, 2008.

Excluding financing obligations related to our operating partnership’s private placement, as of September 30, 2006, we had total outstanding debt of approximately $1.2 billion consisting primarily of unsecured debt and secured, fixed-rate, non-recourse mortgage notes.

Industrial Market Overview

The industrial real estate market in the United States consists of approximately 12.7 billion square feet of rentable building area as of September 30, 2006 according to CoStar. Of this total, approximately 11.2 billion square feet is warehouse space, which consists of bulk distribution and light industrial properties, and approximately 1.5 billion is flex space. Warehouse properties, which represent the substantial majority of our assets, are characterized by their generic design and are generally leased to regional or national distribution tenants or tenants engaged in light manufacturing activities and are rented on a triple-net-lease basis. In contrast, flex space typically has been designed or configured to a specialized use such as research and development, with comparatively higher re-tenanting costs as compared to warehouse properties due to higher office finish.

We believe that the industrial real estate industry exhibits a number of positive characteristics, including:

•	Short development lead times;

•	Low vacancy volatility;

•	Modest re-tenanting costs;

•	Comparatively modest maintenance costs; and

•	Triple-net leases.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 25, including the following, before you invest in our stock:

•	Our investments in real estate assets are primarily concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

•	Our growth will partially depend upon our ability to successfully acquire and develop future properties, and we may be unable to enter into and consummate acquisitions or development projects on advantageous terms or acquisitions or development projects may not perform as we expect.

•	We depend on key personnel, including Tom Wattles, Phil Hawkins, Jim Cochran, Stuart Brown, Daryl Mechem, Matt Murphy and Michael Ruen, and the loss of services from key members of the management group or a limitation in their availability could adversely affect us.

•	Our acquisition and development activities, as well as our institutional capital management business, are largely dependent on external capital, and our operating results and financial condition could be adversely affected if we do not continue to have access to capital on favorable terms.

•	We intend to continue to acquire and develop certain properties through joint ventures with third parties, and our joint venture partners could default on their obligations, cause us to be liable for their actions under certain circumstances or take other actions contrary to our business and economic interests and goals or that could otherwise negatively impact our performance.

•	Your investment in us may be subject to additional risks if we make international investments as a result of factors peculiar to the laws and business practices of the jurisdictions in which the properties are located.

•	Our net income per share and FFO per share in the near term may decrease as a result of the Internalization in connection with the one-time, non-recurring non-cash charge to earnings we will incur for the portion of the Internalization consideration that is allocated as the cost for terminating our advisory agreement with our former advisor.

•	We are structured as an umbrella partnership REIT, or UPREIT, which means that we own our properties through our operating partnership and its subsidiaries. Our UPREIT structure may result in potential conflicts of interest. Upon the consummation of this offering, we will own 87.6% of the OP units in our operating partnership, and circumstances may arise in the future when the interests of the other limited partners in our operating partnership may conflict with the interests of our stockholders.

•	We are dependent on tenants for our revenues, and defaults by our tenants, as a result of bankruptcy, insolvency or otherwise, could cause us to reduce the amount of distributions to stockholders. In addition, our ability to renew leases or re-lease space on favorable terms as leases expire significantly affects our business. Furthermore, a property that incurs a vacancy could be difficult to sell or re-lease.

•	Uninsured losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, relating to real property may adversely affect your returns. Similarly, contingent or unknown liabilities with respect to our properties, including environmentally hazardous conditions, could adversely affect our financial condition.

•	Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, and our operating results and financial condition could be adversely affected if we are unable to make required principal and interest payments on our outstanding indebtedness, comply with the other covenants contained in our indebtedness or refinance our indebtedness at maturity on favorable terms.

•	Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

•	We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus.

•	As of November 27, 2006, we had 152,054,638 million shares of common stock issued and outstanding, all of which are freely tradable and substantially all of which are not subject to any volume limitations on trading under the federal securities laws, and neither we nor any third party have any control over the timing or volume of the potential sale of these shares. Prior to this offering, the shares were not listed on any national exchange, and the ability of stockholders to liquidate their investments was limited. Subsequent to the completion of this offering and our listing on the NYSE, a large volume of sales of these shares, or the perception that such sales could occur, could decrease the prevailing market prices of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future.

•	We may have difficulty funding our distributions with our available cash flows and our distributions to stockholders may change depending on a number of factors.

•	Our qualification as a REIT will depend on our satisfaction of numerous requirements established under highly technical and complex provisions of the Code and our failure to so qualify could adversely affect our operations and our ability to make distributions.

Our Properties

The following tables present an overview of our existing portfolio of industrial properties sorted by our target markets based on information as of September 30, 2006 (dollar amounts in thousands).

Consolidated Properties

Markets	Number of Buildings		Percent Owned(1)	Rentable Square Feet	Percentage of Total Rentable Square Feet	Occupancy Percentage(2)	Annualized Base Rent(3)	Percentage of Total Annualized Base Rent(3)	Number of Leases	Annualized Base Rent per Square Foot(4)
Target Markets
Atlanta	56		100.0%	6,550,271	11.9%	92.6%	$20,768	10.3%	118	$3.42
Baltimore/ Washington D.C.	13		100.0%	1,585,087	2.9%	90.7%	8,730	4.3%	30	6.07
Central Pennsylvania	6		100.0%	1,402,580	2.5%	100.0%	5,602	2.8%	9	3.99
Charlotte	11		100.0%	1,477,548	2.7%	80.1%	3,935	2.0%	20	3.33
Chicago	14		100.0%	2,877,988	5.2%	94.6%	10,239	5.1%	20	3.76
Cincinnati	39		100.0%	4,982,215	9.1%	88.3%	15,737	7.8%	93	3.58
Columbus	15		100.0%	4,401,788	8.0%	94.8%	13,025	6.5%	30	3.12
Dallas(5)	54		100.0%	6,810,543	12.4%	90.7%	23,464	11.6%	144	3.80
Denver	1		100.0%	160,232	0.3%	100.0%	903	0.5%	7	5.64
Houston	34		100.0%	2,452,711	4.5%	88.6%	10,994	5.5%	85	5.06
Indianapolis	8		100.0%	3,326,864	6.0%	95.5%	9,355	4.6%	19	2.95
Louisville	2		100.0%	521,000	0.9%	100.0%	1,706	0.8%	3	3.27
Memphis	10		100.0%	4,333,018	7.9%	94.1%	12,350	6.1%	14	3.03
Miami	6		100.0%	727,461	1.3%	92.4%	5,155	2.6%	18	7.67
Minneapolis	6		100.0%	828,466	1.5%	100.0%	3,943	2.0%	13	4.76
Nashville	5		100.0%	2,712,373	4.9%	91.7%	7,680	3.8%	6	3.09
New Jersey	10		100.0%	1,189,553	2.2%	96.2%	6,328	3.1%	28	5.53
Northern California	29		100.0%	2,410,960	4.4%	96.2%	12,708	6.3%	59	5.48
Orlando	12		100.0%	1,226,231	2.2%	95.2%	5,056	2.5%	35	4.33
Phoenix	15		100.0%	1,734,052	3.2%	95.3%	7,343	3.6%	30	4.44
San Antonio	2		100.0%	172,050	0.3%	86.9%	585	0.3%	5	3.91
Seattle	8		100.0%	1,198,617	2.2%	96.5%	5,465	2.7%	15	4.73
Southern California	12		100.0%	1,391,534	2.5%	99.8%	7,462	3.7%	27	5.37

Subtotal/Weighted Average(6)	368		100.0%	54,473,142	99.0%	92.9%	$198,533	98.5%	828	$3.92
Discontinued Operations
Boston	6		100.0%	567,441	1.0%	85.8%	3,054	1.5%	11	6.28

Total/Weighted Average—Operating Properties	374		100.0%	55,040,583	100.0%	92.9%	$201,587	100.0%	839	$3.94

Consolidated Properties Under Development
Atlanta	2		100.0%	688,067	65.4%	4.6%	$131	32.4%	1	$4.15
Chicago	2		97.6%	364,472	34.6%	17.1%	274	67.6%	1	4.40

Subtotal/Weighted Average	4		99.2%	1,052,539	100.0%	8.9%	$405	100.0%	2	$4.32

Total/Weighted Average—Consolidated Properties	378	(7)	100.0%	56,093,122	N/A	91.3%	$201,992	N/A	841	$3.94

Unconsolidated Properties

Markets	Number of Buildings		Percent Owned(1)	Rentable Square Feet	Percentage of Total Rentable Square Feet	Occupancy Percentage(2)	Annualized Base Rent(3)	Percentage of Total Annualized Base Rent(3)	Number of Leases	Annualized Base Rent per Square Foot(4)
Fund Properties
Atlanta	1		20.0%	577,500	21.8%	100.0%	$1,460	17.2%	2	$2.53
Central Pennsylvania	1		20.0%	100,000	3.8%	100.0%	403	4.8%	1	4.03
Chicago	1		20.0%	303,192	11.5%	100.0%	1,491	17.6%	2	4.92
Dallas	1		20.0%	540,000	20.4%	100.0%	1,638	19.3%	1	3.03
Memphis	1		20.0%	1,039,000	39.2%	100.0%	2,857	33.7%	2	2.75
New Jersey	1		20.0%	87,500	3.3%	100.0%	630	7.4%	1	7.20

	6		20.0%	2,647,192	100.0%	100.0%	$8,479	100.0%	9	$3.20
Unconsolidated Properties Under Development
Atlanta	1		97.1%	556,800	33.9%	0.0%	—	—	—	—
Nashville	1		95.0%	570,000	34.8%	0.0%	—	—	—	—
Southern California(8)	2		91.1%	514,463	31.3%	0.0%	—	—	—	—

	4		94.2%	1,641,263	100.0%	0.0%	—	—	—	—
Total/Weighted Average—Unconsolidated Properties	10	(7)	48.5%	4,288,455	N/A	61.7%	$8,479	N/A	9	$3.20

(1)	Weighted average ownership is based on rentable square feet.
(2)	Based on leases signed as of September 30, 2006 and calculated as rentable square feet less available square feet divided by rentable square feet.
(3)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the lease, as of September 30, 2006, multiplied by 12.
(4)	Calculated as Annualized Base Rent divided by rentable square feet under lease as of September 30, 2006.
(5)	Three of our buildings in this market totaling approximately 743,000 rentable square feet are under ground leases.
(6)	As described in more detail below, six properties have been sold to DCTRT during the fourth quarter of 2006. (See “—Significant Transactions—Institutional Joint Ventures—DCTRT Joint Ventures.”)
(7)	Occasionally our leases contain provisions giving the tenant rights to purchase the property, which can take the form of a fixed price purchase option, a fair market value option, a right of first refusal option or a right of first offer option. The following chart summarizes such rights as of September 30, 2006:

	Number of Leases	Rentable Square Feet	Annualized Base Rent (000s)(3)
Fixed Price Purchase Options	6	2,516,034	$7,965
Fair Market Value Options	3	282,986	$1,323
Right of First Refusal Options	5	874,068	$2,661
Right of First Offer Options	4	873,904	$3,292
(8)	Includes one vacant 55,000 rentable square foot building that, as of November 27, 2006, was not under development that was recently acquired in connection with the SCLA transaction.

Significant Transactions

Advisor Internalization

On October 10, 2006, pursuant to a contribution agreement, our operating partnership acquired our former affiliated external advisor, Dividend Capital Advisors LLC, or our former advisor, from Dividend Capital Advisors Group LLC, the parent company of our former advisor, or DCAG, for an aggregate of 15,111,111 OP units, which included the modification of a special series of units, or the special units, of limited partnership interest in our operating partnership held by DCAG into 7,111,111 OP units. We refer to this transaction as the

Internalization. In connection with the Internalization, our former advisor became a wholly-owned subsidiary of our operating partnership, and certain employees of, or consultants to, our former advisor or its affiliates became our employees. As a result of these transactions, we have become a self-administered and self-advised REIT.

We also entered into several related agreements in connection with the Internalization including:

•	a pledge and security agreement whereby DCAG pledged the OP units received as consideration in the Internalization and certain other assets for certain periods to secure its indemnification obligations to us under the contribution agreement;

•	a registration rights agreement whereby we granted registration rights to DCAG and its permitted transferees in respect of any shares of our common stock issued in exchange for the OP units issued in the Internalization;

•	a non-competition agreement with each of Evan Zucker, our former Chief Executive Officer, President and Secretary and a former director, and James Mulvihill, our former Chief Financial Officer and Treasurer and a current director;

•	a license agreement with an affiliate of DCAG granting us the right to continue to use the Dividend Capital name without payment of any fees for one year;

•	a transition services agreement with an affiliate of DCAG whereby we receive enumerated services, including IT services, human resources, payroll and accounts payable services, necessary to operate our business for a one-year period; and

•	a strategic relationship with Dividend Capital Total Realty Trust Inc., or DCTRT, a Maryland corporation which qualifies as a REIT for U.S. federal income tax purposes and which is externally advised by an affiliate of DCAG, which established a series of joint ventures that, subject to certain exceptions and conditions, will be the exclusive vehicles used by DCTRT to invest in industrial real estate assets in our current major markets through the end of 2008.

Additionally, upon consummation of the Internalization, Phil Hawkins became our Chief Executive Officer and a director, Stuart Brown became our Chief Financial Officer and Jim Cochran became our President. Simultaneously, Evan Zucker resigned as our Chief Executive Officer, President, Secretary and director and James Mulvihill resigned as our Chief Financial Officer and Treasurer, but remains a director.

Certain of our directors and officers had material financial interests in the Internalization. (See “Certain Relationships and Related Transactions.”) To address these potential conflicts of interest, a special committee of our board of directors comprised of all of our independent directors was formed to review, consider and negotiate the terms and conditions of the Internalization and to make a recommendation to our entire board regarding the transaction. The special committee engaged and consulted with its own legal and financial advisors.

In connection with the Internalization, our stockholders approved an amendment and restatement of our charter that will become effective upon the closing of this offering. The purpose of this amendment is to conform our charter more closely with the charters of other companies that qualify as REITs for U.S. federal income tax purposes and whose securities are publicly traded and listed on the NYSE. In addition, we adopted, and our stockholders approved, our 2006 Long-Term Incentive Plan, or our long-term incentive plan, and our 2006 Incentive Compensation Plan, or our incentive compensation plan. These plans were established by our board of directors, which worked with its legal advisors and with employment compensation consultants to survey and study the market compensation ranges of our competitors, were approved by our stockholders and are designed to help us to attract, retain and motivate highly qualified individuals and more directly align the interests of our management with those of our stockholders.

Significant Portfolio Acquisitions

Cal-TIA Acquisition

On June 9, 2006, we acquired a fee interest in a portfolio of 78 bulk distribution, light industrial and service center buildings comprising approximately 7.9 million rentable square feet located in eight markets (Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Northern California and Orlando), which we collectively refer to as Cal-TIA, and a land parcel comprising 9.2 acres located in the Orlando market, for a total cost of approximately $510.1 million (which includes an acquisition fee of $4.9 million that was paid to our former advisor). This portfolio was acquired from an unrelated third party. We funded this purchase using our existing cash balances, net proceeds from our prior continuous public offerings and our operating partnership’s private placement and debt proceeds of approximately $387.0 million. These debt proceeds consisted of borrowings from our existing senior unsecured revolving credit facility in the amount of $112.0 million and the issuance of $275.0 million of unsecured debt.

The table below provides the number of buildings and rentable square feet by market with respect to the acquired portfolio of buildings as of June 9, 2006.

Market	Buildings	Rentable Square Feet
Atlanta	9	1,146,169
Baltimore	3	278,519
Charlotte	7	1,051,144
Cincinnati	18	796,413
Dallas	5	1,828,183
Miami	3	411,009
Northern California	23	1,499,524
Orlando	10	859,094

Total Portfolio	78	7,870,055

As of June 9, 2006, the acquired buildings were 92.2% occupied.

Cabot Acquisition

On July 21, 2005, we completed a merger with Cabot Industrial Value Fund, Inc., or Cabot, an unrelated third party, whereby we acquired all of the outstanding shares of Cabot’s common stock for approximately $312.6 million in cash and the assumption of debt and certain other net liabilities (which includes an acquisition fee of $5.6 million that was paid to our former advisor). Through our ownership of Cabot, we initially acquired an approximate 87.0% interest in Cabot Industrial Value Fund, LP which, as of December 31, 2005, owned a portfolio of 104 buildings located in 12 markets throughout the United States with a total historical cost of approximately $654.5 million and approximately $308.8 million of mortgage debt outstanding. The following table provides additional information about the portfolio as of December 31, 2005.

Market	Buildings	Rentable Square Feet
Atlanta	29	1,457,171
Baltimore	3	432,113
Boston	1	164,900
Charlotte	3	345,956
Chicago	6	1,073,830
Cincinnati	11	1,496,773
Columbus	3	1,213,486
Dallas	29	2,249,496
Miami	1	65,669
New Jersey	3	483,338
Seattle	8	1,198,617
Southern California	7	725,432

Total Portfolio	104	10,906,781

As of the date of acquisition, this portfolio was 82.0% occupied. On April 21, 2006, we purchased the remaining interests in the Cabot Industrial Value Fund, LP for approximately $40.4 million (which includes an acquisition fee of $0.9 million that was paid to our former advisor).

RN Portfolio Acquisition

On October 1, 2004, we acquired a fee interest in a portfolio of 53 buildings totaling approximately 4.9 million rentable square feet located in the following six markets: Atlanta, Boston, Dallas, Houston, Northern California and Phoenix. The total cost of this portfolio was approximately $238.9 million (which includes an acquisition fee of $2.3 million that was paid to our former advisor).

The following table provides additional information about the portfolio as of October 1, 2004:

Market	Buildings	Rentable Square Feet
Atlanta	10	1,272,471
Boston	5	405,741
Dallas	14	942,494
Houston	9	806,441
Northern California	3	133,871
Phoenix	12	1,329,735

Total Portfolio	53	4,890,753

As of October 1, 2004, this portfolio was 84.3% occupied.

Institutional Joint Ventures

BBK Joint Venture

On February 21, 2006, we entered into a joint venture with affiliates of Boubyan Bank of Kuwait, which we refer to as BBK, an unrelated third party, to create an institutional fund, DCT Fund I LLC, which we refer to as Fund I, that owns and operates industrial properties located in the United States. We contributed six industrial properties to Fund I totaling approximately 2.6 million rentable square feet after completion of a 330,000 square foot expansion project. The contribution value of the six buildings upon completion of the expansion was approximately $122.8 million. Contemporaneously with our contribution, Fund I issued $84.4 million of secured non-recourse debt to a third party and BBK contributed $19.7 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $102.7 million. The expansion was completed during June 2006, and, contemporaneously with the completion of the expansion, Fund I issued $11.1 million of additional secured non-recourse debt to a third party and BBK contributed $2.6 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $13.7 million. With the completion of these transactions, our ownership of Fund I is 20% and BBK’s ownership of Fund I is 80%.

Pursuant to our joint venture agreement, we act as asset manager for Fund I and earn certain fees, including asset management fees related to the properties we manage. Such fees totaled approximately $137,000 and $316,000 for the three and nine months ended September 30, 2006, respectively. In addition to these fees, after we and BBK are repaid our respective capital contributions plus a preferred return, we have the right to receive a promoted interest in Fund I based on performance. Although Fund I’s day-to-day business, affairs and assets are managed by us, all major decisions are determined by both us and BBK.

DCTRT Joint Ventures

We have entered into a strategic relationship with DCTRT whereby we have entered into one and anticipate entering into an additional two joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which DCTRT will acquire industrial real estate assets in certain major markets in which we currently operate until the end of 2008. The exclusivity provisions will remain in effect so long as we introduce a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In addition, we have entered into non-competition agreements with Evan Zucker, our former Chief Executive Officer, President, Secretary and director, and James Mulvihill, our former Chief Financial Officer and Treasurer and a current director of our company, which generally restrict their ability to engage in various activities in North America in respect of industrial real estate for three years. The non-competition agreements contain certain exceptions, including a provision that Messrs. Zucker and Mulvihill can provide various services to DCTRT and other related entities if (and only for so long as) the DCTRT exclusivity provisions described above remain in effect.

We will act as the managing member of these joint ventures, subject to the approval of major decisions by DCTRT, and will earn an asset management fee of 45 basis points per annum on assets under management, an acquisition fee of 50 basis points of the joint venture’s pro rata share of the purchase price (including any assumed debt, but excluding certain transaction costs) of assets it acquires and, under certain circumstances, a construction management fee and a disposition fee. Distributions of available cash will be paid (i) to us and DCTRT, pari passu, in accordance with our respective percentage interests, until DCTRT has received an 8.5% internal rate of return; (ii) after DCTRT has received an 8.5% internal rate of return, 80.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 20.0% to us, until DCTRT has received a 13.0% internal rate of return; and (iii) after DCTRT has received a 13.0% internal rate of return, 70.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 30.0% to us. Each joint venture will be funded as follows: (i) an equity contribution from DCTRT to the joint venture (which will be not less than approximately 90.0% of the joint venture’s required equity capitalization); (ii) an equity contribution from us to the joint venture (which will be up to 10.0% of the joint venture’s required equity capitalization); and (iii) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55.0% and no more than 75.0%.

On September 1, 2006, we entered into the first joint venture agreement with DCTRT, which we refer to as TRT/DCT Venture I, pursuant to which TRT/DCT Venture I will own up to $150.0 million of industrial properties. The portfolio will be comprised of:

(i)	approximately $65.3 million in assets to be sold by us to DCTRT. We will manage these assets and receive an asset management fee of 45 basis points per annum and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date; and

(ii)	an additional approximately $84.7 million in assets that will either be (a) contributed by us to TRT/DCT Venture I, (b) sold by us to DCTRT pursuant to the same terms described in (i) above, or (c) acquired by TRT/DCT Venture I through third-party purchases.

On October 16, and October 31, 2006, we sold collectively six industrial properties to DCTRT. As described above, we will manage these assets and earn an asset management fee and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date. The total purchase price of these six properties was approximately $65.3 million.

The following table provides certain additional information about the properties that have been sold:

Property	Market	Number of Leases	Rentable Square Feet	Occupancy Percentage(1)	Annualized Base Rent(2)
Park West L1(4)	Cincinnati	1	150,100	100.0%	$593,285
Park West Q(3)	Cincinnati	3	198,600	100.0%	755,190
Rickenbacker IV(3)	Columbus	3	330,179	100.0%	1,163,743
Eagle Creek East(3)	Minneapolis	2	107,451	100.0%	630,537
Eagle Creek West(4)	Minneapolis	2	132,068	100.0%	747,995
Minnesota Valley III(4)	Minneapolis	1	232,804	100.0%	821,798

Total Portfolio		12	1,151,202	100.0%	$4,712,548

(1)	Based on leases signed as of September 30, 2006 and calculated as rentable square feet less available square feet divided by rentable square feet.
(2)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the lease, as of September 30, 2006, multiplied by 12.
(3)	Represents a property sold by us to DCTRT on October 16, 2006.
(4)	Represents a property sold by us to DCTRT on October 31, 2006.

As managing member, we make the initial determination as to whether an asset will be acquired by TRT/DCT Venture I, and this determination is then subject to DCTRT’s review and approval. With respect to our own assets, if the proposed asset has been owned by us for four months or less and no significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to our total gross cost basis and, if the proposed asset has been owned by us for more than four months or significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to the asset’s fair market value as determined by an unaffiliated appraiser plus incremental third-party costs including legal, due diligence and debt financing expenses. However, we have no obligation to sell an asset if the appraised value is less than our cost basis. Assets that are acquired from third parties are valued at the acquisition’s total gross cost, which includes the purchase price, due diligence costs and closing costs. We will receive an acquisition fee of 50 basis points as described above in connection with all assets that are contributed or sold.

SCLA Joint Venture

In July 2005, we entered into a joint venture agreement, which was amended and restated in October 2006, with Stirling Airports International, LLC, or Stirling, to be the master developer of up to 4,350 acres in Victorville, California, part of the Inland Empire submarket of the Southern California industrial real estate market. We refer to this joint venture as the SCLA joint venture. While our exact interest in the joint venture will depend on the amount of capital we contribute and the timing of contributions and distributions, the SCLA joint venture contemplates an equal sharing between us and Stirling of residual profits after all priority distributions. The development project resulted from the closure of George Air Force Base in 1992 and is known as Southern California Logistics Airport, or SCLA. SCLA is controlled by two development authorities: the Southern California Logistics Airport Authority and the Southern California Logistics Rail Authority, which we refer to collectively as the Authorities. SCLA is part of the approximately 60,000 acre Victor Valley Economic Development Authority. Stirling entered into two master development agreements to be the exclusive developer of SCLA for the next 13 years (including extensions) and assigned to the SCLA joint venture its rights related to the 4,350 acres designated primarily for industrial development.

The Southern California industrial real estate market is one of the largest and fastest growing industrial real estate markets in the United States and is supported by leading seaport and airport hubs, as well as extensive road and rail systems. Southern California is home to the Los Angeles/Long Beach container ports, the busiest seaport system in North America and the eighth busiest in the world as measured by annual volume. Industrial land prices in the Inland Empire currently range between $6 and $17 per square foot. The SCLA development project has logistical advantages for the movement of goods by air, truck and rail. SCLA is situated 47 miles north of the Ontario California International Airport in close proximity to Interstate 15, the main west-east artery for goods moving from the Ports of Los Angeles and Long Beach. The project also surrounds an existing logistics airport which can accommodate the largest commercial aircraft and is controlled by the Southern California Logistics Airport Authority. In addition to the two existing airport runways at the logistics airport, the main transcontinental lines for Burlington Northern Santa Fe and Union Pacific Railroads run parallel to I-15.

The SCLA joint venture contemplates acquiring tracts of land over time as opportunities arise for development or for resale of parcels to end users for whom the joint venture may participate in build-to-suit projects. As the exclusive master developer of the industrial portion of SCLA for up to 13 years, the joint venture has the right to develop bulk distribution and light industrial properties in what we believe to be the industrial market that has experienced the highest average annual net absorption in the United States for the last five years. The SCLA joint venture anticipates executing a disposition development agreement to acquire 344 acres at SCLA before the end of 2006 as part of the phase one development plan. We believe that this first phase can accommodate up to 6.5 million rentable square feet of industrial development. Subject to the receipt of required building permits, we currently anticipate starting construction of between 1.5 million and 2.0 million rentable square feet of space within the next 12 to 18 months. The Authorities have committed an initial $18 million in funding of the infrastructure improvements and have indicated that, subject to availability of tax increment financing, they intend to fund remaining infrastructure improvements needed for the joint venture’s phase one development plan. We cannot predict at this time when or to what extent the joint venture will purchase additional land beyond phase one that it has the right to develop under the master agreements. If the SCLA joint venture developed all of the 4,350 acres, we believe the project could ultimately accommodate up to 60.0 million rentable square feet of industrial space, though there can be no guarantee that we can achieve such development within the 13 year term.

Forward Purchase Commitments in Mexico

In November 2006, we entered into six separate forward purchase commitments with Nexxus Desarrollos Industriales, or Nexxus, to acquire six newly constructed buildings totaling 858,739 rentable square feet. The six buildings will be located on separate development sites in four submarkets in the metropolitan area of Monterrey, Nuevo Leon, Mexico. The forward purchase commitments obligate us to acquire each of the six facilities from Nexxus upon completion, subject to a variety of conditions related to, among other things, the buildings complying with approved drawings and specifications. Timing on closing under the purchase obligation depends on leasing at each building prior to building completion. Our aggregate purchase price for the six facilities is no less than $33.8 million and increases as buildings are leased prior to closing. Contemporaneously with the execution of the forward purchase commitments, we provided Nexxus with six separate letters of credit aggregating $33.8 million to secure our future performance under the forward purchase commitments, all subject to a variety of construction and site related conditions. Construction of the buildings is expected to commence prior to year-end 2006. Closing on the individual buildings is expected to occur between July 2007 and March 2008.

Our Corporate Structure

We were organized in April 2002 as a Maryland corporation and have continually qualified as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2003. We are self- administered and self-advised. We own our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and owned approximately 97% of the outstanding equity interests of our operating partnership as of September 30, 2006.

We and our wholly-owned subsidiary DCT Industrial TRS Inc., or DCT TRS, have jointly elected to treat DCT TRS as a taxable REIT subsidiary, or TRS. DCT TRS undertakes certain activities that we (and our pass-through subsidiaries) might otherwise be precluded from undertaking under the REIT qualification rules of the Code. As a TRS, DCT TRS is generally subject to corporate income tax on its earnings, which has the effect of reducing the cash flows available to make distributions to our stockholders.

The following chart reflects an overview of our corporate organization following completion of this offering, assuming no exercise of the overallotment of option:

(1)	Includes 90.2% representing shares of our common stock outstanding prior to this offering and held by unaffiliated stockholders.
(2)	Subsidiary that acts as payroll master and has other overhead functions.
(3)	Includes 5.5% representing the total OP units owned by DCAG less the OP units indirectly beneficially owned by certain of our officers and directors through their membership interests in and/or rights to receive a portion of the net cash flows of DCAG.
(4)	Represents OP units indirectly beneficially owned by certain of our officers and directors through their membership interests in and/or rights to receive a portion of the net cash flows of DCAG.
(5)	REIT subsidiary.
(6)	TRS.

Our REIT Status

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2003. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they annually distribute at least 90% of their taxable income. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we may be precluded from qualifying for treatment as a REIT for the four-year period following the year of our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income.

Restrictions on Transfer

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed, with exceptions, not to directly or indirectly offer, pledge, sell or contract to sell any common stock, sell any option or contract to purchase any common stock, purchase any option or contract to sell any common stock, grant any option, right or warrant for the sale of any common stock, lend or otherwise dispose of or transfer any common stock, request or demand that we file a registration statement related to the common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

Restrictions on Share Ownership

Our charter contains a restriction on ownership of the common stock that prevents any person or entity from owning directly or indirectly more than 9.8% of the outstanding shares of any class or series of our stock, by number or value, whichever is more restrictive, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed to enable us to comply with share accumulation and other restrictions imposed on REITs by the Code. For a more complete description of the common stock, including restrictions on the ownership of common stock, please see the “Description of Capital Stock” section of this prospectus.

Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures.

We cannot assure you that we will have sufficient cash available for future quarterly distributions. See “Risk Factors—Risks Related to Our Business and Operations—We may have difficulty funding our distributions with our available cash flows.”

To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our credit facility, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Conflicts of Interest

Following the completion of the Internalization, there are conflicts of interest with respect to certain of our officers and directors, on the one hand, and us and our stockholders, on the other. Tom Wattles, Jim Cochran, Daryl Mechem, Michael Ruen and Matt Murphy hold membership interests in and/or are entitled to receive a portion of the net cash flows of DCAG. DCAG, or an affiliate thereof, is a party to the contribution agreement with us, as well as the pledge and security agreement, the registration rights agreement, the license agreement and the transition services agreement. In addition, we recently entered into employment agreements with each of our executive officers and a non-competition agreement with James Mulvihill, one of our directors. We may not seek to enforce these agreements as vigorously as we otherwise might because of our desire to maintain our relationships with such officers and directors.

Tom Wattles, our Executive Chairman, owns a portion of the parent company of DCTRT’s external advisor and has similar ownership of, and serves as a manager for, other affiliates of DCAG. He will devote a majority of his time to us but will not work full time for us. (See “Risk Factors—Risks Related to Conflicts of Interest.”)

We have invested, and may in the future invest, in joint ventures or other programs sponsored by affiliates of Messrs. Wattles and Mulvihill, including those pursuant to our joint ventures with DCTRT, or conduct other business activities with these affiliates. Messrs. Wattles and Mulvihill will each abstain from voting as directors on any transactions we enter into with these affiliates. In addition, we may compete with our affiliates for investments.

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest by requiring the consent of a majority of our independent directors with respect to actions in connection with the foregoing agreements or circumstances.

Senior Unsecured Revolving Credit Facility

We have a $250.0 million senior unsecured revolving credit facility with a syndicated group of banks led by J.P. Morgan Securities Inc. The facility matures in December 2008 and has provisions to increase its total capacity to $400.0 million. At our election, the facility bears interest either at LIBOR plus between 0.875% and 1.375%, depending upon our consolidated leverage, or at prime and is subject to an annual 0.25% facility fee. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, unencumbered assets, interest and fixed charge coverage and secured debt to total asset value. As of September 30, 2006, we were in compliance with all of these covenants. As of September 30, 2006, there was $165.0 million outstanding on this facility and on a pro forma basis there will be $59.4 million outstanding.

The Offering

Common stock offered by us	16,300,000 shares(1)

Common stock to be outstanding after this offering	168,354,638 shares(2)

Common stock and OP units to be outstanding after this offering	192,084,112 shares/units(2) (3)

Use of proceeds	We intend to use all $184.2 million of the net proceeds of this offering to repay outstanding indebtedness under our senior unsecured revolving credit facility.

Proposed New York Stock Exchange symbol	“DCT”

(1)	Excludes up to 2,445,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option.
(2)	Includes 152,054,638 shares of our common stock outstanding as of November 27, 2006.

Excludes the following:

•	up to 2,445,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option;

•	421,000 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.19 per share;

•	2,199,855 shares of our common stock issuable upon the exercise of 2,199,855 outstanding warrants at an exercise price of $12.00 per share;

•	21,778 shares of our common stock issuable upon the settlement of outstanding phantom shares;
•	23,729,474 shares of common stock issuable, in our sole discretion, upon the exchange of 23,729,474 outstanding OP units on a one-for-one basis; and 501,906 shares of common stock issuable, in our sole discretion, upon the exchange of 501,906 OP units issuable upon conversion of outstanding LTIP units; and

•	7,476,316 shares of our common stock reserved for future issuance under our long-term incentive plan.

(3)	Includes 23,729,474 shares of common stock issuable, in our sole discretion, upon the exchange of 23,729,474 outstanding OP units as of November 27, 2006 on a one-for-one basis, including the 15,111,111 OP units issued upon completion of the Internalization. Excludes 501,906 OP units issuable upon conversion of outstanding LTIP units. For additional information regarding LTIP units, see “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program.”

In addition, as discussed in more detail in “—Background” above, we solicited the consent of the holders of certain outstanding TIC Interests in 23 of our properties that were issued in connection with our operating partnership’s private placement to amend the leases relating to their interests. These leases provide our operating partnership with purchase options respecting these TIC Interests, and the lease amendments fixed the number of OP units to be paid and accelerated the date of closing of the purchase of the TIC Interests to the earlier of: (1) a date selected by our operating partnership that was within 60 days after the completion of this offering, or (2) a date selected by our operating partnership that was within the stipulated closing period in the original lease. We received unanimous consents to amend the leases related to 14 of the 23 properties for which we solicited consents, which gives our operating partnership the right to purchase the related TIC Interests for an aggregate of 6,834,390 OP units valued at approximately $76.9 million during the accelerated closing period. We did not receive unanimous consents for the nine remaining properties, which would have given us the right to purchase all remaining TIC Interests in these nine properties for an aggregate of 8,576,482 OP units valued at approximately $96.5 million.

Summary Selected Consolidated Financial and Pro Forma Data

The following table sets forth selected summary financial data relating to our historical results of operations for the years ended December 31, 2005, 2004 and 2003, as well as for the nine months ended September 30, 2006 and 2005, and selected summary pro forma financial data relating to our results of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006. The table also sets forth selected summary financial data relating to the historical balance sheets as of December 31, 2005, 2004 and 2003 and as of September 30, 2006 and 2005, and selected summary pro forma financial data relating to the balance sheet as of September 30, 2006.

The summary historical consolidated financial information for the periods ended December 31, 2005, 2004 and 2003 and as of December 31, 2005, 2004 and 2003 presented below have been derived from our historical consolidated financial statements which were audited by KPMG LLP, an independent registered public accounting firm. The summary historical consolidated financial information for the nine-month periods ended, and as of, September 30, 2006 and 2005 have been derived from our unaudited condensed consolidated financial statements. Certain amounts presented for the fiscal years ended December 31, 2004 and 2003 and for the nine-month period ended September 30, 2005 have been reclassified to conform to the presentation for the year ended December 31, 2005 and the nine-month period ended September 30, 2006.

The summary unaudited pro forma financial information as of September 30, 2006 and for the nine months then ended has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2005:

•	our acquisition, including one pending acquisition that was deemed to be probable, from January 1, 2006 through November 27, 2006 of 134 properties located in 18 markets for a total cost of approximately $1.1 billion. These properties were acquired using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt issuances and existing cash balances;

•	the acquisition on October 10, 2006 by our operating partnership of our former advisor from DCAG for an aggregate of 15,111,111 OP units, which included the modification of the special units held by DCAG into 7,111,111 OP units;

•	this offering of 16,300,000 shares of our common stock; and

•	the application of the net proceeds from this offering to repay $184.2 million of outstanding indebtedness under our senior unsecured revolving credit facility.

The summary unaudited pro forma financial information as of December 31, 2005 and for the year then ended has been prepared to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2005:

•	the transactions described above; and

•	our acquisition in 2005 of 158 properties located in 18 markets for a total cost of approximately $1.2 billion. These properties were acquired using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt issuances and existing cash balances.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. The amounts in the table are in thousands except for per-share information.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	Pro Forma	Historical		Pro Forma	Historical
	2006	2006	2005	2005	2005	2004	2003
Operating Data:
Rental revenues	$187,810	$158,080	$81,340	$250,464	$123,228	$34,112	$2,645
Institutional capital management and other fees	398	398	—	—	—	—	—

Total revenues	188,208	158,478	81,340	250,464	123,228	34,112	2,645
Rental expenses and real estate taxes	44,449	36,592	17,881	60,469	27,558	7,043	367
Real estate depreciation and amortization expense	89,954	81,196	47,430	120,269	70,280	18,919	1,195
General and administrative expenses	13,937	3,939	2,294	15,315	3,004	2,372	412
Asset management fees, related party	—	12,907	5,640	—	8,901	1,525	—

Total expenses	148,340	134,634	73,245	196,053	109,743	29,859	1,974
Equity in losses of unconsolidated joint ventures, net	(254)	(254)	—	—	—	—	—
Gain from disposition of real estate interests	7,550	7,550	—	—	—	—	—
Interest expense	(56,028)	(46,687)	(18,253)	(67,961)	(28,474)	(5,978)	(385)
Interest and other income	5,745	5,004	2,216	3,291	3,193	1,408	61

Income (loss) before minority interests and discontinued operations	(3,119)	(10,543)	(7,942)	(10,259)	(11,796)	(317)	347
Minority interests	394	562	256	979	452	—	—

Income (loss) from continuing operations	(2,725)	(9,981)	(7,686)	(9,280)	(11,344)	(317)	347
Income (loss) from discontinued operations	125	125	(345)	(616)	(616)	62	—

Net income (loss)	$(2,600)	$(9,856)	$(8,031)	$(9,896)	$(11,960)	$(255)	$347

Common Share Distributions:
Common share cash distributions declared		$71,207	$42,672		$62,292	$24,263	$2,452
Common share cash distributions declared per share		$0.480	$0.480		$0.640	$0.640	$0.625
Per Share Data:
Basic earnings (loss) per common share	$(0.02)	$(0.07)	$(0.09)	$(0.06)	$(0.12)	$(0.01)	$0.09
Diluted earnings (loss) per common share	$(0.02)	$(0.07)	$(0.09)	$(0.06)	$(0.12)	$(0.01)	$0.09
Other Data:
FFO attributable to common shares, basic(1)	$77,179	$67,195	$39,897	$101,302	$58,307	$19,008	$1,535
FFO attributable to common shares, diluted(1)	$85,605	$68,579	$40,019	$110,732	$58,569	$19,018	$1,542
Basic FFO per common share(1)	$0.46	$0.45	$0.45	$0.60	$0.60	$0.50	$0.38
Diluted FFO per common share(1)	$0.46	$0.45	$0.45	$0.60	$0.60	$0.50	$0.38
Weighted average common shares outstanding:
Basic	168,261	148,731	89,147	168,261	97,333	37,908	3,987
Diluted	168,261	148,731	89,147	168,261	97,774	37,928	4,007
Net cash provided by operating activities		$75,857	$48,978		$66,295	$21,452	$1,700
Net cash used in investing activities		(924,535)	(547,536)		(750,877)	(560,036)	(149,948)
Net cash provided by financing activities		773,267	514,633		755,980	558,027	152,314

	As of September 30,			As of December 31,
	Pro Forma	Historical		Historical
	2006	2006	2005	2005	2004	2003
Balance Sheet Data:
Net investment in real estate	$2,782,929	$2,688,520	$1,721,823	$1,904,411	$732,202	$150,633
Total assets	2,899,233	2,819,654	1,806,282	2,057,695	784,808	156,608
Lines of credit	59,356	165,012	16	16	4	1,000
Unsecured notes	425,000	425,000	—	—	—	—
Mortgage notes	638,148	638,148	636,875	642,242	142,755	40,500
Total liabilities	1,467,404	1,568,690	816,712	869,307	203,593	49,782
Total stockholders’ equity (deficit)	1,234,236	1,204,517	945,690	1,132,811	581,214	106,824
Minority interests	197,593	46,447	43,880	55,577	1	1
Number of common shares outstanding	166,857	150,557	111,569	133,207	67,720	12,470

(1)	We believe that FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. We believe that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of operating results among such companies more meaningful. We consider FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. However, you should note that FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

The following table presents the calculation of our FFO reconciled from net income (loss) for the periods indicated below on a historical and pro forma basis (unaudited, amounts in thousands):

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	Pro Forma	Historical		Pro Forma	Historical
	2006	2006	2005	2005	2005	2004	2003
Reconciliation of net income (loss) to FFO:
Net income (loss) attributable to common shares	$(2,600)	$(9,856)	$(8,031)	$(9,896)	$(11,960)	$(255)	$347
Adjustments:
Real estate related depreciation and amortization	91,522	82,764	48,796	121,635	72,206	19,273	1,195
Equity in losses of unconsolidated joint ventures	254	254	—	—	—	—	—
Equity in FFO of unconsolidated joint ventures	324	324	—	—	—	—	—
Minority interests in losses	(419)	(587)	(284)	(1,007)	(526)	—	—
FFO attributable to minority interests	(8,426)	(2,228)	(584)	(9,430)	(1,413)	(10)	(7)
Gain recognized on disposition of real estate interests	(3,476)	(3,476)	—	—	—	—	—

FFO attributable to common shares, basic	77,179	67,195	39,897	101,302	58,307	19,008	1,535
FFO attributable to dilutive securities	8,426	1,384	122	9,430	262	10	7

FFO attributable to common shares, diluted	$85,605	$68,579	$40,019	$110,732	$58,569	$19,018	$1,542

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus before purchasing the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

Our investments are concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

Our investments in real estate assets are primarily concentrated in the industrial real estate sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Our growth will partially depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

We acquire and intend to continue to acquire primarily high-quality generic bulk distribution warehouses and light industrial properties. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other well-capitalized real estate investors, including both publicly-traded REITs and private institutional investment funds, and these competitors may have greater financial resources than us and a greater ability to borrow funds to acquire properties. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. In addition, we expect to finance future acquisitions through a combination of borrowings under our senior unsecured credit facility, proceeds from equity or debt offerings by us or our operating partnership or its subsidiaries and proceeds from property contributions and divestitures which may not be available and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We may be unable to source off-market deal flow in the future.

A key component of our growth strategy is to continue to acquire additional industrial real estate assets. To date, more than half of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

Our real estate development strategies may not be successful.

We have completed the construction and/or expansion of 3,987,854 rentable square feet of distribution facilities since 2005 and we intend to continue to pursue development and renovation activities as opportunities arise. As of November 27, 2006, 2,129,866 rentable square feet that had been completed were in the lease-up phase and we were developing an additional 1,204,801 rentable square feet of distribution space in three buildings in three separate markets. As of November 27, 2006, we had entered into joint ventures to develop, or had identified for self-development, an additional 15 warehouse/distribution buildings on land we already had owned or controlled, and we had rights under master development agreements to acquire approximately 4,350 acres of land for future development activities primarily in Southern California. Such development activities generally require various government and other approvals, and we may not receive such approvals. We will be subject to risks associated with our development and renovation activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	the risk that development projects in which we have invested may be abandoned and the related investment will be impaired;

•	the risk that we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	the risk that we may not be able to obtain additional land on which to develop, especially in the most desirable industrial markets such as the Inland Empire submarket of the Southern California industrial real estate market, Chicago and Northern New Jersey;

•	the risk that we may not be able to obtain financing for development projects on favorable terms;

•	the risk that construction costs of a project may exceed the original estimates or that construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	the risk that, upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we have financed through construction loans; and

•	the risk that occupancy levels and the rents that can be charged for a completed project will not be met, making the project unprofitable.

Moreover, substantial renovation and development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

Our institutional capital management strategy of contributing properties to joint ventures we manage may not allow us to expand our business and operations as quickly or as profitably as we desire.

In February 2006, we contributed six industrial properties to our first joint venture with an institutional partner, and we intend to continue to contribute properties to these kinds of joint ventures as opportunities arise. In particular, we recently entered into a strategic relationship with DCTRT which provides for the creation of a series of industrial property joint ventures into which we will contribute to such joint ventures, or sell to DCTRT, certain of our properties. (See “Certain Relationships and Related Transactions—New Agreements with Affiliates of DCAG.”) We are obligated to provide certain minimum amounts of investment opportunities to these joint ventures from our assets or, in certain cases, assets sold on the open market, and we may be unable to identify assets that are acceptable to DCTRT or that will be contributed to the ventures on terms that are advantageous to us.

In general, our ability to contribute properties on advantageous terms will be dependent upon competition from other managers of similar joint ventures, current capital market conditions, including the yield expectations for industrial properties, and other factors beyond our control. Our ability to develop and timely lease properties will impact our ability to contribute these properties. Continued access to private and public debt and equity capital by these joint ventures is necessary in order for us to pursue our strategy of contributing properties to the joint ventures. Should we not have sufficient properties available that meet the investment criteria of current or future joint ventures, or should the joint ventures have limited or no access to capital on favorable terms, then these contributions could be delayed resulting in adverse effects on our liquidity and on our ability to meet projected earnings levels in a particular reporting period. Failure to meet our projected earnings levels in a particular reporting period could have an adverse effect on our results of operations, distributable cash flows and on the value of our common stock. Further, our inability to redeploy the proceeds from our divestitures in accordance with our investment strategy could have an adverse effect on our results of operations, distributable cash flows, our ability to meet our debt obligations in a timely manner and the value of our common stock in subsequent periods.

We depend on key personnel.

Our success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, Tom Wattles, Phil Hawkins, Jim Cochran, Stuart Brown, Daryl Mechem, Matt Murphy and Michael Ruen, each of whom would be difficult to replace. While we have entered into employment contracts with Messrs. Wattles, Hawkins, Cochran, Brown, Mechem, Murphy and Ruen, they may nevertheless cease to provide services to us at any time. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

Our operating results and financial condition could be adversely affected if we do not continue to have access to capital on favorable terms.

As a REIT, we must meet certain annual distribution requirements. Consequently, we are largely dependent on external capital to fund our development and acquisition activities. Further, in order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. We have been accessing public equity capital through our prior continuous public offerings, the proceeds of which we have used to acquire and develop properties. Our ability to access capital in this manner, or at all, is dependent upon a number of factors, including general market conditions and competition from other real estate companies. To the extent that capital is not available to acquire or develop properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings and distributable cash flow levels in a particular reporting period. Failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the market price of our common stock.

Actions of our joint venture partners could negatively impact our performance.

As of September 30, 2006, we owned approximately 2.1 million rentable square feet of our properties through several joint ventures, limited liability companies or partnerships with third parties. Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures, and we intend to continue to develop and acquire properties through joint ventures, limited liability companies and partnerships with other persons or entities when warranted by the circumstances. Such partners may share certain approval rights over major decisions. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

•	that our co-member, co-venturer or partner in an investment might become bankrupt, which would mean that we and any other remaining general partners, members or co-venturers would generally remain liable for the partnership’s, limited liability company’s or joint venture’s liabilities;

•	that such co-member, co-venturer or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	that such co-member, co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

•	that, if our partners fail to fund their share of any required capital contributions, we may be required to contribute such capital;

•	that joint venture, limited liability company and partnership agreements often restrict the transfer of a co-venturer’s, member’s or partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

•	that our relationships with our partners, co-members or co-venturers are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at an above-market price to continue ownership;

•	that disputes between us and our partners, co-members or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable partnership, limited liability company or joint venture to additional risk; and

•	that we may in certain circumstances be liable for the actions of our partners, co-members or co-venturers.

We generally seek to maintain sufficient control of our partnerships, limited liability companies and joint ventures to permit us to achieve our business objectives; however, we may not be able to do so, and the occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

If we invest in a limited partnership as a general partner we could be responsible for all liabilities of such partnership.

In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made or then had in the partnership.

Your investment in us may be subject to additional risks if we make international investments.

We intend to expand our operations into selected international markets in the future, including Mexico. Any such investment could be affected by factors peculiar to the laws and business practices of the jurisdictions in which the properties are located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

•	changing governmental rules and policies, including changes in land use and zoning laws;

•	enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	variations in currency exchange rates;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	the imposition of unique tax structures and changes in real estate and other tax rates and other operating expenses in particular countries;

•	general political and economic instability;

•	our limited experience and expertise in foreign countries relative to our experience and expertise in the United States; and

•	more stringent environmental laws or changes in such laws, or environmental consequences of less stringent environmental management practices in foreign countries relative to the United States.

Our net income per share and FFO per share in the near term may decrease as a result of the Internalization.

Our net income and FFO in the near term may decrease as a result of the Internalization in connection with the one-time, non-recurring non-cash charge to earnings we will incur for the portion of the Internalization consideration that is allocated as the cost for terminating our advisory agreement with our former advisor. While we no longer bear the external costs of the various fees and expenses previously paid to our former advisor as a result of becoming self-advised, our expenses will include the compensation and benefits of our officers and the other employees and consultants previously paid by our former advisor or its affiliates. Further, our net income per share and FFO per share may decrease by a material amount in the near term due to the additional expenses recognized. In addition, upon consummation of the Internalization we issued 15,111,111 OP units, representing approximately 7.9% of our outstanding common stock, assuming all outstanding OP units were exchanged for shares of common stock on a one-for-one basis after completion of this offering, and we have issued and expect to continue to issue long-term incentive stock awards under the terms of our employment agreements with our executive officers which will have a dilutive effect on our current stockholders. If the Internalization had not been consummated, the amount of the fees payable to our former advisor would have depended on a number of factors, including the amount of additional equity, if any, that we were able to raise, our acquisition activity, disposition activity and total real estate under management. Therefore, the exact amount of future fees that we would have paid to our former advisor cannot reasonably be estimated. If the expenses we assume as a result of the Internalization are higher than we anticipate, our net income per share and FFO per share may be lower as a result of the Internalization than it otherwise would have been, potentially causing our net income per share and FFO per share to decrease.

We may be exposed to risks to which we have not historically been exposed.

The Internalization will expose us to risks to which we have not historically been exposed. Excluding the effect of the eliminated asset management fees, our direct overhead, on a consolidated basis, will increase as a result of becoming self-advised. If we fail to raise and/or invest additional capital, or if the performance of our properties declines, we may not be able to cover this new overhead. Prior to the Internalization, the responsibility for such overhead was borne by our former advisor.

Prior to the Internalization, we did not directly employ any employees. As a result of the Internalization, we now directly employ 64 persons who were associated with our former advisor or its affiliates. As their employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and we will bear the costs of the establishment and maintenance of such plans.

The availability and timing of cash distributions is uncertain.

We expect to continue to pay quarterly distributions to our stockholders. However, we bear all expenses incurred by our operations, and our funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash for working capital. We cannot assure you that sufficient funds will be available to pay distributions to you.

We may have difficulty funding our distributions with our available cash flows.

As a growing company, to date we have funded our quarterly distributions to investors with available cash flows and, to a lesser extent, with borrowings under our senior credit facility and other borrowings. Our corporate strategy is to fund the payment of quarterly distributions to our stockholders entirely from available cash flows. However, we may continue to fund our quarterly distributions to investors from a combination of available cash flows and financing proceeds. In the event we are unable to consistently fund future quarterly distributions to investors entirely from available cash flows, net of recurring capital expenditures, the value of your shares may be negatively impacted.

We have owned our properties for a limited time.

As of September 30, 2006, we owned or controlled 374 operating properties in our consolidated portfolio comprising 55.0 million rentable square feet, and, from October 1, 2006 through November 27, 2006, we had acquired two properties comprising approximately 688,000 rentable square feet and entered into contracts to acquire an additional 18 properties comprising approximately 2.0 million rentable square feet. All the properties have been under our management for less than four years, and we have owned 129 of the properties for less than one year. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential. We cannot assure you that the operating performance of the properties will not decline under our management.

Adverse economic and geopolitical conditions could negatively affect our returns and profitability.

Among others, the following market and economic challenges may adversely affect our operating results:

•	poor economic times may result in tenant defaults under our leases and reduced demand for industrial space;

•	overbuilding may increase vacancies; and

•	maintaining occupancy levels may require increased concessions, tenant improvement expenditures or reduced rental rates.

Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

Events or occurrences that affect areas in which our properties are geographically concentrated may impact financial results.

In addition to general, regional, national and international economic conditions, our operating performance is impacted by the economic conditions of the specific markets in which we have concentrations of properties. We have significant holdings in the following markets of our consolidated portfolio: Atlanta, Cincinnati, Columbus, Dallas and Memphis. Our operating performance could be adversely affected if conditions become less favorable in any of the markets in which we have a concentration of properties.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

RISKS RELATED TO CONFLICTS OF INTEREST

We may compete with our affiliates for properties.

Although we became self-advised in connection with the Internalization, we are still subject to certain conflicts of interest. Certain of our affiliates could seek to acquire properties that could satisfy our acquisition criteria. While certain of our current and former affiliates have agreed not to engage in activities within North America relating to the ownership, acquisition, development or management of industrial properties until October 10, 2009, such agreements are subject to certain exceptions. As such, we may encounter situations where we would be bidding against an affiliate or teaming with an affiliate for a joint bid. (See “Certain Relationships and Related Transactions—Non-Competition Agreements.”)

Our Executive Chairman will have competing demands on his time and attention.

Tom Wattles, our Executive Chairman, owns a portion of the parent company of DCTRT’s external advisor and has similar ownership of, and serves as a manager for, other affiliates of DCAG. He will devote a majority of his time to us but will not work full time for us.

We may invest in, or coinvest with, our affiliates.

We may invest in, or coinvest with, joint ventures or other programs sponsored by affiliates of two of our directors, Tom Wattles and James Mulvihill, including those pursuant to our joint ventures with DCTRT. (See “Certain Relationships and Related Transactions—New Agreements with Affiliates of DCAG.”) Our independent directors must approve any such transaction and Messrs. Wattles and Mulvihill will each abstain from voting as directors on any transactions we enter into with their affiliates. Management’s recommendation to our independent directors may be affected by its relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us. In addition, we may not seek to enforce the agreements relating to such transactions as vigorously as we otherwise might because of our desire to maintain our relationships with these directors.

Our UPREIT structure may result in potential conflicts of interest.

Upon the consummation of this offering, we will own 87.6% of the OP units in our operating partnership, DCAG will own 7.9% of the OP units (and certain of our officers and directors, through their membership interests in and/or rights to receive a portion of the net cash flows, or cash flow interests, of DCAG, will indirectly beneficially own 2.4% of the OP units) and certain unaffiliated limited partners will own the remaining 4.5% of the OP units. Persons holding OP units in our operating partnership have the right to vote on certain amendments to the limited partnership agreement of our operating partnership, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Furthermore, circumstances may arise in the future when the interest of limited partners in our operating partnership may conflict with the interests of our stockholders. For example, the timing and terms of dispositions of properties held by our operating partnership may result in tax consequences to certain limited partners and not to our stockholders. (See “Policies With Respect to Certain Activities—Interested Director and Officer Transactions.”)

GENERAL REAL ESTATE RISKS

Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of our properties may be adversely affected by:

•	changes in general or local economic climate;

•	the attractiveness of our properties to potential tenants;

•	changes in supply of or demand for similar or competing properties in an area;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce returns to stockholders;

•	changes in operating costs and expenses and our ability to control rents;

•	changes in or increased costs of compliance with governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

•	our ability to provide adequate maintenance and insurance;

•	changes in the cost or availability of insurance, including coverage for mold or asbestos;

•	unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

•	periods of high interest rates and tight money supply;

•	tenant turnover;

•	general overbuilding or excess supply in the market area; and

•	disruptions in the global supply chain caused by political, regulatory or other factors including terrorism.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, our properties. To the extent that future attacks impact our tenants, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties.

We compete with other developers, owners and operators of real estate, some of which own properties similar to ours in the same markets and submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We are dependent on tenants for our revenues.

Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants were unable to meet their lease obligations. In addition, certain of our properties are occupied by a single tenant. As a result, the success of those properties will depend on the financial stability of a single tenant. Lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders. A default by a tenant on its lease payments could force us to find an alternative source of revenues to pay any mortgage loan on the property. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and re-leasing our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. (See “Our Business and Properties—Tenant Diversification.”)

Our ability to renew leases or re-lease space on favorable terms as leases expire significantly affects our business.

Our results of operations, distributable cash flows and the value of our common stock would be adversely affected if we are unable to lease, on economically favorable terms, a significant amount of space in our operating properties. As of September 30, 2006, we had approximately 2.1 million rentable square feet of space (out of a total of 53.8 million occupied rentable square feet) with leases that expire in 2006 in our consolidated properties. The number of vacant or partially vacant industrial properties in a market or submarket could adversely affect both our ability to re-lease the space and the rental rates that can be obtained.

A property that incurs a vacancy could be difficult to sell or re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. In addition, certain of the properties we acquire may have some level of vacancy at the time of closing. Certain of our properties may be specifically suited to the particular needs of a tenant. We may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to stockholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may not have funding for future tenant improvements.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. Although we intend to manage our cash position or financing availability to pay for any improvements required for re-leasing, we cannot assure you that we will have adequate sources of funding available to us for such purposes in the future.

If our tenants are highly leveraged, they may have a higher possibility of filing for bankruptcy or insolvency.

Of our tenants that experience downturns in their operating results due to adverse changes to their business or economic conditions, those that are highly leveraged may have a higher possibility of filing for bankruptcy or insolvency. In bankruptcy or insolvency, a tenant may have the option of vacating a property instead of paying rent. Until such a property is released from bankruptcy, our revenues would be reduced and could cause us to reduce distributions to stockholders. We may have highly leveraged tenants in the future. (See “Our Business and Properties—Tenant Diversification.”)

The fact that real estate investments are not as liquid as other types of assets may reduce economic returns to investors.

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

Delays in acquisition and development of properties may have adverse effects on your investment.

Delays we encounter in the selection, acquisition and development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction, it will typically take 12 to 18 months to complete construction and lease available space. Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Development and construction of properties may result in delays and increased costs and risks.

In connection with our development strategy, we may acquire raw land upon which we will develop and construct improvements at a fixed contract price. In any such projects we will be subject to risks relating to the builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. The builder’s failure to perform may result in legal action by us to rescind the purchase or construction contract or to enforce the builder’s obligations. Performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to such builders prior to completion of construction. Each of these factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects if they are not fully leased prior to the commencement of construction. Furthermore, the price we agree to for the land will be based on projections of rental income and expenses and estimates of construction costs as well as the fair market value of the property upon completion of construction. If our projections are inaccurate, we may pay too much for the land and fail to achieve our forecast of returns due to the factors discussed above.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

We have acquired, and may continue to acquire, properties in markets that are new to us. When we acquire properties located in these markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. We work to mitigate such risks through extensive diligence and research and associations with experienced partners; however, there can be no guarantee that all such risks will be eliminated.

Uninsured losses relating to real property may adversely affect your returns.

We attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property. Moreover, as the general partner of our operating partnership, we generally will be liable for all of our operating partnership’s unsatisfied recourse obligations, including any obligations incurred by our operating partnership as the general partner of joint ventures. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. (See “Our Business and Properties—Insurance.”)

A number of our properties are located in areas that are known to be subject to earthquake activity. Properties located in active seismic areas include properties in Northern California, Southern California, Memphis and Seattle. Our largest concentration of such properties is in California where, as of September 30, 2006, we had 41 buildings, aggregating approximately 3.8 million rentable square feet and representing approximately 6.9% of our consolidated operating properties based on aggregate rentable square footage and 10.0% based on annualized base rent. We also have a large concentration of properties in Memphis where, as of September 30, 2006, we had ten buildings, with approximately 4.3 million rentable square feet and representing approximately 7.9% of our operating properties based on aggregate rentable square footage and 6.1% based on annualized base rent. We carry replacement-cost earthquake insurance on all of our properties located in areas historically subject to seismic activity, subject to coverage limitations and deductibles that we believe are commercially reasonable. We evaluate our earthquake insurance coverage annually in light of current industry practice through an analysis prepared by outside consultants.

A number of our properties are located in Miami and Orlando, which are areas that are known to be subject to hurricane and/or flood risk. We carry replacement-cost hurricane and flood hazard insurance on all of our properties located in areas historically subject to such activity, subject to coverage limitations and deductibles that we believe are commercially reasonable. We evaluate our insurance coverage annually in light of current industry practice through an analysis prepared by outside consultants.

Contingent or unknown liabilities could adversely affect our financial condition.

We have acquired, and may in the future acquire, properties, or may have previously owned properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows. Unknown liabilities with respect to entities or properties acquired might include:

•	liabilities for clean-up or remediation of adverse environmental conditions;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax liabilities; and

•	claims for indemnification by the general partners, officers and directors and others indemnified by the former owners of the properties.

Environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties may contain asbestos-containing building materials.

We invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

We maintain a portfolio environmental insurance policy that provides coverage for potential environmental liabilities, subject to the policy’s coverage conditions and limitations, for most of our properties. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

All of our properties were subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition. In addition, each of the properties that are currently under contract but have not yet been acquired by us has been subject to, or will be subject to, a Phase I or similar environmental assessment. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. While some of these assessments have led to further investigation and sampling, none of our environmental assessments of our properties has revealed an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole. However, we cannot give any assurance that such conditions do not exist or may not arise in the future. In addition, no such assessments have been updated for purposes of this offering, and, as of November 27, 2006, approximately 25.0% of our properties had environmental assessments which were more than two years old. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. While we believe that our properties are currently in material compliance with these regulatory requirements, the requirements may change or new requirements may be imposed that could require significant unanticipated expenditures by us that will affect our cash flows and results of operations.

We own several of our properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases and may limit our ability to sell these properties.

We own several of our properties through leasehold interests in the land underlying the buildings and we may acquire additional buildings in the future that are subject to similar ground leases. As lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our ground leases contain certain provisions that may limit our ability to sell certain of our properties. In order to assign or transfer our rights and obligations under certain of our ground leases, we generally must obtain the consent of the landlord which, in turn, could adversely impact the price realized from any such sale.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on your investment.

We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

We may acquire properties with “lock-out” provisions which may affect our ability to dispose of the properties.

We may acquire properties through contracts that could restrict our ability to dispose of the property for a period of time. These “lock-out” provisions could affect our ability to turn our investments into cash and could affect cash available for distributions to you. Lock-out provisions could also impair our ability to take actions during the lock-out period that would otherwise be in the best interest of our stockholders and, therefore, may have an adverse impact on the value of our common stock relative to the value that would result if the lock-out provisions did not exist.

RISKS RELATED TO OUR DEBT FINANCINGS

Our operating results and financial condition could be adversely affected if we are unable to make required payments on our debt.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, and we are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest. There can be no assurance that we will be able to refinance any maturing indebtedness, that such refinancing would be on terms as favorable as the terms of the maturing indebtedness or that we will be able to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

In particular, loans obtained to fund property acquisitions will generally be secured by first mortgages on such properties. If we are unable to make our debt service payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which in turn could cause the value of our common stock and distributions payable to stockholders to be reduced. Certain of our existing and future indebtedness is and may be cross-collateralized and, consequently, a default on this indebtedness could cause us to lose part or all of our investment in multiple properties. (See “Policies With Respect to Certain Activities—Financing Policies.”)

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

As of September 30, 2006, we had total outstanding debt of approximately $1.2 billion, and we expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Certain of our debt issuances bear interest at variable rates and, as of September 30, 2006, we had approximately $465.2 million of variable rate debt outstanding. We have entered into an eight-month LIBOR-based, forward-starting swap to mitigate the risk of increasing interest rates for $275.0 million of our variable rate debt. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to make distributions to you. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected, and we may lose the property securing such indebtedness. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.

The terms of our senior credit facilities and other indebtedness require us to comply with a number of customary financial and other covenants, such as covenants with respect to consolidated leverage, net worth and unencumbered assets. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations. As of September 30, 2006, we had certain non-recourse, secured loans which are cross-collateralized by multiple properties. If we default on any of these loans we may then be required to repay such indebtedness, together with applicable prepayment charges, to avoid foreclosure on all cross-collateralized properties within the applicable pool. In addition, our senior credit facilities contain certain cross-default provisions which are triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the senior credit facilities in addition to any mortgage or other debt that is in default. If our properties were foreclosed upon, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions.

Some of our financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due or of being unable to refinance such debt on favorable terms. If interest rates are higher when we refinance such debt, our income could be reduced. We may be unable to refinance such debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are not legally enforceable. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

RISKS RELATED TO OUR CORPORATE STRUCTURE

Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit.

Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% by value or number of shares, whichever is more restrictive, of any class or series of our outstanding shares of our capital stock. Our board of directors, in its sole discretion, may exempt, subject to the satisfaction of certain conditions, any person from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any person whose ownership, direct or indirect, in excess of 9.8% by value or number of shares of any class or series of our outstanding shares of our capital stock could jeopardize our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

We could authorize and issue stock without stockholder approval.

Our board of directors could, without stockholder approval, issue authorized but unissued shares of our common stock or preferred stock and amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our board of directors could, without stockholder approval, classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares. Our board of directors could establish a series of stock that could, depending on the terms of such series, delay, defer or prevent a transaction or change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Majority stockholder vote may discourage changes of control.

If declared advisable by our board of directors, our stockholders may take some actions, including approving amendments to our charter, by a vote of a majority or, in certain circumstances, two thirds of the shares outstanding and entitled to vote. If approved by the holders of the appropriate number of shares, all actions taken would be binding on all of our stockholders. Some of these provisions may discourage or make it more difficult for another party to acquire control of us or to effect a change in our operations.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter would require the recommendation of our board of directors and impose special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of Maryland law with respect to any person, provided, in the case of business combinations, that the business combination is first approved by our board of directors. However, our board of directors may opt in to the business combination provisions and the control share provisions of Maryland law in the future.

Additionally, Title 8, Subtitle 3 of the Maryland General Corporation Law, or MGCL, permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our charter, our bylaws, the limited partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

•	within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of us and our stockholders;

•	issue additional shares without obtaining stockholder approval, which could dilute the ownership of our then-current stockholders;

•	amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series, without obtaining stockholder approval;

•	classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining stockholder approval;

•	employ and compensate affiliates;

•	direct our resources toward investments that do not ultimately appreciate over time;

•	change creditworthiness standards with respect to third-party tenants; and

•	determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a stockholder, the right to vote.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in riskier investments than our current investments.

We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risks of real estate market fluctuations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

RISKS RELATED TO THIS OFFERING

The existence of a large number of outstanding shares and stockholders prior to our completion of this offering and our listing on the NYSE could negatively affect our stock price.

As of November 27, 2006, we had approximately 152,054,638 million shares of common stock issued and outstanding. All of these shares are freely tradable, although our affiliates are subject to certain volume limitations on trading under the federal securities laws. Neither we nor any third party have any control over the timing or volume of these sales. Prior to this offering, the shares were not listed on any national exchange, and the ability of stockholders to liquidate their investments was limited. Subsequent to the completion of this offering and our listing on the NYSE, a large volume of sales of these shares could decrease the prevailing market prices of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales are not effected, the mere perception of the possibility of these sales could depress the market price of our common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our common stock price due to actual or anticipated sales of common stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

There is currently no public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to this offering, there has been no public market for our common stock. The public offering price for our common stock has been determined by negotiations between the underwriters and us. We cannot assure you that the public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our common stock available in the public market will reflect our actual financial performance.

Our common stock has been approved for listing on the NYSE under the symbol “DCT,” subject to official notice of issuance. Listing on the NYSE would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Our use of all the net proceeds from this offering to repay existing indebtedness will reduce the cash proceeds from this offering available to us.

We intend to use all the net proceeds from this offering to repay approximately $184.2 million of indebtedness owed under our senior unsecured revolving credit facility. (See “Use of Proceeds.”) Because we will use all the proceeds of this offering to repay existing debt, less of the cash proceeds from this offering will be available to us. In addition, we do not anticipate that we will maintain any permanent working capital reserves. As a result, we will need to seek additional debt or equity financing to fund future growth. If financing is not available on acceptable terms, we may be unable to expand our business and operations as anticipated. If we are unable to expand, our business, financial condition and results of operations, and the price of our common stock, could be adversely affected.

Our distributions to stockholders may change.

On April 17, 2006, we paid a quarterly distribution of $0.1578 per share of common stock for the quarter ending March 31, 2006, on July 17, 2006, we paid a quarterly distribution of $0.1596 per share of common stock for the quarter ending June 30, 2006 and, on October 2, 2006, we paid a quarterly distribution of $0.1613 per share of common stock for the quarter ending September 30, 2006. These quarterly distributions are equivalent to $0.640 per share of common stock on an annualized basis. In addition, on October 6, 2006, our board of directors authorized, and we declared, a distribution of $0.16 per share to stockholders of record as of the close of business on December 20, 2006 payable on January 8, 2007. Distributions will be authorized and determined by our board of directors in its sole discretion from time to time and will depend upon a number of factors, including:

•	cash available for distribution;

•	our results of operations;

•	our financial condition, especially in relation to our anticipated future capital needs of our properties;

•	the distribution requirements for REITs under the Code;

•	our operating expenses; and

•	other factors our board of directors deems relevant.

Consequently, we may not continue our current level of distributions to stockholders, and our distribution levels may fluctuate.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their proportionate ownership.

Future sales of our common stock by DCAG or its members or other holders of cash flow interests may adversely affect the fair market value of our common stock.

In the Internalization, the entire outstanding membership interest, and all economic interests, in our former advisor were contributed by DCAG to our operating partnership in exchange for aggregate consideration of 15,111,111 OP units, which included the modification of the special units held by DCAG into 7,111,111 OP units. The 15,111,111 OP units represent approximately 7.9% of our outstanding common stock, assuming all outstanding OP units are exchanged for shares of common stock on a one-for-one basis, after completion of this offering. As a result of the Internalization, certain of our directors and officers received, through their membership interests and/or cash flow interests in DCAG, approximately 5.1 million of these OP units.

In addition, we have entered into a registration rights agreement with DCAG in respect of any shares of common stock acquired or otherwise owned by or issuable to DCAG or its permitted transferees upon exchange of the OP units issued in the Internalization. In addition, DCAG has agreed not to, without our prior written consent, offer, sell, contract to sell, pledge or otherwise transfer or dispose of any of the OP units issued in connection with the Internalization or securities convertible or exchangeable or exercisable for any such OP units or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the OP units issued in connection with the Internalization through January 10, 2008.

Sales of a substantial number of shares of our common stock by DCAG or its members or other holders of cash flow interests, or the perception that these sales could occur, could adversely affect prevailing prices for shares of our common stock. These sales might make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate.

FEDERAL INCOME TAX RISKS

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT status, we have received the opinion of our special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, with respect to our qualification as a REIT. This opinion was issued in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. The fact that we hold substantially all of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. No assurance can be given that we will qualify as a REIT for any particular year. (See “Federal Income Tax Considerations—General—REIT Qualification” and “—Requirements for Qualification as a REIT.”)

If we were to fail to qualify as a REIT in any taxable year for which a REIT election has been made, we would not be allowed a deduction for dividends paid to our stockholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates. Moreover, unless we were to obtain relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax, and therefore we would not be compelled to make distributions under the Code.

To qualify as a REIT, we must meet annual distribution requirements.

To obtain the favorable tax treatment accorded to REITs, among other requirements, we normally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation. However, differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code. Certain types of assets generate substantial mismatches between taxable income and available cash. Such assets include rental real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements. Further, amounts distributed will not be available to fund our operations.

Legislative or regulatory action could adversely affect our stockholders.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our common stock. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in common stock.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to certain other corporate distributions.

Tax legislation enacted in 2003 and 2006 generally reduces the maximum tax rate for distributions payable by corporations to individuals to 15% through 2008. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock. (See “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions Generally.”)

Recharacterization of transactions under our operating partnership’s private placement may result in a 100% tax on income from prohibited transactions, which would diminish our cash distributions to our stockholders.

The IRS could recharacterize transactions under our operating partnership’s private placement such that our operating partnership is treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by our operating partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain would constitute income from a prohibited transaction and would be subject to a 100% tax. If this occurs, our ability to pay cash distributions to our stockholders will be adversely affected.

In certain circumstances, we may be subject to federal and state income taxes, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. In addition, we may not be able to make sufficient distributions to avoid excise taxes. We may also decide to retain certain gains from the sale or other disposition of our property and pay income tax directly on such gains. In that event, our stockholders would be required to include such gains in income and would receive a corresponding credit for their share of taxes paid by us. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets. In addition, any net taxable income earned directly by the TRS we utilize to hold fractional TIC Interests in certain of our properties will be subject to federal and state corporate income tax. Any federal or state taxes we pay will reduce our cash available for distribution to you.

The opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.

Our special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, has rendered an opinion to us that, commencing with our taxable year ending December 31, 2003, we were organized in conformity with the requirements for qualification as a REIT and our actual and proposed method of operation has enabled and will enable us to meet the requirements for qualification and taxation as a REIT. This opinion is based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. The validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents counsel’s legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the IRS or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

If our operating partnership was classified as a “publicly traded partnership” under the Code, our status as a REIT and our ability to pay distributions to our stockholders could be adversely affected.

Our operating partnership is organized as a partnership for U.S. federal income tax purposes. Even though our operating partnership will not elect to be treated as an association taxable as a corporation, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are considered readily tradable on a secondary market or the substantial equivalent thereof. We believe and currently intend to take the position that our operating partnership should not be classified as a publicly traded partnership because interests in our operating partnership are not traded on an established securities market, and our operating partnership should satisfy certain safe harbors which prevent a partnership’s interests from being treated as readily tradable on an established securities market or substantial equivalent thereof. No assurance can be given, however, that the IRS would not assert that our operating partnership constitutes a publicly traded partnership or that facts and circumstances will not develop which could result in our operating partnership being treated as a publicly traded partnership. If the IRS were to assert successfully that our operating partnership is a publicly traded partnership, and substantially all of our operating partnership’s gross income did not consist of the specified types of passive income, our operating partnership would be treated as an association taxable as a corporation and would be subject to corporate tax at the entity level. In such event, the character of our assets and items of gross income would change and would result in a termination of our status as a REIT. In addition, the imposition of a corporate tax on our operating partnership would reduce the amount of cash available for distribution to you. (See “Federal Income Tax Considerations—Federal Income Tax Aspects of Our Partnership.”)

Foreign investors may be subject to Foreign Investment Real Property Tax Act, or FIRPTA, tax on sale of common stock if we are unable to qualify as a “domestically controlled” REIT or if our stock is not considered to be regularly traded on an established securities market.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests or USRPIs, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. In the event that we do not constitute a domestically controlled qualified investment entity, a person’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that, following this offering, our stock will be regularly traded on an established securities market. (See “Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Stockholders—Non-Dividend Distributions.”) If we were to fail to so qualify as a domestically controlled qualified investment entity, and our common stock were to fail to be “regularly traded,” gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA tax. No assurance can be given that we will be a domestically controlled qualified investment entity.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:

•	the competitive environment in which we operate;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•	decreased rental rates or increasing vacancy rates;

•	defaults on or non-renewal of leases by tenants;

•	acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;

•	the timing of acquisitions and dispositions;

•	natural disasters such as hurricanes;

•	national, international, regional and local economic conditions;

•	the general level of interest rates;

•	energy costs;

•	the terms of governmental regulations that affect us and interpretations of those regulations, including changes in real estate and zoning laws and increases in real property tax rates;

•	financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest;

•	lack of or insufficient amounts of insurance;

•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;

•	the consequences of future terrorist attacks; and

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

In addition, our current and continuing qualification as a REIT involves the application of highly technical and complex provisions of the Code and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review our financial statements and the notes thereto, as well as the section entitled “Risk Factors” in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $184.2 million (or approximately $212.2 million if the underwriters exercise their overallotment option in full) after deducting underwriting discounts and commissions of approximately $13.0 million (or approximately $14.9 million if the underwriters exercise their overallotment option in full) and estimated offering expenses of approximately $2.5 million payable by us.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. Our operating partnership will subsequently use the net proceeds received from us to repay outstanding indebtedness under our senior unsecured revolving credit facility, which may be reborrowed. This facility matures in 2008 and bears interest either at LIBOR plus between 0.875% and 1.375%, depending upon our consolidated leverage, or at prime (8.25% at September 30, 2006). The indebtedness being repaid was used to acquire properties, including a portion of the Cal-TIA portfolio. If the underwriters exercise their overallotment option in full, we expect to use the additional net proceeds to repay additional outstanding indebtedness under this facility.

DISTRIBUTION POLICY

We intend to continue to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its annual REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to income derived from the activities conducted through DCT Industrial TRS Inc., our TRS, that are not distributed to us. To the extent our TRS’s income is not distributed and is instead reinvested in the operations of our TRS, the value of our equity interest in our TRS will increase. The aggregate value of the securities that we hold in our TRS may not exceed 20% of the total value of our gross assets. Distributions from our TRS to us will qualify for the 95% gross income test but will not qualify for the 75% gross income test. Therefore, distributions from our TRS to us in no event will exceed 25% of our gross income with respect to any given taxable year. For more information, please see “Federal Income Tax Considerations” beginning on page 167.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 25.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital for U.S. federal income tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

The following table sets forth the distributions that have been paid and/or declared to date by our board of directors.

Quarter	Amount Declared per Share/Unit(1)	Date Paid
2003
2nd Quarter	$0.1558	July 15, 2003
3rd Quarter	$0.1575	October 15, 2003
4th Quarter	$0.1575	January 15, 2004
2004
1st Quarter	$0.1591	April 15, 2004
2nd Quarter	$0.1591	July 15, 2004
3rd Quarter	$0.1609	October 15, 2004
4th Quarter	$0.1609	January 18, 2005
2005
1st Quarter	$0.1578	April 15, 2005
2nd Quarter	$0.1596	July 15, 2005
3rd Quarter	$0.1613	October 17, 2005
4th Quarter	$0.1613	January 17, 2006
2006
1st Quarter	$0.1578	April 17, 2006
2nd Quarter	$0.1596	July 17, 2006
3rd Quarter	$0.1613	October 2, 2006
4th Quarter	$0.1600	January 8, 2007(2)

(1)	Assumes with respect to all distributions paid through October 2, 2006 that the share/unit was owned for the entire quarter. The fourth quarter 2006 distribution to be paid on January 8, 2007 will be paid to holders of record as of the close of business on December 20, 2006.
(2)	Anticipated payment date.

Historically, we calculated our quarterly distributions based upon daily record and distribution declaration dates so that our stockholders would be entitled to be paid distributions beginning with the quarter in which their shares were purchased. As a result, the amounts of the quarterly distributions shown in the table above vary from quarter to quarter based on the number of days in the quarter. We intend to calculate and declare our future distributions on a quarterly basis.

We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all. (See “Risk Factors—Risks Related to Our Business and Operations—We may have difficulty funding our distributions with our available cash flows.”)

To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our credit facility, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Prior to this offering, there has been no established public trading market for our common stock. As of November 27, 2006, there were approximately 36,000 stockholders of record.

CAPITALIZATION

The following table sets forth (1) our historical capitalization at September 30, 2006 and (2) our pro forma capitalization which gives effect to: (i) our acquisition, including one pending acquisition that was deemed to be probable, from October 1, 2006 through November 27, 2006 of 16 properties for a total cost of approximately $93.5 million; (ii) the Internalization; and (iii) the sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the use of proceeds thereof. You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial and Pro Forma Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2006
	Historical	Pro Forma
	(in thousands, except share and per share information)
Lines of credit	$165,012	$59,356
Unsecured notes	425,000	425,000
Mortgage notes	638,148	638,148
Financing obligations	235,822	235,822

Minority interests	46,447	197,593
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding, historical and pro forma	—	—
Shares-in-trust, $0.01 par value, 100,000,000 shares authorized, none outstanding, historical and pro forma	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized, 150,557,138 shares issued and outstanding, historical, and 166,857,138 shares issued and outstanding, pro forma(1)	1,506	1,669
Additional paid-in capital	1,396,674	1,580,706
Distributions in excess of earnings	(181,951)	(336,427)
Accumulated other comprehensive income (loss)	(11,712)	(11,712)

Total Stockholders’ Equity	1,204,517	1,234,236

Total Capitalization	$2,714,946	$2,790,155

(1)	Excludes the following:

•	1,403,849 shares of our common stock issued pursuant to our distribution reinvestment plan on October 2, 2006;

•	88,889 shares of our common stock purchased by Phil Hawkins subsequent to the closing of the Internalization at $11.25 per share;

•	up to 2,445,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option;

•	421,000 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.19 per share;

•	2,199,855 shares of our common stock issuable upon the exercise of 2,199,855 outstanding warrants at an exercise price of $12.00 per share;

•	21,778 shares of our common stock issuable upon settlement of outstanding phantom shares;

•	23,729,474 shares of common stock issuable, in our sole discretion, upon the exchange of 23,729,474 outstanding OP units on a one-for-one basis; and 501,906 shares of common stock issuable, in our sole discretion, upon the exchange of 501,906 OP units issuable upon conversion of outstanding LTIP units; and

•	7,476,316 shares of our restricted stock reserved for future issuance under our long-term incentive plan.

SELECTED CONSOLIDATED FINANCIAL AND PRO FORMA DATA

The following table sets forth selected financial data relating to our historical results of operations for the periods ended December 31, 2005, 2004, 2003 and 2002, as well as for the nine months ended September 30, 2006 and 2005, and selected pro forma financial data relating to our results of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006. The table also sets forth selected financial data relating to the historical balance sheets as of December 31, 2005, 2004 and 2003 and as of September 30, 2006 and 2005 and selected pro forma financial data relating to the balance sheet as of September 30, 2006.

The historical consolidated financial information for the periods ended December 31, 2005, 2004, 2003 and 2002 and as of December 31, 2005, 2004 and 2003 presented below have been derived from our historical consolidated financial statements which were audited by KPMG LLP, an independent registered public accounting firm. The historical consolidated financial information for the nine-month periods ended, and as of, September 30, 2006 and 2005 have been derived from our unaudited condensed consolidated financial statements. Certain amounts presented for the fiscal years ended December 31, 2004, 2003 and 2002 and for the nine-month period ended September 30, 2005 have been reclassified to conform to the presentation for the year ended December 31, 2005 and the nine-month period ended September 30, 2006.

The unaudited pro forma financial information as of September 30, 2006 and for the nine months then ended has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2005:

•	our acquisition, including one pending acquisition that was deemed to be probable, from January 1, 2006 through November 27, 2006 of 134 properties located in 18 markets for a total cost of approximately $1.1 billion. These properties were acquired using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt issuances and existing cash balances;

•	the acquisition on October 10, 2006 by our operating partnership of our former advisor from DCAG for an aggregate of 15,111,111 OP units, which included the modification of the special units held by DCAG into 7,111,111 OP units;

•	this offering of 16,300,000 shares of our common stock; and

•	the application of the net proceeds from this offering to repay $184.2 million of outstanding indebtedness under our senior unsecured revolving credit facility.

The unaudited pro forma financial information as of December 31, 2005 and for the year then ended has been prepared to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2005:

•	the transactions described above; and

•	our acquisition in 2005 of 158 properties located in 18 markets for a total cost of approximately $1.2 billion. These properties were acquired using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt issuances and existing cash balances.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. The amounts in the table are in thousands except for per-share information.

	For the Nine Months Ended September 30,			For the Year Ended December 31,				For the Period From Inception (April 12, 2002 to December 31)
	Pro Forma	Historical		Pro Forma	Historical			Historical
	2006	2006	2005	2005	2005	2004	2003	2002
Operating Data:
Rental revenues	$187,810	$158,080	$81,340	$250,464	$123,228	$34,112	$2,645	$—
Institutional capital management and other fees	398	398	—	—	—	—	—	—

Total revenues	188,208	158,478	81,340	250,464	123,228	34,112	2,645	—
Rental expenses and real estate taxes	44,449	36,592	17,881	60,469	27,558	7,043	367	—
Real estate depreciation and amortization expense	89,954	81,196	47,430	120,269	70,280	18,919	1,195	—
General and administrative expenses	13,937	3,939	2,294	15,315	3,004	2,372	412	213
Asset management fees, related party	—	12,907	5,640	—	8,901	1,525	—	—

Total expenses	148,340	134,634	73,245	196,053	109,743	29,859	1,974	213
Equity in losses of unconsolidated joint ventures, net	(254)	(254)	—	—	—	—	—	—
Gain from disposition of real estate interests	7,550	7,550	—	—	—	—	—	—
Interest expense	(56,028)	(46,687)	(18,253)	(67,961)	(28,474)	(5,978)	(385)	—
Interest and other income	5,745	5,004	2,216	3,291	3,193	1,408	61	—

Income (loss) before minority interests and discontinued operations	(3,119)	(10,543)	(7,942)	(10,259)	(11,796)	(317)	347	(213)
Minority interests	394	562	256	979	452	—	—	200

Income (loss) from continuing operations	(2,725)	(9,981)	(7,686)	(9,280)	(11,344)	(317)	347	(13)
Income (loss) from discontinued operations	125	125	(345)	(616)	(616)	62	—	—

Net income (loss)	$(2,600)	$(9,856)	$(8,031)	$(9,896)	$(11,960)	$(255)	$347	$(13)

Common Share Distributions:
Common share cash distributions declared		$71,207	$42,672		$62,292	$24,263	$2,452	—
Common share cash distributions declared per share		$0.480	$0.480		$0.640	$0.640	$0.625	—
Per Share Data:
Basic earnings (loss) per common share	$(0.02)	$(0.07)	$(0.09)	$(0.06)	$(0.12)	$(0.01)	$0.09	$(63.56)
Diluted earnings (loss) per common share	$(0.02)	$(0.07)	$(0.09)	$(0.06)	$(0.12)	$(0.01)	$0.09	$(63.56)
Other Data:
FFO attributable to common shares, basic(1)	$77,179	$67,195	$39,897	$101,302	$58,307	$19,008	$1,535	$(13)
FFO attributable to common shares, diluted(1)	$85,605	$68,579	$40,019	$110,732	$58,569	$19,018	$1,542	$(13)
Basic FFO per common share(1)	$0.46	$0.45	$0.45	$0.60	$0.60	$0.50	$0.38	$(63.56)
Diluted FFO per common share(1)	$0.46	$0.45	$0.45	$0.60	$0.60	$0.50	$0.38	$(63.56)
Weighted average common shares outstanding:
Basic	168,261	148,731	89,147	168,261	97,333	37,908	3,987	—
Diluted	168,261	148,731	89,147	168,261	97,774	37,928	4,007	—
Net cash provided by operating activities		$75,857	$48,978		$66,295	$21,452	$1,700	$(139)
Net cash used in investing activities		(924,535)	(547,536)		(750,877)	(560,036)	(149,948)	—
Net cash provided by financing activities		773,267	514,633		755,980	558,027	152,314	150

	As of September 30,			As of December 31,
	Pro Forma	Historical		Historical
	2006	2006	2005	2005	2004	2003	2002
Balance Sheet Data:
Net investment in real estate	$2,782,929	$2,688,520	$1,721,823	$1,904,411	$732,202	$150,633	$—
Total assets	2,899,233	2,819,654	1,806,282	2,057,695	784,808	156,608	751
Lines of credit	59,356	165,012	16	16	4	1,000	—
Unsecured notes	425,000	425,000	—	—	—	—	—
Mortgage notes	638,148	638,148	636,875	642,242	142,755	40,500	—
Total liabilities	1,467,404	1,568,690	816,712	869,307	203,593	49,782	761
Total stockholders’ equity (deficit)	1,234,236	1,204,517	945,690	1,132,811	581,214	106,824	(11)
Minority interests	197,593	46,447	43,880	55,577	1	1	1
Number of common shares outstanding	166,857	150,557	111,569	133,207	67,720	12,470	—

(1)	We believe that FFO, as defined by NAREIT is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. We believe that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of operating results among such companies more meaningful. We consider FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. However, you should note that FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

The following table presents the calculation of our FFO reconciled from net income (loss) for the periods indicated below on a historical and pro forma basis (unaudited, amounts in thousands):

	For the Nine Months Ended September 30,			For the Year Ended December 31,				For the Period From Inception (April 12, 2002) to December 31,
	Pro Forma	Historical		Pro Forma	Historical			Historical
	2006	2006	2005	2005	2005	2004	2003	2002
Reconciliation of net income (loss) to FFO:
Net income (loss) attributable to common shares	$(2,600)	$(9,856)	$(8,031)	$(9,896)	$(11,960)	$(255)	$347	$(13)
Adjustments:
Real estate related depreciation and amortization	91,522	82,764	48,796	121,635	72,206	19,273	1,195	—
Equity in losses of unconsolidated joint ventures	254	254	—	—	—	—	—	—
Equity in FFO of unconsolidated joint ventures	324	324	—	—	—	—	—	—
Minority interests in losses	(419)	(587)	(284)	(1,007)	(526)	—	—	—
FFO attributable to minority interests	(8,426)	(2,228)	(584)	(9,430)	(1,413)	(10)	(7)	—
Gain recognized on disposition of real estate interests	(3,476)	(3,476)	—	—	—	—	—	—

FFO attributable to common shares, basic	77,179	67,195	39,897	101,302	58,307	19,008	1,535	(13)
FFO attributable to dilutive securities	8,426	1,384	122	9,430	262	10	7	—

FFO attributable to common shares, diluted	$85,605	$68,579	$40,019	$110,732	$58,569	$19,018	$1,542	$(13)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, as well as the unaudited consolidated financial statements and notes thereto as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005.

Overview

We are a leading real estate company specializing in the ownership, acquisition, development and management of bulk distribution and light industrial properties located in 23 of the highest volume distribution markets in the United States. In addition, we manage, and own interests in, industrial properties through our institutional capital management program. Our properties primarily consist of high-quality, generic bulk distribution warehouses and light industrial properties leased to corporate tenants.

Our primary business objectives are to maximize sustainable long-term growth in earnings and FFO and to maximize total return to our stockholders. In our pursuit of these objectives, we will:

•	acquire high-quality industrial properties;

•	pursue development opportunities, including through joint ventures;

•	expand our institutional capital management business;

•	actively manage our existing portfolio to maximize operating cash flows;

•	sell non-core assets that no longer fit our investment criteria; and

•	expand our operations into selected domestic and international markets, including Mexico.

Prior to this offering, in order to provide capital for our real estate investments, we have sold our common stock through four distinct continuous public offerings, raised capital through our operating partnership’s private placement (as more fully described below) and issued and assumed debt. Prior to October 10, 2006, our day-to-day operations were managed by our former advisor under the supervision of our board of directors pursuant to the terms and conditions of an advisory agreement with our former advisor. As a result of the Internalization, our former advisor is now our wholly-owned subsidiary and we no longer bear the cost of the advisory fees and other amounts payable under the advisory agreement resulting in our being a self-administered and self-advised REIT.

We own our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and owned approximately 97% of the outstanding equity interests of our operating partnership as of September 30, 2006.

Outlook

The primary source of our operating revenues and earnings is rents received from tenants under leases at our properties including reimbursements from tenants for certain operating costs. We seek earnings growth primarily through increasing rents and earnings at existing properties, acquiring and developing additional high-quality properties in major distribution markets, increasing fee revenues from our institutional capital management business, generating profits from our development activities and repositioning our portfolio including disposing of certain non-core assets and contributing assets to our joint ventures, funds or other commingled investment vehicles with institutional partners.

We believe that our near-term earnings in our existing properties will increase through increased rents on leases that are expiring, as well as an increase in our occupancy rates as we lease properties which were vacant when acquired. We expect strong growth in operating earnings from development and acquisitions in our target markets and selected new markets. We also believe our focus on our target distribution markets from which companies distribute nationally, regionally and/or locally mitigates the risk of any individual tenant reconfiguring distribution networks and changing the balance of supply and demand in a market. Finally, developing and maintaining excellent relationships with third-party logistics companies facilitates our ability to lease them space in our portfolio.

Our net income and FFO in the near term may decrease as a result of the Internalization in connection with the one-time, non-recurring non-cash charge to earnings we will incur for the portion of the Internalization consideration that is allocated as the cost for terminating our advisory agreement with our former advisor. While we no longer bear the external costs of the various fees and expenses previously paid to our former advisor as a result of becoming self-advised, our expenses will include the compensation and benefits of our officers and the other employees and consultants previously paid by our former advisor or its affiliates. Further, our net income per share and FFO per share may decrease by a material amount in the near term due to the additional expenses recognized, as well as the OP units issued in connection with the Internalization, which may be exchanged for shares of common stock on a one-for-one basis.

The principal risks to our business outlook include:

•	an economic slowdown or softening of the U.S. economy and the local economies of our target markets;

•	the development of new distribution space in our target markets in excess of net new demand for such space;

•	our ability to attract institutional partners in our institutional capital management business on terms that we find acceptable;

•	our ability to acquire properties that meet our quantitative and qualitative criteria and whether we can successfully integrate such acquisitions; and

•	our ability to locate development opportunities and to successfully develop such properties on time and within budget and then to successfully lease such properties.

We believe our investment focus on the largest and most active distribution markets in the United States and our monitoring of market and submarket demand and supply imbalances helps mitigate these risks.

We also expect the following key trends to positively affect our industry:

•	the continued restructuring of corporate supply chains which may impact local demand for distribution space as companies relocate their operations consistent with their particular requirements or needs;

•	the growth or continuing importance of industrial markets located near seaports, airports and major intermodal facilities; and

•	continuing advancements in technology and information systems which enhance companies’ abilities to control their investment in inventories.

These key trends may gradually change the characteristics of the facilities needed by our tenants. However, we believe the buildings in our portfolio are designed to be flexible and can accommodate gradual changes that may occur.

For the financing of our capital needs, we are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that we anticipate will have a material impact on either capital resources or the revenues or income to be derived from the operation of real estate properties. Our financing needs will depend largely on our ability to acquire properties as the majority of our cash generated from operations will be used for payment of distributions and to finance other activities. We expect the funding of additional cash needs to come from existing cash balances, new borrowings and proceeds from the sale or contribution of assets. In addition, we may engage in future offerings of common stock or other securities, although we have no current expectation of doing so in the near term.

Significant Transactions During 2005 and Recent Developments

The following discussion describes certain significant transactions that occurred during the year ended December 31, 2005 and certain recent developments.

We have experienced a substantial increase in acquisition activity since we acquired our first property in June 2003. As a result of our investment strategy, as of September 30, 2006, we owned or controlled 374 consolidated operating properties comprising 55.0 million rentable square feet located in 24 markets, including 23 of our target markets. We acquired 158 of these properties for a total estimated cost of approximately $1.2 billion during 2005 using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt financings, including the assumption of 19 secured, non-recourse notes totaling $434.1 million. We acquired 118 properties for a total cost of approximately $965.9 million during the nine months ended September 30, 2006 using net proceeds from our prior continuous public offerings, our operating partnership’s private placement, debt issuances and existing cash balances.

Between February 2, 2005 and May 13, 2005, we acquired seven bulk distribution properties comprising approximately 3.6 million rentable square feet for a total estimated cost of approximately $132.8 million in connection with our purchase agreement with Panattoni Development Company LLC, a national development company and an unrelated third party. We assumed four secured, non-recourse mortgage notes totaling approximately $30.6 million associated with the acquisition of these properties.

On July 21, 2005, we completed a merger with Cabot Industrial Value Fund, Inc., or Cabot, an unrelated third party, whereby we acquired all of the outstanding shares of Cabot’s common stock for approximately $312.6 million in cash and assumption of debt and certain other net liabilities. Through our ownership of Cabot, we initially acquired an approximate 87% interest in Cabot Industrial Value Fund, LP which, as of December 31, 2005, owned a portfolio of 104 properties located in 12 markets throughout the United States with a total historical cost of approximately $654.5 million and approximately $308.8 million of mortgage debt outstanding. As of December 31, 2005, this portfolio was 89.6% leased (see “Note 3—Real Estate” to our audited consolidated financial statements as of and for the year ended December 31, 2005). On April 21, 2006, we purchased the remaining interests in the Cabot Industrial Value Fund, LP for approximately $40.4 million.

On December 9, 2005, we amended our existing $225.0 million senior secured revolving credit facility to increase its borrowing capacity to $250.0 million and extended the maturity to December 2008.

On January 4, 2006, we issued $50.0 million of unsecured, non-recourse debt with a fixed interest rate of 5.68% maturing in January 2014. In addition, we finalized the terms of $100.0 million of additional unsecured debt issued on April 27, 2006. All the notes require quarterly payments of interest only.

On January 23, 2006, we closed the primary offering component of our fourth continuous public offering of common stock. However, we continued to offer shares of our common stock pursuant to our distribution reinvestment plan through our 2006 third quarter distribution.

On February 21, 2006, we entered into a joint venture with BBK to create an institutional fund that owns and operates industrial properties located in the United States. We contributed six industrial properties to Fund I totaling approximately 2.6 million rentable square feet after completion of a 330,000 square foot expansion project. The contribution value of the six buildings upon completion of the expansion was approximately $122.8 million. Contemporaneously with our contribution, Fund I issued $84.4 million of secured non-recourse debt to a third party and BBK contributed $19.7 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $102.7 million. The expansion was completed during June 2006, and, contemporaneously with the completion of the expansion, Fund I issued $11.1 million of additional secured non-recourse debt to a third party and BBK contributed $2.6 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $13.7 million. With the completion of these transactions, our ownership of Fund I is 20% and BBK’s ownership of Fund I is 80%.

Pursuant to our joint venture agreement, we act as asset manager for Fund I and earn certain fees, including asset management fees related to the properties we manage. Such fees totaled approximately $137,000 and $316,000 for the three and nine months ended September 30, 2006. In addition to these fees, after we and BBK are repaid our respective capital contributions plus a preferred return, we have the right to receive a promoted interest in Fund I based on performance. Although Fund I’s day-to-day business, affairs and assets are managed by us, all major decisions are determined by both us and BBK.

On May 19, 2006, we acquired a portfolio of ten buildings comprising approximately 2.7 million rentable square feet located in Columbus, Ohio, which we collectively refer to as the PC portfolio. Upon acquisition, this portfolio was 82.7% leased and occupied. The PC portfolio was acquired from unrelated third parties for a total investment of approximately $107.8 million, which includes an acquisition fee of approximately $1.1 million paid to our former advisor.

On June 9, 2006, we acquired a fee interest in a portfolio of 78 bulk distribution, light industrial and service center buildings comprising approximately 7.9 million rentable square feet located in eight markets (Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Northern California and Orlando), which we collectively refer to as Cal-TIA, and a land parcel comprising 9.2 acres located in the Orlando market, for a total cost of approximately $510.1 million (which includes an acquisition fee of $4.9 million that was paid to our former advisor). This portfolio was acquired from an unrelated third party. We funded this purchase using our existing cash balances, net proceeds from our prior continuous public offerings and our operating partnership’s private placement and debt proceeds of approximately $387.0 million. These debt proceeds consisted of borrowings from our existing senior unsecured revolving credit facility in the amount of $112.0 million and the issuance of $275.0 million of unsecured debt.

In July 2005, we entered into a joint venture agreement, which was amended and restated in October 2006, with Stirling to be the master developer of up to 4,350 acres in Victorville, California, part of the Inland Empire submarket of the Southern California industrial real estate market. We refer to this development project as SCLA and this joint venture as the SCLA joint venture. While our exact interest in the joint venture will depend on the amount of capital we contribute and the timing of contributions and distributions, the SCLA joint venture contemplates an equal sharing between us and Stirling of residual profits after all priority distributions. Stirling entered into two master development agreements to be the exclusive developer of SCLA for the next 13 years (including extensions) and assigned to the SCLA joint venture its rights related to the 4,350 acres designated primarily for industrial development.

On October 10, 2006, the Internalization was consummated through our operating partnership acquiring our former advisor from DCAG for an aggregate of 15,111,111 OP units, which included the modification of the special units held by DCAG into 7,111,111 OP units.

In connection with the consummation of the Internalization, we closed our operating partnership’s private placement on October 10, 2006.

In November 2006, we entered into six separate forward purchase commitments to acquire six newly constructed buildings totaling 858,739 square feet and located in four submarkets in the metropolitan area of Monterrey, Nuevo Leon, Mexico.

Critical Accounting Policies

General

Our discussion and analysis of financial condition and results of operations is based on our audited and unaudited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion pertains to accounting policies management believes are most “critical” to the portrayal of our financial condition and results of operations which require management’s most difficult, subjective or complex judgments.

Revenue Recognition

We record rental revenues for the full term of each lease on a straight-line basis. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments increase during the term of the lease. Accordingly, we record receivables from tenants that we expect to collect over the remaining lease term rather than on a current basis, which are recorded as straight-line rents receivable. When we acquire a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation.

In connection with property acquisitions, we may acquire leases with rental rates above and/or below the market rental rates. Such differences are recorded as an intangible asset or liability pursuant to Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” or SFAS No. 141, and amortized to rental revenues over the life of the respective leases.

In connection with certain property acquisitions, we have entered into master lease agreements with various sellers whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreement or the commencement of rental payments from a new tenant. For financial reporting purposes, rental payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than rental revenues.

Early lease termination fees are recorded in rental revenues when such amounts are earned and the unamortized balances of assets and liabilities associated with the early termination of leases are fully amortized to their respective revenue and expense line items on our consolidated statements of operations over the shorter of the expected life of such assets and liabilities or the remaining lease term.

Impairment of Long-Lived Assets

Long-lived assets held and used are carried at cost and evaluated for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 provides that such an evaluation should be performed when events or changes in circumstances indicate such an evaluation is warranted. Examples include the point at which we deem the long-lived asset to be held for sale, downturns in the economy, etc. Impairment of long-lived assets is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Such assumptions include, but are not limited to, projecting vacancy rates, rental rates, property operating expenses, capital expenditures and debt financing rates, among other things. The capitalization rate is also a significant driving factor in determining the property valuation which requires management’s judgment of factors such as market knowledge, historical experience, lease terms, tenant financial strength, economy, demographics, environment, property location, visibility, age, physical condition and investor return requirements, among other things. All of the aforementioned factors are taken as a whole by management in determining the valuation of investment property. The valuation is sensitive to the actual results of any of these uncertain factors, either individually or taken as a whole. Should the actual results differ from management’s judgment, the valuation could be negatively affected and may result in a negative impact to our consolidated financial statements.

Discontinued Operations

In accordance with SFAS No. 144, we classify certain properties and related assets and liabilities as held for sale when the potential sale of such property is considered probable (for additional information, see “Note 9—Discontinued Operations and Assets Held for Sale” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006). The operating results of such properties are presented in discontinued operations in both current periods and all comparable periods presented. Depreciation is not recorded on properties held for sale; however, depreciation expense recorded prior to classification as held for sale is included in results from discontinued operations. The net gain on sale and any impairment losses are presented in results from discontinued operations when recognized.

Investment in Real Estate, Valuation and Allocation of Real Estate Acquisitions

We capitalize direct costs associated with the acquisition, development or improvement of real estate, including acquisition fees and leasing costs as well as indirect costs, if appropriate. Costs associated with acquisition or development pursuits are capitalized as incurred and if the pursuit is abandoned, these costs are expensed in the period in which the pursuit is abandoned. Costs incurred for maintaining and making repairs to our real estate, which do not extend the life of our assets, are expensed as incurred.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities pursuant to SFAS No. 141. The allocation of the total cost to land, building, building and land improvements and tenant improvements is based on our estimate of their fair value based on all available information such as the replacement cost of such assets, appraisals, property condition reports, market data and other related information. The valuation of assumed liabilities is based on the current market rate for similar liabilities. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases which may include leasing commissions, legal and other costs. In addition, the allocation of the total cost of a property requires allocating costs to an intangible asset or liability resulting from in-place leases being above or below the market rental rates on the date of the acquisition. These assets or liabilities will be amortized over the life of the remaining in-place leases as an adjustment to revenues. Pursuant to SFAS No. 141, the difference between the fair value and the face value of debt assumed in an acquisition is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Real estate, including land, building, building and land improvements, tenant improvements and leasing costs, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets or liabilities as follows:

Description	Standard Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	20 years
Tenant improvements	Lease term
Lease costs	Lease term
Intangible lease assets and liabilities	Average term of leases for property
Above-below-market rent assets/liabilities	Lease term

The table above reflects the standard depreciable lives typically used to compute depreciation and amortization. However, such depreciable lives may be different based on the estimated useful life of such assets or liabilities. The cost of assets sold or retired and the related accumulated depreciation and/or amortization is removed from the accounts and the resulting write-off, if necessary, is reflected in the consolidated statement of operations in the period in which such sale or retirement occurs.

Valuation and allocation of real estate acquisitions is considered a critical accounting policy because the determination of the value and allocation of the cost of a real estate acquisition involves a number of management’s assumptions relating to the ability to lease vacant space, market rental rates, term of new leases, property operating expenses and leasing commissions, among other things. All of the aforementioned factors will be taken as a whole by management in determining the valuation and allocation of the costs of real estate acquisitions. The valuation and allocation is sensitive to the actual results of any of these uncertain factors, either individually or taken as a whole. Should the actual results differ from management’s judgment, the valuation and allocation could be negatively affected and may result in a negative impact to the consolidated financial statements.

Consolidation

Our consolidated financial statements include the accounts of our company and our consolidated subsidiaries and partnerships which we control either through ownership of a majority voting interest, as the primary beneficiary, or otherwise. Investments in entities in which we do not own a majority voting interest but over which we have the ability to exercise significant influence over operating and financial policies are presented under the equity method. Investments in entities in which we do not own a majority voting interest and over which we do not have the ability to exercise significant influence are carried at the lower of cost or fair value, as appropriate. Our judgments with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity as defined by Financial Accounting Standards Board, or FASB, Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” or FIN No. 46(R), involve consideration of various factors including the form of our ownership interest, our representation on the entity’s board of directors, the size of our investment (including loans) and our ability to participate in policy making decisions. Our management’s ability to correctly assess our influence or control over an entity affects the presentation of these investments in our consolidated financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities (as defined in FIN No. 46(R)) when we own, directly or indirectly, a majority voting interest in the entity. In June 2005, the FASB ratified Emerging Issues Task Force Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” or EITF 04-5. EITF 04-5 provides an accounting model to be used by a general partner, or group of general partners, to determine whether the general partner(s) controls a limited partnership or similar entity in light of certain rights held by the limited partners and provides additional guidance on what constitutes substantive kick-out rights and substantive participating rights.

Depreciation and Useful Lives of Real Estate Assets

We estimate the depreciable portion of our real estate assets and their related useful lives in order to record depreciation expense. Our management’s ability to accurately estimate the depreciable portions of our real estate assets and their useful lives is critical to the determination of the appropriate amount of depreciation expense recorded and the carrying values of the underlying assets. Any change to the estimated depreciable lives of these assets would have an impact on the depreciation expense we recognize.

Derivative Instruments and Hedging Activities

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, we record all derivatives on our consolidated balance sheets at fair value. Accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the designation of the derivative. Derivatives used to hedge our exposure to changes in the fair value of an asset, liability or firm commitments attributable to a particular risk are considered “fair value” hedges. Derivatives used to hedge our exposure to variability in expected future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges.

As of September 30, 2006, all of the hedges entered into by us had been designated as cash flow hedges. For derivatives designated as “cash flow” hedges, the changes in the fair value of the derivative that represent changes in expected future cash flows which are effectively hedged by the derivative are initially reported in other comprehensive income (loss) on our consolidated statement of stockholders’ equity (deficit) and other comprehensive income (loss) (i.e., not included in earnings) until the derivative is settled. Upon settlement, the effective portion of the hedge is recognized in other comprehensive income (loss) and amortized over the term of the designated cash flows or transaction the derivative was intended to hedge. The change in value of any derivative that is deemed to be ineffective is charged directly to earnings when the determination of ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. We do not use derivatives for trading or speculative purposes.

Our objective in using derivatives is to add stability to future interest expense and to manage our exposure to interest rate volatility associated with our forecasted debt issuances and certain variable rate borrowings. To accomplish this objective, we primarily use treasury locks and forward-starting swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited, pre-determined period of time.

Results of Operations

Summary of the Three and Nine Months Ended September 30, 2006 Compared to the Three and Nine Months Ended September 30, 2005

As of September 30, 2006, we owned 374 consolidated operating properties located in 24 markets throughout the United States. We acquired 131 of these properties after September 30, 2005. In addition, in February 2006, we contributed six of our properties, three of which were purchased before September 30, 2005, into a joint venture with an institutional partner. For additional information regarding our dispositions, see “Note 2—Real Estate” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006. Additionally, subsequent to September 30, 2005, one development property was completed and became an operating property. The net effect of such activities is the addition of 126 properties, or 18.7 million rentable square feet, to our operating portfolio since September 30, 2005. As a result of these additional 126 properties, the revenues and expenses from our operations for the three and nine months ended September 30, 2006 reflect a significant increase compared to the revenues and expenses from our operations for the three and nine months ended September 30, 2005. The following table illustrates the changes in our portfolio as of September 30, 2006 compared to September 30, 2005, respectively (dollar amounts in thousands).

	As of September 30,
	2006				2005
Markets	Number of Buildings	Historical Cost (in thousands)	Rentable Square Feet	Occupancy(1)	Number of Buildings	Historical Cost (in thousands)	Rentable Square Feet	Occupancy(1)
Target Markets
Atlanta	56	$304,873	6,550,271	92.6%	48	$261,983	5,981,602	88.2%
Baltimore/Washington D.C.	13	121,356	1,585,087	90.7%	9	68,061	1,167,144	87.7%
Central Pennsylvania	6	77,551	1,402,580	100.0%	2	30,665	650,000	100.0%
Charlotte	11	68,428	1,477,548	80.1%	3	18,136	345,956	100.0%
Chicago	14	150,362	2,877,988	94.6%	13	145,979	2,814,275	96.4%
Cincinnati	39	215,773	4,982,215	88.3%	18	131,637	3,294,142	84.0%
Columbus	15	180,367	4,401,788	94.8%	3	48,910	1,213,486	85.2%
Dallas	54	332,977	6,810,543	90.7%	48	222,972	4,701,266	91.2%
Denver	1	9,390	160,232	100.0%	1	9,009	160,232	100.0%
Houston	34	135,712	2,452,711	88.6%	33	128,428	2,349,671	86.6%
Indianapolis	8	109,185	3,326,864	95.5%	1	15,211	442,127	100.0%
Louisville	2	18,350	521,000	100.0%	2	18,352	521,000	100.0%
Memphis	10	160,255	4,333,018	94.1%	11	184,894	5,042,018	95.4%
Miami	6	65,746	727,461	92.4%	3	26,002	316,452	93.9%
Minneapolis	6	58,790	828,466	100.0%	—	—	—	—
Nashville	5	99,034	2,712,373	91.7%	3	61,333	1,699,530	100.0%
New Jersey	10	87,794	1,189,553	96.2%	3	37,381	483,338	100.0%
Northern California	29	211,249	2,410,960	96.2%	5	35,808	474,636	100.0%
Orlando	12	78,943	1,226,231	95.2%	2	15,714	367,137	100.0%
Phoenix	15	98,557	1,734,052	95.3%	13	80,110	1,474,963	95.3%
San Antonio	2	7,953	172,050	86.9%	2	7,699	172,050	100.0%
Seattle	8	88,397	1,198,617	96.5%	8	88,013	1,198,617	100.0%
Southern California	12	102,099	1,391,534	99.8%	11	84,636	1,169,498	80.0%

Subtotal/Weighted Average	368	$2,783,141	54,473,142	92.9%	242	$1,720,933	36,039,140	91.8%
Discontinued Operations
Boston	6	42,892	567,441	85.8%	6	41,442	570,641	67.4%

Total/Weighted Average— Operating Properties	374	$2,826,033	55,040,583	92.9%	248	$1,762,375	36,609,781	91.5%
Properties under development	4	35,067	1,052,539	8.9%	1	24,843	139,424	0.0%
Land held for development	N/A	25,526	N/A	N/A	N/A	962	N/A	N/A

Total/Weighted Average— Consolidated Properties	378	$2,886,626	56,093,122	91.3%	249	$1,788,180	36,749,205	91.1%

(1)	The total vacant square footage as of September 30, 2006, and 2005, was 4,883,711 and 3,269,012, respectively. Of the vacant space as of September 30, 2006, and 2005, we had 41,365 and 457,041 rentable square feet, respectively, under master lease agreements with various sellers whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreement or commencement of rent from a new tenant. The total percentage of operating rentable square feet leased, including space covered by master leases, was 92.9% and 92.7% as of September 30, 2006, and 2005, respectively. For financial reporting purposes under GAAP, rental and expense recovery payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than rental revenues.

In addition to the significant increase in property operating activity for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005 resulting from the aforementioned acquisition and development activities, the following describes other significant differences between the periods that are a result of our continued growth:

•	We have increased our debt by issuing or assuming an additional $601.6 million of debt since September 30, 2005. This has resulted in higher interest expense of approximately $28.4 million, or 155.8%, in the nine months ended September 30, 2006 compared to the same period in 2005.

•	Asset management fees paid to our former advisor of 0.75% per annum of the undepreciated cost of our properties were higher by $7.3 million in the nine months ended September 30, 2006 compared to the same period in 2005 as a result of the additional 128 properties being subject to these fees during the 2006 period.

•	In February 2006, in connection with the above-referenced disposition, we recorded a gain on the disposition of the real estate interests resulting in an increase to net income of approximately $4.0 million.

•	In June 2006, we recorded a gain relating to the completion of an expansion that had been contributed to the above-referenced joint venture with the institutional partner resulting in an increase to net income of approximately $4.1 million.

•	During the three months ended June 30, 2005, a tenant terminated its lease early and paid an early lease termination fee of approximately $3.7 million.

During the nine months ended September 30, 2006, we recognized net loss of approximately $9.9 million, compared to net loss of approximately $8.0 million for the same period in 2005. The components of the increase in operating activities are reflected in the changes in rental revenues, rental expenses and real estate taxes, other income and other expenses, as more fully described below.

Comparison of the Three Months Ended September 30, 2006 to the Three Months Ended September 30, 2005

The following table illustrates the changes in rental revenues, rental expenses and real estate taxes, property net operating income, other income and other expenses for the three months ended September 30, 2006 compared to the three months ended September 30, 2005. Our same store properties include all properties that we owned during both the current and prior year reporting periods for which the operations have been stabilized and consolidated for the entire period presented. The same store assets for the three months ended September 30, 2006 include 124 buildings totaling 22.8 million rentable square feet. A discussion of these changes follows the table (amounts in thousands).

	Three Months Ended September 30,
	2006	2005	$ Change
Rental Revenues
Same store	$23,413	$23,888	$(475)
2006 acquisitions and dispositions	19,970	874	19,096
2005 acquisitions	18,063	11,145	6,918
Development	120	—	120
Revenues related to early lease terminations, net	295	27	268

Total rental revenues	61,861	35,934	25,927
Rental Expenses and Real Estate Taxes
Same store	5,959	5,470	489
2006 acquisitions and dispositions	4,824	213	4,611
2005 acquisitions	4,240	2,582	1,658
Development	36	—	36

Total rental expenses and real estate taxes	15,059	8,265	6,794
Property Net Operating Income (1)
Same store	17,454	18,418	(964)
2006 acquisitions and dispositions	15,146	661	14,485
2005 acquisitions	13,823	8,563	5,260
Development	84	—	84
Revenues related to early lease terminations, net	295	27	268

Total property net operating income	46,802	27,669	19,133
Other Income
Institutional capital management and other fees	220	—	220
Loss on disposition of real estate assets	(490)	—	(490)
Gain on development activities	8	—	8
Interest income and other	482	629	(147)

Total other income	220	629	(409)
Other Expenses
Real estate depreciation and amortization	30,232	21,062	9,170
General and administrative expenses	1,757	865	892
Asset management fees, related party	5,092	2,937	2,155
Equity in losses of unconsolidated joint ventures, net	72	—	72
Interest expense	20,517	9,708	10,809

Total other expenses	57,670	34,572	23,098
Minority interests	295	259	36
Income (loss) from discontinued operations	188	(183)	371

Net loss	$(10,165)	$(6,198)	$(3,967)

(1)	For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure, and a reconciliation of our property net operating income for the three months ended September 30, 2006 and 2005 to our reported net income from continuing operations for the three months ended September 30, 2006 and 2005, see “Note 13—Segment Information” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006 beginning on page F-12.

Rental Revenues

Rental revenues increased by approximately $25.9 million for the three months ended September 30, 2006 compared to the same period in 2005, primarily as a result of the rental revenues generated from the additional 128 operating properties acquired subsequent to September 30, 2005. Same store rental revenues decreased by approximately $0.5 million, or 2%, for the three months ended September 30, 2006 as compared to the same period in 2005 due to lower occupancy.

Rental Expenses and Real Estate Taxes

Rental expenses and real estate taxes increased by approximately $6.8 million for the three months ended September 30, 2006 compared to the same period in 2005, primarily as a result of the additional operating properties acquired subsequent to September 30, 2005 and higher property taxes. Same store rental expenses and real estate taxes increased by approximately $0.5 million for the three months ended September 30, 2006 compared to the same period in 2005, primarily due to an increase in property taxes of approximately $0.4 million during the three months ended September 30, 2006 as compared to the same period in 2005.

Other Income

Other income decreased by approximately $0.4 million for the three months ended September 30, 2006 as compared to the same period in 2005, primarily as a result of the loss recognized on disposition of real estate assets. This loss represented an adjustment to the gain recognized during 2006 related to the contribution of certain properties to the joint venture with the institutional partner.

Other Expenses

Real estate depreciation and amortization increased by approximately $9.2 million for the three months ended September 30, 2006 as compared to the same period in 2005, primarily due to the additional properties acquired subsequent to September 30, 2005. The increase in asset management fees payable to our former advisor of approximately $2.2 million was attributable to the aforementioned additional properties, all of which were subject to the 0.75% asset management fee referenced above. The increase in interest expense of approximately $10.8 million is primarily attributable to higher average outstanding debt balances and higher financing obligation balances that were outstanding during the three months ended September 30, 2006 as compared to the same period in 2005.

Comparison of the Nine Months Ended September 30, 2006 to the Nine Months Ended September 30, 2005

The following table illustrates the changes in rental revenues, rental expenses and real estate taxes, property net operating income, other income and other expenses for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005. Our same store properties include all properties that we owned during both the current and prior year reporting periods for which the operations have been stabilized and consolidated for the entire period presented. The same store assets for the nine months ended September 30, 2006 include 100 buildings totaling 16.1 million rentable square feet. A discussion of these changes follows the table (amounts in thousands).

	Nine Months Ended September 30,		$Change
	2006	2005
Rental Revenues
Same store	$50,970	$51,791	$(821)
2006 acquisitions and dispositions	31,481	2,151	29,330
2005 acquisitions	74,730	23,607	51,123
Development	229	—	229
Revenues related to early lease terminations, net	670	3,791	(3,121)

Total rental revenues	158,080	81,340	76,740

Rental Expenses and Real Estate Taxes
Same store	12,915	12,921	(6)
2006 acquisitions and dispositions	6,815	368	6,447
2005 acquisitions	16,773	4,592	12,181
Development	89	—	89

Total rental expenses and real estate taxes	36,592	17,881	18,711

Property Net Operating Income(1)
Same store	38,055	38,870	(815)
2006 acquisitions and dispositions	24,666	1,783	22,883
2005 acquisitions	57,957	19,015	38,942
Development	140	—	140
Revenues related to early lease terminations, net	670	3,791	(3,121)

Total property net operating income	121,488	63,459	58,029

Other Income
Institutional capital management and other fees	398	—	398
Gain on disposition of real estate assets	3,476	—	3,476
Gain on development activities	4,074	—	4,074
Interest income and other	5,004	2,216	2,788

Total other income	12,952	2,216	10,736

Other Expenses
Real estate depreciation and amortization	81,196	47,430	33,766
General and administrative expenses	3,939	2,294	1,645
Asset management fees, related party	12,907	5,640	7,267
Equity in losses of unconsolidated joint ventures, net	254	—	254
Interest expense	46,687	18,253	28,434

Total other expenses	144,983	73,617	71,366
Minority interests	562	256	306
Income (loss) from discontinued operations	125	(345)	470

Net loss	$(9,856)	$(8,031)	$(1,825)

(1)	For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure, and a reconciliation of our property net operating income for the nine months ended September 30, 2006 and 2005 to our reported net income from continuing operations for the nine months ended September 30, 2006 and 2005, see “Note 13—Segment Information” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006 beginning on page F-12.

Rental Revenues

Rental revenues increased by approximately $76.7 million for the nine months ended September 30, 2006 compared to the same period in 2005, primarily as a result of the rental revenues generated from the additional 128 operating properties with an aggregate 19.4 million square feet acquired subsequent to September 30, 2005. Same store rental revenues decreased by approximately $0.8 million, or 2%, for the nine months ended September 30, 2006 compared to the same period in 2005 due to lower occupancy primarily due to early lease terminations. Additionally, gains on early lease terminations were $0.7 million for the nine months ended September 30, 2006 compared to gains on early lease terminations recorded in September 2005 of approximately $3.8 million primarily related to a payment of an early termination fee of $3.7 million.

Rental Expenses and Real Estate Taxes

Rental expenses and real estate taxes increased by approximately $18.7 million for the nine months ended September 30, 2006 compared to the same period in 2005, primarily as a result of the additional operating properties acquired subsequent to September 30, 2005 and higher real estate taxes. Same store rental expenses and real estate taxes were flat for the nine months ended September 30, 2006 as compared to the same period in 2005, as increases in property taxes of approximately $0.5 million were offset by general decreases in insurance, property management and non-recoverable expenses.

Other Income

Other income increased by approximately $10.7 million for the nine months ended September 30, 2006 as compared to the same period in 2005, primarily as a result of a gain recorded on the disposition of real estate interests of approximately $3.5 million, a gain of approximately $4.1 million recorded in connection with the completion of the aforementioned June 2006 building expansion and an increase in interest income of $2.8 million due to higher average cash balances held in interest-bearing bank accounts and such accounts yielding a higher rate of return during the nine months ended September 30, 2006 as compared to the same period in 2005.

Other Expenses

Real estate depreciation and amortization increased by approximately $33.8 million for the nine months ended September 30, 2006 as compared to the same period in 2005, primarily due to the additional properties acquired subsequent to September 30, 2005. The increase in asset management fees payable to our former advisor of approximately $7.3 million was attributable to the aforementioned additional properties, all of which were subject to the 0.75% asset management fee referenced above. The increase in interest expense of approximately $28.4 million is primarily attributable to higher average outstanding debt balances and higher financing obligation balances that were outstanding during the nine months ended September 30, 2006 compared to the same period in 2005.

Summary of the Year Ended December 31, 2005 Compared to the Years Ended December 31, 2004 and December 31, 2003

In June 2003, we acquired our first property and, as of December 31, 2005, we had assembled a portfolio of 264 consolidated operating properties located in 23 markets. Specifically, we acquired 158 properties during the year ended December 31, 2005, 93 properties during the year ended December 31, 2004 and 13 properties during the year ended December 31, 2003. All of these properties were acquired using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and/or debt proceeds. As a result of our significant acquisition activity during the years ended December 31, 2005 and 2004, the revenues and expenses from our operations increased significantly from year to year. During the year ended December 31, 2003, the revenues and expenses from our operations were relatively less when compared to the years ended December 31, 2005 and 2004 as a result of our limited operating history and a lower level of acquisition activity prior to 2004.

The following table describes the geographic diversity of the operating properties that we majority-owned and/or controlled (i.e., our consolidated properties) as of December 31, 2005 and 2004, respectively, by market (dollar amounts are in thousands).

	As of December 31,
	2005				2004
Markets	Number of Buildings	Historical Cost(1)	Rentable Square Feet	Occupancy(2)	Number of Buildings	Historical Cost(1)	Rentable Square Feet	Occupancy(2)
Target Markets
Atlanta	48	$263,604	5,981,602	88.5%	18	$147,660	3,946,931	82.8%
Baltimore/ Washington D.C.	10	97,422	1,306,568	91.2%	—	—	—	—
Central Pennsylvania	5	45,852	895,157	100.0%	—	—	—	—
Charlotte	4	22,290	426,404	96.4%	—	—	—	—
Chicago	14	169,839	3,117,467	94.5%	1	11,370	222,122	100.0%
Cincinnati	18	132,591	3,294,142	83.3%	7	78,925	1,797,369	97.6%
Columbus	3	49,246	1,213,486	100.0%	—	—	—	—
Dallas	49	250,564	5,241,264	96.1%	18	93,033	2,330,906	91.1%
Denver	1	9,027	160,232	100.0%	1	8,949	160,232	82.8%
Houston	33	129,280	2,349,671	91.3%	21	83,957	1,622,270	90.5%
Indianapolis	3	57,239	1,626,873	100.0%	1	15,139	442,127	100.0%
Louisville	2	18,350	521,000	100.0%	2	18,351	521,000	100.0%
Memphis	11	184,259	5,042,018	95.4%	3	39,559	1,101,006	97.9%
Miami	3	26,025	316,452	96.3%	—	—	—	—
Nashville	4	80,048	2,256,373	100.0%	3	59,340	1,699,530	100.0%
New Jersey	8	77,871	970,946	100.0%	—	—	—	—
Northern California	5	36,337	474,636	92.4%	5	35,371	474,636	100.0%
Orlando	2	15,718	367,137	100.0%	2	15,687	367,137	100.0%
Phoenix	14	89,226	1,635,109	97.9%	13	79,195	1,474,963	85.7%
San Antonio	2	7,699	172,050	65.4%	2	7,725	172,050	100.0%
Seattle	8	88,214	1,198,617	100.0%	—	—	—	—
Southern California	11	85,602	1,169,498	76.5%	4	32,744	444,066	100.0%
Discontinued Operations
Boston	6	42,172	570,641	67.4%	5	27,059	405,741	78.2%

Total operating properties	264	$1,978,475	40,307,343	93.1%	106	$754,064	17,182,086	91.6%
Properties under development	1	8,401	519,391	N/A	—	—	—	N/A
Land held for development	N/A	8,049	N/A	N/A	—	N/A	N/A	N/A

Grand Total	265	$1,994,925	40,826,734	93.1%	106	$754,064	17,182,086	91.6%

(1)	Represents historical undepreciated costs pursuant to GAAP as of the period indicated including acquisition fees paid to our former advisor. Acquisition fees paid to our former advisor totaled $11.1 million and $6.4 million in 2005 and 2004, respectively.
(2)	The total vacant square footage as of December 31, 2005 and 2004 was 2,783,475 and 1,435,041, respectively. Of the vacant space, we had 69,061 and 947,356 rentable square feet, respectively, under master lease agreements with various sellers whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreement or commencement of rent from a new tenant. The total percentage of rentable square feet leased, including space covered by master leases, was 93% and 97% as of December 31, 2005 and 2004, respectively. For financial reporting purposes under GAAP, rental and expense recovery payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than revenues.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

The following table illustrates the changes in rental revenues, rental expenses, net operating income, other income and other expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004. Our same store properties include all properties owned from January 1, 2004 through December 31, 2005. The same store assets for this period include 13 buildings totaling 3.7 million rentable square feet. A discussion of these changes follows the table (amounts in thousands).

	Year Ended December 31,
	2005	2004	Change
Rental Revenue
Same store	$15,219	$14,537	$682
2005 acquisitions	48,163	—	48,163
2004 acquisitions	56,042	19,573	36,469
Development	—	—	—
Gain related to early lease terminations	3,804	—	3,804

Total rental revenue	123,228	34,110	89,118
Rental Expenses
Same store	3,125	3,047	78
2005 acquisitions	10,250	—	10,250
2004 acquisitions	14,170	3,994	10,176
Development	13	—	13

Total rental expenses	27,558	7,041	20,517
Property Net Operating Income(1)
Same store	12,094	11,490	604
2005 acquisitions	37,913	—	37,913
2004 acquisitions	41,872	15,579	26,293
Development	(13)	—	(13)
Gains related to early lease terminations	3,804	—	3,804

Total net operating income	95,670	27,069	68,601
Other Income
Interest and other income	3,193	1,408	1,785

Total other income	3,193	1,408	1,785
Other Expenses
Depreciation and amortization	70,280	18,919	51,361
Interest expense	28,474	5,978	22,496
General and administrative	3,004	2,372	632
Asset management fees, related party	8,901	1,525	7,376

Total other expenses	110,659	28,794	81,865
Minority Interests	452	—	452
Income (loss) from discontinued operations	(616)	62	(678)

Net loss	$(11,960)	$(255)	$(11,705)

(1)	For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure, and a reconciliation of our property net operating income for the years ended December 31, 2005 and 2004 to our reported net income for the years ended December 31, 2005 and 2004, see “Note 18—Segment Information” to our audited consolidated financial statements as of and for the year ended December 31, 2005 beginning on page F-44.

Rental Revenue

Rental revenue increased by approximately $89.1 million for the year ended December 31, 2005 compared to the same period in 2004, primarily as a result of (i) the rental revenue generated from the 158 properties that were acquired during the year ended December 31, 2005 and (ii) rental revenue for the 93 properties that were acquired during the year ended December 31, 2004 being higher in 2005 than in 2004 as rental revenue associated with these properties during 2004 did not reflect an entire period of operations as compared to 2005 wherein these properties were operating for a full 12 months. Additionally, gains on early lease terminations were $3.8 million for the year ended December 31, 2005, while no gains on early lease terminations were recorded for the year ended December 31, 2004.

Same store rental revenue increased by approximately $682,000 for the year ended December 31, 2005 compared to the same period in 2004 due to rental rate increases as well as an increase in occupancy that occurred subsequent to December 31, 2004.

Rental Expenses

Rental expenses increased by approximately $20.5 million for the year ended December 31, 2005 compared to the same period in 2004, primarily as a result of (i) the acquisition of 158 properties during 2005 and (ii) rental expenses for the 93 properties acquired in 2004 being higher in 2005 than in 2004 as rental expenses associated with these properties during 2004 did not reflect an entire period of operations as compared to 2005 wherein these properties were operating for a full 12 months.

Same store rental expenses increased by approximately $78,000 for the year ended December 31, 2005 compared to the same period in 2004 primarily due to increased real estate taxes and utilities expenses which was partially offset by a decrease in insurance premiums.

Other Income

Other income increased by approximately $1.8 million for the year ended December 31, 2005 as compared to the same period in 2004 due to higher average cash balances held in interest-bearing bank accounts, which was partially offset by a decrease in gain on hedges resulting from ineffectiveness recorded during the year ended December 31, 2005 as compared to the year ended December 31, 2004. As of December 31, 2005 and 2004, we had approximately $94.9 million and $23.5 million in cash and cash equivalents, respectively. In addition, we had $9.7 million in notes receivable outstanding as of December 31, 2005, $5.4 million of which were issued subsequent to December 31, 2004. For the years ended December 31, 2005 and 2004, we earned interest income of approximately $779,000 and $267,000 associated with these notes receivable, which reflects an increase in interest income of approximately $512,000 from year to year.

Other Expenses

Other expenses increased $81.9 million for the year ended December 31, 2005 compared to the same period in 2004 primarily because depreciation and amortization expense was higher by approximately $51.4 million for the year ended December 31, 2005 as compared to the same period in 2004. This was primarily due to the acquisition of 158 additional properties during 2005 which had a gross book value of approximately $1.2 billion as of December 31, 2005. The increase in interest expense of approximately $22.5 million is attributable to higher mortgage note balances (approximately $499.5 million) and higher financing obligation balances (approximately $122.3 million) that were outstanding during the year ended December 31, 2005 compared to the mortgage note balances (approximately $102.3 million) and financing obligation balances (approximately $29.7 million) that were outstanding during the year ended December 31, 2004. General and administrative expenses were higher during the year ended December 31, 2005 than in the year ended December 31, 2004 by approximately $632,000 as a result of an increase in general business activities partially offset by a decrease in compliance costs associated with Sarbanes-Oxley. We paid our former advisor an asset management fee equal to 0.75% per annum of the total undepreciated cost of properties we owned in excess of $170.0 million in both 2004 and 2005 (see “Note 13—Related Party Transactions” to our audited consolidated financial statements as of and for the year ended December 31, 2005). The increase in asset management fees during 2005 of approximately $7.4 million was attributable to the aforementioned acquisition of 158 additional properties, all of which were subject to this 0.75% asset management fee.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

The following table illustrates the changes in rental revenues, rental expenses, net operating income, other income and other expenses for the year ended December 31, 2004 compared to the year ended December 31, 2003. A discussion of these changes follows the table (amounts in thousands).

	Year Ended December 31,
	2004	2003	Change
Rental Revenue
2004 acquisitions	$19,573	$—	$19,573
2003 acquisitions	14,537	2,645	11,892

Total rental revenue	34,110	2,645	31,465
Rental Expenses
2004 acquisitions	3,994	—	3,994
2003 acquisitions	3,047	367	2,680

Total rental expenses	7,041	367	6,674
Property Net Operating Income(1)
2004 acquisitions	15,579	—	15,579
2003 acquisitions	11,490	2,278	9,212

Total net operating income	27,069	2,278	24,791
Other Income
Interest and other income	1,408	61	1,347

Total other income	1,408	61	1,347
Other Expenses
Depreciation and amortization	18,919	1,195	17,724
Interest	5,978	385	5,593
General and administrative	2,372	412	1,960
Asset management fees, related party	1,525	—	1,525

Total other expenses	28,794	1,992	26,802
Income (loss) from discontinued operations	62	—	62

Net Income (Loss)	$(255)	$347	$(602)

(1)	For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure, and a reconciliation of our property net operating income for the years ended December 31, 2004 and 2003 to our reported net income for the years ended December 31, 2004 and 2003, see “Note 18—Segment Information” to our audited consolidated financial statements as of and for the year ended December 31, 2005 beginning on page F-44.

Rental Revenue

Rental revenue increased by approximately $31.5 million for the year ended December 31, 2004 compared to the same period in 2003, primarily as a result of (i) the rental revenue generated from the 93 properties that were acquired during the year ended December 31, 2004 and (ii) rental revenue for the 13 properties that were acquired during the year ended December 31, 2003 being higher in 2004 than in 2003 as rental revenue associated with these properties during 2003 did not reflect an entire period of operations as compared to 2004 wherein these properties were operating for a full 12 months.

Rental Expenses

Rental expenses increased by approximately $6.7 million for the year ended December 31, 2004 compared to the same period in 2003, primarily as a result of (i) the acquisition of 93 properties during 2004 and

(ii) rental expenses for the 13 properties acquired in 2003 being higher in 2004 than in 2003 as rental expenses associated with these properties during 2003 did not reflect an entire period of operations as compared to 2004 wherein these properties were operating for a full 12 months.

Other Income

Other income increased by approximately $1.3 million for the year ended December 31, 2004 as compared to the same period in 2003. The increase in interest income of approximately $800,000 is due to higher average cash balances held in interest bearing bank accounts during the year ended December 31, 2004 as compared to the year ended December 31, 2003. As of December 31, 2004 and 2003, we had approximately $23.5 million and $4.1 million in cash and cash equivalents, respectively. In addition, we had notes receivable outstanding of $4.2 million as of December 31, 2004. For the year ended December 31, 2004, we earned interest income of approximately $267,000 associated with these notes receivable. The increase in gain on hedges is primarily a result of the settlement of hedges with a resulting gain of approximately $545,000 due to hedge ineffectiveness recorded in the year ended December 31, 2004.

Other Expenses

Other expenses increased $26.8 million for the year ended December 31, 2004 compared to the same period in 2003 primarily because depreciation and amortization expense was higher by approximately $17.7 million for the year ended December 31, 2004 as compared to the same period in 2003. This was primarily due to the acquisition of 93 additional properties during 2004 which had a gross book value of approximately $603.4 million as of December 31, 2004. The increase in interest expense of approximately $5.6 million is attributable to higher mortgage note balances (approximately $102.3 million) and higher financing obligation balances (approximately $29.7 million) that were outstanding during the year ended December 31, 2004, compared to the mortgage note balances (approximately $40.5 million) and financing obligation balances (approximately $2.7 million) that were outstanding during the year ended December 31, 2003. General and administrative expenses were higher during the year ended December 31, 2004 than in the year ended December 31, 2003 by approximately $2.0 million as a result of an increase in general business activities as well as an increase in compliance costs associated with Sarbanes-Oxley. We became obligated to pay our former advisor the aforementioned 0.75% asset management fee in March 2004 (see “Note 13—Related Party Transactions” to our audited consolidated financial statements as of and for the year ended December 31, 2005). The increase in asset management fees during 2004 was attributable to all 93 properties that were acquired during 2004 being subject to this fee in 2004.

Liquidity and Capital Resources

Overview

We currently expect that our principal sources of working capital and funding for acquisitions and potential capital requirements for expansions and renovation of properties, developments, distributions to investors and debt service will include:

•	Cash flows from operations;

•	Borrowings under our senior unsecured credit facility;

•	Other forms of secured or unsecured financings;

•	Current cash balances;

•	Capital from our institutional capital management business;

•	Proceeds from capital recycling;

•	Proceeds from our future distribution reinvestment plan; and

•	Proceeds from future offerings of our common stock or other securities.

We believe that our sources of capital, specifically our cash flows from operations, borrowings under our credit facility, other forms of secured or unsecured financings, capital from our institutional capital management business, proceeds from capital recycling and proceeds from our future distribution reinvestment plan (as more fully described below) are adequate and will continue to be adequate to meet our short-term liquidity requirements and capital commitments. These liquidity requirements and capital commitments include operating activities, debt service obligations, regular quarterly stockholder distributions, capital expenditures at our properties, forward purchase commitments (as more fully described below), the acquisition, as of November 27, 2006, of two properties that closed subsequent to September 30, 2006, the acquisition of 18 properties which, as of November 27, 2006, were under contract and future acquisitions of unidentified properties. The two properties that were acquired subsequent to September 30, 2006 total approximately 688,000 square feet and had a purchase price of $30.9 million and the 18 buildings that were under contract totaled approximately 2.0 million rentable square feet and had an aggregate purchase price of approximately $85.1 million. We anticipate that the acquisitions that have not yet closed will close over the next several months. However, the contracts related to these acquisitions are subject to a number of contingencies, and there can be no assurances that these acquisitions will be completed.

We expect to utilize the same sources of capital we rely on to meet our short-term liquidity requirements to meet our long-term liquidity requirements. We expect these resources will be adequate to fund our operating activities, debt service obligations and stockholder distributions and will be sufficient to fund our ongoing acquisition and development activities as well as to provide capital for investment in future development and other joint ventures along with additional potential forward purchase commitments. In addition, we may engage in future offerings of common stock or other securities, although we have no current expectation of doing so in the near term.

Management anticipates that, over time, debt proceeds and cash provided by operating activities will represent an increasing percentage of our sources of capital as will capital from our institutional capital management business. Furthermore, as we continue to increase the amount of capital raised from institutional partners through the creation of joint ventures, we expect revenues generated from institutional capital management fees to become a larger part of our cash flows.

Cash Flows

For the nine months ended September 30, 2006 and 2005, our cash provided by operating activities generated approximately $75.9 million and $49.0 million, respectively. For the nine months ended September 30, 2006 and 2005, our cash used in investing activities increased to approximately $924.5 million from $547.5 million, respectively, primarily related to acquisitions of real estate of approximately $910.8 million and $517.6 million during such periods, respectively. For the nine months ended September 30, 2006 and 2005, our cash provided by financing activities increased to approximately $773.3 million from $514.6 million, respectively, primarily related to additional borrowings.

During the years ended December 31, 2005, 2004 and 2003, our cash generated from financing activities increased year to year, and we generated approximately $756.0 million, $558.0 million, and $152.3 million, respectively. During these years, we generated net proceeds of approximately $737.2 million, $522.2 million and $112.0 million, respectively, through our prior continuous public offerings and our operating partnership’s private placement. In addition, we issued debt of approximately $60.9 million, $55.0 million and $51.9 million, respectively. During the years ended December 31, 2005, 2004 and 2003, our cash provided by operating activities increased from year to year and we generated approximately $66.3 million, $21.5 million and $1.7 million, respectively. These sources of capital were utilized to fund approximately $750.3 million, $548.5 million and $149.6 million of cash invested in real estate during the years ended December 31, 2005, 2004 and 2003, respectively.

Prior Public Offerings

On April 15, 2002, we filed an S-11 registration statement with the SEC covering our first continuous public offering of our common stock. The registration statement was declared effective on July 17, 2002 and we received approval of our offering in all 50 states in December 2002. The common stock was offered on a continuous basis at a price of $10.00 per share on a 200,000 share minimum, 25,000,000 share maximum, best-efforts basis. The registration statement also covered up to 4,000,000 shares available pursuant to our distribution reinvestment plan and up to 1,000,000 shares issuable upon the exercise of warrants issued to our former dealer manager for a price of $.001 per share for every 25 shares sold. Until we received subscriptions covering at least 200,000 shares from at least 100 non-affiliated investors, offering proceeds were required to be held in escrow. The escrow conditions were satisfied on February 10, 2003, at which time 226,567 shares of common stock were issued to investors. In April 2004, we completed our first continuous public offering and sold approximately 25.5 million shares of our common stock for gross proceeds of approximately $254.4 million, which includes shares issued pursuant to our distribution reinvestment plan.

Our second continuous public offering began immediately following the completion of the initial continuous public offering. The second registration statement was filed on February 27, 2004 and was declared effective on April 16, 2004, and the offering commenced on April 16, 2004. The registration statement offered common stock at a price of $10.00 per share for a maximum of 30,000,000 shares. The registration statement also covered up to 10,000,000 shares available pursuant to our distribution reinvestment plan as well as up to 1,200,000 shares issuable upon the exercise of warrants sold to our former dealer manager for a price of $.001 per share for every 25 shares sold. In October 2004, we completed our second continuous public offering and sold approximately 30.4 million shares of our common stock for gross proceeds of approximately $302.8 million, which includes shares issued pursuant to our distribution reinvestment plan.

Our third continuous public offering began immediately following the second continuous public offering. On June 28, 2004, we filed our third registration statement and this registration statement was declared effective by the SEC, and the offering commenced on October 18, 2004. The common stock was offered at a price of $10.50 per share for a maximum of 40,000,000 shares. The registration statement also covered up to 13,000,000 shares available pursuant to our distribution reinvestment plan. On June 24, 2005, we concluded our third continuous public offering having sold approximately 40.7 million shares of our common stock for gross proceeds of approximately $424.7 million, which includes shares issued pursuant to our distribution reinvestment plan.

Our fourth continuous public offering began immediately following the third continuous public offering. The fourth registration statement was filed on January 24, 2005 and was declared effective by the SEC on June 9, 2005, and we commenced the offering on June 27, 2005. The related prospectus covers a maximum of $1,000,000,000 in shares of our common stock comprised of two components: (i) an offering of up to 72,770,273 shares to the public at a price of $10.50 per share, which we refer to as our primary offering, and (ii) an offering of up to 23,650,339 shares to participants in our distribution reinvestment plan at $9.975 per share. On January 23, 2006, we closed the primary offering component of our fourth continuous public offering. During the nine months ended September 30, 2006, we raised approximately $174.4 million of net proceeds from the sale of our common stock and, for the nine months ended September 30, 2005, we raised approximately $419.7 million of net proceeds from the sale of our common stock.

As of September 30, 2006, 150,557,138 shares of common stock were issued and outstanding. The net proceeds from the sale of these securities were transferred to our operating partnership for a number of OP units equal to the shares of common stock sold in our prior continuous public offerings. Although we closed the primary offering component of our fourth continuous public offering, we continued to offer shares through our distribution reinvestment plan through our 2006 third quarter distribution. In the future, we anticipate that our principal sources of funding for our operating activities will include proceeds from cash flows from operations, debt financings and capital from our institutional capital management business. In addition, we may engage in future offerings of common stock or other securities, although we have no current expectation of doing so in the near term.

Prior to the Internalization, pursuant to the advisory agreement, our former advisor was obligated to advance all of our offering costs, subject to its right to be reimbursed for such costs by us in an amount up to 2% of the gross offering proceeds raised. Such offering costs included, but were not limited to, actual legal, accounting, printing and other expenses attributable to preparing the SEC registration statements, qualification of the shares for sale in the states and filing fees incurred by our former advisor, as well as reimbursements for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares, other than selling commissions and the dealer manager fee, which is described below. We no longer bear the costs of these reimbursements as a result of our former advisor becoming our wholly-owned subsidiary on October 10, 2006 in connection with the Internalization.

During the three and nine months ended September 30, 2006, our former advisor incurred approximately $0.1 million and $1.5 million, respectively, of offering costs and, during the same periods, we reimbursed our former advisor approximately $0.1 million and $2.0 million, respectively, for such costs, which includes unreimbursed costs from prior periods. For the three and nine months ended September 30, 2005, our former advisor incurred approximately $2.4 million and $6.3 million, respectively, of offering costs, and, during the same periods, we reimbursed our former advisor approximately $3.1 million and $9.0 million, respectively, for such costs. As described above, we closed the primary offering component of our fourth continuous public offering on January 23, 2006, and, as of September 30, 2006, we had reimbursed our former advisor for all of the then-existing unreimbursed offering costs.

During the years ended December, 31, 2005, 2004 and 2003 as well as from the period of our inception (April 12, 2002) to December 31, 2002, our former advisor incurred $8.6 million, $8.3 million, $7.7 million and $3.4 million, of offering costs, respectively. During the years ended December 31, 2005, 2004 and 2003, we reimbursed our former advisor approximately $13.3 million, $10.9 million and $3.3 million, respectively. We did not reimburse our former advisor for any such costs during 2002.

Pursuant to a certain dealer manager agreement, we were obligated to pay Dividend Capital Securities LLC, or our former dealer manager, a dealer manager fee and sales commissions up to 2.0% and 6.0%, respectively, of gross proceeds raised from our prior continuous public offerings of common stock. For the three and nine months ended September 30, 2006, we incurred no such costs and approximately $11.0 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. For the three and nine months ended September 30, 2005, we incurred approximately $11.6 million and $34.2 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. During the years ended December 31, 2005, 2004 and 2003, we paid our former dealer manager approximately $49.9 million, $41.9 million and $11.0 million, respectively, of which $36.6 million, $31.0 million and $8.2 million, respectively, had been re-allowed to broker-dealers participating in our prior continuous public offerings. As of September 30, 2006, all sales commissions had been re-allowed to participating broker-dealers. We terminated this dealer manager agreement on October 10, 2006 in connection with the consummation of the Internalization.

Our Operating Partnership’s Private Placement

Our operating partnership previously offered TIC Interests in our properties to accredited investors in a private placement exempt from registration under the Securities Act. These TIC Interests may have served as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Additionally, the TIC Interests sold to accredited investors are 100% leased by our operating partnership pursuant to master leases, and such leases contain purchase options whereby our operating partnership has the right, but not the obligation, to acquire the TIC Interests from the investors at a later point in time in exchange for OP units in our operating partnership under Section 721 of the Code.

From November 26, 2003 through September 30, 2006, we raised $299.3 million of gross proceeds (of which $264.8 million was gross equity proceeds) from the sale of TIC Interests in 37 industrial buildings. From April 8, 2005 through September 30, 2006, our operating partnership issued approximately $53.3 million of OP units (approximately 5.1 million OP units) in conjunction with the exercises of certain purchase options for certain industrial properties in which our operating partnership had sold TIC Interests. On October 10, 2006, we discontinued our operating partnership’s private placement.

During the nine months ended September 30, 2006, we raised approximately $121.3 million from the sale of TIC Interests in our properties. During the nine months ended September 30, 2005, we raised approximately $91.5 million from the sale of TIC Interests in our properties. As of September 30, 2006 and 2005, we had raised a total of approximately $299.3 million and $124.2 million, respectively, from the sale of TIC Interests in our properties pursuant to our operating partnership’s private placement. During the years ended December 31, 2005, 2004 and 2003, we raised $145.3 million, $29.9 million and $2.7 million, respectively, from the sale of TIC Interests in 27 buildings.

The sales of the TIC Interests were included in financing obligations in our accompanying audited consolidated balance sheets pursuant to SFAS No. 98, “Accounting for Leases,” or SFAS No. 98. We have leased the TIC Interests sold to unrelated third parties, and in accordance with SFAS No. 98, a portion of the rental payments made to third parties under the lease agreements are recognized as interest expense using the interest method.

During the years ended December 31, 2005, 2004 and 2003, we incurred approximately $3.9 million, $750,000 and $15,000, respectively, of rental expense under various lease agreements with these accredited investors. A portion of such amounts were accounted for as a reduction of the principal outstanding balance of the financing obligations, and a portion was accounted for as an increase to interest expense in the accompanying audited consolidated financial statements. The various lease agreements in place as of September 30, 2006 contain expiration dates ranging from February 2020 to December 2025. The following table sets forth the five-year, future minimum rental payments due to third parties under the various lease agreements (in thousands):

Year Ending December 31,	Future Minimum Rental Payments
2006	$4,210
2007	21,013
2008	22,730
2009	22,229
2010	21,821
Thereafter	184,263

Total	$276,266

Our operating partnership has paid certain up-front fees and reimbursed certain related expenses to our former advisor, our former dealer manager and Dividend Capital Exchange Facilitators LLC, or our former facilitator, for raising capital through our operating partnership’s private placement.

Our former advisor was obligated to pay all of the offering and marketing related costs associated with the private placement. However, our operating partnership was obligated to pay our former advisor a non-accountable expense allowance, which equaled 2% of the gross equity proceeds raised through the private placement. In addition, our operating partnership was obligated to pay our former dealer manager a dealer manager fee of up to 1.5% of the gross equity proceeds raised and a commission of up to 5% of the gross equity proceeds raised through the private placement. Our former dealer manager has re-allowed such commissions and a portion of such dealer manager fee to participating broker dealers. Our operating partnership was also obligated to pay a transaction facilitation fee to our former facilitator of up to 1.5% of the gross equity proceeds raised through the private placement. We terminated these arrangements with our former dealer manager and our former facilitator on October 10, 2006 in connection with the consummation of the Internalization.

During the years ended December 31, 2005, 2004 and 2003, our operating partnership incurred up-front costs of approximately $11.6 million, $2.6 million and $200,000, respectively, payable to our former advisor and other affiliates for effecting these transactions which are accounted for as deferred loan costs. Such deferred loan costs are included on our audited consolidated balance sheets and amortized to interest expense over the life of the financing obligation.

If our operating partnership elects to exercise any purchase option as described above and issue OP units, the unamortized portion of up-front fees and expense reimbursements paid to affiliates will be recorded against minority interests as a selling cost of the OP units. If our operating partnership does not elect to exercise any such purchase option, we will continue to account for these transactions as a financing obligation because we will continue to sub-lease 100% of the properties and will therefore not meet the definition of “active use” set forth in SFAS No. 98.

During the nine months ended September 30, 2006, our operating partnership exercised purchase options to buy certain TIC Interests it had previously sold in four industrial properties located in Plainfield, Indiana, Louisville, Kentucky and Atlanta, Georgia. In connection with the exercise of these options, our operating partnership issued an aggregate of approximately 3.3 million OP units valued at approximately $34.9 million to acquire such TIC Interests.

During the year ended December 31, 2005, our operating partnership exercised purchase options pursuant to three individual master lease agreements to buy certain TIC Interests it had previously sold in two properties located in Memphis, Tennessee and one property located in Atlanta, Georgia. In connection with the exercise of these options, our operating partnership issued an aggregate of approximately 1.7 million OP units valued at approximately $18.3 million to acquire such TIC Interests.

As of November 27, 2006, our operating partnership has options to purchase 209 TIC Interests in 23 properties. In early October 2006, our operating partnership provided notice of exercise of its purchase options to the holders of these TIC Interests. However, for the exercise to have been effective for each of these 23 properties, all of the TIC Interest holders in such property had to consent to amend the related master lease. The amendment fixed the number of OP units to be paid and accelerated the date of closing of the purchase of the TIC Interests in each property to the earlier of: (1) a date selected by our operating partnership that was within 60 days after the completion of this offering; or (2) a date selected by our operating partnership that was within the stipulated closing period in the original master lease. The fixed purchase price for the TIC Interests was determined based on the value of the underlying real estate asset and the price per OP unit paid in the Internalization. Our operating partnership received unanimous written consents to amend the master leases related to 14 of these 23 properties, which gives our operating partnership the right to purchase all remaining TIC Interests in these 14 properties for an aggregate of 6.8 million OP units valued at approximately $76.9 million during the accelerated closing period. Our operating partnership did not receive unanimous consents for the nine remaining properties, which would have given our operating partnership the right to purchase all remaining TIC Interests in these nine properties for an aggregate of 8.6 million OP units valued at approximately $96.5 million. Therefore, these nine properties will continue to be subject to our operating partnership’s purchase options under the terms of the original master leases. The closing periods for the purchase options relating to these nine remaining properties begin on March 31, 2007 and end on February 29, 2008.

Institutional Capital Management

As described in more detail above, on February 21, 2006, we entered into a joint venture with BBK to create Fund I. We contributed six industrial properties to Fund I totaling approximately 2.6 million rentable square feet after completion of a 330,000 square foot expansion project. The contribution value of the six buildings upon completion of the expansion was approximately $122.8 million. Contemporaneously with our contribution, Fund I issued $84.4 million of secured non-recourse debt, and BBK contributed $19.7 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $102.7 million. The expansion was completed during June 2006, and, contemporaneously with the completion of the expansion, Fund I issued $11.1 million of additional secured non-recourse debt and BBK contributed $2.6 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $13.7 million. With the completion of these transactions, our ownership of Fund I is 20% and BBK’s ownership of Fund I is 80%.

Pursuant to our joint venture agreement, we act as asset manager for Fund I and earn certain fees, including asset management fees related to the properties we manage. Such fees totaled approximately $137,000 and $316,000 for the three and nine months ended September 30, 2006, respectively. In addition to these fees, after we and BBK are repaid our respective capital contributions plus a preferred return, we have the right to receive a promoted interest in Fund I based on performance.

Additionally, we have entered into a strategic relationship with DCTRT whereby we have entered one and anticipate entering into an additional two joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which DCTRT will acquire industrial real estate assets in certain major markets in which we currently operate until the end of 2008. The exclusivity provisions will remain in effect so long as we introduce a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In addition, we have entered into non-competition agreements with Evan Zucker, our former Chief Executive Officer, President, Secretary and director, and James Mulvihill, our former Chief Financial Officer and Treasurer and a current director of our company, which generally restrict their ability to engage in various activities in North America in respect of industrial real estate for three years. The non-competition agreements contain certain exceptions, including a provision that Messrs. Zucker and Mulvihill can provide various services to DCTRT and other related entities if (and only for so long as) the DCTRT exclusivity provisions described above remain in effect. See “Certain Relationships and Related Transactions—Non-Competition Agreements” for a description of these agreements.

We will act as the managing member of these joint ventures, subject to the approval of major decisions by DCTRT, and will earn an asset management fee of 45 basis points per annum on assets under management, an acquisition fee of 50 basis points of the joint venture’s pro rata share of the purchase price (including any assumed debt, but excluding certain transaction costs) of assets it acquires and, under certain circumstances, a construction management fee and a disposition fee. Distributions of available cash will be paid (i) to us and DCTRT, pari passu, in accordance with our respective percentage interests, until DCTRT has received an 8.5% internal rate of return; (ii) after DCTRT has received an 8.5% internal rate of return, 80.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 20.0% to us, until DCTRT has received a 13.0% internal rate of return; and (iii) after DCTRT has received a 13.0% internal rate of return, 70.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 30.0% to us. Each joint venture will be funded as follows: (i) an equity contribution from DCTRT to the joint venture (which will be not less than approximately 90.0% of the joint venture’s required equity capitalization); (ii) an equity contribution from us to the joint venture (which will be up to 10.0% of the joint venture’s required equity capitalization); and (iii) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55.0% and no more than 75.0%.

On September 1, 2006, we entered into the first joint venture agreement with DCTRT, which we refer to as TRT/DCT Venture I, pursuant to which TRT/DCT Venture I will own up to $150.0 million of industrial properties. The portfolio will be comprised of:

(i)	approximately $65.3 million in assets to be sold by us to DCTRT. We will manage these assets and receive an asset management fee of 45 basis points per annum and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date; and

(ii)	an additional approximately $84.7 million in assets that will either be (a) contributed by us to TRT/DCT Venture I, (b) sold by us to DCTRT pursuant to the same terms described in (i) above, or (c) acquired by TRT/DCT Venture I through third-party purchases.

On October 16, and October 31, 2006, we sold collectively six industrial properties to DCTRT. As described above, we will manage these assets and earn an asset management fee and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date. The total purchase price of these six properties was approximately $65.3 million.

The following table provides certain additional information about the properties that have been sold:

Property	Market	Number of Leases	Rentable Square Feet	Occupancy Percentage(1)	Annualized Base Rent(2)
Park West L1(4)	Cincinnati	1	150,100	100.0%	$593,285
Park West Q(3)	Cincinnati	3	198,600	100.0%	755,190
Rickenbacker IV(3)	Columbus	3	330,179	100.0%	1,163,743
Eagle Creek East(3)	Minneapolis	2	107,451	100.0%	630,537
Eagle Creek West(4)	Minneapolis	2	132,068	100.0%	747,995
Minnesota Valley III(4)	Minneapolis	1	232,804	100.0%	821,798

Subtotal		12	1,151,202	100.0%	$4,712,548

(1)	Based on leases signed as of September 30, 2006 and calculated as rentable square feet less available square feet divided by rentable square feet.
(2)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the lease, as of September 30, 2006, multiplied by 12.
(3)	Represents a property sold by us to DCTRT on October 16, 2006.
(4)	Represents a property sold by us to DCTRT on October 31, 2006.

As managing member, we make the initial determination as to whether an asset will be acquired by TRT/DCT Venture I, and this determination is then subject to DCTRT’s review and approval. With respect to our own assets, if the proposed asset has been owned by us for four months or less and no significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to our total gross cost basis and, if the proposed asset has been owned by us for more than four months or significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to the asset’s fair market value as determined by an unaffiliated appraiser plus incremental third-party costs including legal, due diligence and debt financing expenses. However, we have no obligation to sell an asset if the appraised value is less than our cost basis. Assets that are acquired from third parties are valued at the acquisition’s total gross cost, which includes the purchase price, due diligence costs and closing costs. We will receive an acquisition fee of 50 basis points as described above in connection with all assets that are contributed or sold.

Debt Service Requirements

As of September 30, 2006, we had total outstanding debt, excluding premiums and financing obligations related to our operating partnership’s private placement, of approximately $1.2 billion consisting primarily of unsecured notes and secured, fixed-rate, non-recourse mortgage notes. All of these notes require monthly or quarterly payments of interest and many require, or will ultimately require, monthly or quarterly repayments of principal (for additional information, see “Note 4—Debt” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006). Currently, cash flows from our operations are sufficient to satisfy these monthly and quarterly debt service requirements and we anticipate that cash flows from operations will continue to be sufficient to satisfy our regular monthly and quarterly debt service. During the nine months ended September 30, 2006, our debt service, including principal and interest, totaled $51.1 million and, during the nine months ended September 30, 2005, our debt service, including principal and interest, totaled $16.4 million.

As of December 31, 2005, we had total outstanding debt of approximately $632.4 million consisting primarily of secured, fixed-rate, non-recourse mortgage notes. This amount excludes premiums of $9.8 million and financing obligations of $154.7 million (see “Note 8—Our Partnership’s Private Placement” to our audited consolidated financial statements as of and for the year ended December 31, 2005). All of these notes require monthly payments of interest and many require, or will ultimately require, monthly repayments of principal (see “Note 5—Debt” to our audited consolidated financial statements as of and for the year ended December 31, 2005).

Forward Purchase Commitments

Nexxus—In November 2006, we entered into six separate forward purchase commitments with Nexxus Desarrollos Industriales, or Nexxus, to acquire six newly constructed buildings totaling 858,739 rentable square feet. The six buildings will be located on separate development sites in four submarkets in the metropolitan area of Monterrey, Nuevo Leon, Mexico. The forward purchase commitments obligate us to acquire each of the six facilities from Nexxus upon completion, subject to a variety of conditions related to, among other things, the buildings complying with approved drawings and specifications. Timing on closing under the purchase obligation depends on leasing at each building prior to building completion. Our aggregate purchase price for the six facilities is no less than $33.8 million and increases as buildings are leased prior to closing. Contemporaneously with the execution of the forward purchase commitments, we provided Nexxus with six separate letters of credit aggregating $33.8 million to secure our future performance under the forward purchase commitments, all subject to a variety of construction and site related conditions. Construction of the buildings is expected to commence prior to year-end 2006. Closing on the individual buildings is expected to occur between July 2007 and March 2008.

Deltapoint—On March 28, 2005, a wholly-owned subsidiary of our operating partnership entered into a joint venture agreement with Deltapoint Park Associates, LLC, an unrelated third-party developer, to acquire 47 acres of land and to develop an 885,000 square foot distribution facility located in Memphis, Tennessee. Deltapoint Park Partners LLC, or Deltapoint, a Delaware limited liability company, was created for the purpose of conducting business on behalf of the joint venture. Pursuant to Deltapoint’s operating agreement, we were obligated to make the majority of the initial capital contributions and we received a preferred return on such capital contributions. Subsequent to the closing of a construction loan in May 2005, Deltapoint repaid us our initial capital contributions plus our preferred return, and we ceased to be a member of Deltapoint. Contemporaneously with the closing of the construction loan, our operating partnership entered into a forward purchase commitment agreement whereby we are obligated to acquire the distribution facility from Deltapoint upon the earlier to occur of (i) stabilization of the project, and (ii) May 9, 2007, at a purchase price, mostly dependent upon leasing, based on the originally budgeted development costs of approximately $23.2 million. Construction of the facility was completed early in 2006 and the facility is currently in the leasing phase.

Buford Distribution Center—In October 2004, we entered into certain agreements with Wachovia Bank National Association, or Wachovia, an affiliate of one of our underwriters, and an unrelated third-party developer in connection with our commitment to acquire two buildings, referred to as the Buford Distribution Center, totaling 677,667 rentable square feet located in Atlanta, Georgia. On March 31, 2006, we acquired this development project from the third-party developer and retired the debt with Wachovia for approximately $20.0 million.

Distributions

The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. In December 2005, our board of directors set the 2006 distribution level at an annualized $0.64 per share or OP unit. The distribution was set by our board of directors at a level it believed to be appropriate and sustainable based upon the evaluation of existing assets within our portfolio, anticipated acquisitions, projected levels of additional capital to be raised, debt to be incurred in the future and our anticipated results of operations.

For the three and nine months ended September 30, 2006, our board of directors declared distributions to stockholders totaling approximately $24.3 million and $71.2 million, respectively. During the nine months ended September 30, 2006, we paid the following distributions: (i) $19.6 million on January 16, 2006, for distributions declared in the fourth quarter of 2005, (ii) $22.9 million on April 17, 2006, for distributions declared in the first quarter of 2006, and (iii) $23.9 million on July 17, 2006 for distributions declared in the second quarter of 2006. During the nine months ended September 30, 2005, we paid the following distributions: (i) $9.7 million on January 17, 2005, for distributions declared in the fourth quarter of 2004, (ii) $11.7 million on April 15, 2005, for distributions declared in the first quarter of 2005 and (iii) $14.1 million on July 15, 2005, for distributions declared in the second quarter of 2005.

Our board of directors declared the following distributions during the past three years: 2005—$62.3 million; 2004—$24.3 million; and 2003—$2.5 million. In addition to the 2005 distributions described above, during the year ended December 31, 2005, we paid a distribution of $16.9 million on October 17, 2005, for distributions declared in the third quarter of 2005.

Portions of the aforementioned distributions were satisfied through the issuance of shares pursuant to our distribution reinvestment plan as described below. The remainder was funded from cash flows from operations.

Distribution Reinvestment Plan

Pursuant to our current distribution reinvestment plan, $14.0 million and $40.7 million of the distributions declared during the three and nine months ended September 30, 2006, respectively, were satisfied through the issuance of approximately 1.4 million and 4.1 million shares of our common stock, respectively, at a 5.0% discount from our then-current public offering share price of $10.50 for a discounted purchase price of $9.975 per share. For the three and nine months ended September 30, 2005, $9.4 million and $23.4 million of distributions declared, respectively, were satisfied through the issuance of approximately 0.9 million and 2.3 million shares of our common stock, respectively, pursuant to our distribution reinvestment plan at a 5.0% discount from our then-current public offering share price of $10.50 for a discounted purchase price of $9.975 per share.

Pursuant to our current distribution reinvestment plan, $34.4 million, $12.9 million and $1.3 million, respectively, of the distributions declared during the years ended December 31, 2005, 2004 and 2003, were satisfied through the issuance of approximately 3.5 million, 1.3 million and 132,000 shares of our common stock, respectively, at a 5.0% discount from our then-current public offering share price. Prior to October 18, 2004, the discounted purchase price for such shares was $9.50 per share, and thereafter the purchase price was $9.975 per share.

We intend to terminate our current distribution reinvestment plan following the completion of this offering and adopt a new distribution reinvestment plan, which may have different terms. We expect that this proposed distribution reinvestment plan will be implemented in connection with our 2007 first quarter distribution.

Share Redemption Program

Prior to this offering, we maintained a share redemption program to provide liquidity for our stockholders and holders of OP units in our operating partnership until a secondary market developed for our shares. During the three and nine months ended September 30, 2006, we redeemed approximately 408,000 and 1,330,000 shares of our common stock, respectively, for total consideration of approximately $4.0 million and $12.9 million, respectively, pursuant to this program. During years ended December 31, 2005 and 2004, we redeemed approximately 970,000 and 214,000 shares of our common stock, respectively, for total consideration of approximately $9.3 million and $2.1 million, respectively, pursuant to this program. No shares were redeemed during the year ended December 31, 2003. Our share redemption program will terminate upon the completion of this offering.

Outstanding Indebtedness

Our outstanding indebtedness consists of secured mortgage debt, unsecured notes and secured and unsecured revolving credit facilities. As of December 31, 2005, outstanding indebtedness, including mortgage debt related to assets held for sale, totaled approximately $642.3 million. As of September 30, 2006, outstanding indebtedness, including mortgage debt related to assets held for sale but excluding $35.9 million representing our proportionate share of debt associated with unconsolidated joint ventures, totaled approximately $1.2 billion and is summarized in the table below (amounts in thousands):

	Assumption/ Issuance Date	Interest Rate	Maturity Date	Outstanding Balance as of September 30, 2006
Originated Debt:
Unsecured:
8 year, fixed rate(1)	January 2006	5.68%	January 2014	$50,000
5 year, fixed rate(1)	April 2006	5.53%	January 2011	50,000
10 year, fixed rate(1)	April 2006	5.77%	January 2016	50,000
2 year, variable rate(1)(5)	June 2006	6.21%	June 2008	275,000
Secured Mortgage Debt:
7 year, fixed rate	December 2003	5.00%	March 2011	38,838
10 year, fixed rate(1)	December 2004	5.31%	January 2015	54,186
5 year, fixed rate(1)	January 2005	4.40%	January 2010	56,042
8 year, fixed rate	September 2005	4.97%	October 2013	3,926
Assumed Secured Mortgage Debt(2):
Individual Property Acquisitions:
Park West G	June 2004	7.08%	July 2008	16,342
Mid South Logistics Center	June 2004	6.40%	November 2012	12,580
Sky Harbor Transit Center	November 2004	6.22%	September 2012	3,697
Shelby 4	February 2005	7.40%	December 2017	1,369
Shelby 5	March 2005	5.69%	December 2013	7,836
Shelby 19	March 2005	6.72%	November 2022	12,109
Miami Commerce Center	April 2005	6.91%	October 2018	5,968
Shelby 18	May 2005	8.50%	October 2008	7,999
1615 Diplomat Drive.	May 2005	7.25%	July 2008	2,442
Memphis Distriplex	June 2005	6.79%	July 2011	4,637
Binney & Smith Distribution Center	July 2005	6.97%	June 2013	10,947
Roosevelt Distribution Center.	May 2006	7.11%	December 2011	2,370
111 Lake Drive.	May 2006	5.79%	April 2013	5,406
Portfolio Acquisitions:
Park West A and B	June 2004	7.21%	July 2008	11,211
Baltimore-Washington	April 2005	6.30%	September 2012	26,862
Blackhawk	June 2005	4.89%	February 2008	19,998
Greens Crossing	July 2005	6.44%	October 2012	7,089
Willowbrook	July 2005	6.84%	September 2012	8,238
Cabot	July 2005	5.06%	January 2011	57,494
Cabot	July 2005	4.72%	April 2011	50,150
Cabot	July 2005	5.16%	July 2012	62,740
Cabot	July 2005	4.91%	April 2012	62,600
Cabot	July 2005	4.79%	October 2011	50,549
Cabot	July 2005	6.35%	October 2011	25,237
Rockaway	December 2005	7.22%	March 2008	6,336
452 Business Center	June 2006	7.48%	August 2011	4,490

Weighted Avg./Totals(3)		5.67%		1,064,688
Premiums, Net of Amortization(2)				8,780

Carrying Value of Debt				1,073,468

Secured and Unsecured Credit Facilities:
Senior Unsecured Revolving Credit Facility(4)	December 2005	6.38%	December 2008	165,000
Senior Secured Revolving Credit Facility(4)	October 2003	7.18%	December 2008	12

Outstanding Balance on Credit Facilities				165,012

Total Carrying Value of Debt				$1,238,480

Fixed Rate Debt				$773,231
Variable Rate Debt(5)				465,249

Total Carrying Value of Debt				$1,238,480

(footnotes on following page)

(footnotes to previous page)

(1)	We assigned certain derivative instruments to these notes and pursuant to SFAS No. 133 (see “Note 1—Organization and Summary of Significant Accounting Policies” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006), the fair value of these derivative instruments which will be amortized to interest expense over the life of the assigned notes.
(2)	These mortgages were assumed in conjunction with the acquisition of properties and, pursuant to SFAS No. 141 (see “Note 1—Organization and Summary of Significant Accounting Policies” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006), the difference between the fair value and the face value of these notes at the date of acquisition is reflected as a premium or discount which will be amortized to interest expense over the remaining life of the underlying note.
(3)	Weighted-average interest rates are based upon outstanding balances as of September 30, 2006.
(4)	Our senior unsecured revolving credit facility bears interest at LIBOR plus between 0.875% and 1.375% or at our election prime. Our senior secured revolving credit facility bears interest at either prime (8.250% at September 30, 2006) or, at our election, LIBOR plus 1.80%.
(5)	During June 2006, we issued $275.0 million of variable rate, senior unsecured notes. In conjunction with this transaction, we entered into a LIBOR-based swap which fixed the interest rate associated with these notes until February 2007, which effectively reduced our total variable rate debt outstanding from $465.2 million to $190.2 million at September 30, 2006. Additionally in June 2006, we entered into an eight-month, LIBOR-based, forward-starting swap to mitigate our risk of future interest rate fluctuations after February 2007.

Lines of Credit—We have a $250.0 million senior unsecured revolving credit facility with a syndicated group of banks led by J.P. Morgan Securities, one of our underwriters. The facility matures in December 2008 and has provisions to increase its total capacity to $400.0 million. At our election, the facility bears interest either at LIBOR plus between 0.875% and 1.375%, depending upon our consolidated leverage, or at prime (8.25% at September 30, 2006 and 7.25% at December 31, 2005) and is subject to an annual 0.25% facility fee. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, unencumbered assets, interest and fixed charge coverage and secured debt to total asset value. As of September 30, 2006 and December 31, 2005, we were in compliance with all of these covenants. As of September 30, 2006, there was a $165.0 million outstanding balance under this facility and, as of December 31, 2005, there was no outstanding balance under this facility. We are currently in negotiations with a group of banks, including certain affiliates of the underwriters in this offering, to amend our existing facility to increase our availability thereunder and to amend its pricing and certain covenants. We expect this amendment to be completed before the end of 2006.

In June 2006, we borrowed approximately $132.0 million under our existing senior unsecured revolving credit facility to fund certain property acquisitions. Most notably, we borrowed $112.0 million to fund our acquisition of the Cal-TIA portfolio.

We also have a $40.0 million senior secured revolving credit facility pursuant to which a separate syndicated group of banks led by J.P. Morgan Securities, one of our underwriters, pursuant to which the group of banks has agreed to advance funds to our operating partnership and third-party investors in our operating partnership’s private placement using TIC Interests in our buildings as collateral. The facility matures in December 2008 and has provisions to increase its total capacity to $80.0 million. At our election, the facility bears interest either at LIBOR plus 1.80% or at prime and is subject to an unused facility fee. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, interest and fixed charge coverage and secured debt to total asset value. As of September 30, 2006 and December 31, 2005, we were in compliance with all of these covenants. According to the terms of the facility, in addition to our borrowings, any loans made to third-party investors in our operating partnership’s private placement reduce the total capacity available from this facility. In addition, the obligations of the borrowers under the facility are several but not joint. As of September 30, 2006 and December 31, 2005, approximately $26.4 million and $14.1 million, respectively, of loans had been advanced to such third parties and we had an outstanding balance of $12,000 and $16,000, respectively.

Debt Issuances—In June 2006, we issued, on a private basis, $275.0 million of senior unsecured notes requiring monthly interest-only payments at a variable interest rate of LIBOR plus 0.73% which mature in June

2008. In conjunction with this transaction, we entered into a $275.0 million swap to mitigate the effect of potential changes in LIBOR. In April 2006, we issued, on a private basis, $50.0 million of senior unsecured notes with a fixed interest rate of 5.53% which mature in January 2011, and $50.0 million of senior unsecured notes with a fixed interest rate of 5.77% which mature in January 2016. The notes require quarterly interest-only payments until maturity at which time a lump sum payment is due. In January 2006, we issued, on a private basis, $50.0 million of senior unsecured notes requiring quarterly interest-only payments at a fixed interest rate of 5.68% which mature in January 2014. The proceeds from these note issuances were used primarily to fund acquisitions of properties.

In September 2005, we issued, on a private basis, a $3.9 million secured, non-recourse note with a fixed interest rate of 4.97% which matures in October 2013. The note requires interest-only payments until April 1, 2007 at which time monthly payments of principal and interest are required. In January 2005, we issued, on a private basis, $57.0 million of secured, non-recourse notes with a stated fixed interest rate of 4.40% which mature in 2010. Prior to January 1, 2006, the notes required monthly payments of interest-only and thereafter monthly payments of principal and interest are required. In December 2004, we issued, on a private basis, a $55.0 million secured, non-recourse note. The note has a stated fixed interest rate of 5.31% and matures in 2015 and, prior to December 31, 2005, required monthly payments of interest only and thereafter requires monthly payments of principal and interest. The proceeds from these note issuances were used primarily to fund acquisitions of properties.

Debt Assumptions—During the nine months ended September 30, 2006, we assumed secured notes of approximately $12.4 million in connection with three property acquisitions. These assumed notes bear interest at fixed and variable rates ranging from 5.79% to 7.48% and require monthly payments of either interest, or principal and interest. The maturity dates of the assumed notes range from August 2011 to April 2013. Pursuant to the application of SFAS No. 141, the difference between the fair value and face value of these assumed notes at the date of acquisition resulted in a premium of approximately $455,000, which is amortized to interest expense over the remaining life of the underlying notes.

During the year ended December 31, 2005, we assumed nineteen secured, non-recourse notes, totaling $434.1 million in conjunction with the acquisition of certain properties (see “Note 3—Real Estate” to our audited consolidated financial statements as of and for the year ended December 31, 2005). These assumed notes bear interest at fixed and variable rates ranging from 4.72% to 8.50% and require monthly payments of either interest, or principal and interest. The maturity dates of such assumed notes range from February 2008 to November 2022. We assumed six of these notes totaling $308.8 million in connection with our merger with Cabot on July 21, 2005. Pursuant to the application of SFAS No. 141, the difference between the fair value and face value of these assumed notes at the date of acquisition resulted in a premium of approximately $8.7 million, which is amortized to interest expense over the remaining life of the underlying notes.

During the year ended December 31, 2004, we assumed five secured, non-recourse notes totaling $45.6 million in conjunction with the acquisition of five properties with stated interest rates ranging from 6.22% to 7.21%. All of these notes bear interest at a fixed rate and require monthly payments of principal and interest. They have maturity dates ranging from 2007 to 2012. Pursuant to the application of SFAS No. 141, the difference between the fair value and face value of these notes at the date of acquisition resulted in a premium of approximately $2.9 million, which is amortized to interest expense over the remaining life of the underlying notes.

General—As of September 30, 2006, the historical cost of all our consolidated properties, including properties held for sale, was approximately $2.9 billion and the historical cost of all properties securing our fixed rate mortgage debt and senior secured credit facility was approximately $1.2 billion and $99.4 million, respectively. As of December 31, 2005, the total historical cost of our properties was approximately $2.0 billion and the total historical cost of properties securing our fixed rate mortgage debt was approximately $1.2 billion. Our debt has various covenants and we were in compliance with all of these covenants at September 30, 2006 and December 31, 2005.

The following table sets forth the scheduled maturities of our debt, excluding unamortized premiums, as of September 30, 2006 (amounts in thousands).

Year	Secured Fixed Rate Mortgage Debt	Unsecured Fixed Rate Mortgage Debt	Senior Unsecured Revolving Credit Facility	Senior Secured Revolving Credit Facility	Total
2006	$1,782	$—	$—	$—	$1,782
2007	7,457	—	—	—	7,457
2008	69,609	275,000	165,000	12	509,621
2009	7,106	—	—	—	7,106
2010	57,519	—	—	—	57,519
2011	234,106	50,000	—	—	284,106
2012	182,760	—	—	—	182,760
2013	23,031	—	—	—	23,031
2014	3,034	50,000	—	—	53,034
2015	44,298	—	—	—	44,298
Thereafter	8,987	50,000	—	—	58,987

Total	$639,689	$425,000	$165,000	$12	$1,229,701

Financing Strategy—We do not have a formal policy limiting the amount of debt we incur, although we currently intend to operate so that our indebtedness will not exceed 60% of our total market capitalization at the time of incurrence. Our total market capitalization is defined as the sum of the market value of our outstanding shares of common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock that we will issue to certain of our officers under our long-term incentive plan, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our shares of common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. As of September 30, 2006 our pro forma debt to total market capitalization ratio would have been 32.9%. Our charter and our bylaws do not limit the amount or percentage of indebtedness that we may incur. We are, however, subject to certain leverage limitations pursuant to the restrictive covenants of our outstanding indebtedness. For example, under our senior unsecured revolving credit facility, we have agreed that we will not permit our total indebtedness to be more than 55% of our total asset value and our total secured indebtedness to be more than 40% of our total asset value. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

Contractual Obligations

The following table reflects our contractual obligations as of September 30, 2006, specifically our obligations under long-term debt agreements, operating lease agreements and purchase obligations (amounts in thousands):

	Payments due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Scheduled long-term debt maturities, including interest	$1,513,924	$78,360	$621,432	$330,127	$484,005
Operating leases(1)	276,266	19,453	45,187	43,438	168,188
Purchase obligations(2)	47,796	47,796	—	—	—

Total	$1,837,986	$145,609	$666,619	$373,565	$652,193

(footnotes on following page)

(footnotes to previous page)

(1)	As of September 30, 2006, we had 20 operating lease obligations, all of which were in connection with our operating partnership’s private placement.
(2)	As of September 30, 2006, we had entered into two agreements to acquire certain properties in the future upon completion by third-party developers.

Off-Balance Sheet Arrangements

As of September 30, 2006 and 2005, respectively, and as of December 31, 2005, 2004 and 2003, respectively, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We own interests in unconsolidated joint ventures. Based on the provisions of the relevant joint venture agreements, we are not deemed to have control of these joint ventures sufficient to require or permit consolidation for accounting purposes (for additional information, see “Note 1—Organization and Summary of Significant Accounting Policies” to our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006). There are no lines of credit, side agreements, or any other derivative financial instruments related to or between our unconsolidated joint ventures and us, and we have no material exposure to financial guarantees. Accordingly, our maximum risk of loss related to these unconsolidated joint ventures is generally limited to the carrying amounts of our investments in the unconsolidated joint ventures, which were $19.8 million and $6.1 million at September 30, 2006 and December 31, 2005, respectively. We have, however, made certain non-recourse guarantees with respect to certain debt issuances by these joint ventures, which, under certain limited circumstances, may become full-recourse guarantees.

Funds From Operations

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider FFO as defined by NAREIT, to be a useful supplemental measure of our operating performance. FFO is generally defined as net income, calculated in accordance with GAAP, plus real estate-related depreciation and amortization, less gains (or losses) from dispositions of real estate held for investment purposes and adjustments to derive our pro rata share of FFO of consolidated and unconsolidated joint ventures. We consider FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding all operating real estate depreciation and amortization and gains or losses related to sales of previously depreciated operating real estate, FFO can help the investing public compare the operating performance of a company’s real estate between periods or to other companies. However, you should note that FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

The following table presents the calculation of our FFO reconciled from net income (loss) for the periods indicated below on a historical basis (unaudited, amounts in thousands):

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2006	2005	2005	2004	2003
Reconciliation of net income (loss) to FFO:
Net income (loss) attributable to common shares	$(9,856)	$(8,031)	$(11,960)	$(255)	$347
Adjustments:
Real estate related depreciation and amortization	82,764	48,796	72,206	19,273	1,195
Equity in losses of unconsolidated joint ventures	254	—	—	—	—
Equity in FFO of unconsolidated joint ventures	324	—	—	—	—
Minority interests in income (losses)	(587)	(284)	(526)	—	—
FFO attributable to minority interests	(2,228)	(584)	(1,413)	(10)	(7)
Gain recognized on disposition of real estate interests	(3,476)	—	—	—	—

FFO attributable to common shares, basic	67,195	39,897	58,307	19,008	1,535
FFO attributable to dilutive securities	1,384	122	262	10	7

FFO attributable to common shares, diluted	$68,579	$40,019	$58,569	$19,018	$1,542

Inflation

For the last several years, inflation has not had a significant impact on us because of the relatively low inflation rates in our markets of operation. Most of our leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within six years which may enable us to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

New Accounting Pronouncements

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” or FIN 47. FIN 47 requires the recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated, even if uncertainty exists about the timing and/or method of settlement. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement. We adopted FIN 47 during the fourth quarter of 2005 and there was no material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” or SFAS No. 154, which supersedes Accounting Principles Board, or APB, Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement amends the requirements for the accounting for and reporting of changes in accounting principle. It requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS No. 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the requirements of SFAS No. 154 in the fourth quarter of 2005 and there was no material impact on our consolidated financial statements.

In June 2005, the Emerging Issues Task Force, or EITF, issued EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under this consensus, a sole general partner is presumed to control a limited partnership (or similar entity) and should consolidate that entity unless the limited partners possess kick-out rights or other substantive participating rights as described in EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” As of June 29, 2005, this consensus was effective immediately for all new or modified agreements, and effective beginning in the first reporting period that ends after December 15, 2005 for all existing agreements. We adopted the requirements of this consensus in the third quarter of 2005 and such adoption did not have a material impact on our consolidated financial statements.

In June 2005, the EITF issued EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements.” This consensus requires that leasehold improvements acquired in a business combination, or purchased subsequent to the inception of a lease, be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. This consensus was effective for all reporting periods beginning after June 29, 2005. We adopted EITF Issue No. 05-6 during the second quarter of 2005 and such adoption did not have a material impact on our consolidated financial statements.

On July 13, 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” or FIN 48. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification of interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We will be required to adopt this interpretation in the first quarter of 2007. We are currently evaluating the requirements of FIN 48. We do not believe such adoption will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R) which is a revision of SFAS No. 123. SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the award’s fair value on the grant date and recognize the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period. This statement focuses primarily on accounting for transactions in which an entity obtains employment services in stock-based payment transactions. SFAS No. 123(R) is effective for publicly listed companies for the annual period beginning after December 15, 2005. We adopted SFAS No. 123(R) during the first quarter of 2006 and there was no material impact on our consolidated financial statements.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This bulletin provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance in this bulletin must be applied to financial reports covering the first fiscal year ending after November 15, 2006. We do not believe such adoption will have a material impact on our annual 2006 consolidated financial statements.

On September 18, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair-value measurements. We will adopt the provisions of SFAS No. 157 effective January 1, 2008. We do not believe such adoption will have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss from adverse changes in market prices such as rental rates and interest rates. Our future earnings and cash flows are dependent upon prevailing market rates. Accordingly, we manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows for debt service, acquisitions, capital expenditures, distributions to stockholders and OP unit holders, and other cash requirements. The majority of our outstanding debt has fixed interest rates, which minimizes the risk of fluctuating interest rates.

Our exposure to market risk includes interest rate fluctuations in connection with our credit facilities and other variable rate borrowings and forecasted fixed rate debt issuances, including refinancing of existing fixed rate debt. Interest rate risk may result from many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control. To manage interest rate risk for forecasted issuances of fixed rate debt, we primarily use treasury locks and forward-starting swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited, pre-determined period of time. During the nine months ended September 30, 2006 and 2005, such derivatives were used to hedge the variable cash flows associated with forecasted issuances of debt, which are expected to occur during the period from 2007 through 2012, and certain variable rate borrowings and, during 2005, such derivatives were used to hedge the variable cash flows associated with $150.0 million of forecasted issuances of debt. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

As of September 30, 2006, derivatives with a negative fair value of $9.4 million were included in other liabilities. There was no ineffectiveness to be recorded during the three and nine months ended September 30, 2006. The liabilities associated with these derivatives would increase approximately $15.2 million if the market interest rate of the referenced swap index were to decrease 10% (or 0.52%) based upon the prevailing market rate at September 30, 2006.

Similarly, our variable rate debt is subject to risk based upon prevailing market interest rates. At September 30, 2006, we had approximately $465.2 million of variable rate debt outstanding. If the prevailing market interest rates relevant to our variable rate debt as of September 30, 2006, were to increase 10%, our interest expense for the three and nine months ended September 30, 2006 would have increased by $275,000 and $393,000, respectively, and our interest expense for the three and nine months ended September 30, 2005 would have increased by $47,000 and $48,000, respectively. If the prevailing market interest rates relevant to our variable rate debt were 10% higher during the period, our interest expense for the years ended December 31, 2005 and 2004 would have increased by $111,000 and $92,000, respectively.

As of September 30, 2006, the estimated fair value of our debt was approximately $1.2 billion based on our estimate of the then-current market interest rates. As of December 31, 2005, our debt had a carrying value of approximately $642.2 million and the estimated fair value of such debt was approximately $627.3 million based on our estimate of current market interest rates.

OUR BUSINESS AND PROPERTIES

Overview

We are a leading real estate company specializing in the ownership, acquisition, development and management of bulk distribution and light industrial properties located in 23 of the highest volume distribution markets in the United States. In addition, we manage, and own interests in, industrial properties through our institutional capital management program. Our properties primarily consist of high-quality, generic bulk distribution warehouses and light industrial properties. The properties we target for acquisition or development are generally characterized by convenient access to major transportation arteries, proximity to densely populated markets and quality design standards that allow for easy reconfiguration of space. In the future, we intend to continue to focus on properties that exhibit these characteristics, to expand our operations into other target markets in the United States and to add additional properties in our existing markets as well as acquire and develop properties in selected international markets, including Mexico, where we believe we can achieve favorable returns and leverage our management expertise.

Since June 2003, we have acquired over $2.9 billion of industrial assets in 69 transactions. As of September 30, 2006, we owned interests in 388 industrial real estate buildings consisting of 233 bulk distribution properties, 113 light industrial properties and 42 service center or flex properties totaling 60.4 million rentable square feet. Our portfolio of consolidated operating properties consists of interests in 374 industrial properties totaling 55.0 million rentable square feet that were 92.9% occupied as of September 30, 2006. In addition, we have a 20% interest in six unconsolidated properties totaling 2.6 million rentable square feet that was 100.0% occupied as of September 30, 2006 in an institutional joint venture. In addition, we own four consolidated development properties that total 1,052,539 rentable square feet and also have four development joint venture properties totaling 1,641,263 rentable square feet. As of November 27, 2006, we owned approximately 115 acres of land as well as options to acquire approximately 75 acres of land that we believe can support in the aggregate approximately 2.8 million rentable square feet of new industrial development. Additionally, through our recently established SCLA joint venture described herein, we control up to 4,350 acres of land located in the Inland Empire submarket of the Southern California industrial real estate market through master development agreements with a term of up to 13 years. Phase one of the SCLA project involves 344 acres we plan to acquire in 2006 that we believe can accommodate up to 6.5 million rentable square feet of industrial development. We anticipate starting construction of between 1.5 million and 2.0 million rentable square feet within the next 12 to 18 months.

We have a stable, broadly diversified tenant base. As of September 30, 2006, we had approximately 769 tenants with no single tenant accounting for more than 2.2% of our annualized base rents. Our ten largest tenants occupy 16.0% of our leased portfolio, including our pro rata interest of our joint ventures. We intend to maintain a well-diversified mix of creditworthy tenants to limit our exposure to any single tenant or industry. We believe that our broad national presence in 23 of the top U.S. distribution and logistics markets is attractive to large users of distribution space and allows us to build strong relationships with our tenants. Furthermore, we are actively engaged in meeting our tenants’ expansion, consolidation and relocation requirements. From January 1, 2006 through November 27, 2006, we had completed a total of 561,843 rentable square feet of expansions for bulk distribution facilities for Johnson and Johnson Health Care Systems, Inc. and Bridgestone/Firestone North American Tire, LLC, and we were relocating Cummins Inc. into a 603,586 rentable square foot bulk distribution facility under development representing a 273,586 rentable square foot expansion.

Our primary business objectives are to maximize sustainable long-term growth in earnings and FFO and to maximize total return to our stockholders. In our pursuit of these objectives, we will:

•	acquire high-quality industrial properties;

•	pursue development opportunities, including through joint ventures;

•	expand our institutional capital management business;

•	actively manage our existing portfolio to maximize operating cash flows;

•	sell non-core assets that no longer fit our investment criteria; and

•	expand our operations into selected domestic and international markets, including Mexico.

Our executive management team possesses substantial expertise in all aspects of industrial real estate management, marketing, leasing, acquisition, development and finance. Tom Wattles, one of our company’s co-founders and our Executive Chairman, has been actively involved in the real estate business since 1978. Phil Hawkins, our Chief Executive Officer, has extensive public REIT operating experience and 24 years of commercial real estate experience. Jim Cochran, our President and Chief Investment Officer, joined our company in 2004 and has been involved in the industrial real estate sector for over 20 years. Stuart Brown, our Chief Financial Officer, has 17 years of public company accounting and capital markets experience, including most recently three years of public REIT experience. As of November 27, 2006, we employed 64 individuals. Upon completion of this offering, our officers and directors will beneficially own approximately 2.8% of our shares of common stock on a fully-diluted basis.

Our principal executive office is located at 518 Seventeenth Street, Suite 1700, Denver, Colorado 80202; our telephone number is (303) 597-2400. We also maintain regional offices in Dallas, Texas and Atlanta, Georgia. Our website address is www.dctindustrial.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Our Competitive Strengths

We believe that we distinguish ourselves from other owners, operators, acquirers and developers of industrial properties through the following competitive strengths:

•	High-Quality Industrial Property Portfolio. Our portfolio of industrial properties primarily consists of high-quality bulk distribution facilities specifically designed to meet the needs of our distribution tenants. As of November 27, 2006, approximately 87.4% of our portfolio based on rentable square footage was comprised of bulk distribution properties while approximately 10.2% of our portfolio was comprised of light industrial properties. The majority of our properties are specifically designed for use by major distribution and third-party logistics tenants and are readily divisible to meet re-tenanting opportunities. The table below illustrates the typical characteristics of the bulk distribution and light industrial properties in our portfolio.

	Bulk Distribution	Light Industrial
Building size (square feet)	75,000 - 1 million	50,000 to 150,000
Clear height (feet)	24 - 36	18 - 26
Loading	Dock high	Dock high
Truck court depth (feet)	90 - 200	90 - 120
Building depth (feet)	200 - 600	90 - 200
Percentage office space	2% - 10%	10% - 30%
Primary use	Distribution	Distribution/Light Assembly

We consider state-of-the-art bulk distribution properties to have the following features: average ceiling clear heights in excess of 24 feet, truck court depths in excess of 120 feet and with respect to bulk distribution buildings that are 200,000 rentable square feet or greater, early suppression fast response, or ESFR, sprinkler systems. As of November 27, 2006, of our buildings larger than 200,000 rentable square feet, 82.9% are state-of-the-art as defined above. In addition, the average age of our bulk distribution portfolio is 10.5 years. We believe that our concentration of high-quality bulk distribution properties provides us with a competitive advantage in attracting and retaining distribution users and tenants across in the markets in which we operate.

•	Proven Acquisition Capabilities. Beginning with our first acquisition in June 2003 through November 27, 2006, we had completed approximately $2.9 billion in industrial real estate acquisitions in 69 separate transactions involving 380 buildings totaling approximately 57.7 million rentable square feet. Excluding our three major portfolio acquisitions that were each in excess of $200.0 million, our average acquisition purchase price was approximately $22.4 million, which demonstrates our ability to access a steady pipeline of smaller acquisitions. Our acquisition capability is driven by our extensive network of industry relationships within the brokerage, development and investor community. Approximately 59% of the acquisitions noted above we completed based on total purchase price were sourced in off-market transactions where there has been no formal sales process.

•	Focused Development Strategy. Our extensive network of industry relationships has provided us with a consistent source of development opportunities. Since our first development project commenced construction in May 2005 through November 27, 2006, these relationships had produced nine completed development projects with a total development cost of approximately $153.4 million. In addition, as of November 27, 2006, we were developing approximately 1.2 million rentable square feet of bulk distribution facilities. Most of these development projects have taken the form of partnerships or fee for service relationships with leading local, regional or national developers. In our development partnerships, we may control the tenant relationship or the land, and we typically provide the majority of the equity capital. These partnerships are structured to provide us with attractive returns while aligning our interests with those of our development partner. We may also enter into forward purchase commitments pursuant to which we would purchase a property from the developer upon completion. We believe these structures allow us to operate more efficiently and with greater flexibility than if we were to maintain an internal development infrastructure.

•	Experienced and Committed Management Team. Our executive management team, including our Executive Chairman, collectively has an average of over 17 years commercial real estate experience and an average of over ten years focused on the industrial real estate sector. Additionally, our executive management team has extensive public company operating experience with all of our senior executives having held senior positions at publicly-traded REITs for an average of over ten years. Collectively, our executive management team has significant experience in all aspects of the commercial real estate industry including acquisitions, dispositions, financing, development, re-development, leasing and property and asset management and has operated in a variety of business and market cycles. Upon completion of this offering, our executive management team is expected to collectively own an approximate 1.8% equity interest in our company on a fully-diluted basis, which aligns executive management’s interests with those of our stockholders.

•	Strong Industry Relationships. We believe that our extensive network of industry relationships with the brokerage, development and investor communities will allow us to execute successfully our acquisition and development growth strategies and our institutional capital management strategy. These relationships augment our ability to source acquisitions in off-market transactions outside of competitive marketing processes, capitalize on development opportunities and capture repeat business and transaction activity. Beginning with our first acquisition in June 2003 through November 27, 2006, approximately 58% of our acquisitions, based on total purchase price, had been purchases from sellers with whom we had repeat business and transaction activities. Our strong relationship with the tenant and leasing brokerage communities aids in attracting and retaining tenants. Additionally, we believe that our relationship with Black Creek provides us with unique investment opportunities and will assist us in our international growth strategy, particularly our strategy to acquire and develop industrial real estate assets in Mexico. Our Executive Chairman, Tom Wattles, and one of our directors, James Mulvihill, are principals of Black Creek.

•

Access to Institutional Co-Investment Capital.    Our senior management team has broad long-term relationships within the institutional investor community that provide access to capital for both traditional joint ventures and funds or other commingled investment vehicles. These institutions include domestic pension plans, insurance companies, private trusts and international investors. We believe these relationships allow us to identify pockets of institutional demand and appropriately match institutional capital with investment opportunities in our target markets to maximize returns for our stockholders.

•	Growth Oriented Capital Structure. Our capital structure provides us with significant financial capacity to fund future growth. As of September 30, 2006, our pro forma debt to total market capitalization ratio would have been 32.9%. On a pro forma basis, as September 30, 2006, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we will have $190.6 million available under our $250.0 million senior unsecured revolving credit facility. As of November 27, 2006, 178 of our properties with a gross book value of $1.3 billion will be unencumbered and available as collateral for future financing.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings and FFO and to maximize total return to our stockholders. The strategies we intend to execute to achieve these objectives include:

•	Capitalizing on Acquisition Opportunities. We intend to continue to expand our portfolio through the acquisition of high-quality industrial properties in our target markets which include our existing markets as well as selected new domestic and international markets, including Mexico. We will generally acquire state-of-the-art bulk distribution and light industrial facilities and/or industrial assets located in irreplaceable locations where we believe there are significant growth and/or return opportunities. We intend to continue to focus on off-market acquisition opportunities through our extensive network of industry relationships in the brokerage, development and investor community and by utilizing our experience in identifying, evaluating and acquiring industrial properties in both single asset and portfolio transactions. As of November 27, 2006, we had 18 properties under contract with a transaction value of approximately $85.1 million and four properties and a land parcel under letter of intent with a transaction value of approximately $63.0 million.

•	Continuing to Grow Our Development Pipeline. We intend to utilize our strong relationships with leading local, regional and national developers to continue to grow our development pipeline. We believe that development, redevelopment and expansion of well-located, high-quality industrial properties should continue to provide us with attractive risk-adjusted returns. Furthermore, we believe that our control of a substantial inventory of developable land and extensive relationships with industrial tenants will make us an attractive strategic partner for established national, regional and local developers in our markets. As of November 27, 2006, we owned approximately 115 acres of land as well as options to acquire approximately 75 acres of land that we believe can support, in the aggregate, approximately 2.8 million rentable square feet of new industrial development. Additionally, through our recently established SCLA joint venture described herein, we control up to 4,350 acres of land located in the Inland Empire submarket of the Southern California industrial real estate market through master development agreements with a term of up to 13 years. Phase one of the SCLA project involves 344 acres we plan to acquire in 2006 that we believe can accommodate up to 6.5 million rentable square feet of industrial development. We anticipate starting construction of between 1.5 million and 2.0 million rentable square feet within the next 12 to 18 months.

•

Expanding Our Institutional Capital Management Platform.    We believe that joint ventures, funds or other commingled investment vehicles with institutional partners will enable us to increase our overall return on invested capital, augment our acquisition activity and penetration of new markets and increase our access to capital for continued growth. We intend to continue to co-invest in properties with institutional investors through partnerships, limited liability companies or other joint venture structures. These joint ventures generally operate under the same investment strategy that we apply to our other operations. Typically we will own a 10%-30% interest in these joint ventures. We generally seek to earn transaction-based fees and asset management fees, as well as promoted interests or incentive distributions based on the performance of the joint venture. In February 2006, we entered into a joint venture with BBK to create an institutional fund, DCT Fund I LLC, for the ownership of six industrial properties. In addition, in September 2006, we entered into a strategic relationship with DCTRT that established a series of industrial real estate joint ventures that we will manage. As of November 27, 2006, we have sold six properties having a value of approximately $65.3 million in connection with the first of the DCTRT joint ventures.

•	Maximizing Cash Flows From Existing Properties. We intend to maximize the cash flows from our existing properties by increasing rents, increasing occupancy levels, managing operating expenses and expanding and improving our properties. As of September 30, 2006, our consolidated operating portfolio was 92.9% occupied, leaving approximately 3.9 million square feet of rentable space available for lease-up. Additionally, we believe there is embedded rent growth potential in our properties. As of September 30, 2006, on a weighted-average portfolio basis, the in-place rents of our consolidated properties were $3.94 per rentable square foot, or approximately 3.0% below the weighted-average market rents for our properties on a rentable square foot basis. Further, based on expiring leases which were re-leased to new or existing tenants, our average rental rate growth per rentable square foot for the nine months ended September 30, 2006 was 5.7% and our weighted average retention during such period was 82.6%.

•	Recycling Capital Efficiently. We intend to selectively sell non-core assets in order to maximize total return to our stockholders by redeploying asset sales proceeds into new acquisition and development opportunities. We believe industrial real estate assets are in strong demand from institutional investors and we will seek to selectively identify asset sale opportunities in order to achieve our total return objectives. As of November 27, 2006, we had approximately $104 million of non-core assets that had been sold or were under contract or letter of intent to sell, which included all of our assets located in Boston, a non-target market, that we previously acquired in a portfolio transaction and subsequently sold on November 21, 2006 for approximately $44.1 million.

•	Pursuing International Growth Opportunities. We intend to seek international growth opportunities through the acquisition and development of industrial properties in selected new international markets. This strategy will focus on addressing the needs of both international and local corporations as they seek to expand and reconfigure their industrial distribution facilities. Currently, we are analyzing opportunities in Mexico, including in the following markets: Guadalajara, Juarez, Mexico City, Monterrey, Queretaro, Reynosa and Tijuana. Within our targeted markets in Mexico, we believe that there are significant growth opportunities. Members of our senior management and directors have significant experience in the acquisition and development of commercial properties in Mexico. James Mulvihill, a director of our company, is a co-founder and former chairman of Corporate Properties of the Americas, or CPA, a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico and that was sold by Black Creek to a U.S. institutional investor in September 2005. At the time of the sale, CPA had developed and acquired industrial properties totaling approximately 12.0 million square feet and had developed industrial business parks totaling approximately 800 acres. Consistent with this strategy, we recently entered into forward purchase commitments to acquire six industrial facilities in Monterrey, Mexico.

Background

We were founded in 2002 by Black Creek as an externally-advised REIT to focus on the acquisition, development and operation of bulk distribution and light industrial properties located in major distribution and logistics markets in the United States. Our day-to-day business and operations were managed by our former advisor, an affiliate of Black Creek, under the supervision of our board of directors until October 10, 2006, when we completed the Internalization. We are now a self-administered and self-advised REIT. We are structured as a so called “umbrella partnership REIT,” or UPREIT, which means that we own our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and owned approximately 97% of the outstanding equity interests of our operating partnership as of September 30, 2006.

Between 2002 and 2006 we raised equity capital to finance our real estate investment activities primarily through four consecutive continuous public offerings of our common stock for aggregate gross proceeds of approximately $1.6 billion, including shares issued pursuant to our distribution reinvestment plan. Accordingly, we have been filing periodic reports with, and have been subject to the rules and regulations of, the SEC since July 2002. Upon consummation of this offering, our common stock will become listed on the NYSE. Prior to this offering, we maintained a share redemption program to provide liquidity for our stockholders and holders of OP units until a secondary market developed for our shares. As of September 30, 2006 we had redeemed an aggregate of approximately 2.5 million shares of our common stock for total consideration of approximately $24.3 million pursuant to this program. Our share redemption program will terminate upon the completion of this offering. As of November 27, 2006, there are 152,054,638 shares of common stock issued and outstanding owned by approximately 36,000 stockholders.

In addition, since 2003 we have raised an aggregate of approximately $299.3 million though our operating partnership’s private placement of TIC Interests in our properties. These TIC Interests served as replacement properties for investors seeing to complete like-kind exchange transactions under Section 1031 of the Code and were 100% leased by our operating partnership pursuant to master leases. The leases contained purchase options whereby our operating partnership had the right, but not the obligation, to acquire the TIC Interests from the investors at a later point in time in exchange for OP units. On October 10, 2006, we discontinued our operating partnership’s private placement.

During the period that began January 1, 2006 and ended November 16, 2006, our operating partnership exercised purchase options pursuant to 11 individual master lease agreements to buy certain TIC Interests it had previously sold in 11 industrial properties located in Atlanta, Houston, Indianapolis, Louisville, Phoenix and Southern California. In connection with the exercise of these options, our operating partnership issued an aggregate of approximately 6.9 million OP units valued at approximately $73.1 million to acquire such TIC Interests.

As of November 27, 2006, our operating partnership has options to purchase 209 TIC Interests in 23 properties. In early October 2006, our operating partnership provided notice of exercise of its purchase options to the holders of these TIC Interests. However, for the exercise to have been effective for each of these 23 properties, all of the TIC Interest holders in such property had to consent to amend the related master lease. The amendment fixed the number of OP units to be paid and accelerated the date of closing of the purchase of the TIC Interests in each property to the earlier of: (1) a date selected by our operating partnership that was within 60 days after the completion of this offering; or (2) a date selected by our operating partnership that was within the stipulated closing period in the original master lease. The fixed purchase price for the TIC Interests was determined based on the value of the underlying real estate asset and the price per OP unit paid in the Internalization. Our operating partnership received unanimous consents to amend the master leases related to 14 of these 23 properties, which gives our operating partnership the right to purchase all remaining TIC Interests in these 14 properties for an aggregate of 6.8 million OP units valued at approximately $76.9 million during the accelerated closing period. Our operating partnership did not receive unanimous consents for the nine remaining properties, which would have given our operating partnership the right to purchase all remaining TIC Interests in these nine properties for an aggregate of 8.6 million OP units valued at approximately $96.5 million. Therefore, these nine properties will continue to be subject to our operating partnership’s purchase options under the terms of the original master leases. The closing periods for the purchase options relating to these nine remaining properties begin on March 31, 2007 and end on February 29, 2008.

We have experienced a substantial acceleration in our investment activity since we acquired our first property in June 2003. Of the 374 consolidated operating properties we owned as of September 30, 2006, 158 were acquired during 2005 for a total estimated cost of approximately $1.2 billion and 118 were acquired during the nine months ended September 30, 2006 for a total cost of approximately $965.9 million. Our acquisitions since 2003 have included three significant portfolio transactions: (1) the purchase from an unrelated third party of 53 bulk distribution, light industrial and service center facilities comprising approximately 4.9 million rentable square feet for approximately $238.9 million; (2) a merger with Cabot Industrial Value Fund, Inc., or Cabot, an unrelated third-party, and related transactions whereby we acquired Cabot’s portfolio, which, as of December 31, 2005, consisted of 104 properties located in 12 markets throughout the United States with a total historical cost of approximately $654.5 million and approximately $308.8 million of mortgage debt outstanding, for approximately $343.0 million; and (3) the purchase from an unrelated third party of 78 bulk distribution, light industrial and service center buildings comprising approximately 7.9 million rentable square feet located in eight markets, which we collectively refer to as Cal-TIA, for a total cost of approximately $510.1 million.

Illustrative Transactions

As described above in “—Business and Growth Strategies,” we will continue to seek growth opportunities through the development and acquisition of industrial properties. The following examples describe three of our successful transactions that illustrate the following types of growth opportunities: Tenant Expansion, Existing Tenant Build-To-Suit and Development and that we believe to be representative transactions.

Tenant Expansion—Memphis Trade Center III

In June 2004, we acquired Memphis Trade Center III, a 709,000 rentable square foot bulk distribution warehouse facility located in Memphis, Tennessee. At the time of the acquisition, approximately 440,000 rentable square feet of this facility were leased by a subsidiary of Johnson & Johnson, a Fortune 100 medical products company. Concurrent with our acquisition of this property, we also acquired a 17.4 acre contiguous expansion land parcel. In October 2005, we broke ground on a 330,000 rentable square foot expansion development project for Johnson & Johnson and completed the expansion in May 2006. Additionally, Johnson & Johnson agreed to a new coterminous ten year extension of the original 440,000 square feet. In February 2006, we contributed Memphis Trade Center III to our institutional capital management fund with BBK. Upon completion of the expansion in May 2006, we recognized a gain reflecting an appreciation in the value of the property of $5.1 million, $4.1 million of which was recognized as a gain that corresponds to BBK’s 80% interest in the fund.

Existing Tenant Build-To-Suit—Cummins Inc.-American Real Estate Partners Portfolio

In June 2004, we acquired the American Real Estate Partners (AREP) portfolio for a purchase price of $64.4 million. This portfolio consisted of three buildings in the Cincinnati market totaling approximately 1.2 million rentable square feet that are located in Park West International, a premier bulk distribution park located in close proximity to the Cincinnati/Northern Kentucky International Airport, and one building in the Nashville market totaling 520,000 rentable square feet. Cummins Inc. was one of the tenants in this portfolio at the time of our acquisition and occupied a 330,000 rentable square foot building. Based on our frequent discussions with Cummins, we learned of their need to expand their existing space. In October 2005, we commenced development on a new 603,586 rentable square foot state-of-the-art build-to-suit bulk distribution facility located approximately 20 miles south of Park West International on Interstate 71/75, a major north-south distribution corridor. In connection with this new development, effective as of October 16, 2006, we entered into a new 10-year lease for the build-to-suit property and terminated Cummins’ existing lease.

Development—Sycamore Canyon

In April 2006, we entered into a joint venture agreement with a subsidiary of Panattoni Construction, Inc., or Panattoni, a national commercial real estate developer, to acquire approximately 35 acres of land and to develop two warehouse buildings comprising approximately 868,000 rentable square feet in the Inland Empire submarket of the Southern California industrial real estate market. We believe the Inland Empire has had the highest net absorption rate of all industrial warehouse markets in the United States with an annual average net absorption of 14.0 million square feet over the last five years. This project, known as the Sycamore Canyon Logistics Center, is located at the Interstate 215 and the 60 Freeway interchange in southeast Riverside and is within six miles of the 91 Freeway and four miles of the March Inland Port and Foreign Trade Zone No. 244. Pursuant to our joint venture agreement with Panattoni, we will provide approximately 90% of the required equity capital for the project and will receive a preferred return on our invested capital. The first building, which is currently under development and which will total approximately 460,000 rentable square feet, is expected to be completed in January 2007 at a total cost of approximately $23.2 million, including land costs. Our involvement in this project is the result of our longstanding relationship with Panattoni, a partner that we have completed over $300.0 million of transaction activity with over the past three years. Subsequent to our entering into the Sycamore Canyon joint venture agreement, we believe that land values and lease rates in the Inland Empire have increased significantly which we believe will increase our overall potential return on the project.

Industrial Market Overview

Market and industry data and forecasts used in this section have been obtained from CoStar, PPR and other industry sources where specifically noted. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the uncertainties as the other forward-looking statements in this prospectus.

Overview

The industrial real estate market in the United States consists of approximately 12.7 billion square feet of rentable building area as of September 30, 2006 according to CoStar. Of this total, approximately 11.2 billion square feet is warehouse space, which consists of bulk distribution and light industrial properties, and approximately 1.5 billion is flex space. Warehouse properties, which represent the substantial majority of our assets, are characterized by their generic design and are generally leased to regional or national distribution tenants or tenants engaged in light manufacturing activities and are rented on a triple-net-lease basis. In contrast, flex space typically has been designed or configured to a specialized use such as research and development, with comparatively higher re-tenanting costs as compared to warehouse properties due to higher office finish.

The top 20 industrial warehouse markets in the United States comprise approximately 74.4% of the total national inventory as defined by CoStar. The table below summarizes the top 20 warehouse markets based on total inventory as of September 30, 2006.

Top Twenty United States Industrial Warehouse Markets

(Ranked by Rentable Building Area)

As of September 30, 2006

	Market	Inventory		Vacancy	YTD Net Absorption(1)	YTD Deliveries(2)	Under Const., SF	Quoted Annual Rates ($ psf)
Rank		RBA (Rentable Building Area)	% of Total RBA
1	Los Angeles	966,264,057	8.6%	2.8%	8,618,567	5,085,902	2,527,092	$7.22
2	Chicago	911,780,329	8.1%	10.6%	4,916,171	8,508,847	7,588,530	4.79
3	Northern New Jersey	738,513,906	6.6%	8.6%	(2,552,769)	5,784,890	2,009,620	5.72
4	Philadelphia	687,692,382	6.1%	10.2%	10,502,000	6,471,044	7,247,201	4.55
5	Dallas/Ft Worth	531,345,886	4.7%	10.0%	7,517,454	7,138,920	10,163,795	3.88
6	Atlanta	507,508,795	4.5%	11.5%	6,872,352	13,126,116	11,356,148	3.75
7	Detroit	459,370,698	4.1%	10.8%	864,839	1,739,207	565,103	4.82
8	Houston	386,765,582	3.4%	5.6%	4,251,881	1,950,444	3,628,537	4.54
9	Inland Empire (California)	365,629,991	3.3%	7.3%	13,540,085	18,960,216	23,574,144	5.59
10	Cleveland	342,140,567	3.1%	8.2%	2,053,544	221,000	251,300	3.91
11	Boston	285,380,234	2.5%	12.2%	366,283	584,970	1,812,228	5.80
12	Long Island (New York)	283,186,359	2.5%	3.7%	1,075,872	97,800	66,000	9.16
13	Cincinnati	271,755,135	2.4%	6.2%	593,537	153,449	509,420	3.72
14	Seattle/Puget Sound	255,524,729	2.3%	5.5%	3,491,508	3,694,351	5,409,577	6.27
15	St. Louis	237,694,350	2.1%	6.5%	2,613,026	2,128,132	3,399,739	4.55
16	Indianapolis	229,084,635	2.0%	10.7%	3,051,862	5,860,861	1,931,690	3.55
17	Orange (California)	228,839,831	2.0%	3.9%	128,792	804,115	1,385,477	8.31
18	Kansas City	222,925,248	2.0%	7.3%	845,963	557,516	1,678,533	3.80
19	Sacramento	217,543,788	1.9%	14.9%	4,217,361	4,115,000	2,977,735	4.90
20	Denver	214,886,114	1.9%	7.6%	2,334,211	1,293,536	1,652,183	5.06

	Top 20 Total / Weighted Average	8,343,832,616	74.4%	8.2%	75,302,539	88,276,316	89,734,052	$5.23

	U.S. Total / Weighted Average	11,214,435,558	100.0%	8.3%	113,002,984	111,909,111	121,380,466	$5.11

Source: CoStar

(1)	Represents the net change in occupied space for the first nine months of 2006. Includes direct and sublease space.
(2)	Represents buildings that complete construction for the first nine months of 2006. In order for the space to be considered delivered, a certificate of occupancy must have been issued for the property.

National industrial warehouse space rental rate growth trends continue to remain positive with an average quoted annual rate of $5.11 per square foot at the end of the third quarter 2006 according to CoStar. This represents a 1.6% increase as compared to the second quarter 2006 ($5.03 per square foot) and a 4.5% increase compared to the third quarter 2005 ($4.89 per square foot). Vacancy levels for industrial warehouse properties remain low with a national average of 8.3% at the end of the third quarter 2006 compared with 8.5% and 8.6% for the second quarter 2006 and the third quarter 2005, respectively.

Recent national industrial rental rate growth trends have been increasing since 2002 with steady increases in rental rates forecasted through the end of 2007. Rental rate growth is forecasted by PPR, an independent real estate research and portfolio strategy firm, to remain positive through 2007 albeit at a moderately slower pace than the robust 2005 levels as shown by the chart below.

Source: PPR

As the chart below illustrates, recent national vacancy trends have been positive as compared with the higher levels of the 2002-2004 period with minimal increases in vacancy forecasted through the end of 2007.

Source: PPR

The supply of new warehouse space across the United States is generally in line with demand with the new construction taking place in markets with significant demand drivers. Nationally, net absorption of industrial warehouse space was 113.0 million square feet for the first nine months of 2006 and as of September 30, 2006 approximately 121.4 million square feet of new industrial warehouse space was under construction, representing approximately 1.1% of total existing inventory. Absorption is forecasted by PPR to remain positive through 2007.

Source: PPR

The delivery of new industrial space has been relatively flat since the beginning of 2003, with moderate growth expected through the end of 2007.

Source: PPR

We believe that the industrial sector of the real estate industry exhibits a number of positive characteristics, including:

•	Short Development Lead Times: The construction of industrial properties has shorter development lead times when compared to other real estate asset classes, averaging six to nine months. This enables companies to adjust their development exposure in response to economic changes. As a result, industrial real estate has generally exhibited much more moderate supply/demand cycles than other types of investment real estate.

•

Low Vacancy Volatility:    Industrial properties have historically demonstrated more stable occupancy rates than other commercial real estate asset classes such as office assets. Due to its shorter development lead times, the industrial real estate sector responds more quickly to economic changes and is less susceptible to large, sustained increases in supply. Through economic cycles, the industrial real estate sector has exhibited relatively low volatility in vacancy rates. According to PPR, the vacancy rates for industrial properties in the United States have ranged from 7.1% to 10.7% over the last 15 years, with an average rate of 8.9% over this time period.

•	Modest Re-Tenanting Costs: Industrial building designs are generally generic with low levels of office finish, allowing ready use by a wide variety of potential tenants. As a result, the cost of re-tenanting facilities is relatively modest as compared to other commercial property types due to the low levels of office finish.

•	Comparatively Modest Maintenance Costs: Industrial properties have relatively lower maintenance requirements as compared to other real estate asset classes. The majority of recurring maintenance expenditures at industrial properties are related to the upkeep of parking lots and roofs.

•	Triple-Net Leases: Leases for industrial real estate assets are typically structured on a triple-net basis, limiting owners’ exposure to variable operating costs.

We believe that as a result of the above characteristics, that industrial real estate represents an attractive investment alternative to other real estate asset classes. As the table below illustrates, over the past 15 years, industrial properties in the United States have generated higher average annual returns than both office and retail properties, according to National Council of Real Estate Investment Fiduciaries (NCREIF):

NCREIF 15-Year Average Annual Return(1)

Source: NCREIF Property Index (NPI), 3rd Quarter 2006.

(1)	Annual return represents unleveraged private real estate return tracked by NCREIF and includes income return and capital appreciation.

Our Target Markets

We presently intend to focus primarily on our 27 target industrial markets throughout the United States which we believe will continue to have growing demand for distribution space because of one or more of the following characteristics:

•	Key transportation hubs including major roadways, major seaports with large container volume and airports with significant international flight volume and/or large cargo volume;

•	Strategically located, regional distribution markets with excellent interstate highway and rail connections;

•	Markets with a large population base within a 500 mile radius; and

•	Strong economic fundamentals, including employment and population growth.

Portfolio Summary

The following tables present an overview of our existing portfolio of industrial properties sorted by our target markets based on information as of September 30, 2006 (dollar amounts in thousands).

Consolidated Properties

Markets	Number of Buildings		Percent Owned(1)	Rentable Square Feet	Percentage of Total Rentable Square Feet	Occupancy Percentage(2)	Annualized Base Rent(3)	Percentage of Total Annualized Base Rent(3)	Number of Leases	Annualized Base Rent per Square Foot(4)
Target Markets
Atlanta	56		100.0%	6,550,271	11.9%	92.6%	$20,768	10.3%	118	$3.42
Baltimore/ Washington D.C.	13		100.0%	1,585,087	2.9%	90.7%	8,730	4.3%	30	6.07
Central Pennsylvania	6		100.0%	1,402,580	2.5%	100.0%	5,602	2.8%	9	3.99
Charlotte	11		100.0%	1,477,548	2.7%	80.1%	3,935	2.0%	20	3.33
Chicago	14		100.0%	2,877,988	5.2%	94.6%	10,239	5.1%	20	3.76
Cincinnati	39		100.0%	4,982,215	9.1%	88.3%	15,737	7.8%	93	3.58
Columbus	15		100.0%	4,401,788	8.0%	94.8%	13,025	6.5%	30	3.12
Dallas(5)	54		100.0%	6,810,543	12.4%	90.7%	23,464	11.6%	144	3.80
Denver	1		100.0%	160,232	0.3%	100.0%	903	0.5%	7	5.64
Houston	34		100.0%	2,452,711	4.5%	88.6%	10,994	5.5%	85	5.06
Indianapolis	8		100.0%	3,326,864	6.0%	95.5%	9,355	4.6%	19	2.95
Louisville	2		100.0%	521,000	0.9%	100.0%	1,706	0.8%	3	3.27
Memphis	10		100.0%	4,333,018	7.9%	94.1%	12,350	6.1%	14	3.03
Miami	6		100.0%	727,461	1.3%	92.4%	5,155	2.6%	18	7.67
Minneapolis	6		100.0%	828,466	1.5%	100.0%	3,943	2.0%	13	4.76
Nashville	5		100.0%	2,712,373	4.9%	91.7%	7,680	3.8%	6	3.09
New Jersey	10		100.0%	1,189,553	2.2%	96.2%	6,328	3.1%	28	5.53
Northern California	29		100.0%	2,410,960	4.4%	96.2%	12,708	6.3%	59	5.48
Orlando	12		100.0%	1,226,231	2.2%	95.2%	5,056	2.5%	35	4.33
Phoenix	15		100.0%	1,734,052	3.2%	95.3%	7,343	3.6%	30	4.44
San Antonio	2		100.0%	172,050	0.3%	86.9%	585	0.3%	5	3.91
Seattle	8		100.0%	1,198,617	2.2%	96.5%	5,465	2.7%	15	4.73
Southern California	12		100.0%	1,391,534	2.5%	99.8%	7,462	3.7%	27	5.37

Subtotal/Weighted Average(6)	368		100.0%	54,473,142	99.0%	92.9%	$198,533	98.5%	828	$3.92
Discontinued Operations
Boston	6		100.0%	567,441	1.0%	85.8%	3,054	1.5%	11	6.28

Total/Weighted Average—Operating Properties	374		100.0%	55,040,583	100.0%	92.9%	$201,587	100.0%	839	$3.94

Consolidated Properties Under Development
Atlanta	2		100.0%	688,067	65.4%	4.6%	$131	32.4%	1	$4.15
Chicago	2		97.6%	364,472	34.6%	17.1%	274	67.6%	1	4.40

Subtotal/Weighted Average	4		99.2%	1,052,539	100.0%	8.9%	$405	100.0%	2	$4.32

Total/Weighted Average—Consolidated Properties	378	(7)	100.0%	56,093,122	N/A	91.3%	$201,992	N/A	841	$3.94

Unconsolidated Properties

Markets	Number of Buildings		Percent Owned(1)	Rentable Square Feet	Percentage of Total Rentable Square Feet	Occupancy Percentage(2)	Annualized Base Rent(3)	Percentage of Total Annualized Base Rent(3)	Number of Leases	Annualized Base Rent per Square Foot(4)
Fund Properties
Atlanta	1		20.0%	577,500	21.8%	100.0%	$1,460	17.2%	2	$2.53
Central Pennsylvania	1		20.0%	100,000	3.8%	100.0%	403	4.8%	1	4.03
Chicago	1		20.0%	303,192	11.5%	100.0%	1,491	17.6%	2	4.92
Dallas	1		20.0%	540,000	20.4%	100.0%	1,638	19.3%	1	3.03
Memphis	1		20.0%	1,039,000	39.2%	100.0%	2,857	33.7%	2	2.75
New Jersey	1		20.0%	87,500	3.3%	100.0%	630	7.4%	1	7.20

	6		20.0%	2,647,192	100.0%	100.0%	$8,479	100.0%	9	$3.20
Unconsolidated Properties Under Development
Atlanta	1		97.1%	556,800	33.9%	0.0%	—	—	—	—
Nashville	1		95.0%	570,000	34.8%	0.0%	—	—	—	—
Southern California(8)	2		91.1%	514,463	31.3%	0.0%	—	—	—	—

	4		94.2%	1,641,263	100.0%	0.0%	—	—	—	—
Total/Weighted Average—Unconsolidated Properties	10	(7)	48.5%	4,288,455	N/A	61.7%	$8,479	N/A	9	$3.20

(1)	Weighted average ownership is based on rentable square feet.
(2)	Based on leases signed as of September 30, 2006 and calculated as rentable square feet less available square feet divided by rentable square feet.
(3)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the lease, as of September 30, 2006, multiplied by 12.
(4)	Calculated as Annualized Base Rent divided by rentable square feet under lease as of September 30, 2006.
(5)	Three of our buildings in this market totaling approximately 743,000 rentable square feet are under ground leases.
(6)	As described in more detail in this prospectus, six properties have been sold to DCTRT during the fourth quarter of 2006. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Institutional Capital Management.”)
(7)	Occasionally our leases contain provisions giving the tenant rights to purchase the property, which can take the form of a fixed price purchase option, a fair market value option, a right of first refusal option or a right of first offer option. The following chart summarizes such rights as of September 30, 2006:

	Number of Leases	Rentable Square Feet	Annualized Base Rent (000s)(3)
Fixed Price Purchase Options	6	2,516,034	$7,965
Fair Market Value Options	3	282,986	$1,323
Right of First Refusal Options	5	874,068	$2,661
Right of First Offer Options	4	873,904	$3,292
(8)	Includes one vacant 55,000 rentable square foot building that, as of November 27, 2006, was not under development that was recently acquired in connection with the SCLA transaction.

Property Types

The following table presents an overview of our existing portfolio of consolidated and unconsolidated properties, including properties under development, as categorized by property type and our target markets based on information as of September 30, 2006.

	Bulk Distribution			Light Industrial			Service Center			Total Portfolio
Markets	Num- ber of Build- ings	Rentable Square Feet	Occ. %(1)	Num- ber of Build- ings	Rentable Square Feet	Occ. %(1)	Num- ber of Build- ings	Rentable Square Feet	Occ. %(1)	Num- ber of Build- ings	Rentable Square Feet	Occ. %(1)
Target Markets
Atlanta	30	5,950,558	97.9%	15	793,428	65.2%	12	383,785	78.9%	57	7,127,771	93.2%
Baltimore/ Washington D.C.	12	1,445,663	89.8%	1	139,424	100.0%	—	—	—%	13	1,585,087	90.7%
Central Pennsylvania	7	1,502,580	100.0%	—	—	—%	—	—	—%	7	1,502,580	100.0%
Charlotte	6	1,186,948	78.2%	5	290,600	88.0%	—	—	—%	11	1,477,548	80.1%
Chicago	12	2,680,740	95.4%	3	500,440	93.7%	—	—	—%	15	3,181,180	95.1%
Cincinnati	18	4,149,918	87.1%	20	766,201	95.2%	1	66,096	81.2%	39	4,982,215	88.3%
Columbus	13	4,327,976	94.7%	2	73,812	100.0%	—	—	—%	15	4,401,788	94.8%
Dallas	31	6,216,425	91.9%	8	472,820	89.7%	16	661,298	87.3%	55	7,350,543	91.4%
Denver	1	160,232	100.0%	—	—	—%	—	—	—%	1	160,232	100.0%
Houston	11	1,538,593	92.7%	12	630,298	81.1%	11	283,820	82.8%	34	2,452,711	88.6%
Indianapolis	8	3,326,864	95.5%	—	—	—%	—	—	—%	8	3,326,864	95.5%
Louisville	2	521,000	100.0%	—	—	—%	—	—	—%	2	521,000	100.0%
Memphis	11	5,372,018	95.2%	—	—	—%	—	—	—%	11	5,372,018	95.2%
Miami	3	521,408	91.2%	2	156,669	100.0%	1	49,384	80.0%	6	727,461	92.4%
Minneapolis	5	751,666	100.0%	1	76,800	100.0%	—	—	—%	6	828,466	100.0%
Nashville	5	2,712,373	91.7%	—	—	—%	—	—	—%	5	2,712,373	91.7%
New Jersey	9	1,163,053	96.1%	2	114,000	100.0%	—	—	—%	11	1,277,053	96.5%
Northern California	8	1,403,932	100.0%	21	1,007,028	90.8%	—	—	—%	29	2,410,960	96.2%
Orlando	3	722,869	100.0%	9	503,362	88.4%	—	—	—%	12	1,226,231	95.2%
Phoenix	8	1,491,997	96.0%	7	242,055	91.3%	—	—	—%	15	1,734,052	95.3%
San Antonio	2	172,050	86.9%	—	—	—%	—	—	—%	2	172,050	86.9%
Seattle	8	1,198,617	96.5%	—	—	—%	—	—	—%	8	1,198,617	96.5%
Southern California	8	1,128,595	100.0%	3	242,573	100.0%	1	20,366	84.9%	12	1,391,534	99.8%

Subtotal/ Weighted Average	221	49,646,075	94.2%	111	6,009,510	88.0%	42	1,464,749	83.7%	374	57,120,334	93.3%
Discontinued Operations
Boston	4	440,341	93.3%	2	127,100	59.5%	—	—	—%	6	567,441	85.8%

Total/Weighted Average—Operating Properties	225	50,086,416	94.2%	113	6,136,610	87.5%	42	1,464,749	83.7%	380	57,687,775	93.2%
Properties Under Development	8	2,693,802	—	—	—	—	—	—	—%	8	2,693,802	—

Total/Weighted Average	233	52,780,218	N/A	113	6,136,610	N/A	42	1,464,749	N/A	388	60,381,577	N/A

(1)	Based on leases signed as of September 30, 2006 and calculated as rentable square feet less available square feet divided by rentable square feet.

Lease Expirations

Our industrial properties are typically “net” leased to corporate tenants for terms typically ranging from three to ten years with a weighted average remaining term of 4.0 years as of September 30, 2006. A “net” lease is a lease whereby the tenant is responsible for all operating expenses of, and to a limited extent certain capital expenditures for, the leased property. However, we do have certain leases that have specified limitations on the amount of such reimbursements. The following table sets forth a schedule of expiring leases for our operating properties including unconsolidated properties by rentable square feet and by annual minimum rents as of September 30, 2006 (dollar amounts in thousands).

Year	Rentable Square Feet Related to Expiring Leases	Percentage of Portfolio	Annualized Base Rent of Expiring Leases	Percentage of Rented Portfolio
2006(1)	2,141,863	3.5%	$9,539	4.5%
2007	5,816,150	9.6%	27,055	12.9%
2008	9,051,348	15.0%	34,361	16.4%
2009	9,506,437	15.8%	34,736	16.5%
2010	9,056,250	15.0%	33,191	15.8%
Thereafter	18,190,672	30.1%	71,184	33.9%

Subtotal	53,762,720	89.0%	$210,066	100.0%

Under development(2)	2,693,802	4.5%
Available	3,925,055	6.5%

Total portfolio	60,381,577	100.0%

(1)	Includes leases that are on month-to-month terms.
(2)	Includes 93,883 square feet where leases have been executed.

Tenant Diversification

As of September 30, 2006 there were no tenants that occupied more than 5.0% of our total portfolio based on gross leasable square feet. The following table describes our ten largest tenants based on rentable square footage occupied as of September 30, 2006 (dollar amounts in thousands).

Tenant	Number of Leases	Market	Annualized Base Rent(1)	Rentable Square Feet Occupied(2)	Percentage of Portfolio		Lease Expiration
Technicolor Videocassette, Inc.	2	Memphis	$2,345	806,000	1.50%		09/30/2014
		Memphis	1,622	648,750	1.21%		05/31/2011

Exel, Inc.	6	Atlanta	451	200,352	0.37%		09/20/2008
		Central Pennsylvania	2,140	503,423	0.94%		05/31/2011
		Cincinnati	101	34,666	0.06%		04/30/2009
		Columbus Orlando Orlando	1,425 390 43	500,000 108,394 5,600	0.93 0.20 0.01	% % %	12/31/2008 01/31/2008 09/30/2008

Bridgestone/Firestone	2	Cincinnati	1,056	352,000	0.65%		08/31/2015
		Nashville	2,425	987,873	1.84%		05/31/2013

The Clorox Sales Company	2	Dallas(4) Northern California	1,639 1,148	540,000 336,800	1.00 0.63	% %	02/28/2015 01/31/2014

Whirlpool Corporation	1	Indianapolis	2,253	804,586	1.50%		12/31/2008

United Parcel Service (UPS)	4	Cincinnati	2,138	710,400	1.32%		12/01/2013
		Memphis	100	16,800	0.03%		4/30/2008
		Orlando	122	21,968	0.04%		4/30/2009
		Phoenix	273	48,418	0.09%		6/30/2009

Johnson & Johnson Health Care(4)	1	Memphis	2,118	770,000	1.43%		02/28/2016

International Truck and Engine	2	Atlanta Dallas	999 1,112	352,170 360,000	0.66 0.67	% %	02/28/2013 12/31/2015

United Stationers Supply Co.	1	Memphis	2,077	654,080	1.22%		06/30/2010

Binney & Smith, Inc.	1	Central Pennsylvania	1,952	550,000	1.02%		04/20/2013

Total ten largest tenants’ leases	22		$27,929	9,312,280	17.32%

All other tenants’ leases	826		182,137	44,450,440	82.68%

Total portfolio(3)	848		$210,066	53,762,720	100.0%

(1)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the leases, as of September 30, 2006, multiplied by 12.
(2)	Based on leases signed as of September 30, 2006.
(3)	Unconsolidated properties included are not adjusted for ownership. Excludes 93,883 square feet where leases have been executed in properties under development.
(4)	Ownership of building is 20.0%.

Industry Diversification

The table below illustrates the diversification of our consolidated and unconsolidated portfolio by the industry classifications of our tenants as of September 30, 2006, excluding development properties (dollar amounts in thousands).

Industry	Number of Leases	Leases as a Percent of Total	Annualized Base Rent(1)	Annualized Base Rent as a Percentage of Total(1)	Rentable Square Feet	Percentage of Total Rentable Square Feet
3PL/Warehousing/Transport Services	115	13.6%	$43,137	20.5%	12,792,142	23.8%
Retail/Wholesale	88	10.4%	24,410	11.6%	6,376,885	11.9%
Computer/Electronics	48	5.7%	16,356	7.8%	3,028,220	5.6%
Paper/Packaging/Printing	45	5.3%	13,929	6.6%	3,385,052	6.3%
Industrial Durables	51	6.0%	13,974	6.7%	3,264,634	6.1%
Chemicals	26	3.1%	8,843	4.2%	3,344,395	6.2%
Building Supplies	51	6.0%	9,691	4.6%	2,380,323	4.4%
Furniture/Home Furnishings	27	3.2%	8,484	4.0%	2,304,543	4.3%
Electrical/Mechanical	41	4.8%	8,145	3.9%	1,934,843	3.6%
Food	25	2.9%	7,946	3.8%	1,494,119	2.8%
Consumer Packaged Goods	21	2.5%	6,630	3.2%	2,160,670	4.0%
Automotive	21	2.5%	4,206	2.0%	1,623,398	3.0%
Medical Products	28	3.3%	5,719	2.7%	1,202,636	2.2%
Pharmaceuticals	7	0.8%	3,966	1.9%	1,141,321	2.1%
Metals	8	0.9%	2,459	1.2%	630,883	1.2%
Apparel	7	0.8%	1,835	0.9%	464,973	0.9%
Other	239	28.2%	30,336	14.4%	6,233,683	11.6%

Total/Weighted Average	848	100.0%	$210,066	100.0%	53,762,720	100.0%

(1)	Annualized Base Rent is calculated as monthly contractual base rent (cash basis) per the terms of the lease, as of September 30, 2006, multiplied by 12.

Historical Tenant Improvements and Leasing Commissions

The table below sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our portfolio.

	Year Ended December 31,			Nine Months Ended September 30, 2006(1)	Weighted Average 2003 - September 30, 2006
	2003	2004(1)	2005(1)
Renewals(2)
Number of leases	—	1	30	51	30
Square feet	—	62,377	1,959,155	3,264,663	1,922,253
Tenant improvement costs per square foot	—	—	$0.17	$0.08	$0.11
Leasing commission costs per square foot	—	$0.60	$0.57	$0.37	$0.45
Total tenant improvement and leasing commission costs per square foot	—	$0.60	$0.74	$0.45	$0.56
New leases
Number of leases	—	8	49	68	45
Square feet	—	124,142	1,618,488	2,390,688	1,503,025
Tenant improvement costs per square foot	—	$0.58	$1.83	$1.01	$1.32
Leasing commission costs per square foot	—	$0.42	$1.23	$1.03	$1.09
Total tenant improvement and leasing commission costs per square foot	—	$1.00	$3.06	$2.04	$2.41
Total
Number of leases	—	9	79	119	75
Square feet	—	186,519	3,577,643	5,655,351	3,425,277
Tenant improvement costs per square foot	—	$0.39	$0.92	$0.47	$0.64
Leasing commission costs per square foot	—	$0.48	$0.87	$0.65	$0.73
Total tenant improvement and leasing commission costs per square foot	—	$0.87	$1.79	$1.12	$1.37

(1)	Recurring capital expenditures for properties acquired during the period are annualized.
(2)	Represents existing tenants who, upon expiration of their lease, enter into a new lease for the same space. Month-to-month leases are not included in renewal statistics.

Historical Capital Expenditures

The following table sets forth certain information regarding historical recurring capital expenditures (excluding tenant improvements) at the properties in our portfolio through September 30, 2006.

	Year Ended December 31,			Nine Months Ended September 30, 2006 Annualized(1)(2)	Weighted Average 2003 - September 30, 2006
	2003	2004(1)	2005(1)
Recurring capital expenditures	$—	$155,208	$2,471,139	$3,502,005
Total average square feet(3)	1,625,662	9,080,031	29,085,817	47,870,719
Recurring capital expenditures per average square foot	$—	$0.02	$0.08	$0.08	$0.07

(footnotes on following page)

(footnotes to previous page)

(1)	Recurring capital expenditures for properties acquired during the period are annualized.
(2)	Annual recurring capital expenditures were estimated by annualizing actual expenditures for the nine months ended September 30, 2006.
(3)	Total average square feet was determined by averaging the ending total operating square footage for each month in the appropriate period.

Regulation

General.    Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. We believe that each of our properties has the necessary permits and approvals to operate its business.

Costs of Compliance with Americans with Disabilities Act.    Under the Americans with Disabilities Act of 1990, or the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is “readily achievable.” We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters.    Under Federal, state and local laws and regulations relating to the protection of the environment, which we collectively refer to as environmental laws, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances or petroleum products at the property, and may be required to investigate and clean-up the contamination at the property or any contamination which has migrated from the property. These laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the owner or operator of a site may be subject to claims by third parties based on personal injury, natural resources or property damage and/or other costs, including investigation and clean-up costs, resulting from environmental contamination present at or emanating from a site. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing building material, or ACBM. These laws require that ACBM be properly managed and maintained, that those who may come into contact with ACBM be adequately apprised or trained and that special precautions, including removal or other abatement, be undertaken in the event ACBM is disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties may contain ACBM.

We invest in properties historically used for industrial, manufacturing, and commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

We maintain a portfolio environmental insurance policy that provides coverage for potential environmental liabilities, subject to the policy’s coverage conditions and limitations, for most of our properties. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

All of our properties were subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition or shortly after acquisition. In addition, each of the properties that are currently under contract but have not yet been acquired by us has been subject to, or will be subject to, a Phase I or similar environmental assessment. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey.

While some of these assessments have led to further investigation and sampling, none of our environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations taken as a whole. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. In addition, no assessments have been updated for purposes of this offering, and, as of November 27, 2006, approximately 25.0% of our properties had environmental assessments which were more than two years old. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us. If the costs of defending against environmental claims, of compliance with the various environmental laws and regulations, now existing or hereafter adopted, or of remediating any contaminated property exceed our budgets for such items, our ability to make expected distributions to stockholders could be adversely affected.

Other Regulations.    Our properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us, which expenditure could have an adverse effect on our results of operations and financial condition.

Except as described in this prospectus, there are no other laws or regulations which have a material effect on our operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. (See “Risk Factors—General Real Estate Risks—Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for any distributions” and “—Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs,” “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws,” “The Partnership Agreement” and “Federal Income Tax Considerations.”)

Insurance

We carry comprehensive general liability, fire, extended coverage, earthquake, business interruption, rental loss coverage and umbrella liability coverage on all of our properties with limits of liability which we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us on a replacement basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The cost of such insurance is passed through to tenants whenever possible. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we will carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio will be located in areas known to be seismically active. (See “Risk Factors—General Real Estate Risks—Uninsured losses relating to real property may adversely affect your returns.”)

Competition

We believe the current market for industrial real estate acquisitions to be extremely competitive. We compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other REITs, real estate limited partnerships, individuals and other entities engaged in real estate investment activities, some of which have greater financial resources than we do.

In addition, we believe the leasing of real estate to be highly competitive. We experience competition for tenants from owners and managers of competing properties, some of which own properties similar to ours in the same markets and submarkets in which our properties are located. As a result, we may have to provide free rent, incur charges for tenant improvements or offer other inducements, all of which may have an adverse impact on our results of operations.

Property Management Services

As of November 27, 2006, we employed 14 third-party property managers for management, leasing and maintenance of our properties. We seek to utilize the services of managers and leasing professionals with local expertise in our markets, which we believe allows us to be more effective as well as to further enhance our industry relationships.

Employees

Our employees perform various management and corporate functions, including, but not limited to, asset management, accounting, financial reporting, legal, planning and budgeting, property development and finance. As of November 27, 2006, we had 64 full-time employees. None of the employees is represented by a labor union.

In connection with the Internalization, we entered into a transitional services agreement with an affiliate of DCAG that provides us for one year with enumerated transitional services, including IT services, human resources, payroll and accounts payable services, to the extent we need them to operate our business.

Principal Executive Offices

Our executive office is located at 518 17th Street, Suite 1700, Denver, Colorado 80202. We also maintain regional offices in Dallas, Texas and Atlanta, Georgia.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. We are not a party to any material litigation or legal proceedings, or to the best of our knowledge, any threatened litigation or legal proceedings which, in the opinion of management, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Promoters

Our former advisor acted as a promoter of our company, which means it took initiative in founding and organizing our business.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of nine members, including a majority of directors who are independent within the meaning of the listing standards of the NYSE. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting or until their successors are duly elected and qualify. The first annual meeting of our stockholders after this offering will be held in 2007. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Position
Thomas G. Wattles	54	Executive Chairman and Director
Philip L. Hawkins	50	Chief Executive Officer and Director
Phillip R. Altinger	44	Director*
Thomas F. August	58	Director*
John S. Gates, Jr.	53	Director*
Tripp H. Hardin, III	45	Director*
James R. Mulvihill	42	Director
John C. O’Keeffe	46	Director*
Bruce L. Warwick	68	Director*
James D. Cochran	45	President and Chief Investment Officer
Stuart B. Brown	40	Chief Financial Officer
Daryl H. Mechem	45	Managing Director, Operations
Matthew T. Murphy	42	Senior Vice President, Finance and Treasurer
Michael J. Ruen	40	Senior Vice President

*	Indicates that such director is considered an independent director under the NYSE independence standards as determined by our board of directors.

The following is a biographical summary of the experience of our directors and executive officers.

Thomas G. Wattles, age 54, has been the Executive Chairman and a director of our company since 2003. Mr. Wattles also served as our Chief Investment Officer from March 2003 to September 2005 and was a consultant to our former advisor from 2003 through October 2006. Mr. Wattles is a principal of both Dividend Capital Group LLC and Black Creek, each a Denver-based real estate investment firm and both of which he joined in February 2003. In addition, from April 2005 through October 2006, Mr. Wattles was a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of DCTRT. From March 1997 to May 1998, Mr. Wattles served as Chairman of ProLogis Trust (NYSE:PLD), and served as Co-Chairman and Chief Investment Officer from November 1993 to March 1997. Mr. Wattles was a Managing Director of Security Capital Group Incorporated and served in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is also currently a director of Regency Centers Corporation (NYSE:REG) and chairs its Investment Committee and is a member of its Audit Committee. Mr. Wattles holds a Bachelor’s degree and an M.B.A. degree from Stanford University.

Philip L. Hawkins, age 50, has been our Chief Executive Officer and a director since October 2006, effective as of the consummation of the Internalization. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation (NYSE:CRE), where he had been employed since 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was recently acquired by a fund managed by The Blackstone Group in July 2006. Mr. Hawkins was responsible for an organization of over 700 employees that was active in 13 U.S. regional markets, overseeing CarrAmerica’s investment, development, leasing and management activities as well as its capital markets, finance and accounting, human resources and corporate communications functions. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with Jones Lang LaSalle, a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. Mr. Hawkins is currently a director of SBA Communications Corporation (NASDAQ:SBAC), a publicly traded wireless tower owner and operator. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Phillip R. Altinger, age 44, has been an independent director of our company since 2006. Mr. Altinger is currently a private investor. From 2001 through 2006, he was Executive Director, Corporate Development with Seagate Technology, a leading disc drive company, where he structured, executed and managed various equity and debt investments, as well as mergers-and-acquisitions transactions. Prior to joining Seagate, Mr. Altinger served in numerous senior financial positions at companies including Rio Hotel and Casino, Inc., a casino/hotel, and Catapult Entertainment, a videogame networking company. Mr. Altinger also held investment-banking positions with Volpe Brown Whelan & Company and Salomon Brothers. Mr. Altinger received his M.B.A. and Bachelor’s degrees in Mechanical Engineering and Economics, from Stanford University.

Thomas F. August, age 58, has been an independent director of our company since October 2006, effective as of the consummation of the Internalization. Mr. August is also a trustee of Brandywine Realty Trust, or Brandywine (NYSE:BDN), and was first elected to this position in January 2006 in connection with Brandywine’s acquisition of Prentiss Properties Trust, or Prentiss (formerly NYSE:PP). Prior to the acquisition, Mr. August served as President, Chief Executive Officer and a trustee of Prentiss. Mr. August served in such capacities since October of 1999 when he became Chief Executive Officer of Prentiss. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August holds a Bachelor’s degree from Brandeis University and an MBA degree from Boston University.
John S. Gates, Jr., age 53, has been an independent director of our company since October 2006, effective as of the consummation of the Internalization. Since January 1, 2005, Mr. Gates has served as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. Prior to forming PortaeCo, Mr. Gates co-founded CenterPoint Properties Trust, or CenterPoint, and served as Co-Chairman and Chief Executive Officer for the past 22 years. During that period, CenterPoint became the largest private property owner in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT (NYSE: CNT). In March 2006, CenterPoint was acquired by the California Public Employees Retirement System (CALPERS) and Jones Lang LaSalle for approximately $3.5 billion. He began his career as an Assistant to Governor James R. Thompson of Illinois. In 1979, he joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates has recently been nominated as a director of The Davis Funds, and is also in discussions regarding possible directorships of another public company and a private equity fund. Mr. Gates graduated from Trinity College in 1976 with a Bachelor’s degree in Economics and Philosophy.

Tripp H. Hardin, III, age 45, has been an independent director of our company since 2002. Mr. Hardin is a Principal of Trammell Crow Krombach Partners and has been associated with them or their predecessor company since 1986. He has been active in real estate activities since 1984, focusing primarily on the sale and leasing of industrial, office and commercial properties. He has also been active in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University with a Bachelor of Science degree in Industrial Engineering.

James R. Mulvihill, age 42, has been a director of our company since 2002 and, from 2002 through October 2006, was our Treasurer and Chief Financial Officer. In addition, Mr. Mulvihill was a consultant to our former advisor from 2002 through October 2006. Mr. Mulvihill is a principal of Black Creek, which he co-founded in 1993. In addition, since April 2005, Mr. Mulvihill has been a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of DCTRT. He was a co-founder and served as Chairman of Corporate Properties of the Americas, or CPA, until its sale in September 2005. CPA, a joint venture between an affiliate of Black Creek and Equity International Properties, is a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992, and as of June 30, 2006, with affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate projects with an aggregate value of approximately $4.0 billion. Mr. Mulvihill served as the Chairman and as a director of American Real Estate Investment Corp. (later known as Keystone Property Trust, NYSE:KTR) from 1993 through 1997, and as a director of Keystone Property Trust from 1997 through 1999. Mr. Mulvihill had co-founded American Real Estate Investment Corp. in 1993, which became an industrial, office and logistics REIT acquired by ProLogis Trust (NYSE:PLD) in August 2004. Prior to co-founding Black Creek, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and, subsequently, Chemical Bank. Mr. Mulvihill holds a Bachelor’s degree from Stanford University in Political Science.

John C. O’Keeffe, age 46, has been an independent director of our company since 2002. Mr. O’Keeffe has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has been active in the construction industry since 1983. Mr. O’Keeffe serves as a Project Executive, managing the construction of large healthcare projects. He graduated from Denison University in 1983 with a Bachelor’s degree in English Literature.

Bruce L. Warwick, age 68, has been an independent director of our company since 2005. Mr. Warwick is currently a Vice Chairman of The Related Companies, overseeing the development of various real estate development projects including office and residential properties throughout the United States. Prior to joining The Related Companies in 1998, Mr. Warwick served as Vice Chairman, Development of The Galbreath Company, overseeing development and management in the Eastern Region. He has been active in real estate construction activities since 1961. Mr. Warwick received a Bachelor of Arts degree from Colgate University in 1960.

James D. Cochran, age 45, has been our President since October 2006. In addition, since 2005, he has been our Chief Investment Officer and responsible for overall acquisition, development, institutional capital management and dispositions. Through October 2006, Mr. Cochran was also an employee of our former advisor. Since he joined our former advisor in February 2004, he has overseen over $3.0 billion in investment activity. Prior to joining our former advisor, he spent ten years with ProLogis Trust (NYSE:PLD) where he was a senior vice president, member of the Investment Committee and served as a member of the Board of Directors and Executive Committee for Macquarie ProLogis Trust, a publicly traded listed property trust in Australia. At ProLogis, Mr. Cochran held various positions including acquisition officer, market officer responsible for operations and development in Denver and Kansas City, head of the national acquisition and sales group, and capital markets where he raised private equity for joint ventures and funds in North America. Prior to joining ProLogis, Mr. Cochran worked at TCW Realty Advisors where he held acquisition and leasing positions with a focus on industrial product. Mr. Cochran also worked for Economics Research Associates where he performed market and financial feasibility studies for a variety of development projects. Mr. Cochran has a Bachelor of Arts degree from the University of California, Davis and an M.B.A. from The Anderson School at UCLA.

Stuart B. Brown, age 40, has been our Chief Financial Officer since October 2006, effective as of the consummation of the Internalization. Mr. Brown previously served as Vice President and Chief Accounting Officer of Federal Realty Investment Trust (NYSE:FRT) from 2003 to 2006. Federal Realty is a public REIT specializing in the ownership, management, development and redevelopment of high-quality retail assets. Before joining Federal Realty, Mr. Brown was Vice President, Finance for Giant Food, Inc., a domestic retail grocery chain that is part of the $56 billion Royal Ahold supermarket company. He also served in other corporate and operational finance positions at Royal Ahold over approximately ten years, including Vice President, Accounting at Ahold USA, the company’s U.S. retail headquarters, and Vice President, Investor Relations at the company’s global headquarters in the Netherlands. Mr. Brown began his career with Deloitte & Touche after earning his Masters of Accountancy from the University of Georgia.

Daryl H. Mechem, CCIM, age 45, has been a Managing Director of our company since 2005 and is responsible for property operations. Through October 2006, Mr. Mechem was also an employee of our former advisor. Since joining our former advisor in January 2004, Mr. Mechem has been responsible for the organizational infrastructure to implement the primary functions of Property Management, Leasing and Capital Expenditures for our company’s real estate portfolio. Currently, the operations department consists of approximately 26 associates located in our corporate headquarters in Denver, Colorado and two regional offices in Dallas, Texas and Atlanta, Georgia. Prior to joining our former advisor, Mr. Mechem was most recently a Senior Vice President and Regional Director for ProLogis where he had overall responsibilities for the day-to-day real estate operations in the Mid-Atlantic region which encompassed over 43 million square feet in 8 markets (Chicago, Cincinnati, Columbus, Indianapolis, Louisville, New Jersey, Pennsylvania and St. Louis). Mr. Mechem joined ProLogis in May 1995 as a Marketing Representative in the Houston market, was promoted to Vice President Market Officer in November 1999, First Vice President in 2001 and Senior Vice President in January 2003. Mr. Mechem holds a Bachelor’s degree from the University of New Mexico.

Matthew T. Murphy, age 42, has been a Senior Vice President of our company since 2005, our Treasurer since October 2006 and is responsible for accounting, financial reporting and treasury. Through October 2006, Mr. Murphy was also the Controller of our former advisor. From February 1998 until joining our former advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy has been active in the accounting functions in connection with real estate companies since 1992. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

Michael J. Ruen, age 40, has been a Senior Vice President of our company since 2005 and is responsible for capital deployment in the eastern United States and development. Through October 2006, Mr. Ruen was also an employee of our former advisor. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis Trust (NYSE:PLD). Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. Mr. Ruen has 15 years of experience in real estate. He received his Bachelor of Sciences degree from the University of Alabama and an M.B.A. from Georgia State University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Board Committees

Our board has established an investment committee, an audit committee and a compensation committee, and, upon completion of this offering, will appoint a nominating and corporate governance committee. The composition of each of the audit committee, the compensation committee and the nominating and corporate governance committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and we currently anticipate that each of these committees will be comprised of three independent directors.

Investment Committee

Our investment committee’s primary function is to review, evaluate and ultimately vote to approve acquisitions or developments of up to $25.0 million. Proposed acquisitions in excess of $25.0 million require approval by our board of directors. The investment committee is required to be comprised of four directors, at least three of whom must be independent directors, and, upon completion of this offering, will be comprised of John Gates, Tripp Hardin, John O’Keeffe and Tom Wattles, with Mr. Hardin serving as the chairperson.

Audit Committee

Our board of directors has established an audit committee, which, upon completion of this offering, will be comprised of three of our independent directors, Phill Altinger, Tom August and Bruce Warwick, with Mr. Altinger serving as the chairperson. Mr. Altinger has been determined by our board of directors to be an “audit committee financial expert” as that term is defined by the SEC. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The committee is also responsible for engaging independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The principal functions of the compensation committee are to:

•	evaluate the performance and compensation of our Chief Executive Officer;

•	review the compensation payable to our officers and members of our board of directors;

•	administer our long-term incentive plan and our incentive compensation plan; and

•	produce a report on executive compensation required to be included in the proxy statement for our annual meetings.

Upon completion of this offering, our compensation committee will be comprised of Phill Altinger, Tom August and Bruce Warwick, with Mr. August serving as the chairperson.

Nominating and Corporate Governance Committee.

The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It will also periodically prepare and submit to the board for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of each member of our board of directors and management and report thereon to our board of directors. Upon completion of this offering, our nominating and corporate governance committee will be comprised of John Gates, Tripp Hardin and John O’Keeffe, with Mr. Gates serving as the chairperson.

In the contribution agreement relating to the Internalization, we have agreed to cause an individual designated by DCAG to be nominated for election to our board at our annual stockholders’ meetings to be held in 2007, 2008 and 2009, in each case to serve a one-year term. The obligation terminates if at any time the persons who at the time of the Internalization are the beneficial owners of DCAG, together with the employees transferred to us in the Internalization, collectively beneficially own (directly or indirectly) less than 5,000,000 of the 15,111,111 OP units issued in the Internalization. The initial representative of DCAG will be James Mulvihill who is currently one of our directors.

Director Compensation

Each of our directors who is not an employee of our company receives an annual retainer of $30,000 for services as a director and receives a fee of $1,000 for each meeting attended in person or telephonically. Directors who serve on our investment, audit, compensation and/or nominating and corporate governance committees receive a fee of $1,000 for each meeting attended in person or telephonically. Directors who serve as the chair of our audit committee receive an additional annual retainer of $10,000 and directors who serve as the chair of one of our other committees receive an additional annual retainer of $7,500. Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

Our long-term incentive plan provides for formula grants of restricted stock and other equity awards to non-employee directors. On the date of each annual meeting of stockholders at which each non-employee director is re-elected to our board of directors, such non-employee director will be entitled to receive equity awards having a value of $35,000. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive equity awards having a value of $35,000 on the date of such initial election or appointment. On October 10, 2006, it was determined that each of our non-employee directors will receive a grant of phantom shares pursuant to which, after a one-year vesting period, such director could elect to receive 3,111 shares of our common stock having a value of $35,000. In addition, on October 6, 2006, each of Messrs. Altinger, Hardin, O’Keeffe and Warwick received a grant of options exercisable for 5,000 shares of our common stock beginning on October 6, 2008 at an option exercise price of $12.00 per share under our former independent director option plan.

In addition, directors who are members of a special committee may be entitled to receive additional fees for services as members of that special committee. The members of the special committee formed in connection with the Internalization earned compensation as follows: each of them earned $1,500 per meeting; Bruce Warwick and Phill Altinger, the committee co-chairs, each earned a one-time payment of $50,000, as well as a monthly retainer equal to $7,500 for serving in such capacity beginning on April 14, 2006, the date the special committee was formed; and John O’Keeffe and Tripp Hardin, the other members of the special committee, each earned a one-time payment of $20,000, as well as a monthly retainer equal to $5,000 for serving in such capacity beginning with the date the special committee was formed.

Executive Compensation

Prior to the consummation of the Internalization, we have had no paid employees and our day-to-day management functions have been performed by our former advisor and related affiliates.

Prior to the consummation of the Internalization, our executive officers have all been employees of or consultants to our former advisor or its affiliates, and we have not paid any of these individuals cash compensation for serving in their respective positions. See “Certain Relationships and Related Transactions” below for a discussion of fees we have paid to our former advisor and other affiliates.

As a result, individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid in 2006 on an annualized basis to our Chief Executive Officer and our four other most highly compensated executive officers. We have entered into employment-related arrangements with these executive officers which became effective upon consummation of the Internalization.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Base Salary($)(1)	Bonus($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)		All Other Compensation ($)
Philip L. Hawkins, Chief Executive Officer	2006	575,000	(2)			(3)		(4)(5)		(4)	—
James D. Cochran, President and Chief Investment Officer	2006	300,000	(2)		—			(4)		(4)	—
Stuart B. Brown, Chief Financial Officer	2006	250,000	35,000	(2)(6)		(7)		(4)(8)		(4)	—
Daryl H. Mechem, Managing Director, Operations	2006	250,000	(2)		—			(4)		(4)	—
Michael J. Ruen, Senior Vice President	2006	235,000	(2)		—			(4)		(4)	—

(1)	Amounts given are annualized projections for the year ending December 31, 2006 based on our employment agreements with the executives. See “—Employment Agreements” below.
(2)	Under the terms of their respective employment agreements, (i) Mr. Hawkins will be entitled to receive an initial target annual bonus of $575,000, with a pro rated portion of a minimum guaranteed bonus of $575,000 for 2006, (ii) Mr. Cochran will be eligible to receive a target cash bonus of $200,000, (iii) Mr. Brown will be entitled to a target annual bonus of $200,000 based on a Bonus Formula (as defined in our long-term incentive plan), with a pro-rated portion of a minimum guaranteed bonus of $200,000 for 2006, (iv) Mr. Mechem will be eligible to receive a target cash bonus of $125,000 and (v) Mr. Ruen will be eligible to receive a target cash bonus of $90,000.
(3)	Pursuant to his employment agreement, Mr. Hawkins will be reimbursed for reasonable moving and relocation expenses related to his relocation to the Denver, Colorado area, with a gross-up for taxes (if applicable); we will also provide him with a reasonable allowance for housing extending possibly through September 15, 2007; and he is entitled to reimbursement for travel, including commuting costs prior to the relocation of his family to Denver through September 15, 2007 at the latest.
(4)	Under the terms of their respective employment agreements, (i) Mr. Hawkins will be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $1,150,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, (ii) Mr. Cochran will be eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of an aggregate annual target value of $500,000, (iii) Mr. Brown will be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $250,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, (iv) Mr. Mechem will be

(footnotes continued on following page)

(footnotes to previous page)

eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of an aggregate annual target value of $225,000 and (v) Mr. Ruen will be eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of an aggregate annual target value of $275,000. The form of such long-term incentive compensation will be determined at the time of grant.
(5)	Pursuant to his employment agreement, as a signing bonus, Mr. Hawkins received, under our long-term incentive plan, 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007. For additional information regarding LTIP units, see “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program.”
(6)	Pursuant to his employment agreement, as a signing bonus, Mr. Brown received a $35,000 cash bonus.
(7)	Pursuant to his employment agreement, Mr. Brown will be reimbursed for reasonable moving and relocation expenses related to his relocation to the Denver, Colorado area, with a gross-up for taxes (if applicable); we will also provide him with a reasonable allowance for temporary housing extending possibly through April 10, 2007; and he is entitled to reimbursement for travel, including commuting costs prior to the relocation of his family to Denver through April 10, 2007 at the latest.
(8)	Pursuant to his employment agreement, as a signing bonus, Mr. Brown received, under our long-term incentive plan, 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on October 10, 2007. For additional information regarding LTIP units, see “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program.”

Compensation Committee Interlocks and Insider Participation

During 2005, the following directors served on our compensation committee: Robert Masten, Bruce Warwick, James Mulvihill, and Lars Soderberg. Mr. Mulvihill also served as our Treasurer and Chief Financial Officer.

2006 Long-Term Incentive Plan

Summary

This summary of the provisions of the long-term incentive plan is qualified in its entirety by reference to the full text of the long-term incentive plan. To the extent that there is a conflict between this summary and the long-term incentive plan, the long-term incentive plan will govern. Capitalized terms used but not defined herein will have their meanings as defined in the long-term incentive plan.

Purpose

The purpose of our long-term incentive plan is to provide us with the flexibility to use restricted stock, stock options and other awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. Key employees, directors, officers, consultants, advisors or other personnel of ours and our subsidiaries as well as joint venture affiliates of us or our subsidiaries and employees of the foregoing will be eligible to be granted stock options (including stock appreciation rights), restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the long-term incentive plan.

Administration

Our long-term incentive plan is administered by our compensation committee. Our compensation committee, appointed by our board, has the full authority to administer and interpret our long-term incentive plan, to authorize the granting of awards, to determine the eligibility of key employees, directors, officers, consultants, advisors or other personnel of ours and our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the long-term incentive plan) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the long-term incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with our long-term incentive plan or the administration or interpretation thereof. In connection with this authority, our compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. Our long-term incentive plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code, or, if no such committee exists, our board. References below to our compensation committee include a reference to our board of directors for those periods in which our board of directors is acting. In addition, our compensation committee may, in its discretion, delegate to our Chief Executive Officer, or his or her delegate, all or part of its authority and duties with respect to awards (where relief from the limitations of Section 162(m) of the Code is not sought).

Eligibility and Types of Awards

Key employees, officers, directors, consultants and advisors as well as joint venture affiliates of us or our subsidiaries or employees of the foregoing are eligible to be granted stock options (including stock appreciation rights), restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under our long-term incentive plan. Eligibility for awards under our long-term incentive plan is determined by our compensation committee. No new award may be granted under our long-term incentive plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors and (ii) our stockholders. We currently expect to grant equity awards under our long-term incentive plan on an annual basis. We currently expect to grant initial annual equity awards in the beginning of 2007, which will vest 20% per year over a five-year period, and, commencing in the beginning of 2008, we expect to grant annual equity awards generally during the first quarter of the year based on the prior year’s performance, which will vest 25% per year over a four-year period.

Available Shares

Subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock subject to awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under our long-term incentive plan (from the date of its adoption) may not exceed 8,000,000. Subject to adjustment upon certain corporate transactions or events, in no event may any optionee receive options for more than 2,000,000 shares on an annual basis. If an option or other award granted under our long-term incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. During the term of our long-term incentive plan, each director will receive his or her regular directors’ fees in the form of quarterly payments in arrears, in the form of shares of our common stock (or, as provided and permitted by our board of directors, restricted shares, phantom shares or other equity-based awards), unless the director elects in writing to receive such payment in cash.

Awards Under the 2006 Long-Term Incentive Plan

Stock Options (including Stock Appreciation Rights)

The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Code, will be determined by our compensation committee. The exercise price of an option will be determined by our compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100%, or 110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our long-term incentive plan, of the fair-market value of shares of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant. Options will be exercisable at such times and subject to such terms as determined by our compensation committee. The committee may grant a stock appreciation right by permitting an optionee to elect to receive upon the exercise of an option shares or cash, or a combination thereof, with an aggregate value equal to the excess of the value of the applicable shares over the aggregate option price.

Restricted Stock

A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our board of directors or compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock. Although dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as shares of our common stock, holders of restricted stock are prohibited from selling such shares until they vest.

Phantom Shares

Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair-market value of a share of our common stock, or, if provided by our compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by our compensation committee at the time of grant. Unless otherwise determined by our compensation committee at the time of the grant, phantom shares will be settled by a transfer of shares of common stock. Phantom shares will be settled with a single-sum distribution; however, our compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares, installments over a period not to exceed ten years. Unless otherwise provided in the applicable award agreement, or pursuant to a permissible election, the settlement date with respect to a phantom share generally is the first day of the month to follow the date on which the phantom share vests.

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value of dividends declared on shares of common stock otherwise subject to an award. Our compensation committee may provide that amounts payable with respect to dividend equivalents will be converted into cash or additional shares of common stock. Our compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards

Our long-term incentive plan authorizes the granting of (i) other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and stock appreciation rights), and subject to terms and conditions established at the time of grant, (ii) limited-partnership or any other membership or ownership interest in a subsidiary or other partnership, and (iii) awards valued by reference to book value, fair value or performance parameters relative to us or any subsidiary or group of subsidiaries.

Performance Goals

Our compensation committee may, in its discretion, in the case of awards intended to qualify for an exception from the limitation imposed by Section 162(m) of the Code, establish one or more performance goals as a pre-condition to the issuance or vesting of awards, and provide, in connection with the establishment of the performance goals, for pre-determined awards to those participants with respect to whom the applicable performance goals are satisfied. The performance goals will be based upon one or more of the following criteria: pre-tax income; after-tax income; net income; operating income; cash flows; earnings per share; return on equity; return on invested capital or assets; cash or funds available for distribution; appreciation in the fair-market value of shares of our common stock; return on investment; total return to stockholders; net earnings growth; stock appreciation; related return ratios; increase in revenues; net earnings; changes (or the absence of changes) in the per-share or aggregate market price of shares of our common stock; number of securities sold; earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period; total revenue growth; our published ranking against our peer group of REITs based on total stockholder return; FFO; same-store sales from period to period;

objectively determinable capital deployment; realized gains on assets; and objectively determinable expense management. In general, we currently expect that the granting of annual incentive awards will be based on a combination of the following factors: our company’s overall performance, the performance of the employee’s business team or unit and/or the individual employee’s own performance during the prior fiscal year. In addition, we currently expect that each employee will have a defined annual equity award range with a low, target and high award opportunity, expressed as a dollar value.

Adjustments in General; Certain Change-in-Control Provisions

In the event of certain corporate reorganizations or other events, our compensation committee generally will make certain adjustments in its discretion to the manner in which our long-term incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change in control (as defined in our long-term incentive plan), our compensation committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, if our compensation committee determines that the adjustments do not have an adverse economic impact on the participants, and certain other special provisions may apply.

Amendment and Termination

Our board of directors may generally amend our long-term incentive plan as it deems advisable, except that no amendment may adversely affect a participant with respect to an award previously granted without such participant’s written consent unless such amendments are required in order to comply with applicable laws. In addition, our long-term incentive plan may not be amended without stockholder approval if the absence of such approval would cause our long-term incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

We have filed with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under our long-term incentive plan.

2006 Partnership Unit-Based Incentive Compensation Program

In connection with the Internalization, we have established a program under the long-term incentive plan for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units will be issued as a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under our long-term incentive plan, will be valued by reference to the value of our common stock, and will be subject to such conditions and restrictions as our compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives, including performance goals described under the section entitled “—2006 Incentive Compensation Plan” below. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the participant to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units will be structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into OP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with OP units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with OP units and therefore accrete to an economic value for the participant equivalent to OP units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with OP units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our long-term incentive plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, our compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Code or applicable Treasury Regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

2006 Outperformance Program

We intend to adopt an outperformance program providing for certain grants to be made under (and subject to) our long-term incentive plan, under which LTIP units (as described above) would be earned by selected senior executives if certain pre-established performance targets related to our compound annual stockholder return are met. As to the initial program, it is presently expected that participating executives will share in a “performance pool” if our total stockholder return for the three year performance period exceeds the greater of an absolute compound annual total stockholder return of 10% or 110% of the compound annual return of the MSCI US REIT Index. The size of the pool for the initial program is presently expected to be 10% of the outperformance amount in excess of the performance hurdle, subject to a maximum amount of $40 million. Each executive’s award under the program will be designated as a specified percentage of the aggregate performance pool. Individual awards are expected to be made in the form of LTIP units. LTIP units will not be entitled to distributions until and unless the performance pool is established. Distributions on LTIP units generally will equal the dividends paid on our shares of common stock on a per unit basis. The program is expected to provide that if the performance pool is established, each participating executive will be entitled to the distributions that would have been paid had the number of his or her earned LTIP units been issued at the beginning of the performance period. Thereafter, distributions will be paid currently and be vested on all earned LTIP units that are a part of the performance pool, whether vested or unvested. Although the amount of earned awards under the program (i.e. the number of LTIP units earned) will generally be determined when the performance pool is established at the end of the three-year performance period, only half will be fully vested at that time; the other half will vest ratably over the two-year period following the three-year performance period. As to the initial program, it is presently expected that the performance pool will be allocated in part as follows: Tom Wattles (17%); Phil Hawkins (17%); Jim Cochran (17%); Stuart Brown (10%); and Daryl Mechem (8%). The balance of the performance pool is expected to be allocated among other program participants, along with an unallocated reserve which may be allocated to newly hired or promoted executives. Any unallocated reserve remaining at the end of the performance period will be reallocated among program participants at the time on a pro-rata basis. In the event of a change in control (as determined for purposes of the outperformance program and our long-term incentive plan) during the performance period, the performance period will be shortened to end on a date immediately prior to such event and the performance hurdles will be adjusted on a pro-rata basis, with participating executives earning awards based on performance relative to the hurdle through the date of the change in control and all earned awards being fully vested upon the change in control. If employment of a participating executive is terminated before the end of the performance period as a result of death or disability, or is terminated without cause, in each case as determined under the outperformance program and our long-term incentive plan, the executive will earn awards based on performance relative to the hurdle through the date of termination. In the event of a change in control or termination as a result of death or disability or without cause after the performance period has ended, all unvested awards issued under the program will become fully vested.

2006 Incentive Compensation Plan

Under our incentive compensation plan, our compensation committee may award various forms of incentive compensation to officers and other key employees of us and our subsidiaries, as well as to the officers and key employees of our joint venture and other affiliates designated in the discretion of our compensation committee, and employees of the foregoing. Our incentive compensation plan is designed to take advantage of deductions available to us for performance-based compensation under Section 162(m) of the Code. Section 162(m) generally limits the U.S. federal income tax business-expense deduction taken by a publicly-traded company for annual compensation paid to its chief executive officer and its four other most highly compensated officers to $1.0 million. However, there is no limit on the deductibility of qualified performance-based compensation.

To satisfy the requirements of Section 162(m), compensation must be payable solely on account of the attainment of one or more objective performance goals established in writing by our compensation committee at a time when the attainment of those goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or our company as a whole, but need not be based on an increase or positive result under the business criteria selected. The compensation committee cannot increase the amount of compensation payable if a performance goal is attained, but may reduce or eliminate compensation even if the performance goal is attained. Stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount.

Forms of incentive compensation under our incentive compensation plan may include compensation based upon one or more of the following business criteria: pre-tax income; after-tax income; net income; operating income; cash flows; earnings per share; return on equity; return on invested capital or assets; cash or funds available for distribution; appreciation in the fair-market value of shares of our common stock; return on investment; total return to stockholders; net earnings growth; stock appreciation; related return ratios; increase in revenues; net earnings; changes (or the absence of changes) in the per-share or aggregate market price of shares of our common stock; number of securities sold; earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period; total revenue growth; our published ranking against our peer group of REITs based on total stockholder return; FFO; same-store sales from period to period; objectively determinable capital deployment; realized gains on assets; and objectively determinable expense management. Targets may be in absolute amounts or relative to the performance of other companies or of an index, and may be on an aggregate per-share or other similar basis. Performance targets may relate to particular fiscal years or to periods which are longer or shorter than a single fiscal year. Notwithstanding the foregoing, bonuses can be granted on bases other than those set forth above in the case of any bonus for which an exception from the limitations of Section 162(m) of the Code is not being sought. No officer or employee may be awarded a bonus of more than $2,000,000 for any year (or portion thereof) of a performance period, and in no event will any particular bonus be more than a total of $10,000,000 in the aggregate over a performance period. If multiple bonuses are granted to any particular individual, then the amount of such bonuses together will not total more than $12,000,000. Moreover, our compensation committee has no current intention of awarding bonuses to any executive that would approach the aforementioned limitations under our incentive compensation plan. Certain numerical adjustments to the standards and limitations referred to above may be permitted in the case of corporate and other transactions and events, as set forth in the plan. Bonuses may be payable in single lump sums, or may be payable over periods of years, and may (but will not be required to) be made forfeitable to the extent recipients do not continue to be employed by us or our subsidiaries throughout the period during which they are payable. Bonuses otherwise payable under our incentive compensation plan are subject to reduction or elimination by our compensation committee. Our compensation committee may determine that bonuses will be paid in cash or stock (or other equity-based grants), or a combination of cash and stock and that any such awards be made under our long-term incentive plan or any other equity-based plan or program of us and that in the case of any such grant, the grant will be governed in all respects by our long-term incentive plan or other equity-based plan or program. In addition, our compensation committee may, in its discretion, delegate to our Chief Executive Officer, or his or her delegate, all or part of our compensation committee’s authority and duties with respect to awards (where relief from the limitations of Section 162(m) of the Code is not sought). We may adopt other incentive award programs for fiscal 2006 and thereafter for one or more of our executive officers. We expect that payment of such other incentive compensation will be based on one or more of the business criteria described above. However, our compensation committee may determine from time to time that it is necessary or appropriate to approve discretionary annual incentive compensation based on other business criteria, or based solely on service, in order to meet our overall objectives in attracting, motivating and retaining our executives. This discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

In general, we currently expect that annual bonuses for employees that are eligible to receive bonuses will be based on a combination of the following factors: our company’s overall performance, the performance of the employee’s business team or unit and/or the individual employee’s own performance during the prior fiscal year. In addition, we currently expect that each such employee will have a defined annual bonus range with a threshold, target and high bonus opportunity.

Independent Director Option Plan

In 2002, we adopted the independent director option plan, which we used in an effort to attract and retain qualified independent directors. As of the date of this prospectus, we had granted 100,000 non-qualified stock options to purchase 100,000 shares of common stock pursuant to the independent director option plan, 80,000 of which were outstanding. Previously, each independent director received 10,000 options upon becoming a member of our board of directors and we issued options to purchase 5,000 shares to each independent director then in office on the date of our annual stockholders’ meeting. However, no further grants will be made under this plan.

A total of 300,000 shares were authorized and reserved for issuance under the independent director option plan. If the number of outstanding shares are increased, decreased, exchanged for, or changed into a different number or different kind of shares or securities through a reorganization or merger in which our company is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to exercise of the options. A corresponding adjustment to the consideration payable with respect to all options granted prior to any such change will also be made. Options granted under the independent director option plan will lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal of the independent director for cause, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of fully-paid common stock, valued at their fair market value (as defined in the plan) on the date of exercise. Options granted under the independent director option plan are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option may be exercised if such exercise would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Our independent directors may not transfer their options other than by will or the laws of descent or distribution.

Upon the dissolution or liquidation of our company, our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or a sale of all or substantially all of our properties, the independent director option plan will terminate, and any outstanding options will terminate and be forfeited. Our board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•	for the assumption by the successor corporation of the options granted or the replacement of the options with awards covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and prices;

•	for the continuance of the independent director option plan and the options by such successor corporation under their original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Employee Option Plan

In 2002, we adopted an employee stock option plan, which we refer to as the employee option plan. The employee option plan was designed to enable our company and our former advisor to obtain or retain the services of employees (not including any person who was a director of our company) considered essential to our long-range success by offering such employees an opportunity to participate in the growth of our company through ownership of our common stock. The employee option plan was administered by our compensation committee, which was authorized to grant only “non-qualified” stock options, which we refer to as employee options, to selected employees of our former advisor. All grants of employee options were based upon the recommendation of our former advisor and were subject to the absolute discretion of our compensation committee and applicable limitations of the employee option plan. Employee options were not grantable under the employee option plan at any time when the grant would cause the total number of options outstanding under the employee option plan and the independent director option plan to collectively exceed 10% of our issued and outstanding shares. A total of 750,000 shares were authorized and reserved for issuance under the employee option plan. Our compensation committee set the term of the employee options in its discretion, which could not exceed the later of five years from the date of grant or five years from the date of the listing of our common stock. Our compensation committee also set the period during which the right to exercise an employee option would vest. No employee options were issuable or exercisable, however, if such issuance or exercise would have jeopardized our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. In addition, no employee option was able to be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution. As of the date of this prospectus, 358,500 employee options had been granted to purchase 358,500 shares of common stock to employees of our former advisor and its affiliates, 341,000 of which were outstanding. No further grants will be made under this plan.

In the event that the compensation committee determines that any cash distribution or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects our shares of common stock such that an adjustment is determined by our compensation committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the employee option plan or with respect to an employee option, then our compensation committee shall, in such manner as it may deem equitable, adjust the number and kind of shares with respect to which employee options were or will be granted, or the exercise price with respect to any employee option.

Stock Warrants

Pursuant to our first and second continuous public offerings, our former dealer manager earned one soliciting dealer warrant for every 25 shares of common stock sold. (See “Certain Relationships and Related Transactions—Certain Relationships and Related Transactions with Affiliated Companies Prior to the Internalization—Our Former Dealer Manager.”) The shares of our common stock issuable upon the exercise of these warrants were registered in connection with our first and second continuous public offerings. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to our former dealer manager representing all of the warrants our former dealer manager earned in connection with both of the aforementioned offerings.

Our former dealer manager may retain or re-allow these warrants to broker-dealers that participated in the aforementioned offerings unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. As of November 27, 2006, 541,567 of these warrants had been re-allowed to participating broker-dealers. The holder of a soliciting dealer warrant is entitled to purchase one share of our common stock from us at a price of $12.00 per share beginning on the first anniversary of the effective date of the offering in which such warrants were issued and ending five years after the effective date of such offering. The exercise period for the approximately 1.0 million warrants issued in connection with our first continuous public offering ends on July 17, 2007, and the exercise period for the approximately 1.2 million warrants issued in connection with our second continuous public offering ends on April 16, 2009. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the relevant public offering. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in the warrant purchase agreement.

Employment Agreements

On July 21, 2006, we entered into employment agreements with Tom Wattles, Jim Cochran, Daryl Mechem, Matt Murphy and Michael Ruen. On August 14, 2006, we entered into an employment agreement with Phil Hawkins and on September 18, 2006, we entered into an employment agreement with Stuart Brown. Each of these agreements took effect on October 10, 2006, the date the Internalization was consummated. Under these agreements, Mr. Wattles serves as our Executive Chairman of our board of directors, Mr. Hawkins serves as our Chief Executive Officer and a director, Mr. Cochran serves as our President and Chief Investment Officer, Mr. Brown serves as our Chief Financial Officer, Mr. Mechem serves as our Managing Director of Operations, Mr. Murphy serves as our Senior Vice President of Finance and Mr. Ruen serves as our Senior Vice President. The employment agreements for Messrs. Wattles, Cochran, Mechem, and Ruen each have a term ending on October 10, 2009, and the employment agreement for Mr. Murphy has a term ending on April 10, 2008. The employment agreement for Mr. Hawkins has a three-year term, which, commencing August 14, 2009, will automatically renew for successive one-year periods unless Mr. Hawkins or we give notice of non-renewal or his employment otherwise terminates. The employment agreement for Mr. Brown has a three-year term which, commencing September 18, 2009, will automatically renew for successive one-year periods unless Mr. Brown or we give notice of non-renewal or his employment otherwise terminates.

The employment agreement for Mr. Hawkins provides for an annual salary of $575,000 and an initial target annual bonus of $575,000. For 2006, Mr. Hawkins will be entitled to a pro-rated portion of a minimum annual guaranteed bonus of $575,000 and, for 2007, Mr. Hawkins will be entitled to a minimum guaranteed bonus of $460,000. Mr. Hawkins will be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $1,150,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. In addition, as contemplated by his agreement, as a signing bonus Mr. Hawkins received, under our long-term incentive plan, 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007. In addition, subsequent to the closing of the Internalization, he purchased 88,889 shares of common stock at $11.25 per share. Mr. Hawkins will be reimbursed for reasonable moving and relocation expenses related to his relocation from Northern Virginia to the Denver, Colorado area, with a gross-up for taxes (if applicable); we will also provide him with a reasonable allowance for housing extending possibly through September 15, 2007; and he is entitled to reimbursement for travel, including commuting costs from his current residence prior to the relocation of his family to Denver through September 15, 2007 at the latest. If the payments under his employment agreement, including compensation triggered by a change of control, constitute a “parachute payment” under the Code, such that an excise tax is imposed, Mr. Hawkins is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed. If Mr. Hawkins’ employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of two times annual salary, two times the greater of the target bonus for the year of termination and the average of the actual bonuses for the two years prior to the year of termination, two years of continuing coverage under the group health plan, and payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Hawkins will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Hawkins’ equity compensation awards will also vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity compensation awards will be eliminated.

The employment agreement for Mr. Brown provides for an annual salary of $250,000 and a target annual bonus of $200,000 based on a Bonus Formula (as defined in our long-term incentive plan). For 2006, Mr. Brown will be entitled to a pro-rated portion of a minimum annual guaranteed bonus of $200,000 and, for 2007, Mr. Brown will be entitled to a minimum guaranteed bonus of $160,000. Mr. Brown will also be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $250,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. The 2007 long-term incentive compensation award will be made in February 2007 and will have a value of $250,000. In addition, as contemplated by his employment agreement, as a signing bonus Mr. Brown received a $35,000 cash bonus and received, under our long-term incentive plan, 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on October 10, 2007. Mr. Brown will be reimbursed for reasonable moving and relocation expenses related to his relocation from Northern Virginia to the Denver, Colorado area, with a gross-up for taxes (if applicable); we will also provide him with a reasonable allowance for temporary housing extending possibly through April 10, 2007; and he is entitled to reimbursement for travel, including commuting costs from his current residence prior to the relocation of his family to Denver, through April 10, 2007 at the latest. If the payments made by us under his employment agreement, including compensation triggered by a change in control, constitute a “parachute payment” under the Code, such that an excise tax is imposed, Mr. Brown is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed. If Mr. Brown’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to (i) the greater of (A) his annual aggregate cash compensation for the year of termination and (B) his actual annual cash compensation for the year prior to the year of termination, (ii) one year of continuing coverage under the group health plan and (iii) payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Brown will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Brown’s equity compensation awards will also vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity compensation awards will be eliminated.

The employment agreements with our other executives provide for annual salaries of $200,000 for Mr. Wattles, $300,000 for Mr. Cochran, $250,000 for Mr. Mechem, $200,000 for Mr. Murphy and $235,000 for Mr. Ruen. In addition, the employment agreements also provide for a target cash bonus of $200,000 for Mr. Cochran, $125,000 for Mr. Mechem, $75,000 for Mr. Murphy and $90,000 for Mr. Ruen. In addition to annual salary and target cash bonus, the executives will be eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of the following aggregate annual target values: $500,000 for Mr. Cochran, $225,000 for Mr. Mechem, $25,000 for Mr. Murphy, and $275,000 for Mr. Ruen, at our discretion. Mr. Wattles’ employment agreement provides that he may be eligible to receive a target cash bonus in an amount to be determined and a long-term incentive compensation award. The executive’s equity compensation awards will also vest in the event of a change in control. If the executive’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of his annual base compensation and target bonus and six months’ continuing coverage under the group health plans (for Mr. Cochran and Mr. Ruen, two years’ continuing coverage). In addition, in that event the executive will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. With respect to Mr. Cochran, in the case of a termination by us without cause or by him for good reason following certain changes in control of us, termination payments will be two times salary and bonus rather than one times salary and bonus.

Under the employment agreements, a “change in control” is defined as the happening of any of the following: (i) any person, including a group of persons but excluding our company, certain of our affiliates, the executive, a group in which the executive is a member and certain employee benefit plans and trusts, is or becomes the beneficial owner, directly or indirectly, of securities of our company representing 30% or more of either (A) the combined voting power of our outstanding securities or (B) the outstanding shares of our common stock (in either such case other than as a result of an acquisition of securities directly from our company); (ii) any consolidation or merger of our company where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (iii) (A) any sale or other transfer of all or substantially all of our assets, other than a sale or disposition by us of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of us immediately prior to such sale or (B) the approval by our stockholders of our liquidation or dissolution; or (iv) the members of our board of directors at the beginning of any consecutive 24-calendar-month period (with the first 24-month period commencing on October 10, 2006), or the Incumbent Directors, cease for any reason other than death to constitute at least a majority of the members of our board of directors; provided that any director whose election, or nomination for election by our stockholders, was approved or ratified by a vote of at least a majority of the members of our board of directors who were members of our board of directors at the beginning of such 24-calendar-month period, will be deemed to be an Incumbent Director. In addition, the employment agreements for Messrs. Cochran, Mechem, Murphy and Ruen further provide that a “change in control” will have occurred if all of Tom Wattles, James Mulvihill and Evan Zucker cease to be members of our board of directors (other than on account of death or disability). Notwithstanding the foregoing, in no event will a “change in control” be deemed to have occurred under the employment agreements by virtue of this offering.

Under the employment agreements, each of Messrs. Wattles, Hawkins, Cochran, Brown, Mechem, Murphy and Ruen is subject to a number of restrictive covenants, including an up to one-year non-competition provision that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions. Generally, for all executives other than Mr. Wattles, Mr. Hawkins, Mr. Brown and Mr. Ruen, upon the scheduled expiration of the employment term or upon a termination following a change of control of us, the non-competition provision will expire upon the date of the termination of employment and, upon a termination of employment by us without cause or by the executive for good reason, the non-competition provision will expire six months following the termination of employment. For Mr. Hawkins and Mr. Brown, upon the scheduled expiration of the employment term, the non-competition provision will expire upon the date of the termination of employment. For Mr. Ruen, upon a termination of employment on or after the second anniversary of the date of his employment agreement or upon a termination following a change of control of us, the non-competition provision will expire upon the date of his termination of employment. In addition, upon a termination of employment by us without cause or by Mr. Ruen for good reason that occurs prior to the second anniversary of the date of his employment agreement and that does not follow a change of control, the non-competition provision will expire six months following the termination of employment. In addition, Mr. Ruen will forfeit his entire interest in his long-term incentive compensation awards under our long-term incentive plan (both vested and unvested) if he terminates without good reason or is terminated for cause on or after the second anniversary of his employment agreement.

Indemnification and Limitation of Liabilities Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We will also enter into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law and our charter. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indemnification Agreements

Upon the closing of this offering, we will enter into indemnification agreements with each of our directors and executive officers. We refer to each person that is party to an indemnification agreement as an indemnitee. In general, each indemnification agreement provides that we will indemnify and advance expenses to the indemnitee to the fullest extent permitted by applicable law and our charter in effect as of the date of the agreement or to such extent as applicable law and our charter thereafter from time to time may permit. However, no change in Maryland law or our charter will have the effect of reducing the benefits available to the indemnitee under the agreement.

If, by reason of being a director, officer, employee or agent of our company, the indemnitee is, or is threatened to be made, a party to any threatened, pending or completed proceeding, the indemnitee is entitled to be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding or any other issue or matter related to the proceeding. However, we are not required to provide this indemnification if it is established by a preponderance of the evidence, as reflected in a final determination of a court of competent jurisdiction that is not subject to further appeal, that:

•	the act or omission of the indemnitee was material to the matters giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful (we collectively refer to these three sets of circumstances as bad conduct).

Notwithstanding the foregoing, in connection with a proceeding brought by us or on our behalf, no indemnification will be made in respect of any claim, issue or matter in such proceeding as to which the indemnitee has been adjudged to be liable to us if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification will nonetheless be made by us in such event if and only to the extent the court in which such proceeding has been brought or is pending shall so determine.

We are obligated to advance all expenses reasonably incurred by or on behalf of each indemnitee in connection with any threatened, pending or completed proceeding from time to time and as incurred, within 30 days after our receipt of a request for advancement, whether prior to or after final disposition of such proceeding. In order to be advanced expenses, in addition to providing a statement reasonably evidencing the expenses incurred, the indemnitee must affirm in writing his good-faith belief that he has not engaged in bad conduct in connection with the matters giving rise to, and is entitled to indemnification in connection with, such proceeding pursuant to and in accordance with his indemnification agreement, and provide an undertaking to repay any expenses advanced if it is ultimately determined that the indemnitee has engaged in bad conduct in connection with the matters giving rise to such proceeding and is therefore not entitled to be indemnified against such expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of November 27, 2006, ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock or equivalents and all our executive officers and directors, individually and as a group.

	November 27, 2006			Immediately After This Offering(1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(2)		Percent of Class(3)	Number of Shares Beneficially Owned		Percent of Class
Directors and Executive Officers
Thomas G. Wattles (Executive Chairman and Director)	1,262,929	(4)	0.718%	1,262,929	(4)	0.657%
Philip L. Hawkins (Chief Executive Officer and Director)	539,684	(5)	0.306%	539,684	(5)	0.280%
Phillip R. Altinger (Director)	13,367	(6)	*	13,367	(6)	*
Thomas F. August (Director)	3,111	(7)	*	3,111	(7)	*
John S. Gates, Jr. (Director)	3,111	(7)	*	3,111	(7)	*
Tripp H. Hardin, III (Director)	19,578	(8)	*	19,578	(8)	*
John C. O’Keeffe (Director)	17,265	(9)	*	17,265	(9)	*
James R. Mulvihill (Director)	1,870,258	(10)	1.064%	1,870,258	(10)	0.974%
Bruce L. Warwick (Director)	17,463	(11)	*	17,463	(11)	*
James D. Cochran (President and Chief Investment Officer)	644,406	(12)	0.367%	644,406	(12)	0.335%
Stuart B. Brown (Chief Financial Officer)	51,111	(13)	*	51,111	(13)	*
Daryl H. Mechem (Managing Director, Operations)	396,424	(14)	0.226%	396,424	(14)	0.206%
Matthew T. Murphy (Senior Vice President, Finance and Treasurer)	175,757	(15)	0.100%	175,757	(15)	*
Michael J. Ruen (Senior Vice President)	302,799	(16)	0.172%	302,799	(16)	0.158%
All directors and officers as a group (14 persons)	5,317,263		3.015%	5,317,263		2.760%

Five Percent Stockholders
Dividend Capital Advisors Group LLC(17)	15,111,111	(18)	8.596%	15,111,111	(18)	7.867%

Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

*	Less than 0.1% of the outstanding securities of our company and its subsidiaries.
(1)	Assumes issuance of 16,300,000 shares offered hereby. Does not reflect 2,445,000 shares of common stock reserved for issuance upon exercise of the underwriters’ overallotment option.
(2)	For purposes of this table, a person is deemed to have “beneficial ownership” of the number of shares of common stock that such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of OP units in our operating partnership (assuming we elect to issue shares of common stock rather than pay cash upon such redemption). Pursuant to the terms of the limited partnership agreement of our operating partnership, upon a notice of redemption from a unit holder, our operating partnership is obligated to redeem units for cash or, at our option, on a one-for-one basis for shares of common stock, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. Nevertheless, for purposes of this table, we have assumed that all outstanding OP units, including the 15,111,111 OP units issued in connection with the Internalization, are immediately redeemable/exchangeable and that all outstanding LTIP units have vested in full and have been converted into OP units. For additional information regarding LTIP units, see “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program.”
(3)	As of November 27, 2006, 152,054,638 shares of common stock and 23,729,474 OP units were outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days, pursuant to phantom share grants or pursuant to the redemption of OP units (assuming we elect to issue shares of common stock rather than pay cash upon redemption) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(footnotes continued on following page)

(footnotes to previous page)

(4)	Comprised of 41,408 shares held by Thomas and Joan Wattles Revocable Trust and 1,221,521 OP units attributed to Mr. Wattles based upon his right to receive a portion of the net cash flows, or cash flow interest, in DCAG.
(5)	Pursuant to his employment agreement, as a signing bonus, Mr. Hawkins received, under our long-term incentive plan, 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007. In addition, Mr. Hawkins purchased 88,889 shares of common stock subsequent to the closing of the Internalization.
(6)	Includes 4,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after November 27, 2006 and phantom shares granted on October 10, 2006 pursuant to which, after a one-year vesting period, Mr. Altinger can make an election to receive 3,111 shares of restricted stock having an estimated value of $35,000 on the date of grant. Excludes 11,000 shares issuable upon exercise of options which are not exercisable currently or within 60 days after November 27, 2006.
(7)	Includes phantom shares granted on October 10, 2006 pursuant to which, after a one-year vesting period, Mr. August or Mr. Gates, as applicable, can make an election to receive 3,111 shares of restricted stock having an estimated value of $35,000 on the date of grant.
(8)	Includes 2,277 shares held through a trust for the benefit of Mr. Hardin and an additional 1,190 shares held through his profit sharing plan (self-directed), in each case as of November 27, 2006. Also includes 13,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after November 27, 2006 and phantom shares granted on October 10, 2006 pursuant to which, after a one-year vesting period, Mr. Hardin can make an election to receive 3,111 shares of restricted stock having an estimated value of $35,000 on the date of grant. Excludes 12,000 shares issuable upon exercise of options which are not exercisable currently or within 60 days after November 27, 2006.
(9)	Includes 13,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after October 10, 2006 and phantom shares pursuant to which, after a one-year vesting period, Mr. O’Keefe can make an election to receive 3,111 shares of restricted stock granted having an estimated value of $35,000 on the date of grant. Excludes 12,000 shares issuable upon exercise of options which are not exercisable currently or within 60 days after November 27, 2006.
(10)	Comprised of 11,508 shares held through a trust for the benefit of Mr. Mulvihill and his spouse, 1,855,639 OP units attributed to Mr. Mulvihill based upon his cash flow interest in DCAG and phantom shares granted on October 10, 2006 pursuant to which, after a one-year vesting period, Mr. Mulvihill can make an election to receive 3,111 shares of restricted stock having an estimated value of $35,000 on the date of grant.
(11)	Includes 4,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after November 27, 2006 and phantom shares granted on October 10, 2006 pursuant to which, after a one-year vesting period, Mr. Warwick can make, an election to receive 3,111 shares of restricted stock having an estimated value of $35,000 on the date of grant. Excludes 11,000 shares issuable upon exercise of options which are not exercisable currently or within 60 days after November 27, 2006.
(12)	Comprised of 638,633 OP units attributed to Mr. Cochran based upon his cash flow interest in DCAG.
(13)	Pursuant to his employment agreement, as a signing bonus, Mr. Brown received, under our long-term incentive plan, 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on October 10, 2007.
(14)	Comprised of 393,537 OP units attributed to Mr. Mechem based upon his cash flow interest in DCAG.
(15)	Comprised of 174,722 OP units attributed to Mr. Murphy based upon his cash flow interest in DCAG.
(16)	Comprised of 302,222 OP units attributed to Mr. Ruen based upon his cash flow interest in DCAG.
(17)	DCAG is indirectly majority owned and/or controlled by Mr. Wattles, Mr. Mulvihill and Evan H. Zucker (our former Chief Executive Office, President, Secretary and a former Director) and their affiliates.
(18)	Comprised entirely of OP units.

In addition, we expect that one or more of our officers and directors will acquire additional shares of common stock in the offering and the percentages set forth above will increase.

In addition, our former dealer manager owns 1,658,288 warrants, each of which entitles our former dealer manager to purchase one share of common stock for $12.00. Our former dealer manager is owned by Dividend Capital Securities Group LLLP, in which Tom Wattles and James Mulvihill and their affiliates indirectly own limited partnership interests.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion includes a description with respect to certain relationships and related transactions that existed prior to the consummation of the Internalization with our directors and officers holding office prior to the Internalization, as well as certain relationships and related transactions that exist following the consummation of the Internalization with our directors and officers holding offices following the Internalization. In this regard, the following chart illustrates our management prior to and following the consummation of the Internalization:

Name	Position Prior to the Internalization	Position Following the Internalization
Thomas G. Wattles	Chairman and Director	Executive Chairman and Director
Evan H. Zucker	Chief Executive Officer, President, Secretary and Director	None
Philip L. Hawkins	None	Chief Executive Officer and Director
James R. Mulvihill	Treasurer, Chief Financial Officer and Director	Director
Phillip R. Altinger	Director	Director
Tripp H. Hardin, III	Director	Director
John C. O’Keeffe	Director	Director
Bruce L. Warwick	Director	Director
Thomas F. August	None	Director
John S. Gates, Jr.	None	Director
James D. Cochran	Chief Investment Officer	President and Chief Investment Officer
Stuart B. Brown	None	Chief Financial Officer
Daryl H. Mechem	Managing Director	Managing Director, Operations
Matthew T. Murphy	Senior Vice President	Senior Vice President, Finance and Treasurer
Michael J. Ruen	Senior Vice President	Senior Vice President

The Internalization

Some of our directors and officers had material financial interests in the Internalization. In particular, prior to the consummation of the Internalization, Tom Wattles, Evan Zucker, James Mulvihill, Jim Cochran, Daryl Mechem, Matt Murphy and Michael Ruen were also employees of, or consultants to, our former advisor or its affiliates. Moreover, Mr. Wattles has indirect beneficial ownership and control with his spouse of a 12.825% membership interest in DCAG and is entitled to receive 8.084% of the net cash flows of DCAG, which we refer to as a cash flow interest; Mr. Zucker has indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest; and Mr. Mulvihill has indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest. Furthermore, Messrs. Cochran, Mechem, Murphy and Ruen, pursuant to certain contractual arrangements, have an aggregate 9.987% cash flow interest.

Contribution Agreement

On July 21, 2006, we entered into a contribution agreement with our operating partnership and DCAG to acquire our former advisor. In the Internalization, the entire outstanding membership interest and all economic interests in our former advisor were contributed by DCAG to our operating partnership. The aggregate consideration payable by the operating partnership, including the 7,111,111 OP units issued in connection with the modification of the special units held by DCAG into OP units, was 15,111,111 OP Units.

Our directors, officers and affiliates set forth below, through their membership interests or cash flow interests in DCAG, received a beneficial interest in the following number of OP units in connection with the Internalization:

Tom Wattles	1,222,000
Evan Zucker	1,856,000
James Mulvihill	1,856,000
Jim Cochran	639,000
Daryl Mechem	394,000
Matt Murphy	175,000
Michael Ruen	302,000

Holders of OP units generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of common stock, or a combination of both, subject to certain conditions including that the OP units have been issued and outstanding for at least a year. The 15,111,111 OP units represent approximately 7.9% of our outstanding common stock, assuming all outstanding OP units were exchanged for shares of common stock on a one-for-one basis, after completion of this offering.

Pursuant to the contribution agreement, subject to certain qualifications and limitations, DCAG agreed to indemnify and hold harmless us, our subsidiaries and certain other parties related to us from all losses relating to breaches of the representations and warranties made by DCAG in the contribution agreement, breaches of the representations and warranties made by DCAG in the pledge agreement (described below) and breaches of certain of the covenants made by DCAG in the contribution agreement. In addition, subject to certain qualifications and limitations, we agreed to indemnify and hold harmless DCAG, our former advisor and certain other parties related to them from all losses relating to inaccuracies in the representations and warranties made by us or our operating partnership in the contribution agreement, the other transaction documents or certain certificates and breaches of certain of the covenants made by us or our operating partnership in the contribution agreement or the other transaction documents. In general, the representations and warranties will survive the closing of the Internalization until January 10, 2010; provided, however, that certain of our representations and warranties respecting our SEC filings, the absence of certain changes or events affecting our business and the disclosure in our representations and warranties did not survive the closing, DCAG’s representations and warranties relating to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, survive until October 10, 2009 and certain of the parties’ other representations and warranties survive until 60 days after the applicable statutes of limitation. Both DCAG’s indemnification obligations for breaches of representations and warranties and our indemnification obligations for breaches of representations and warranties are subject, with limited exceptions, to a $350,000 deductible and are subject to a cap of $170.0 million. DCAG may elect to pay any indemnity obligation in cash or by surrender of the OP units received in connection with the Internalization on the basis of the OP units’ market value, as defined in the contribution agreement, on the date of surrender.

Registration Rights Agreement

As part of the Internalization, we entered into a registration rights agreement with DCAG in respect of any shares of common stock acquired or otherwise owned by or issuable to DCAG or its permitted transferees upon exchange of the OP units issued in the Internalization. The registration rights agreement requires us, on up to two occasions, on demand of DCAG or its permitted transferees as a group, to prepare and file a registration statement within 45 days of the demand that covers the resale of the shares specified in the demand, and to use our commercially reasonable efforts to cause the registration statement to become effective if it is not automatically effective on filing. We are not required to file a registration statement unless the shares covered by the registration statement have a maximum aggregate offering price of at least $25.0 million (unless the registration statement covers all remaining registrable shares). This demand registration right is exercisable any time after January 10, 2008 (subject to extension pursuant to the agreement). We will bear all costs, fees and expenses incident to our obligations under the registration rights agreement, including the reasonable fees of one counsel selected by the majority of holders of registrable shares, other than the fees and expenses of any persons retained by DCAG or its permitted transferees, including counsel (except as previously noted), any underwriters’ or dealers’ discounts and all commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of their shares of common stock but the fees and other changes of any counsel appointed to represent all the holders will be paid for by us.

Pledge Agreement

In the contribution agreement, DCAG agreed to secure its indemnification obligations under the contribution agreement by entering into a pledge agreement with us. Pursuant to the pledge agreement, DCAG pledged in our favor the following (or any substituted collateral permitted pursuant to the pledge agreement): (a) from the closing date of the Internalization until January 10, 2008 (which we refer to as the lockup period), all of the OP units received in the Internalization, (b) from January 10, 2008 until October 10, 2008 (which we refer to as the first-follow on period), cash and/or OP units having a fair market value of $20.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the first follow-on period, (c) from October 10, 2008 until October 10, 2009 (which we refer to as the second-follow on period), cash and/or OP units having a fair market value of $10.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the second-follow on period, and (d) following the end of the second follow-on period, assets having a fair market value equal to the amount of unresolved indemnification claims asserted before the end of the second follow-on period until those claims are resolved. Under the terms of the pledge agreement, we hold a first-priority security interest in all of the assets pledged pursuant to the pledge agreement (or any substituted collateral).

New Agreements with Affiliates of DCAG

In connection with the Internalization, we entered into new agreements with affiliates of DCAG, including the following:

•	Transitional Services Agreement. At the closing of the Internalization, we entered into a transitional services agreement with DC Services, LLC, or DC Services, an affiliate of DCAG, that provides us with enumerated transitional services to the extent we need them to operate our business. Under this agreement, resource-sharing arrangements existing prior to the Internalization among our former advisor, other affiliates of DCAG and us will continue until we are able to make alternative arrangements for the provision of similar services, including IT services, human resources, payroll and accounts payable services. This agreement terminates on October 10, 2007 and is terminable by DC Services upon the occurrence of an uncured default by us or by either party upon the occurrence of bankruptcy- or insolvency-related events. We may terminate any individual service upon 30 days’ prior written notice. The maximum monthly amount payable under this agreement is $71,600.

•	License Agreement. At the closing of the Internalization, we entered into a license agreement with DCAG granting us the right to the Dividend Capital name without payment of any fees for a period of one year. The license agreement may be terminated by DCAG upon: (i) our failure to cure a material breach under the agreement within 30 days of written notice thereof; (ii) our assigning or otherwise encumbering the license agreement or our rights thereunder, including in connection with a change of control of us; or (iii) our bankruptcy or insolvency.

Pursuant to the transitional services agreement and the license agreement, we expect to receive administrative services and other rights from DC Services and DCAG, respectively, reasonably necessary to operate our former advisor’s business for a limited transition period until it is integrated into our operations.

•	DCTRT Joint Ventures. We have entered into a strategic relationship with DCTRT whereby we have entered into one and anticipate entering into an additional two joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which DCTRT will acquire industrial real estate assets in certain major markets in which we currently operate until the end of 2008. The exclusivity provisions will remain in effect so long as we introduce a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In addition, as described below, we have entered into non-competition agreements with Evan Zucker and James Mulvihill, which generally restrict their ability to engage in various activities in North America in respect of industrial real estate for three years. The non-competition agreements contain certain exceptions, including a provision that Messrs. Zucker and Mulvihill can provide various services to DCTRT and other related entities if (and only for so long as) the DCTRT exclusivity provisions described above remain in effect.

We will act as the managing member of these joint ventures, subject to the approval of major decisions by DCTRT, and will earn an asset management fee of 45 basis points per annum on assets under management, an acquisition fee of 50 basis points of the joint venture’s pro rata share of the purchase price (including any assumed debt, but excluding certain transaction costs) of assets it acquires and, under certain circumstances, a construction management fee and a disposition fee. Distributions of available cash will be paid (i) to us and DCTRT, pari passu, in accordance with our respective percentage interests, until DCTRT has received an 8.5% internal rate of return; (ii) after DCTRT has received an 8.5% internal rate of return, 80.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 20.0% to us, until DCTRT has received a 13.0% internal rate of return; and (iii) after DCTRT has received a 13.0% internal rate of return, 70.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 30.0% to us. Each joint venture will be funded as follows: (i) an equity contribution from DCTRT to the joint venture (which will be not less than approximately 90.0% of the joint venture’s required equity capitalization); (ii) an equity contribution from us to the joint venture (which will be up to 10.0% of the joint venture’s required equity capitalization); and (iii) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55.0% and no more than 75.0%.

On September 1, 2006, we entered into the first joint venture, TRT/DCT Venture I, pursuant to which TRT/DCT Venture I will own up to $150.0 million of industrial properties. The portfolio will be comprised of:

(i) approximately $65.3 million in assets to be sold by us to DCTRT. We will manage these assets and receive an asset management fee of 45 basis points per annum and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date; and

(ii) an additional approximately $84.7 million in assets that will either be (a) contributed by us to TRT/DCT Venture I, (b) sold by us to DCTRT pursuant to the same terms described in (i) above, or (c) acquired by TRT/DCT Venture I through third-party purchases.

On October 16, and October 31, 2006, we sold collectively six industrial properties to DCTRT. As described above, we will manage these assets and earn an asset management fee and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date. The total purchase price of these six properties was approximately $65.3 million.

As managing member, we make the initial determination as to whether an asset will be acquired by TRT/DCT Venture I, and this determination is then subject to DCTRT’s review and approval. With respect to our own assets, if the proposed asset has been owned by us for four months or less and no significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to our total gross cost basis and, if the proposed asset has been owned by us for more than four months or significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to the asset’s fair market value as determined by an unaffiliated appraiser plus incremental third-party costs including legal, due diligence and debt financing expenses. However, we have no obligation to sell an asset if the appraised value is less than our cost basis. Assets that are acquired from third parties are valued at the acquisition’s total gross cost, which includes the purchase price, due diligence costs and closing costs. We will receive an acquisition fee of 50 basis points as described above in connection with all assets that are contributed or sold.

Our strategic relationship with DCTRT contemplates forming two additional joint ventures. Unless otherwise mutually agreed, the terms of the two additional joint ventures will be the same as the terms of TRT/DCT Venture I. If TRT/DCT Venture I acquires properties in 2006 with a value of at least $150.0 million, the second joint venture will be formed. If that second joint venture acquires properties in 2007 with a value of at least $175.0 million, the third joint venture will be formed with a minimum target size of $200 million in 2008.

Although they are not officers, directors or employees of DCTRT, Evan Zucker and James Mulvihill serve as managers to the parent of DCTRT’s advisor. In such capacity, they provide consultative support on the business plan of DCTRT and participate on its Advisor Investment Committee.

Non-Competition Agreements

In connection with the Internalization, we entered into non-competition agreements with Evan Zucker and James Mulvihill. Pursuant to the non-competition agreements, during the period commencing on October 10, 2006 and terminating on October 10, 2009, which we refer to as the restricted period, each of Messrs. Zucker and Mulvihill have agreed not to, individually or together with any other person or entity, directly or indirectly, (i) engage in the business, for his own account, (ii) render any managerial, consulting or other services to any person or entity who or which is engaged in the business (other than us, our operating partnership or any of our or its respective subsidiaries), or (iii) become a partner, member, manager, shareholder, principal, agent, employee, trustee or consultant of any person or entity engaged in the business (other than us, our operating partnership or any of our or its respective subsidiaries); provided, however, that, Messrs. Zucker and Mulvihill are permitted to:

•	own or acquire, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or an over-the-counter market if Mr. Zucker or Mr. Mulvihill (1) does not control such entity and is not a member of a group that controls such entity and (2) does not, directly or indirectly, own 5% or more of any class of equity securities of such entity;

•	become associated with a specific division, group or department of any entity engaged in the business of owning, acquiring, developing or managing industrial real estate located anywhere in North America, which we refer to as the business, for his own account, if the division, group or department with which Mr. Zucker or Mr. Mulvihill becomes associated is not itself engaged in the business and Mr. Zucker or Mr. Mulvihill does not provide any services, assistance or advice to the division, group or department of such entity which is engaged in the business;

•	acquire an interest in any entity engaged in the business, solely as an investment, if the fair market value of any industrial real estate owned, acquired, developed or managed by such entity does not constitute more than 20% of the fair market value of all real estate owned, acquired, developed or managed by such entity;

•	invest in any pooled investment vehicle or fund which is managed by and/or includes capital provided by unaffiliated third parties;

•	engage in any and all activities in respect of a fund if the fair market value of such fund’s industrial real estate assets does not exceed 20% of such fund’s total real estate assets; provided, that if such fund allows a third-party equity participation in industrial real estate in Mexico, we will have the right of first offer with respect thereto; and

•	engage in any and all activities with respect to (i) DCTRT and a fund with similar investment objectives for accredited investors that enters into an agreement with us that is substantially identical to the DCTRT joint ventures (which we collectively refer to as the DCTRT Entities), and (ii) any advisor to the DCTRT Entities, so long as the exclusivity provisions of the DCTRT joint ventures are in effect; if the exclusivity provisions of the DCTRT joint ventures are not in effect, this exception will no longer be applicable and Mr. Zucker and Mr. Mulvihill will be prohibited from actively participating in the procurement, sourcing or identification of acquisition or investment opportunities in respect of industrial real estate on behalf of either of the DCTRT Entities.

The above restrictions will not apply and will become null and void in their entirety if at any time a representative of DCAG is not serving as a director on our board of directors as a result of our breach of the provisions of the contribution agreement that obligate us to nominate an individual designated by DCAG to our board at our annual meetings of our stockholders to be held in 2007, 2008 and 2009, in each case to serve a one-year term. That obligation will terminate if at any time the persons who on the closing date of the Internalization are the beneficial owners of the outstanding membership interests in DCAG, together with certain other specified persons, cease to beneficially own, directly or indirectly, an aggregate of at least 5.0 million of the OP units issued in connection within the Internalization.

In addition, Messrs. Zucker and Mulvihill have agreed not to, during the restricted period, directly or indirectly, knowingly (1) solicit or entice to leave employment, or (2) employ any person, who is an employee (or was in the previous three months) of us, our operating partnership or any of its or our respective subsidiaries.

Agreements with Certain of Our Directors and Officers

We have entered into employment agreements with Tom Wattles, Phil Hawkins, Jim Cochran, Stuart Brown, Daryl Mechem, Matt Murphy and Michael Ruen. These employment agreements are described in “Management—Employment Agreements.”

In addition, prior to the Internalization, we entered into indemnification agreements with the following directors: Tom Wattles, Evan Zucker, James Mulvihill, Phill Altinger, Tripp Hardin, John O’Keeffe and Bruce Warwick. Upon the closing of this offering, we will enter into similar agreements with all of our directors and officers then in office, which will supersede any prior indemnification agreements we had with such persons. These indemnification agreements are described in “Management—Indemnification Agreements.”

Certain Relationships and Related Transactions with Affiliated Companies Prior to the Internalization

Our Former Advisor

Since our inception through the Internalization, our day-to-day operations were managed by our former advisor under the supervision of our board of directors, pursuant to the terms and conditions of an advisory agreement with our former advisor. In connection with the Internalization, our former advisor became our wholly-owned subsidiary and, as a result, we no longer bear the cost of the advisory fees and other amounts payable under the advisory agreement.

Prior to the Internalization, our former advisor was considered a related party as it was indirectly majority owned and/or controlled by Tom Wattles, Evan Zucker and James Mulvihill and their affiliates. Collectively, these individuals had primary responsibility for the management decisions of our former advisor and certain of its affiliates.

Our former advisor and its affiliates were paid certain acquisition and asset management fees in connection with services provided to us and were entitled to reimbursement for certain expenses, including certain expenses relating to our prior continuous public offerings of common stock, our operating partnership’s prior private placement of TIC Interests in industrial properties to accredited investors and certain other expenses.

As of December 31, 2005, 2004 and 2003, we owed our former advisor approximately $624,000, $576,000 and $87,000, respectively, for various fees and reimbursements which were included in other liabilities on our accompanying consolidated balance sheets. The total compensation paid to our former advisor during 2005, 2004 and 2003, exclusive of reimbursements, was approximately $20.0 million, $8.0 million and $4.4 million, respectively. As of September 30, 2006, we owed our former advisor approximately $2.2 million for various fees and reimbursements, which was included in accounts payable and accrued expenses on the accompanying consolidated balance sheets, and subsequently paid. The total compensation paid to our former advisor during the nine months ended September 30, 2006, exclusive of reimbursements, was approximately $21.3 million.

Our Former Dealer Manager

Our prior continuous public offerings of shares of common stock and our operating partnership’s private placement were managed by Dividend Capital Securities LLC, or our former dealer manager, pursuant to the terms of certain dealer manager agreements. We terminated these dealer manager agreements on October 10, 2006, in connection with the consummation of the Internalization. Our former dealer manager is owned by Dividend Capital Securities Group LLLP, in which Tom Wattles, Evan Zucker and James Mulvihill and their affiliates indirectly own limited partnership interests.

Our former dealer manager was paid certain dealer manager fees and sales commissions. In addition, pursuant to our first and second continuous public offerings, our former dealer manager earned one soliciting dealer warrant for every 25 shares of common stock sold. The holder of a soliciting dealer warrant has the right to purchase one share of common stock for $12.00. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to our former dealer manager representing all of the warrants our former dealer manager earned in connection with our first and second continuous public offerings. As of November 27, 2006, 541,567 of these warrants had been re-allowed to broker-dealers that participated in our first and second continuous public offerings.

As of December 31, 2005, 2004 and 2003, we owed our former dealer manager approximately $1.4 million, $0.8 million and $0.1 million, respectively, for dealer manager fees and sales commissions, which were included in other liabilities on our accompanying consolidated balance sheets. The total fees and commissions paid to our former dealer manager during 2005, 2004 and 2003 were approximately $57.5 million, $44.2 million and $11.2 million, respectively. As of September 30, 2006, we owed our former dealer manager approximately $0.1 million for dealer manager fees and sales commissions, which was included in other liabilities on our accompanying consolidated balance sheets. The total fees and commissions paid to our former dealer manager during the nine months ended September 30, 2006 were approximately $20.1 million. As of September 30, 2006, substantially all of the sales commissions payable to our former dealer manager were re-allowed to broker-dealers that participated in our prior continuous public offerings and our operating partnership’s prior private placement.

Our Former Facilitator

Dividend Capital Exchange Facilitators LLC, or our former facilitator, has been responsible for the facilitation of transactions associated with our operating partnership’s private placement. We terminated our arrangements with our former facilitator on October 10, 2006, in connection with the consummation of the Internalization. Our former facilitator was considered a related party as it is indirectly majority owned and/or controlled by Tom Wattles, Evan Zucker and James Mulvihill and their affiliates.

We previously paid our former facilitator up to 1.5% of the gross equity proceeds raised through our operating partnership’s private placement for transaction facilitation. For the years ended December 31, 2005, 2004 and 2003, we incurred approximately $1.8 million, $379,000 and $41,000, respectively, payable to our former facilitator for such fees. For the nine months ended September 30, 2006, we incurred approximately $1.8 million payable to our former facilitator for such fees. In accordance with SFAS No. 98, these fees, as well as the other fees associated with our operating partnership’s private placement, were recorded as deferred loan costs and amortized over the life of the financing.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without notice to or a vote of our stockholders or the limited partners of our operating partnership.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our primary business investment objectives are to maximize sustainable long-term growth in earnings and FFO and to maximize total return to our stockholders. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Our Business and Properties.”

We expect to pursue our investment objectives primarily through the direct and indirect ownership by our operating partnership and its subsidiaries of our properties and assets and other acquired properties and assets. We currently intend to invest primarily in industrial real estate. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing industrial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell or dispose of such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties and/or affiliates in property ownership or property development, through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We may also acquire real estate or interests in real estate in exchange for the issuance of common stock, OP units, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Any such financing or indebtedness will have priority over our equity interest in the property and debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock or OP units. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

Our current portfolio consists primarily of, and our business objectives emphasize, equity investments in industrial real estate. Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may, at the discretion of our board of directors, invest in mortgages, deeds of trust and other similar interests, including, without limitation, participating or convertible mortgages, consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust but may acquire such interests as a strategy for acquiring ownership of a property or the economic equivalent thereof and/or invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. These mortgages may or may not be guaranteed or insured as to principal or interest by any government agency or otherwise. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We currently do not have any set criteria with respect to these potential investments. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us or our operating partnership to register as an “investment company” under the 1940 Act. During the past three years, we have not invested in the securities of other issuers for purposes of exercising control.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

We continuously evaluate our properties to identify which are most suitable to meet our long-term earnings growth objectives and contribute to increasing portfolio value. Properties that no longer meet our total return objectives or current investment criteria are identified as non-core holdings, and are targeted for sale to create investment capital. We may also dispose of properties acquired in portfolio acquisitions that are not in our target markets. Furthermore, in connection with our institutional capital management business, we also evaluate our properties to identify which are most suitable for contribution to current and future joint ventures with institutional partners. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own in connection with acquiring interests in other properties (as discussed above in “—Investments in Real Estate or Interests in Real Estate”).

For a discussion of our investment and disposition activity over the past three years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited consolidated financial statements as of and for the year ended December 31, 2005.

Financing Policies

We do not have a formal policy limiting the amount of debt we incur, although we currently intend to operate so that our indebtedness will not exceed 60% of our total market capitalization at the time of incurrence. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock that we will issue to certain of our officers under our long-term incentive plan, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our shares of common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. As of September 30, 2006, our pro forma debt to total market capitalization ratio would have been 32.9%.

Our charter and our bylaws do not limit the amount or percentage of indebtedness that we may incur. We are, however, subject to certain leverage limitations pursuant to the restrictive covenants of our outstanding indebtedness. For example, under our senior unsecured revolving credit facility, we have agreed that we will not permit our total indebtedness to be more than 55% of our total asset value and our total secured indebtedness to be more than 40% of our total asset value. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our targeted ratio of debt to total market capitalization beyond the percentage described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders.

We have adopted a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy governs our use of derivatives to manage the interest rates on our variable rate borrowings. Our policy states that we will not use derivatives for speculative or trading purposes. See “Risk Factors—Risks Related to Our Debt Financings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

To the extent our board of directors determines to obtain additional capital, we may issue equity securities, or cause our operating partnership to issue additional OP units or debt securities, or retain earnings (subject to provisions in the Code requiring distributions of taxable income to maintain REIT status), or a combination of these methods. As long as our operating partnership is in existence, the net proceeds of all equity capital raised by our company will be contributed to our operating partnership in exchange for additional interests in our operating partnership.

To the extent that our board of directors determines to obtain debt financing in addition to our existing indebtedness, we intend to do so generally through mortgages on our properties, our senior unsecured revolving credit facility or issuing or causing our operating partnership to issue additional debt securities in the future. Such indebtedness may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The net proceeds of any debt securities issued by our company will be lent to our operating partnership on substantially the same terms and conditions as are incurred by us. In particular, we expect that our company or our operating partnership will issue primarily unsecured debt and that our joint ventures will issue primarily secured debt. We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. In the future, we may seek to extend, expand, reduce or renew our credit facility, or obtain new credit facilities or lines of credit, subject to our general policy on debt capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code.

For a discussion of the debt we have issued and money we have borrowed during the past three years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited consolidated financial statements as of and for the year ended December 31, 2005.

Lending Policies

We may consider offering purchase-money financing in connection with the sale of our properties where the provision of such financing will increase the value received by us for the property sold. Our operating partnership also may make loans to joint ventures in which it may participate in the future. We may also make loans to our operating partnership and joint ventures and other entities in which our operating partnership has an equity interest. During the past three years, we have made a total of approximately $10.5 million in construction loans to a third-party developer, of which approximately $8.7 million was outstanding as of September 30, 2006. Additionally, on October 4, 2006, we made a land loan in the amount of $4.0 million to a joint venture in which our operating partnership holds an equity interest for the purpose of acquiring for resale 9.0 acres of undeveloped land.

Conflict-of-Interest Policies

Policies Applicable to All Directors and Officers.    We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the limited partnership agreement of our operating partnership. Under the terms of the partnership agreement, we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our stockholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners, will be resolved in favor of our stockholders. We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

Business Opportunities

Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him and that we reasonably could be expected to have an interest in pursuing. Tom Wattles, our Executive Chairman, owns a portion of the parent company of DCTRT’s external advisor and has similar ownership and serves as a manager for other affiliates of DCAG. He will devote a majority of his time to us, but he will not work full time for us. We have also entered into a non-competition agreement with our director, James Mulvihill. (See “Certain Relationships and Related Transactions—Non-Competition Agreements.”)

Policies With Respect to Other Activities

We have authority to offer common stock, OP units, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “The Partnership Agreement,” we expect, but are not obligated, to issue common stock to holders of OP units upon exercise of their redemption rights. Except in connection with our operating partnership’s private placement, we have not issued common stock, OP units or any other securities in exchange for property. We ceased raising capital pursuant to our operating partnership’s private placement on October 10, 2006. Our board of directors has no present intention of causing us to repurchase any common stock upon completion of this offering. Prior to this offering, we maintained a share redemption program to provide possible interim liquidity for our stockholders and holders of OP units in our operating partnership. For the years ended December 31, 2005 and 2004, we redeemed approximately 970,000 and 214,000 shares of our common stock, respectively, pursuant to our share redemption program. The shares redeemed during 2005 were redeemed for a total redemption price of approximately $9.3 million and the shares redeemed during 2004 were redeemed for a total redemption price of approximately $2.1 million. There were no redemptions of our common stock in 2003. Our share redemption program will terminate upon the listing of our stock on the NYSE in connection with this offering. Our operating partnership’s private placement and our share redemption program are described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our board of directors has the power, without further stockholder approval, to amend our charter to increase the number of authorized shares of common stock or preferred stock and issue additional shares of common stock or preferred stock, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. (See “Description of Capital Stock.”) We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. During the years 2005, 2004 and 2003, we provided an annual report to our stockholders of record. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is not complete but is a summary of portions of our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 500,000,000 shares of capital stock. Of the total shares authorized, 350,000,000 shares are designated as common stock with a par value of $0.01 per share, 50,000,000 shares are designated as preferred stock with a par value of $0.01 per share, and 100,000,000 shares are designated as shares-in-trust with a par value of $0.01 per share, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, our common stock that would result in a violation of the ownership limits described below. As of November 27, 2006, (i) 152,054,638 shares of our common stock were issued and outstanding and (ii) no shares of preferred stock or shares-in-trust were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Except as may otherwise be specified in the terms of any class or series of common stock, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors, and, except as may be provided otherwise in our charter and subject to the express terms of any other series of stock, such holders shall have the exclusive voting power. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding common stock can elect our entire board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Subject to any preferential rights of any outstanding series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors in its discretion and declared by us, out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares issued in this offering will be validly issued, fully paid and non-assessable shares of common stock. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of our company. No shares of our preferred stock are presently outstanding, and our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to restrictions on the transfer and ownership of our stock contained in our charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. No shares of our preferred stock are presently outstanding. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series in the future without stockholder approval that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restriction on Ownership of Common Stock

In order for us to qualify as a REIT, beginning in 2004 not more than 50% in value of our outstanding shares may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons that are independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first REIT taxable year ending December 31, 2003. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. Our charter contains limitations on ownership and transfer of shares which prohibit any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the outstanding shares of any class or series of our stock, prohibit the beneficial ownership of our outstanding shares by fewer than 100 persons and prohibit any transfer of or other event or transaction with respect to our common stock that would result in the beneficial ownership of our outstanding shares by fewer than 100 persons. In addition, our charter prohibits any transfer of or other event with respect to our common stock that would cause us to violate the closely held test (see “Federal Income Tax Considerations—Requirements for Qualification as a REIT—Organizational Requirements”), that would cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership or that would otherwise cause us to fail to qualify as a REIT. Our charter provides that any transfer of shares that would violate our share ownership limitations is void ab initio and the intended transferee will acquire no rights in such shares unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is approved by our board of directors, prospectively or retroactively, based upon receipt of information that such transfer would not violate the provisions of the Code for qualification as a REIT.

The shares that, if transferred, would result in a violation of any applicable ownership limit notwithstanding the provisions described above which are attempted to be transferred will be exchanged for “shares-in-trust” and will be transferred automatically to a trust effective on the day before the purported transfer of such shares. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record or beneficial holder. We will also name a charitable organization as beneficiary of the trust that will hold the shares-in-trust. Shares-in-trust will remain issued and outstanding shares. The trustee will receive all dividends and distributions on the shares-in-trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares-in-trust.

The trustee will transfer the shares-in-trust to a person whose ownership of our common stock will not violate the ownership limits. The transfer shall be made no earlier than 20 days after the later of our receipt of notice that shares have been transferred to the trust or the date we determine that a purported transfer of our common stock has occurred. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise), and (b) the market price per share on the date of the redemption, in the case of a purchase by us, or the price received by the trustee net of any sales commissions and expenses, in the case of a sale by the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of shares-in-trust will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares-in-trust of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares-in-trust or the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise) and shall distribute any remaining amounts to the charitable beneficiary.

Any person who (1) acquires or attempts to acquire shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event or (2) purports to transfer or receive shares subject to such limitations is required to give us 15 days written notice prior to such purported transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The 9.8% ownership limit does not apply to a person or persons which the directors exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more (or such lower percentage applicable under Treasury regulations) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned.

Meetings, Special Voting Requirements and Access to Records

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called only upon the request of a majority of the directors or by the chairman, the chief executive officer or the president or, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. The presence either in person or by proxy of a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Generally, a majority of the votes cast is necessary to take stockholder action at a meeting at which a quorum is present, except that a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Provided that such matter has first been declared advisable by our board of directors and except as otherwise provided under the MGCL and our charter, stockholders are entitled to vote at a duly held meeting at which a quorum is present on (1) amendment of our charter, (2) dissolution of our company, and (3) merger, consolidation or sale or other disposition of substantially all of our assets.

Stockholders have the ability to elect to remove a director from our board or to remove the entire board, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of a list of our stockholders so that the requesting stockholders may make the distribution of proxies themselves. The list provided by us will include each stockholder’s name, address and number of shares owned by each stockholder and will be sent within five business days of the receipt by us of the request.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is The Bank of New York.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. (See “Where You Can Find Additional Information.”)

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by our board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL. Any vacancies on our board of directors for any cause other than an increase in the number of directors will be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any vacancies on our board of directors created by an increase in the number of directors will be filled by a majority vote of the entire board of directors. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, which means conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty, and then only by the affirmative vote of at least two-thirds of the votes entitled to be case generally in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be conducted at the meeting. Nominations of individuals for election to our board of directors at a special meeting at which directors are to be elected may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by our board of directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines with respect to all or any classes or series of stock classified or reclassified in the future that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any acquisition by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if our board of directors determines that it would be in our best interests.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors by fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and our bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require that such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our chief executive officer, our president or the board, require the request of holders of a majority of all votes entitled to be cast at a special meeting to call such a meeting and (c) vest in the board the exclusive power to fix the number of directorships.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation.

A person is not an interested stockholder under the MGCL if our board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by our board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder voting together as a single voting group.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Indemnification and Limitation of Liabilities

For a description of certain indemnification provisions in our charter and bylaws, see “Management—Indemnification and Limitation of Liabilities Insurance.”

THE PARTNERSHIP AGREEMENT

General

We have qualified, and intend to continue to qualify, as a REIT for U.S. federal income tax purposes. We are structured as an umbrella partnership REIT, or UPREIT, under which substantially all of our current and future business is, and will be, conducted through our operating partnership. Our operating partnership was formed under Delaware law on April 24, 2002 to acquire, own and lease properties on our behalf. We utilize this UPREIT structure generally to enable us to acquire real property in exchange for OP units in our operating partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for our common stock or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the Asset and Income Tests for qualification as a REIT for U.S. federal income tax purposes (see “Federal Income Tax Considerations”), the REIT’s proportionate share of the assets and income of our operating partnership will be deemed to be assets and income of the REIT.

The property owner’s goals are accomplished because the owner may contribute property to our operating partnership in exchange for OP units on a tax deferred basis. Further, our operating partnership is structured to make distributions with respect to OP units which are equivalent to the dividend distributions made to our stockholders. Finally, a limited partner in our operating partnership may later redeem his, her or its OP units for shares of our common stock (in a taxable transaction) or cash and achieve liquidity for his, her or its investment.

We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the sole general partner of our operating partnership. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership. We also own a substantial majority of the OP units of our operating partnership.

The following is a summary of certain provisions of the amended and restated limited partnership agreement of our operating partnership. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

In connection with this offering and future offerings of our common stock, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for OP units. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds, and our operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our company.

Fiduciary Duties

For a description of the fiduciary duties that we, as general partner, owe to limited partners in our operating partnership pursuant to Delaware law and the terms of the partnership agreement, see “Policies With Respect to Certain Activities—Interested Director and Officer Transactions.”

Operations

The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for U.S. federal income tax purposes, unless we otherwise cease to qualify as a REIT, (2) avoid any federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. (See “Federal Income Tax Considerations—Federal Income Tax Aspects of Our Partnership—Classification as a Partnership.”)

Redemption Rights

The limited partners of our operating partnership (other than our company) generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of our common stock, or a combination of both. If we elect to redeem OP units for shares of our common stock, we will generally deliver one share of our common stock for each OP unit redeemed. If we elect to redeem OP units for cash, we will generally deliver cash to be paid in an amount equal to, for each redeemed OP unit, the average of the daily market price for the ten consecutive trading days immediately preceding the date we receive a notice of redemption by a limited partner. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of our ownership limits in our charter.

Subject to the foregoing, limited partners may exercise their redemption rights at any time after one year following the date of issuance of their OP units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 OP units, unless the limited partner holds less than 1,000 OP units, in which case it must exercise its redemption right for all of its OP units.

Transferability of Interests

We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of our operating partnership. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as general partner.

The partnership agreement generally provides that our operating partnership will distribute cash flows from operations and net sales proceeds from disposition of assets to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by us as general partner.

Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and income of our operating partnership from disposition of assets normally will be allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner’s positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, our operating partnership will pay all administrative costs and expenses of our company, and such expenses will be treated as expenses of our operating partnership. Such expenses will include, without limitation:

•	All expenses relating to maintaining our corporate existence;

•	All expenses relating to the public offering and registration of our securities;

•	All expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	All expenses associated with our compliance with applicable laws, rules and regulations; and

•	All our other operating or administrative costs incurred in the ordinary course of its business on behalf of our operating partnership.

LTIP Units

In connection with the Internalization, we established a new class of limited partnership interest in our operating partnership, which we refer to as LTIP units. The LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we intend them to be a form of equity compensation that we can use. LTIP units are designed to offer their recipients the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” See “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program” for a more complete description of the LTIP units.

Tax-Matters Partner

We are the tax-matters partner of our operating partnership, and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Term

Our operating partnership will continue in full force and effect until December 31, 2032, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Amendment

The partnership agreement may not be amended without our consent as general partner. As general partner, we may, without the consent of the limited partners, amend the partnership agreement in any respect or merge or consolidate our operating partnership with or into any other partnership or business entity in certain transactions pursuant to the partnership agreement; provided, however, that the following amendments and any other merger or consolidation of our operating partnership shall require the consent of limited partners holding more than 50% of the ownership interests of all limited partners:

(a) certain amendments affecting the operation of the redemption rights for OP units, or the mechanism for converting OP units into shares of our common stock, in a manner adverse to the limited partners;

(b) any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional OP units pursuant to certain provisions of the partnership agreement;

(c) any amendment that would alter our operating partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP units pursuant to certain provisions of the partnership agreement; or

(d) any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established trading market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we have 152,054,638 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately 168,354,638 shares of our common stock. All of these shares, including the 16,300,000 shares of common stock sold in this offering, assuming no exercise of the overallotment option, will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner-of-sale provisions, certain notice requirements and the availability of current public information about us.

Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner-of-sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lockup Agreements

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed, with exceptions, not to directly or indirectly offer, pledge, sell or contract to sell any common stock, sell any option or contract to purchase any common stock, purchase any option or contract to sell any common stock, grant any option, right or warrant for the sale of any common stock, lend or otherwise dispose of or transfer any common stock, request or demand that we file a registration statement related to the common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock including, without limitation, OP units. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (x) during the last 17 days of the lockup period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such lockup period, we announce that we will release earnings or issue a press release announcing a significant event during the 17-day period beginning on the last day of such lockup period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning with the first day following the date of the earnings or the press release.

Redemption/Exchange Rights

Upon completion of this offering, approximately 8,618,363 OP units will be held by unaffiliated third parties. At any time after one year following the date of issuance of their respective OP units, these investors generally have the right to cause our operating partnership to redeem all or a portion of their OP units for, at our sole discretion, shares of our common stock or cash, or a combination of both, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Capital Stock—Restriction on Ownership of Common Stock.” These redemption rights are described in more detail under “The Partnership Agreement—Redemption Rights.”

In addition, in connection with the Internalization, our operating partnership issued an aggregate of 15,111,111 OP units to DCAG. Pursuant to certain restrictions DCAG agreed to in connection with the Internalization, beginning on or after January 10, 2008, DCAG or its permitted transferees will be able to exercise their redemption rights with respect to these OP units.

To the extent OP units are exchanged for shares of our common stock, those shares will be restricted securities as defined in Rule 144, unless we register the resale of such shares under the Securities Act.

Registration Rights

As part of the Internalization, we entered into a registration rights agreement with DCAG in respect of any shares of our common stock acquired or otherwise owned by or issuable to DCAG or its permitted transferees upon exchange of the OP units that were issued in the Internalization. These registration rights require us, on up to two occasions, on demand of DCAG or its permitted transferees as a group, to prepare and file a registration statement within 45 days of the demand that covers the resale of the shares specified in the demand, and to use our commercially reasonable efforts to cause the registration statement to become effective if it is not automatically effective on filing. We are not required to file a registration statement unless the shares covered by the registration statement have a maximum aggregate offering price of at least $25.0 million (unless the registration statement covers all remaining registrable shares). This demand registration right is exercisable any time after January 10, 2008 (subject to extension pursuant to the agreement). We will bear all costs, fees and expenses incident to our obligations under the registration rights agreement, including the reasonable fees of one counsel selected by the majority of holders of registrable shares, other than the fees and expenses of any persons retained by DCAG or its permitted transferees, including counsel (except as previously noted), any underwriters’ or dealers’ discounts and all commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of their common stock but the fees and other changes of any counsel appointed to represent all the holders will be paid for by us.

In addition, pursuant to the limited partnership agreement of our operating partnership, we have agreed, within two weeks prior or subsequent to the first date upon which OP units owned by any limited partner in our operating partnership may be exchanged for shares of our common stock, to file a shelf registration statement on Form S-3, to the extent we are eligible to use such form, with respect to all shares of common stock that may be issued upon exchange of such OP units, which we refer to as exchange shares. Furthermore, if a shelf registration statement on Form S-3 is not available, or if required to permit the resale of exchange shares by our affiliates, upon the written request of any limited partner holding at least 20,000 OP units, we have agreed to file a registration statement covering the resale of such exchange shares by our affiliates or others whose exchange shares are not covered by a Form S-3 shelf registration statement.

Stock Options and Long-Term Incentive Plan

Upon completion of this offering, 421,000 stock options will be outstanding that were previously granted under our independent director option plan and our employee option plan and 65,333 of these options will be exercisable. No further grants will be made under either of these plans.

In addition, under our long-term incentive plan, key employees, directors, officers, consultants, advisors or other personnel of ours and our subsidiaries as well as joint venture affiliates of us or our subsidiaries and employees of the foregoing will be eligible to be granted stock options (including stock appreciation rights), restricted stock, phantom shares, dividend equivalent rights and other equity-based awards. We currently expect to grant annual equity awards under the plan and that each employee will have a performance-based defined annual equity award range with a low, target and high award opportunity, expressed as a dollar value. Moreover, our employment agreements with our executive officers provide, among other things, for long-term incentive compensation awards that will be paid pursuant to the long-term incentive plan. Under the employment agreements, the aggregate annual target value of the long-term incentive compensation awards ranges between $25,000 and $1,150,000, with a total annual value of $2,425,000 for all executives, and such awards will vest in equal installments over four to five years, subject to the achievement of pre-established, performance-related goals. In addition, as signing bonuses, Phil Hawkins, under our long-term incentive plan, received 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007, and Stuart Brown, under the long-term incentive plan, received 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing October 10, 2007. Under certain circumstances, LTIP units can be converted into OP units on a one-for-one basis (see “Management—2006 Long-Term Incentive Plan—2006 Partnership Unit-Based Incentive Compensation Program”). Furthermore, we have granted an aggregate of 21,778 phantom shares to our non-employee directors pursuant to our long-term incentive plan. Phantom shares can be settled for shares of our common stock after one year.

We have filed a registration statement on Form S-8 with respect to the shares of our common stock issuable under the long-term incentive plan. Shares of our common stock covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. We may also file a registration statement on Form S-8 with respect to the shares of common stock issuable pursuant to our outstanding stock options.

Stock Warrants

Our former dealer manager and certain broker-dealers that participated in our first and second continuous public offerings collectively own approximately 2.2 million warrants, each of which entitles the holder to purchase one share of common stock for $12.00 per share. The shares of common stock issuable upon the exercise of these warrants were registered in connection with our first and second continuous public offerings and are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. Our former dealer manager may retain or re-allow the 1,658,288 warrants it owns to broker-dealers that participated in the offerings, unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of United States material federal income tax considerations associated with an investment in our common shares that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 2003. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion to us that, commencing with our taxable year that began on January 1, 2003, our company was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation, and its proposed method of operation has enabled it to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of our company, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of Our Company

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	Under some circumstances, we may be subject to “alternative minimum tax;”

•	If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•	Pursuant to provisions in recently enacted legislation, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable years beginning before October 23, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

•	If we acquire appreciated assets from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS successfully asserts that such items were not based on market rates.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

1) Be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code;

2) Elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements for the year ending December 31, 2003;

3) Be managed by one or more trustees or directors;

4) Have our beneficial ownership evidenced by transferable shares;

5) Not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

6) Use a calendar year for U.S. federal income tax purposes;

7) Have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

8) Not be closely held as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items 7 and 8 above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 8 above for a taxable year, we will be treated as having met item 8 for that year.

We elected to be taxed as a REIT commencing with our taxable year ending December 31, 2003 and we intend to satisfy the other requirements described in Items 1-6 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 7 and 8 above. (See “Description of Capital Stock—Restriction on Ownership of Common Stock.”)

For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements—Asset Tests”), all of the capital stock of which is owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we directly or indirectly through other partnerships or disregarded entities have an interest will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “—Operational Requirements—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Operational Requirements—Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements.

•	At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the 75% Income Test.

•	At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from distributions and interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is the 95% Income Test.

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	In general, neither we nor an owner of 10% or more of our stock may directly or constructively own 10% or more of a tenant, or a Related Party Tenant, or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•	Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year; and

•	We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive any income or through a “taxable REIT subsidiary.” However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services provided by us with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property.

We may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. For taxable years beginning prior to 2005, to the extent that we enter into such a contract to reduce interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of the instrument, would be qualifying income for purposes of the 95% Income Test, but not for the 75% Income Test. To the extent that we hedge with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met.

For taxable years beginning in 2005 or later, income of a REIT arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets are ignored for purposes of the 95% Income Test and treated as income that does not qualify under the 75% Income Test. In general, for a hedging transaction to be “clearly identified,” (a) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (b) the items or risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally, not more than 35 days after entering into the hedging transaction).

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a taxable REIT subsidiary or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

We expect the bulk of our income to qualify under the 75% Income and 95% Income Tests as rents from real property in accordance with the requirements described above. In this regard, we anticipate that most of our leases will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. In addition, none of our tenants are expected to be Related Party Tenants and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. Finally, we anticipate that all or most of the services to be performed with respect to our properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such property. In addition, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	Our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure to meet the 75% or 95% Income Test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of such tests for such taxable year in accordance with Treasury regulations to be issued.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—General—Taxation of Our Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements—Asset Tests

At the close of each quarter of our taxable year, we also must satisfy four tests, which we refer to as the Asset Tests, relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. This Asset Test does not apply to securities of a taxable REIT subsidiary. For purposes of this Asset Test and the second Asset Test, securities do not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which we directly or indirectly own stock and with respect to which a joint election has been made by us and the corporation to treat the corporation as a taxable REIT subsidiary of ours and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, more than 35 percent of the voting power or value.

The Asset Tests must generally be met for any quarter in which we acquire securities or other property. If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

The Code contains a number of provisions applicable to REITs, including relief provisions, that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision applies to “de minimis” violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

A second relief provision allows a REIT which fails one or more of the asset requirements and is ineligible for relief under the de minimis rule to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not, however, qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% Income Test described above under “Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.” The Code provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

To the extent that we fail one or more of the Asset Tests, and we do not fall within the de minimis safe harbors with respect to the 5% and 10% asset tests, we may nevertheless be deemed to have satisfied such requirements if (i) we take certain corrective measures, (ii) we meet certain technical requirements, and (iii) we pay a specified excise tax of $50,000.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the distributions paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally pay distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and if (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by our operating partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay an interest charge to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on these gains;

•	Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•	The basis of the stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our former advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code. A deficiency dividend cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income or dividends paid deduction by the Internal Revenue Service.

Operational Requirements—Record Keeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all distributions to our stockholders that are individuals will generally be taxable at capital gains rates (through 2010), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our distributions being treated as ordinary distribution income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in a partnership that holds our common stock generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common shares generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our distribution reinvestment plan, see “Distribution Policy.”

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to stockholders as ordinary income. As long as we qualify as a REIT, these distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for qualified distributions received by individuals from taxable C corporations in effect through 2010. Stockholders that are individuals, however, are taxed at the preferential rates on distributions designated by and received from us to the extent that the distributions are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) distributions received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividends, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Dividends

Distributions to U.S. stockholders that we properly designate as capital gain dividends normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement” above for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Shares of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2010) if such stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if such stock is held for

12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of shares of our common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, a U.S. Stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common shares and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	Fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	Furnishes an incorrect taxpayer identification number;

•	Is notified by the Internal Revenue Service that the stockholder has failed properly to report payments of interest or distributions and is subject to backup withholding; or

•	Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and distribution payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s United States federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities including employee pension benefit trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or UBTI, as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust did not constitute UBTI.

Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common shares. A tax-exempt entity that incurs indebtedness to finance its purchase of our common shares, however, will be subject to UBTI under the debt-financed income rules. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to treat dividend distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

In addition, tax-exempt pension and specified other tax-exempt trusts that hold more than 10% by value of the shares of a REIT may be required to treat a specified percentage of REIT dividends as UBTI. This requirement applies only if our qualification as a REIT depends upon the application of a look-through exception to the closely-held restriction and we are considered to be predominantly held by those tax-exempt trusts. It is not anticipated that our qualification as a REIT will depend upon application of the look-through exception or that we will be predominantly held by these types of trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we collectively refer to as Non-U.S. holders, are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, or a USRPI, as described in “—Dispositions of Our Common Stock” below, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See “—Ordinary Dividends” above for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. A capital gain dividend paid by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Ordinary Dividends” above), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. We believe that following this offering, our stock will be regularly traded on an established securities market. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. No assurance can be given that we will be a domestically controlled qualified investment entity. In the event that we do not constitute a domestically controlled qualified investment entity, a person’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that, following this offering, our stock will be regularly traded on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his shares in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of Our Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of our operating partnership’s income and to deduct our distributive share of our operating partnership’s losses only if our operating partnership is classified for U.S. federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the Check-the-Box Regulations, an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury regulations, which we refer to as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, which we refer to as the Private Placement Exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and our operating partnership believe and currently intend to take the position that our operating partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, our operating partnership presently qualifies for the Private Placement Exclusion.

Even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that our operating partnership will be classified as a partnership for U.S. federal income tax purposes.

If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for U.S. federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “—Requirements for Qualification as a REIT—Organizational Requirements” and “—Operational Requirements—Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Our Operating Partnership and its Partners

Partners, Not Partnership, Subject to Tax.    A partnership is not a taxable entity for U.S. federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions, and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

Partnership Allocations.    Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties.    Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code and several reasonable allocation methods are described therein.

Under the partnership agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to our operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Partnership Interest.    The adjusted tax basis of our partnership interest in our operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership. If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.    To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for U.S. federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each depreciable property for U.S. federal income tax purposes under the alternative depreciation system of depreciation, or ADS. Under ADS, our operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership’s initial basis in each such property for U.S. federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally intends to depreciate such depreciable property for U.S. federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property.    Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our operating partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the proposal described above (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State and Local Taxation

We and any operating subsidiaries we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of our company, our operating partnership, any operating subsidiaries, joint ventures or other arrangements we or our operating partnership may form or enter into and the tax treatment of the holders of our common stock in local jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in our common stock.

UNDERWRITING

We intend to offer the shares in the U.S. and Canada through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,335,000
Wachovia Capital Markets, LLC	4,564,000
Banc of America Securities LLC	1,304,000
J.P. Morgan Securities Inc.	1,304,000
Morgan Keegan & Company, Inc.	1,304,000
Wells Fargo Securities, LLC	489,000

Total	16,300,000

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and our operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.45 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to DCT Industrial Trust Inc. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$12.25	$199,675,000	$229,626,250
Underwriting discount	$.7963	$12,979,690	$14,926,644
Proceeds, before expenses, to DCT Industrial Trust Inc.	$11.4537	$186,695,310	$214,699,606

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at approximately $2.5 million and are payable by DCT Industrial Trust Inc.

Overallotment Option

We have granted an option to the underwriters to purchase up to 2,445,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Intersyndicate Agreement

The underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, 523,200 shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed, with exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including, without limitation, OP units. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (x) during the last 17 days of the lockup period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such lockup period, we announce that we will release earnings or issue a press release announcing a significant event during the 17-day period beginning on the last day of such lockup period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning with the first day following the date of the earnings or the press release.

New York Stock Exchange Listing

Our shares of common stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “DCT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price has been determined through negotiations between us, and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter’s short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

In connection with the Internalization, Banc of America Securities LLC prepared and delivered a fairness opinion to a special committee of our board of directors. Morgan Keegan & Co., Inc. acted as a placement agent in connection with our prior public offerings and received customary commissions and warrants exercisable for shares of our common stock from our former dealer manager in compensation for its role as a placement agent. Morgan Keegan & Co., Inc. has agreed not to sell or transfer such warrants or any common stock underlying such warrants for 180 days after the date of this prospectus. J.P. Morgan Securities Inc., or J.P. Morgan, is a lender under and leads a syndicated group of banks in connection with both our $250.0 million senior unsecured revolving credit facility and our $40.0 million senior secured revolving credit facility, and an affiliate of Morgan Keegan & Co., Inc. is a lender under our $250.0 million senior unsecured revolving credit facility. In their roles as lenders, J.P. Morgan and an affiliate of Morgan Keegan & Co., Inc. will receive a portion of the net proceeds of this offering. In addition, J.P. Morgan is expected to be the sole lead arranger and sole bookrunner of our proposed amended senior unsecured revolving credit facility. An affiliate of J.P. Morgan is expected to be the administrative agent, and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Morgan Keegan & Co., Inc. and Wells Fargo Securities, LLC each are expected to be lenders under the proposed credit facility.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Clifford Chance US LLP. The statements relating to certain U.S. federal income tax matters under the caption “Federal Income Tax Considerations” have been reviewed by and the qualification of our company as a REIT for U.S. federal income tax purposes has been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of DCT Industrial Trust Inc. (formerly Dividend Capital Trust Inc.) and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue and certain expenses of the 2006 Acquisition A properties; the 2006 Acquisition B properties; the Cal-TIA portfolio; the PC portfolio; the OCMI portfolio; and the Parkwest II portfolio for the year ended December 31, 2005, included in this prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. The statements of revenue and certain expenses for the 100 Interstate South Distribution Facility; the Cabot Industrial Value Fund portfolio; the Binney & Smith Distribution Facility; the Greens Crossing/Willowbrook portfolio; the Blackhawk portfolio; Memphis I; and the Baltimore-Washington portfolio for the year ended December 31, 2004, included in this prospectus have also been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

DCT Industrial Trust Inc.

Investor Relations

518 Seventeenth Street, Suite 1700

Denver, Colorado 80202

Telephone (303) 597-2400

We also maintain an internet site at www.dctindustrial.com where there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Introductory Note

Pro Forma Condensed Consolidated Financial Information

(Unaudited)

The following pro forma condensed consolidated financial statements have been prepared to provide information with regards to (i) certain real estate acquisitions made in 2005 and 2006 or probable acquisitions and the related financing of such transactions, (ii) the contribution of all outstanding membership and other interests of Dividend Capital Advisors LLC (the “Former Advisor”), our former advisor, to a wholly-owned subsidiary of DCT Industrial Operating Partnership LP (f/k/a Dividend Capital Operating Partnership LP) (the “Operating Partnership”) in consideration for the issuance of 15,111,111 limited partnership units (“OP Units”) to the owner of the Former Advisor (the “Internalization”) and (iii) the sale of common stock pursuant to this offering and the resulting use of proceeds derived therefrom.

The accompanying unaudited pro forma condensed consolidated balance sheet presents our historical financial information as of September 30, 2006, as adjusted for (i) the acquisition or probable acquisition of certain properties made subsequent to September 30, 2006 and the related financing of such transactions, (ii) the Internalization, including the issuance of OP Units, and (iii) the sale of our common stock pursuant to this offering and the resulting use of proceeds therefrom as if these transactions had occurred on September 30, 2006.

The accompanying unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2006, combine our historical operations with (i) the acquisition or probable acquisitions of certain properties made subsequent to December 31, 2005 and the related financing of such transactions, (ii) the Former Advisor’s historic operations, (iii) the Internalization, including the issuance of OP Units, and (iv) the sale of our common stock pursuant to this offering and the resulting use of proceeds therefrom as if these transactions had occurred on January 1, 2005.

The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005, combine our historical operations with (i) the acquisition or probable acquisitions of certain properties made subsequent to December 31, 2004 and the related financing of such transactions, (ii) the Former Advisor’s historic operations, (iii) the Internalization, including the issuance of OP Units, and (iv) the sale of our common stock pursuant to this offering and the resulting use of proceeds therefrom as if these transactions had occurred on January 1, 2005.

The unaudited pro forma condensed consolidated financial statements have been prepared by our management based upon our historical financial statements to give effect to certain property acquisitions or probable property acquisitions, and the related financing of such transactions, the Internalization and the sale of our common stock pursuant to this offering and the resulting use of proceeds therefrom. These pro forma statements may not be indicative of the results that actually would have occurred if these transactions had been in effect on the dates indicated or which may be obtained in the future. The accompanying pro forma condensed consolidated financial statements exclude pro forma adjustments for events or items that are probable of occurring but for which the amounts of such pro forma adjustments are not factually supportable at the time these pro forma condensed consolidated financial statements were prepared such as additional general and administrative expenses, expenses associated with our proposed long-term incentive plan, non-compete agreements and capitalized leasing and development costs. The pro forma condensed consolidated financial statements should be read in conjunction with our unaudited and audited historical financial statements included elsewhere in this prospectus.

Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2006

(In thousands)

(Unaudited)

	Company (a)	Property Acquisitions (b)	Pro Forma Sub-Total Before Internalization and Offering	Former Advisor (a)	Former Advisor Pro Forma Adjustments		Pro Forma Sub-Total Before Offering	Offering (g)	Pro Forma Total
ASSETS
Net investment in real estate	$2,688,520	$94,409	$2,782,929	$—	$—		$2,782,929	$—	$2,782,929
Cash and cash equivalents	19,507	(15,000)	4,507	4,253	(4,253	)(c)	4,507	—	4,507
Restricted cash	6,781	—	6,781	—	—		6,781	—	6,781
Notes receivable	9,217	—	9,217	816	(816	)(c)	9,217	—	9,217
Deferred loan costs, net	5,648	—	5,648	—	—		5,648	—	5,648
Deferred loan costs—financing obligation, net	20,229	—	20,229	—	—		20,229	—	20,229
Straight line rent and other receivables	18,824	—	18,824	2,880	(2,880	)(c)	18,824	—	18,824
Deferred acquisition costs and other assets	11,213	—	11,213	75	(75	)(c)	11,213	—	11,213
Property and equipment, net	—	—	—	983	(813	)(c)	170	—	170
Assets held for sale	39,715	—	39,715	—	—		39,715	—	39,715

Total Assets	$2,819,654	$79,409	$2,899,063	$9,007	$(8,837)		$2,899,233	$—	$2,899,233

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$29,069	$—	$29,069	$1,498	$(1,498	)(c)	$29,069	$—	$29,069
Distributions payable	14,006	—	14,006	—	—		14,006	—	14,006
Tenant prepaids and security deposits	13,563	—	13,563	—	—		13,563	—	13,563
Other liabilities	16,343	—	16,343	—	3,500	(d)	19,843	—	19,843
Intangible lease liability, net	20,645	870	21,515	—	—		21,515	—	21,515
Lines of credit	165,012	78,539	243,551	—	—		243,551	(184,195)	59,356
Unsecured notes	425,000	—	425,000	—	—		425,000	—	425,000
Mortgage notes	638,148	—	638,148	—	—		638,148	—	638,148
Financing obligations	235,822	—	235,822	—	—		235,822	—	235,822
Liabilities related to assets held for sale	11,082	—	11,082	—	—		11,082	—	11,082

Total Liabilities	1,568,690	79,409	1,648,099	1,498	2,002		1,651,599	(184,195)	1,467,404
Minority Interest	46,447	—	46,447	—	151,146	(d)(e)	197,593	—	197,593

Stockholders’ Equity:
Common stock	1,506	—	1,506	—	—		1,506	163	1,669
Additional paid-in capital	1,396,674	—	1,396,674	—	—		1,396,674	184,032	1,580,706
Distributions in excess of earnings	(181,951)	—	(181,951)	7,509	(161,985	)(d)(f)	(336,427)	—	(336,427)
Accumulated other comprehensive loss	(11,712)	—	(11,712)	—	—		(11,712)	—	(11,712)

Total Stockholders’ Equity	1,204,517	—	1,204,517	7,509	(161,985)		1,050,041	184,195	1,234,236

Total Liabilities and Stockholders’ Equity	$2,819,654	$79,409	$2,899,063	$9,007	$(8,837)		$2,899,233	$—	$2,899,233

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed

Consolidated Balance Sheet as of

September 30, 2006

(a)	Reflects the historical condensed consolidated balance sheets of the Company and the Former Advisor as of September 30, 2006. For additional information, please refer to the historical financial statements and notes thereto (1) of the Company for the three and nine months ended September 30, 2006 included elsewhere in this prospectus, and (2) of the Former Advisor included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 1, 2006 for more information.

(b)	These amounts reflects properties that, as of November 27, 2006, have been acquired or are probable acquisitions subsequent to September 30, 2006. For purposes of pro forma information, these acquisition have been acquired with existing cash balances and borrowings under our lines of credit.

(c)	Reflects the elimination of the Former Advisor’s assets and liabilities as these amounts will be settled by the Former Advisor subsequent to the closing of the Internalization with the exception of $170,000 of property and equipment that we acquired in connection with the Internalization.

(d)	The total cost for the Former Advisor has been allocated to assets, including intangible assets, liabilities and, due to the preexisting relationship between us and the Former Advisor, to contract termination fee based on our estimate of such assets, liabilities and expenses. We will complete our final allocation of the purchase price and will likely attribute value to certain intangible assets for items such as non-compete agreements and licensing agreements. Any value attributed to such assets in conjunction with our final analysis will reduce the amount we write off as part of the contract termination fee. In connection with our initial analysis, we have written off $173.5 million of the excess of the total cost over the net assets acquired as a contract termination payment. This amount, upon finalization, will be recorded as an expense by the Company as of October 10, 2006. These allocations are preliminary and may not be indicative of the final allocations by the Company. A change in the final allocation from what is presented in these unaudited pro forma financial statements may result in an increase or decrease to the contract termination fee or the identified assets.

The estimated consideration for the proposed acquisition of the Former Advisor, as well as preliminary adjustments to the historical financial data as a result of the Internalization, are as follows as of September 30, 2006:

The total cost of the Internalization of the Former Advisor has been calculated as follows (in millions):

OP Unit consideration (15,111,111 OP Units valued at $11.25 per share)	$170.0
Internalization costs and fees	3.5
Purchase of property and equipment	0.2
Assumption of liabilities	—

Total cost	$173.7

The allocation of the total cost to the assets and to contract termination fee as a result of the Internalization of the Former Advisor is as follows (in millions):

Total cost	$173.7

Property and equipment	0.2
Contract termination fee	173.5

Total cost allocation	$173.7

Notes to Unaudited Pro Forma Condensed

Consolidated Balance Sheet as of

September 30, 2006—(continued)

(e)	The issuance of OP Units to the prior owner of the Former Advisor will be accounted for as minority interest on our balance sheet. This amount ($151.1 million) reflects the initial value of the OP Units to be issued ($170.0 million) less the estimated amount of the contract termination fee attributable to minority interests ($18.9 million).

(f)	This amount reflects the contract termination fee ($173.5 million) less minority interest’s portion of such fee ($18.9 million) plus an estimated distribution ($7.4 million) made from the Former Advisor to its prior owner to satisfy all the outstanding assets and liabilities with the exception of $170,000 of property and equipment that was acquired pursuant to the Internalization.

(g)	These amounts reflect the use of proceeds from this offering assuming no exercise of the underwriters’ over-allotment option. The following table describes the use of proceeds (in thousands except share information).

Gross Proceeds	$199,675
Less Underwriters Discount	$12,980
Less Offering Costs	2,500

Net Proceeds	$184,195

Repay Outstanding Debt	$184,195

Price Per Share	$12.25
Number of Shares Issued	16,300,000

Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2006

(In thousands)

(Unaudited)

	Company (1)	Property Operations Pro Forma (2)	Pro Forma Sub-Total Before Internalization and Offering	Former Advisor (1)	Internalization Pro Forma Adjustments		Pro Forma Sub-Total Before Offering	Offering (5)		Pro Forma Total
REVENUE:
Rental revenue	$158,080	$29,730	$187,810	$—	$—		$187,810	$—		$187,810
Institutional capital management fees	398	—	398	—	—		398	—		398
Acquisition fees	—	—	—	10,567	(10,567	)(3)	—	—		—
Asset management fees	—	—	—	12,907	(12,907	)(3)	—	—		—
Private placement fees	—	—	—	3,615	(3,615	)(3)	—	—		—

Total Revenue	158,478	29,730	188,208	27,089	(27,089)		188,208	—		188,208

EXPENSES:
Rental expenses and real estate taxes	36,592	7,857	44,449	—	—		44,449	—		44,449
Real estate depreciation and amortization	81,196	8,758	89,954	—	—		89,954	—		89,954
Payroll and payroll-related	—	—	—	6,330	—		6,330	—		6,330
General and administrative expenses	3,939	—	3,939	3,668	—		7,607	—		7,607
Asset management fees, related party	12,907	2,453	15,360	—	(15,360	)(3)	—	—		—

Total Operating Expenses	134,634	19,068	153,702	9,998	(15,360)		148,340	—		148,340

Operating Income	23,844	10,662	34,506	17,091	(11,729)		39,868	—		39,868
Equity in loss of unconsolidated joint ventures, net	(254)	—	(254)	—	—		(254)	—		(254)
Gain from disposition of real estate interests	7,550	—	7,550	—	—		7,550	—		7,550
Interest expense	(46,687)	(18,124)	(64,811)	—	—		(64,811)	8,783		(56,028)
Interest income and other income	5,004	—	5,004	741	—		5,745	—		5,745

Income (Loss) Before Minority Interests and Discontinued Operations	(10,543)	(7,462)	(18,005)	17,832	(11,729)		(11,902)	8,783		(3,119)
Minority Interests	562	(495)	67	—	327	(4)	394	—		394

Net Income (Loss) From Continuing Operations	(9,981)	(7,957)	(17,938)	17,832	(11,402)		(11,508)	8,783		(2,725)

NET LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE
Basic	$(0.07)		$(0.12)				$(0.08)			$(0.02)

Diluted	$(0.07)		$(0.12)				$(0.08)			$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	148,731	3,230	151,961	—	—		151,961	16,300	(6)	168,261

Diluted	148,731	3,230	151,961	—	—		151,961	16,300	(6)	168,261

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For the Nine Months Ended September 30, 2006

(1)	Reflects the historical condensed consolidated statement of operations of the Company and the Former Advisor for the nine months ended September 30, 2006. For additional information, please refer to the historical financial statements and notes thereto (1) of the Company for the three and nine months ended September 30, 2006 included elsewhere in this prospectus, and (2) of the Former Advisor included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 1, 2006 for more information.

(2)	Reflects the incremental results of operations, including the effects of depreciation and amortization and incremental asset management fees associated with properties that, as of November 27, 2006, have been acquired or are probable acquisitions subsequent to December 31, 2005, and the incremental effects of the financing associated with such acquisitions including issuance of common stock, debt assumptions and debt issuances and minority interests in the incremental pro forma results of operations. For purposes of pro forma information, 5.62% was used as the effective interest rate associated with incremental borrowings.

(3)	Reflects the elimination of property acquisition service fees, asset management fees and fees related to the Company’s private placement offerings as these fees will not be applicable to on-going operations of the Company subsequent to the Internalization. Also reflects the elimination of interest and other income related to cash and cash equivalents of the Former Advisor as such assets are assumed to have been settled by the Former Advisor prior to the closing of the Internalization.

(4)	This amount reflects the pro forma adjustment for the net loss attributable to minority interest specific to the OP Units issued in connection with the Internalization.

(5)	For purposes of these pro forma financial statements, the use of proceeds from this offering are to be used to repay certain outstanding debt obligations. Specifically, the net proceeds of $184.2 million are being used to pay down $184.2 million of our senior unsecured revolving credit facility resulting in pro forma interest savings of approximately $8.8 million for the nine months ended September 30, 2006.

(6)	This amount represents 16,300,000 shares to be issued assuming $199.7 million of gross offering proceeds at a public offering price equal to $12.25 per share.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In thousands)

(Unaudited)

	Company (1)	Property Operations Pro Forma (2)	Pro Forma Sub-Total Before Internalization and Offering	Former Advisor (1)	Internalization Pro Forma Adjustments		Pro Forma Sub-Total Before Offering	Offering (5)		Pro Forma Total
REVENUE:
Rental revenue	$123,228	$127,236	$250,464	$—	$—		$250,464	$—		$250,464
Acquisition fees	—	—	—	11,069	(11,069	)(3)	—	—		—
Asset management fees	—	—	—	8,901	(8,901	)(3)	—	—		—
Private placement fees	—	—	—	3,626	(3,626	)(3)	—	—		—

Total Revenue	123,228	127,236	250,464	23,596	(23,596)		250,464	—		250,464

EXPENSES:
Rental expense and real estate taxes	27,558	32,911	60,469	—	—		60,469	—		60,469
Depreciation and amortization	70,280	49,989	120,269	—	—		120,269	—		120,269
Payroll and payroll-related	—	—	—	6,556	—		6,556	—		6,556
General and administrative expenses	3,004	—	3,004	5,755	—		8,759	—		8,759
Asset management fees, related party	8,901	11,635	20,536	—	(20,536	)(3)	—	—		—

Total Expenses	109,743	94,535	204,278	12,311	(20,536)		196,053	—		196,053

Net Operating Income	13,485	32,701	46,186	11,285	(3,060)		54,411	—		54,411
Interest expense	(28,474)	(51,229)	(79,703)	—	—		(79,703)	11,742		(67,961)
Interest and other income	3,193	—	3,193	98	—		3,291	—		3,291

Income (Loss) Before Minority Interests and Discontinued Operations	(11,796)	(18,528)	(30,324)	11,383	(3,060)		(22,001)	11,742		(10,259)
Minority Interest	452	(425)	27	—	952	(4)	979	—		979

Net Income (Loss) From Continuing Operations	(11,344)	(18,953)	(30,297)	11,383	(2,108)		(21,022)	11,742		(9,280)

NET LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE
Basic	$(0.12)		$(0.20)				$(0.14)			$(0.06)

Diluted	$(0.12)		$(0.20)				$(0.14)			$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	97,333	54,628	151,961	—	—		151,961	16,300	(6)	168,261

Diluted	97,774	54,187	151,961	—	—		151,961	16,300	(6)	168,261

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For the Year Ended December 31, 2005

(1)	Reflects the historical condensed consolidated statement of operations of the Company and the Former Advisor for the year ended December 31, 2005. Please refer to the historical financial statements and notes thereto (1) of the Company for the year ended December 31, 2005 included elsewhere in this prospectus, and (2) of the Former Advisor included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 1, 2006 for more information.

(2)	Reflects the incremental results of operations, including the effects of depreciation and amortization and incremental asset management fees associated with properties that, as of November 27, 2006, have been acquired or are probable acquisitions subsequent to December 31, 2004 and the incremental effects of the financing associated with such acquisitions including issuance of common stock, debt assumptions and debt issuances and minority interests in the incremental pro forma results of operations. For purposes of pro forma information, 5.64% was used as the effective interest rate associated with incremental borrowings.

(3)	Reflects the elimination of property acquisition service fees, asset management fees and fees related to the Company’s private placement offerings as these fees will not be applicable to on-going operations of the Company subsequent to the Internalization. Also reflects the elimination of interest and other income related to cash and cash equivalents of the Former Advisor as such assets are assumed to have been settled by the Former Advisor prior to the closing of the Internalization.

(4)	This amount reflects the pro forma adjustment for the net loss attributable to minority interest specific to the OP Units issued in connection with the Internalization.

(5)	For purposes of these pro forma financial statements, the use of proceeds from this offering are to be used to repay certain outstanding debt obligations. Specifically, the net proceeds of $184.2 million are being used to pay down $184.2 million of our senior unsecured revolving credit facility resulting in pro forma interest savings of approximately $11.7 million for the year.

(6)	This amount represents 16,300,000 shares to be issued assuming $199.7 million of gross offering proceeds at a public offering price equal to $12.25 per share.

DCT Industrial Trust Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share information)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Land	$502,745	$327,428
Buildings and improvements	2,111,506	1,499,414
Intangible lease assets	200,797	155,276
Construction in progress	28,686	12,807

Total Investment in Properties	2,843,734	1,994,925
Less accumulated depreciation and amortization	(175,000)	(96,604)

Net Investment in Properties	2,668,734	1,898,321
Investments in and advances to unconsolidated joint ventures	19,786	6,090

Net Investment in Real Estate	2,688,520	1,904,411
Cash and cash equivalents	19,507	94,918
Restricted cash	6,781	5,027
Notes receivable	9,217	9,670
Deferred loan costs, net	5,648	6,498
Deferred loan costs—financing obligations, net	20,229	12,270
Straight-line rent and other receivables	18,824	18,347
Deferred acquisition costs and other assets, net	11,213	6,554
Assets held for sale	39,715	—

Total Assets	$2,819,654	$2,057,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$29,069	$26,139
Distributions payable	14,006	19,787
Tenant prepaids and security deposits	13,563	9,321
Other liabilities	16,343	6,769
Intangible lease liability, net	20,645	10,320
Lines of credit	165,012	16
Unsecured notes	425,000	—
Mortgage notes	638,148	642,242
Financing obligations	235,822	154,713
Liabilities related to assets held for sale	11,082	—

Total Liabilities	1,568,690	869,307

Minority interests	46,447	55,577
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Shares-in-trust, $0.01 par value, 100,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized, 150,557,138 and 133,206,784 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	1,506	1,332
Additional paid-in capital	1,396,674	1,235,156
Distributions in excess of earnings	(181,951)	(100,888)
Accumulated other comprehensive loss	(11,712)	(2,789)

Total Stockholders’ Equity	1,204,517	1,132,811

Total Liabilities and Stockholders’ Equity	$2,819,654	$2,057,695

The accompanying notes are an integral part of these consolidated financial statements.

DCT Industrial Trust Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited, in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES:
Rental revenues	$61,861	$35,934	$158,080	$81,340
Institutional capital management and other fees	220	—	398	—

Total Revenues	62,081	35,934	158,478	81,340

OPERATING EXPENSES:
Rental expenses	7,150	3,720	15,995	8,217
Real estate taxes	7,909	4,545	20,597	9,664
Real estate depreciation and amortization	30,232	21,062	81,196	47,430
General and administrative expenses	1,757	865	3,939	2,294
Asset management fees, related party	5,092	2,937	12,907	5,640

Total Operating Expenses	52,140	33,129	134,634	73,245

Operating Income	9,941	2,805	23,844	8,095

Equity in losses of unconsolidated joint ventures, net	(72)	—	(254)	—
Gain (loss) on dispositions of real estate interests	(482)	—	7,550	—
Interest expense	(20,517)	(9,708)	(46,687)	(18,253)
Interest income and other	482	629	5,004	2,216

Loss Before Minority Interests and Discontinued Operations	(10,648)	(6,274)	(10,543)	(7,942)
Minority interests	295	259	562	256

Loss From Continuing Operations	(10,353)	(6,015)	(9,981)	(7,686)
Income (Loss) From Discontinued Operations	188	(183)	125	(345)

NET LOSS	$(10,165)	$(6,198)	$(9,856)	$(8,031)

LOSS PER COMMON SHARE—BASIC AND DILUTED:
Loss From Continuing Operations	$(0.07)	$(0.06)	$(0.07)	$(0.09)
Income (Loss) From Discontinued Operations	0.00	0.00	0.00	0.00

Net Loss	$(0.07)	$(0.06)	$(0.07)	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	150,725	104,224	148,731	89,147

The accompanying notes are an integral part of these consolidated financial statements.

DCT Industrial Trust Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

And Other Comprehensive Loss

For the Nine Months Ended September 30, 2006

(Unaudited, in thousands)

	Common Stock		Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2005	133,207	$1,332	$1,235,156	$(100,888)	$(2,789)	$1,132,811
Comprehensive income:
Net loss	—	—	—	(9,856)	—	(9,856)
Net unrealized loss on cash flow hedging derivatives	—	—	—	—	(9,403)	(9,403)
Amortization of cash flow hedging derivatives	—	—	—	—	480	480

Comprehensive loss						(18,779)

Issuance of common stock, net of offering costs	18,680	187	174,364	—	—	174,551
Redemption of common stock	(1,330)	(13)	(12,898)	—	—	(12,911)
Amortization of stock options	—	—	52	—	—	52
Distributions on common stock	—	—	—	(71,207)	—	(71,207)

Balance at September 30, 2006	150,557	$1,506	$1,396,674	$(181,951)	$(11,712)	$1,204,517

The accompanying notes are an integral part of these consolidated financial statements.

DCT Industrial Trust Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(9,856)	$(8,031)
Minority interests	(587)	(284)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of unconsolidated joint ventures, net	254	—
Gain on disposition of real estate interests	(7,550)	—
Real estate depreciation and amortization	82,764	48,796
Other	994	1,734
Changes in operating assets and liabilities:
Other assets	(5,888)	(7,327)
Accounts payable, accrued expenses and other liabilities	15,726	14,090

Net cash provided by operating activities	75,857	48,978

INVESTING ACTIVITIES:
Real estate acquisitions	(910,784)	(517,591)
Capital expenditures and other investments in real estate	(116,783)	(35,452)
Proceeds from dispositions of real estate investments	116,050	—
Decrease (increase) in deferred acquisition costs	(14,135)	3,490
Decrease in restricted cash	—	4,854
Originations of notes receivable from unconsolidated joint ventures	(650)	(5,500)
Proceeds from repayment of notes receivable	1,480	—
Master lease payments received	236	2,663
Other investing activities	51	—

Net cash used in investing activities	(924,535)	(547,536)

FINANCING ACTIVITIES:
Net proceeds from lines of credit	164,996	12
Proceeds from unsecured notes	425,000	—
Proceeds from mortgage notes	—	60,926
Principal payments on mortgage notes	(5,064)	(1,945)
Proceeds from financing obligations	121,322	91,516
Principal payments on financing obligations	(6,136)	(891)
Increase in deferred loan costs	(502)	(2,168)
Increase in deferred loan costs—financing obligation	(12,198)	(6,678)
Proceeds from sale of common stock	153,411	444,534
Offering costs for issuance of common stock, related party	(9,220)	(42,674)
Redemption of common stock	(16,802)	(5,183)
Decrease (increase) in restricted cash	142	(4,249)
Settlement of cash flow hedging derivative	—	(2,111)
Distributions to common stockholders	(39,101)	(16,397)
Distributions to minority interests	(2,581)	(59)

Net cash provided by financing activities	773,267	514,633

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(75,411)	16,075
CASH AND CASH EQUIVALENTS, beginning of period	94,918	23,520

CASH AND CASH EQUIVALENTS, end of period	$19,507	$39,595

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$43,335	$16,948
Assumption of secured debt in connection with real estate acquired	$12,369	$436,058
Amount issued pursuant to the distribution reinvestment plan	$37,720	$19,151
The accompanying notes are an integral part of these consolidated financial statements.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Note 1—Organization and Summary of Significant Accounting Policies

Organization

DCT Industrial Trust Inc. (formerly Dividend Capital Trust Inc.) is a leading real estate company specializing in the ownership, acquisition, development and management of bulk distribution and light industrial properties located in 24 of the highest volume distribution markets in the United States. In addition, we manage, and own interests in, industrial properties through our institutional capital management program. We were formed as a Maryland corporation in April 2002 and have elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2003. We are structured as an umbrella partnership REIT (“UPREIT”) under which substantially all of our current and future business is, and will be, conducted through a majority owned and controlled subsidiary, DCT Industrial Operating Partnership LP (formerly Dividend Capital Operating Partnership LP) (our “operating partnership”), a Delaware limited partnership, for which DCT Industrial Trust Inc. is the sole general partner. As used herein, “DCT Industrial Trust,” “we”, “our” and “us” refer to DCT Industrial Trust Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

As of September 30, 2006, we owned interests in 388 industrial real estate properties totaling 60.4 million rentable square feet. Our portfolio of consolidated operating properties consists of interests in 374 industrial properties totaling 55.0 million rentable square feet that were 92.9% occupied as of September 30, 2006. In addition, as of September 30, 2006, we had majority interests in four consolidated development properties, a 20% interest in six unconsolidated properties in an institutional joint venture and investments in four development joint venture properties.

Prior to October 10, 2006, our day-to-day activities were managed by Dividend Capital Advisors LLC (our “former advisor”), an affiliate, under the supervision of our board of directors pursuant to the terms and conditions of an advisory agreement. On July 21, 2006, we entered into a contribution agreement with our operating partnership and Dividend Capital Advisors Group LLC (“DCAG”), the parent company of our former advisor. On October 10, 2006, pursuant to the contribution agreement, our operating partnership acquired our former advisor from DCAG for an aggregate 15,111,111 units of limited partnership interest in our operating partnership (“OP Units”), which included the modification of a special series of units of limited partnership interest in our operating partnership (the “Special Units,” which are described in Note 8) held by DCAG into 7,111,111 OP Units. We refer to this transaction as the “Internalization.” In connection with the Internalization, our former advisor became a wholly-owned subsidiary of our operating partnership (see the additional description of the Internalization in Note 14).

As of October 10, 2006, we became a self-administered and self-advised REIT. Prior to October 10, 2006, our former advisor was majority owned and/or controlled by three of our directors and certain officers and/or their affiliates and other third parties. In addition, under the terms of certain dealer manager agreements, Dividend Capital Securities LLC (our “former dealer manager”) served as the dealer manager of our prior continuous public offerings of common stock and our operating partnership’s private placement of undivided tenancy-in-common interests (“TIC Interests”) in certain of our properties. Prior to the Internalization, our former dealer manager was also indirectly owned by three of our directors and certain officers and/or their affiliates and other third parties. Prior to the Internalization, our former advisor and its affiliates, including our former dealer manager, received various forms of compensation, reimbursements and fees for services relating to our prior continuous public offerings of common stock, our operating partnership’s private placement and for the investment in and management of our real estate assets.

Prior to the Internalization, we did not directly employ any employees. Upon closing of the Internalization, we employed 60 persons.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. Interim results are not necessarily indicative of results for a full year. The information included in this prospectus should be read in conjunction with our audited consolidated financial statements as of December 31, 2005 and related notes thereto included elsewhere in this prospectus.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain items in the consolidated financial statements for periods in 2005 have been reclassified to conform to the 2006 classifications.

Consolidation

Our consolidated financial statements include the accounts of our company and our consolidated subsidiaries and partnerships which we control either through ownership of a majority voting interest, as the primary beneficiary, or otherwise. Investments in entities in which we do not own a majority voting interest but over which we have the ability to exercise significant influence over operating and financial policies are presented under the equity method. Investments in entities in which we do not own a majority voting interest and over which we do not have the ability to exercise significant influence are carried at the lower of cost or fair value, as appropriate. Our judgments with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN No. 46(R)”), involve consideration of various factors including the form of our ownership interest, our representation on the entity’s board of directors, the size of our investment (including loans) and our ability to participate in policy making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our consolidated financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities (as defined in FIN No. 46(R)) when we own, directly or indirectly, a majority voting interest in the entity. In June 2005, the FASB ratified Emerging Issues Task Force Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 provides an accounting model to be used by a general partner, or group

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

of general partners, to determine whether the general partner(s) controls a limited partnership or similar entity in light of certain rights held by the limited partners and provides additional guidance on what constitutes substantive kick-out rights and substantive participating rights.

Investment in Real Estate, Valuation and Allocation of Real Estate Acquisitions

We capitalize direct costs associated with the acquisition, development or improvement of real estate, including acquisition fees and leasing costs as well as indirect costs, if appropriate. Costs associated with acquisition or development pursuits are capitalized as incurred and if the pursuit is abandoned, these costs are expensed in the period in which the pursuit is abandoned. Costs incurred for maintaining and making repairs to our real estate, which do not extend the life of our assets, are expensed as incurred.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). The allocation of the total cost to land, building, building and land improvements and tenant improvements is based on our estimate of their fair value based on all available information such as the replacement cost of such assets, appraisals, property condition reports, market data and other related information. Pursuant to SFAS No. 141, the difference between the fair value and the face value of debt assumed in an acquisition is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. The valuation of assumed liabilities is based on the current market rate for similar liabilities. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases which may include leasing commissions, legal and other costs. In addition, the allocation of the total cost of a property requires allocating costs to an intangible asset or liability resulting from in-place leases being above or below the market rental rates on the date of the acquisition. These assets or liabilities will be amortized over the life of the remaining in-place leases as an adjustment to revenues.

Real estate, including land, building, building and land improvements, tenant improvements and leasing costs, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets or liabilities as follows:

Description	Standard Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	20 years
Tenant improvements	Lease term
Lease costs	Lease term
Intangible lease assets and liabilities	Average term of leases for property
Above/below market rent assets/liabilities	Lease term

The table above reflects the standard depreciable lives typically used to compute depreciation and amortization. However, such depreciable lives may be different based on the estimated useful life of such assets or liabilities. The cost of assets sold or retired and the related accumulated depreciation and/or amortization is removed from the accounts and the resulting write off, if necessary, is reflected in the consolidated statement of operations in the period in which such sale or retirement occurs.

Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), we classify certain properties and related assets and liabilities as held for sale when the

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

potential sale of such property is considered probable (see Note 9 for additional information). The operating results of such properties are presented in discontinued operations in current periods and all comparable periods presented. Depreciation is not recorded on properties held for sale; however, depreciation expense recorded prior to classification as held for sale is included in results from discontinued operations. The net gain on sale and any impairment losses are presented in results from discontinued operations when recognized.

Equity Method

We present investments in unconsolidated joint ventures under the equity method. The equity method is used when we have the ability to exercise significant influence over the operating and financial policies of a joint venture but do not control the joint venture. Under the equity method, these investments (including advances to the joint venture) are initially recorded on our consolidated balance sheet at our cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of each of the joint ventures, distributions received, contributions made and certain other adjustments, as appropriate. Such investments are included in investments in and advances to unconsolidated joint ventures on the accompanying consolidated balance sheets (see Note 3 for additional information).

Comprehensive Income (Loss)

We report comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity and other comprehensive income (loss). Amounts reported in accumulated other comprehensive income (loss) related to hedging transactions will be amortized to interest expense over the life of our hedged debt issuances. Any ineffectiveness, as defined by SFAS No. 133 (defined below), related to our hedging transactions is reported in the accompanying consolidated statements of operations. See Note 5 for additional information.

Derivative Instruments and Hedging Activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, we record all derivatives on our consolidated balance sheets at fair value. Accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the designation of the derivative. Derivatives used to hedge our exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk are considered “fair value” hedges. Derivatives used to hedge our exposure to variability in expected future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges.

As of September 30, 2006, all of the hedges entered into by us had been designated as cash flow hedges. For derivatives designated as “cash flow” hedges, the changes in the fair value of the derivative that represents changes in expected future cash flows which are effectively hedged by the derivative are initially reported in other comprehensive income (loss) on our consolidated statement of stockholders’ equity and other comprehensive income (loss) (i.e., not included in earnings) until the derivative is settled. Upon settlement, the effective portion of the hedge is recognized in other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative was intended to hedge. The change in value of any derivative that is deemed to be ineffective is charged directly to earnings when the determination of ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. We do not use derivatives for trading or speculative purposes.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Our objective in using derivatives is to add stability to future interest expense and to manage our exposure to interest rate volatility associated with our forecasted debt issuances and certain variable rate borrowings. To accomplish this objective, we primarily use treasury locks and forward-starting swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited, pre-determined period of time. During the nine months ended September 30, 2006 and 2005, such derivatives were used to hedge the variability in existing and future interest expense associated with existing variable rate borrowings and forecasted issuances of debt, which may include the issuances of new debt, as well as refinancings of existing debt upon maturity.

Revenue Recognition

We record rental revenues for the full term of each lease on a straight-line basis. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments increase during the term of the lease. Accordingly, we record receivables from tenants that we expect to collect over the remaining lease term rather than currently, which are recorded as straight-line rents receivable. When we acquire a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation. For the three and nine months ended September 30, 2006, the total increase to rental revenues due to straight-line rent adjustments was approximately $2.0 million and $5.8 million, respectively. For the three and nine months ended September 30, 2005, the total increase to rental revenues due to straight-line rent adjustments was approximately $1.3 million and $2.6 million, respectively. In connection with property acquisitions, we may acquire leases with rental rates above and/or below the market rental rates. Such differences are recorded as an intangible asset or liability pursuant to SFAS No. 141 and amortized to rental revenues over the life of the respective leases. For the three and nine months ended September 30, 2006, the total net decrease to rental revenues due to the amortization of above and below market rents was approximately $0.3 million and $1.0 million, respectively. The total net decrease during the same periods in 2005 was approximately $0.7 million and $1.7 million, respectively. See additional information in Note 2.

In connection with certain property acquisitions, we have entered into master lease agreements with various sellers whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreement or the commencement of rental payments from a new tenant. For financial reporting purposes, rental payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than rental revenues. For the three and nine months ended September 30, 2006, the total master lease payments received were approximately $0.1 million and $0.2 million, respectively. For the three and nine months ended September 30, 2005, the total master lease payments received were approximately $0.7 million and $2.7 million, respectively.

Early lease termination fees are recorded in rental revenues when such amounts are earned and the unamortized balances of assets and liabilities associated with the early termination of leases are fully amortized to their respective revenue and expense line items on our consolidated statements of operations over the shorter of the expected life of such assets and liabilities or the remaining lease term. During the three and nine months ended September 30, 2006, the early termination of leases resulted in additional income of $0.2 million and $0.5 million, respectively, and resulted in additional expenses of $0.1 million and $0.6 million, respectively. During the three months ended September 30, 2005, the early termination of leases resulted in a decrease of income of $22,000 and, for the nine months ended September 30, 2005, the early termination of leases resulted in additional income of $3.5 million. During the three and nine months ended September 30, 2005, the early termination of leases resulted in additional expenses of $0.4 million and $1.0 million, respectively.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Stock-Based Compensation

We previously adopted an employee stock option plan (the “Employee Option Plan”) and an independent director stock option plan (the “Independent Director Option Plan”). We previously accounted for these plans pursuant to SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and effective January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), and its related interpretations (see Note 11 for additional information). Options granted under our Employee Option Plan and the Independent Director Option Plan have been valued using the Black-Scholes option-pricing model (“Black-Scholes”) and amortized to compensation expense on a straight-line basis over the period during which the right to exercise such options fully vests. Such expense is included in general and administrative expense on the accompanying consolidated statements of operations. In connection with the Internalization, we adopted, and our stockholders approved, the 2006 Long -Term Incentive Plan (the “Long-Term Incentive Plan”). Beginning October 10, 2006, we will use the Long-Term Incentive Plan to grant restricted stock, stock options and other awards to our personnel and we will not make any further grants under the Employee Option Plan or the Independent Director Option Plan.

New Accounting Pronouncements

In September 2006, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. This bulletin provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance in this bulletin must be applied to financial reports covering the first fiscal year ending after November 15, 2006. We do not believe such adoption will have a material impact on our annual 2006 consolidated financial statements.

On September 18, 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. We will adopt the provisions of SFAS No. 157 effective January 1, 2008. We do not believe such adoption will have a material impact on our consolidated financial statements.

On July 13, 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification of interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We will be required to adopt this interpretation in the first quarter of 2007. We are currently evaluating the requirements of FIN 48. We do not believe such adoption will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R) which is a revision of SFAS No. 123. SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the award’s fair value on the grant date and recognize the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period. This statement focuses primarily on accounting for transactions in which an entity obtains employment services in

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

share-based payment transactions. SFAS No. 123(R) is effective for publicly listed companies for the annual period beginning after December 15, 2005. We adopted SFAS No. 123(R) during the first quarter of 2006 and there was no material impact on our consolidated financial statements.

Note 2—Real Estate

Our consolidated real estate assets consist of operating properties, properties under development and land held for future development. Our real estate assets, presented at historical cost, include the following as of September 30, 2006 and December 31, 2005 (in thousands):

	September 30, 2006	December 31, 2005
Operating properties	$2,783,141	$1,978,475
Properties under development	35,067	8,401
Land held for development	25,526	8,049

Total Investment in Properties	2,843,734	1,994,925
Less accumulated depreciation and amortization	(175,000)	(96,604)

Net Investment in Properties	$2,668,734	$1,898,321

Acquisition Activity

During the nine months ended September 30, 2006, we acquired 118 properties located in 18 markets, aggregating approximately 17.7 million square feet for a total cost of approximately $965.9 million, which includes acquisition fees paid to our former advisor. These properties were acquired from unrelated third parties, using net proceeds from our prior continuous public offerings, our operating partnership’s private placement and debt issuances and existing cash balances. For all properties acquired and consolidated, the results of operations for such properties are included in our consolidated statements of operations from the dates of acquisition.

Notable Acquisitions

Cal TIA Portfolio

On June 9, 2006, we purchased a portfolio of 78 buildings comprising approximately 7.9 million rentable square feet located in eight markets, as well as a land parcel comprising 9.2 acres located in the Orlando market (collectively referred to as the “Cal TIA Portfolio”), for a total cost of approximately $510.1 million (which includes an acquisition fee of $4.9 million that was paid to our former advisor). Upon acquisition, this portfolio was 92.2% leased and occupied. We funded this purchase using our existing cash balances, net proceeds from our prior continuous public offerings and our operating partnership’s private placement and debt proceeds of approximately $387.0 million. These debt proceeds consisted of borrowings from our senior unsecured revolving credit facility in the amount of $112.0 million and the issuance of $275.0 million of senior unsecured notes. See Note 4 for additional information regarding our debt issuances. The allocation of the purchase price was based on the fair value of all assets acquired and was finalized during the quarter ended September 30, 2006.

PC Portfolio

On May 19, 2006, we acquired a portfolio of ten buildings comprising approximately 2.7 million rentable square feet located in Columbus, Ohio (collectively referred to as the “PC portfolio”). Upon acquisition, this portfolio was 82.7% leased and occupied. The PC portfolio was acquired for a total cost of approximately $107.8 million, which includes an acquisition fee of approximately $1.1 million paid to our former advisor.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

OCMI Portfolio

On April 13, 2006, we acquired a portfolio of seven buildings comprising approximately 1.9 million rentable square feet (collectively referred to as the “OCMI portfolio”). Of these seven buildings, four are located in Minneapolis, Minnesota, two are located in Plainfield, Indiana, and one is located in Columbus, Ohio. Upon acquisition, the OCMI portfolio was 100% leased and occupied. The OCMI portfolio was acquired for a total cost of approximately $95.8 million, which includes an acquisition fee of approximately $1.0 million paid to our former advisor.

Disposition Activity

Contribution of Properties to an Institutional Fund

On February 21, 2006, we entered into a joint venture with affiliates of Boubyan Bank of Kuwait (“BBK”), an unrelated third party, to create an institutional fund, DCT Fund I LLC (“Fund I”), that owns and operates industrial properties located in the United States. We contributed six industrial properties to Fund I, totaling approximately 2.6 million rentable square feet after completion of a 330,000 square foot expansion project. The contribution value of the six buildings upon completion of the expansion was approximately $122.8 million. Contemporaneously with our contribution, Fund I issued $84.4 million of secured non-recourse debt to a third party and BBK contributed $19.7 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $102.7 million. The expansion was completed during June 2006, and, contemporaneously with the completion of the expansion, Fund I issued $11.1 million of additional secured non-recourse debt to a third party and BBK contributed $2.6 million of equity to Fund I. Upon receipt of these proceeds, Fund I made a special distribution to us of approximately $13.7 million. With the completion of these transactions, our ownership of Fund I is 20% and BBK’s ownership of Fund I is 80%.

The contribution of the six properties into Fund I (exclusive of the expansion project) resulted in a gain of approximately $5.0 million of which approximately $4.0 million was recognized in our earnings in the quarter ended March 31, 2006. The completion of the expansion in June 2006 resulted in an additional gain of approximately $5.1 million of which approximately $4.1 million was recognized in earnings in the quarter ended June 30, 2006. In total, the transaction resulted in an aggregate gain of approximately $8.1 million for the nine months ended September 30, 2006. The remaining gain of approximately $2.0 million has been deferred and will be amortized to earnings over the weighted average lives of Fund I’s properties.

Pursuant to our joint venture agreement, we act as asset manager for Fund I and earn certain fees, including asset management fees, related to the properties we manage. Such fees totaled approximately $137,000 and $316,000 for the three and nine months ended September 30, 2006, respectively. In addition to these fees, after we and BBK are repaid our respective capital contributions plus a preferred return, we have the right to receive a promoted interest in Fund I based on performance. Although Fund I’s day-to-day business affairs are managed by us, all major decisions are determined by both us and BBK.

Discontinued Operations

As of September 30, 2006, we determined that the potential sale of six properties to a third party was probable and classified those properties as held for sale in accordance with SFAS No. 144. See Note 9 for additional information.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Development Projects

Logistics Way

On September 12, 2006, we entered into a joint venture agreement with Logistics Way Investors Joint Venture (“LWI”), an unrelated third-party developer, to acquire approximately 36 acres of land and to develop a 570,000 rentable square foot distribution facility in the city of Nashville, Tennessee (“Logistics Way”). Pursuant to the joint venture agreement, LWI and we will provide approximately 5% and 95%, respectively, of the required equity capital to fund the development project and, during the quarter ended September 30, 2006, LWI and we contributed initial equity capital of approximately $0.2 million and $3.2 million, respectively. Both parties will receive a preferred return on their respective capital contributions. We have the right to purchase LWI’s interest value in the venture at fair market any time after the later to occur of (i) stabilization of the project, and (ii) the date 12 months after completion of the project. LWI has the right to put their interest to us 18 months after shell completion at fair market value. We currently estimate that the building will be completed in April 2007 for a total estimated cost of approximately $22.1 million including land costs. Our investment in this joint venture is included in investments in and advances to unconsolidated joint ventures in the accompanying consolidated balance sheets.

Dulles Summit

On August 4, 2006, we entered into a joint venture agreement with SIP 8, L.P. (“SIP”), an unrelated third-party developer, to acquire approximately 50 acres of land, including 33 developable acres and 17 acres of un-developable wetlands in the city of Dulles Summit, Virginia (“Dulles Summit”). The joint venture will develop a total of six light industrial facilities in two phases aggregating approximately 456,000 rentable square feet, with each phase consisting of three buildings. Pursuant to the joint venture agreement, SIP and we will provide approximately 5% and 95%, respectively, of the required equity capital to fund the development project and, during the quarter ended September 30, 2006, SIP and we contributed initial equity capital of approximately $12.9 million and $0.6 million, respectively. Both parties will receive a preferred return on their respective capital contributions. We have the right to purchase SIP’s interest in the venture at fair value on a building by building basis, and SIP has the right to put their interest in the venture to us at fair market value on a phase by phase basis, upon stabilization. We currently estimate that construction of phase I will begin during the second quarter of 2007 for a total estimated cost of approximately $24.3 million including land costs. This joint venture is consolidated and included in the accompanying consolidated balance sheets.

Sycamore Canyon

On April 20, 2006, we entered into a joint venture agreement with SycCanyonS JP/PI, LLC (“SCS”), an unrelated third-party developer, to acquire approximately 35 acres of land and to develop two warehouse buildings comprising approximately 900,000 rentable square feet in the City of Riverside, California (“Sycamore Canyon”). Pursuant to the joint venture agreement, SCS and we will provide approximately 10% and 90%, respectively, of the required equity capital, which is currently estimated to be approximately $4.0 million with respect to the first building, to fund the development project. Both parties will receive a preferred return on their respective capital contributions. We have the right to purchase SCS’s interest in the venture at fair market value any time after the later to occur of (i) stabilization of the project, and (ii) the date 48 months after completion of the project. SCS has the right to put their interest to us 12 months after shell completion at fair market value. We currently estimate that the first building will be completed in January 2007 for a total estimated cost of approximately $23.2 million including land costs. Our investment in this joint venture is included in investments in and advances to unconsolidated joint ventures in the accompanying consolidated balance sheets.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Intangible Assets

Aggregate net amortization for intangible assets recognized pursuant to SFAS No. 141 in connection with property acquisitions (excluding assets and liabilities related to above and below market rents; see Note 1 for additional information) was approximately $9.0 million and $24.3 million for the three and nine months ended September 30, 2006, respectively, and $6.8 million and $15.4 million for the same periods in 2005, respectively. The following table describes the estimated net amortization of such intangible assets and liabilities for the next five years. In addition, the table describes the net increase (decrease) to rental revenues due to the amortization of above and below market rents for the next 5 years (in thousands):

For the 12 Months Ended September 30,	Estimated Net Amortization	Estimated Net Increase (Decrease) to Rental Revenues
2007	$32,436	$(602)
2008	28,528	161
2009	20,855	181
2010	13,827	(23)
2011	9,037	414

Total	$104,683	$131

Note 3—Investments in and Advances to Unconsolidated Joint Ventures

We enter into joint ventures primarily for purposes of developing industrial real estate and to establish funds or other commingled investment vehicles with institutional partners. Our existing joint ventures do not qualify as VIEs pursuant to FIN No. 46(R). The following describes our unconsolidated joint ventures as of September 30, 2006 and December 31, 2005:

	Ownership Percentage	Number of Buildings	Rentable Square Feet	Net Equity Investment
Unconsolidated Joint Ventures				September 30, 2006	December 31, 2005
				(in thousands)
Institutional Fund:
DCT Fund I LLC	20%	6	2,647,192	$3,712	$—
Developments:
SouthCreek IV Distribution Facility	98%	1	556,800	6,177	5,937
Panattoni Investments	2.5%	3	2,086,698	251	153
Sycamore Canyon	90%	1	459,463	4,020	—
Sumiden Building (1)	100%	1	55,000	2,401	—
Logistics Way	95%	1	570,000	3,225	—

Total		13	6,375,153	$19,786	$6,090

(1)	Although we contributed 100% of the initial equity capital required by the venture, our partners retain certain participation rights in the partnership’s available cash flows.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Note 4—Debt

As of September 30, 2006, the historical cost of all our consolidated properties, including properties held for sale, was approximately $2.9 billion and the historical cost of all properties securing our fixed rate mortgage debt and senior secured credit facility was approximately $1.2 billion and $99.4 million, respectively. Our debt has various covenants and we were in compliance with all of these covenants at September 30, 2006.

Debt Issuances

In June 2006, we issued, on a private basis, $275.0 million of senior unsecured notes requiring monthly interest-only payments at a variable interest rate of LIBOR plus 0.73% which mature in June 2008. In conjunction with this transaction, we entered into a $275.0 million swap to mitigate the effect of potential changes in LIBOR. See Note 5 for additional information regarding our hedging transactions. In April 2006, we issued, on a private basis, $50.0 million of senior unsecured notes with a fixed interest rate of 5.53% which mature in January 2011, and $50.0 million of senior unsecured notes with a fixed interest rate of 5.77% which mature in January 2016. The notes require quarterly interest-only payments until maturity at which time a lump sum payment is due. In January 2006, we issued, on a private basis, $50.0 million of senior unsecured notes requiring quarterly interest-only payments at a fixed interest rate of 5.68% which mature in January 2014. The proceeds from these note issuances were primarily used to fund acquisitions of properties.

Debt Assumptions

During the nine months ended September 30, 2006, we assumed secured notes of approximately $12.4 million in connection with three property acquisitions. These assumed notes bear interest at fixed and variable rates ranging from 5.79% to 7.48% and require monthly payments of either interest, or principal and interest. The maturity dates of the assumed notes range from August 2011 to April 2013. Pursuant to the application of SFAS No. 141, the difference between the fair value and face value of these assumed notes at the date of acquisition resulted in a premium of approximately $455,000, which is amortized to interest expense over the remaining life of the underlying notes.

For the three and nine months ended September 30, 2006, the amortization of such premiums resulted in a reduction of approximately $0.5 million and $1.5 million, respectively, of interest expense. For the three and nine months ended September 30, 2005, the amortization of such premiums resulted in a reduction of approximately $0.5 million and $0.9 million, respectively, of interest expense.

Lines of Credit

We have a $250.0 million senior unsecured revolving credit facility with a syndicated group of banks. The facility matures in December 2008 and has provisions to increase its total capacity to $400.0 million. At our election, the facility bears interest either at LIBOR plus between 0.875% and 1.375%, depending upon our consolidated leverage, or at prime and is subject to an annual 0.25% facility fee. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, unencumbered assets, interest and fixed charge coverage and secured debt to total asset value. As of September 30, 2006 and December 31, 2005, we were in compliance with all of these covenants. As of September 30, 2006, there was a $165.0 million outstanding balance under this facility and, as of December 31, 2005, there was no outstanding balance under this facility.

We also have a $40.0 million senior secured revolving credit facility pursuant to which a separate syndicated group of banks has agreed to advance funds to our operating partnership and third-party investors in

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

our operating partnership’s private placement using TIC Interests in our buildings as collateral. The facility matures in December 2008 and has provisions to increase its total capacity to $80.0 million. At our election, the facility bears interest either at LIBOR plus 1.80%, or at prime and is subject to an unused facility fee. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, interest and fixed charge coverage and secured debt to total asset value. As of September 30, 2006 and December 31, 2005 we were in compliance with all of these covenants. According to the terms of the facility, in addition to our borrowings, any loans made to third-party investors in our operating partnership’s private placement reduce the total capacity available from this facility. In addition, the obligations of the borrowers under the facility are several but not joint. As of September 30, 2006 and December 31, 2005, approximately $26.4 million and $14.1 million, respectively, of loans had been advanced to such third parties and we had an outstanding balance of $12,000 and $16,000, respectively.

Amortization of Loan Costs

Our interest expense for the three and nine months ended September 30, 2006 includes $0.5 million and $1.3 million for the amortization of loan costs, respectively, and $0.7 million and $1.5 million for such amortization for the same periods in 2005, respectively.

Note 5—Hedging Activities

During the nine months ended September 30, 2006, we entered into forward-starting interest rate swaps to hedge our interest rate risk associated with anticipated fixed-rate debt issuances that are expected to occur during the period from 2007 through 2012. Additionally, during June 2006, we entered into an eight-month, LIBOR-based, forward-starting swap to mitigate the effect on cash outflows attributable to changes in LIBOR related to the $275.0 million variable rate, unsecured notes issuance in June 2006. See Note 4 for additional information regarding our debt issuances. These forward-starting interest rate swaps have been designated as cash flow hedges.

Unrealized losses of $15.4 million and $8.8 million were recorded during the three and nine months ended September 30, 2006, respectively, and unrealized gains of $4.0 million and unrealized losses of $0.1 million were recorded during the three and nine months ended September 30, 2005, respectively, to stockholders’ equity and other comprehensive loss as a result of the change in fair value of the outstanding hedges. There was no ineffectiveness measured for the three and nine months ended September 30, 2006. As a result of ineffectiveness due to the change in estimated timing of the anticipated debt issuances, approximately $72,000 was recorded as a realized loss during the three and nine months ended September 30, 2005. Losses resulting from hedging ineffectiveness are recorded as a reduction of interest income and other in our accompanying consolidated statements of operations.

As of September 30, 2006 and December 31, 2005, the accumulated other comprehensive loss balance pertaining to the hedges were losses of approximately $11.7 million and $2.8 million, respectively. Amounts reported in accumulated other comprehensive loss related to derivatives will be amortized to interest expense as interest payments are made on our current fixed-rate debt and anticipated debt issuances. During the next 12 months, we estimate that approximately $2.4 million will be amortized from other comprehensive loss to interest expense resulting in an increase in our interest expense.

Note 6—Public Offerings

Since December 2002, we have conducted four prior consecutive public offerings of our common stock on a continuous basis and raised approximately $1.4 billion of net proceeds. On January 23, 2006, we closed the

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

primary offering component of our fourth continuous public offering, but we continued to offer shares pursuant to our distribution reinvestment plan through our 2006 third quarter distribution. During the nine months ended September 30, 2006, we raised approximately $174.4 million of net proceeds from the sale of our common stock and, for the nine months ended September 30, 2005, we raised approximately $419.7 million of net proceeds from the sale of our common stock.

Our prior continuous public offerings have been conducted pursuant to four registration statements filed with the SEC throughout this time period and were managed by our former dealer manager (see Note 10 for additional information). Pursuant to the first two registration statements, we sold our common stock at a price of $10.00 per share and, pursuant to the third and fourth registration statements, we sold our common stock at a price of $10.50 per share.

As of September 30, 2006, approximately 150.6 million shares of common stock were issued and outstanding. The net proceeds from the sale of these securities were transferred to our operating partnership for a number of OP Units equal to the shares of common stock sold in our prior continuous public offerings. Our operating partnership has used these proceeds to fund the acquisition and development of our properties.

Note 7—Our Operating Partnership’s Private Placement

Prior to October 10, 2006, our operating partnership offered TIC Interests in our properties to accredited investors in a private placement exempt from registration under the Securities Act of 1933, as amended, and, as of September 30, 2006, the historical cost of those properties included in our operating partnership’s private placement was $266.7 million. These TIC Interests may have served as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, the TIC Interests sold to accredited investors are 100% leased by our operating partnership pursuant to master leases, and such leases contain purchase options whereby our operating partnership has the right, but not the obligation, to acquire the TIC Interests from the investors at a later point in time in exchange for OP Units in our operating partnership under Section 721 of the Code. On October 10, 2006, we discontinued our operating partnership’s private placement of TIC Interests.

During the three and nine months ended September 30, 2006, we raised approximately $22.9 million and $121.3 million, respectively, from the sale of TIC Interests in two and fourteen buildings, respectively. During the same periods in 2005, we raised approximately $55.2 million and $91.5 million, respectively, from the sale of TIC Interests in our properties. The sales of the TIC Interests are included in financing obligations in the accompanying consolidated balance sheets pursuant to SFAS No. 98 Accounting for Leases (“SFAS No. 98”). We have leased back the TIC Interests sold to the unrelated third-party investors and, in accordance with SFAS No. 98, a portion of the rental payments made to such investors under the lease agreements are recognized as interest expense using the interest method.

During the three and nine months ended September 30, 2006, we incurred approximately $3.8 million and $10.1 million, respectively, of rental expense under various lease agreements with certain of the third-party investors. During the same periods in 2005, we incurred approximately $1.4 million and $3.0 million, respectively, of rental expense under various lease agreements with certain third-party investors. A portion of such amounts was accounted for as a reduction of the outstanding principal balance of the financing obligations and a portion was accounted for as interest expense in the accompanying consolidated financial statements. The various lease agreements in place as of September 30, 2006 contain expiration dates ranging from May 2020 to December 2025.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Our operating partnership paid certain up-front fees and reimbursed certain related expenses to our former advisor, our former dealer manager and Dividend Capital Exchange Facilitators LLC (our “former facilitator”), an affiliate of our former advisor, for raising capital through our operating partnership’s private placement. Our former advisor was obligated to pay all of the offering and marketing related costs associated with the private placement. However, our operating partnership was obligated to pay our former advisor a non-accountable expense allowance, which equaled 2% of the gross equity proceeds raised through the private placement. In addition, our operating partnership was obligated to pay our former dealer manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of the gross equity proceeds raised through the private placement. Our former dealer manager has re-allowed such commissions and a portion of such dealer manager fee to participating broker dealers. Our operating partnership was also obligated to pay a transaction facilitation fee to our former facilitator of up to 1.5% of the gross equity proceeds raised through the private placement. We terminated these arrangements with our former dealer manager and our former facilitator on October 10, 2006, in connection with the consummation of the Internalization.

During the three and nine months ended September 30, 2006, our operating partnership incurred up-front costs of approximately $2.3 million and $12.0 million, respectively, payable to our former advisor and other affiliates for effecting these transactions which are accounted for as deferred loan costs. During the same periods in 2005, our operating partnership incurred up-front costs of approximately $3.5 million and $6.6 million, respectively. Such deferred loan costs are included in other assets in the accompanying consolidated balance sheets and amortized to interest expense over the life of the financing obligation. If our operating partnership elects to exercise any purchase option as described above and issue OP Units, the unamortized portion of up-front fees and expense reimbursements paid to affiliates will be recorded against minority interests as a selling cost of the OP Units. If our operating partnership does not elect to exercise any such purchase option, we will not meet the standards set forth in SFAS No. 98 in order to recognize the sale of such TIC Interests.

During the nine months ended September 30, 2006, our operating partnership exercised purchase options to buy certain TIC Interests it had previously sold in four industrial properties. The following table sets forth certain details regarding these transactions (in thousands):

Exercise Date	Property	Market	OP Units Issued(1)	Total Value(2)
March 22, 2006	Plainfield I	Indianapolis	1,312	$13,777
June 30, 2006	6280 Best Friend Road	Atlanta	823	8,640
August 11, 2006	6575 Jimmy Carter Blvd.	Atlanta	475	4,992
September 15, 2006	Riverport	Louisville	716	7,517

Total			3,326	$34,926

(1)	Holders of OP Units have substantially the same economic interest as our common stockholders (see Note 8 for additional information).
(2)	Reflects the value of OP Units issued in connection with the exercise of purchase options to acquire the TIC Interests based on the selling price of our common stock at the time of the exercise of the option.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Note 8—Minority Interests

Minority interests consisted of the following as of September 30, 2006 and December 31, 2005 (in thousands):

	September 30, 2006	December 31, 2005
Special Units	$1	$1
OP Units:
Net investment	47,091	16,149
Distributions	(1,784)	(303)
Share of cumulative net loss	(346)	(49)

Sub-total	44,961	15,797
Cabot limited partnership interests:
Net investment	40,314	40,314
Distributions	(1,325)	(338)
Share of cumulative net loss	(765)	(477)
Limited partnership interests acquired	(38,224)	—

Sub-total	—	39,499
Cabot non-voting common stock:
Net investment	63	63
Distributions	(1)	—
Share of cumulative net loss	(1)	—

Sub-total	61	63
Veterans Parkway membership interest:
Net investment	1,424	217

Total	$46,447	$55,577

Special Units

During 2002, our operating partnership issued 10,000 Special Units to DCAG for consideration of $1,000. The holder of the Special Units did not participate in the profits and losses of our operating partnership. Amounts distributable to the holder of the Special Units depended on operations and the amount of net sales proceeds received from property dispositions or upon other events. In general, after holders of regular OP Units in aggregate received cumulative distributions equal to their capital contributions plus a 7% cumulative non-compounded annual pre-tax return on their net contributions, the holder of the Special Units and the holders of regular OP Units received 15% and 85%, respectively, of the net sales proceeds received by our operating partnership upon the disposition of our operating partnership’s assets. On October 10, 2006, in connection with the Internalization, the 10,000 Special Units were modified into 7,111,111 regular OP Units, which were included in the aggregate consideration of 15,111,111 OP Units related to the Internalization (see Note 14 for additional information).

OP Units

At September 30, 2006 and December 31, 2005, we owned approximately 97% and 99%, respectively, of the outstanding equity interests of our operating partnership and the remaining equity interest in our operating partnership, other than the Special Units, was owned by third-party investors and our former advisor. After a

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

period of one year, OP Units are redeemable at the option of the unitholder. We have the option of redeeming the OP Units with cash or with shares of our common stock on a one-for-one basis, subject to adjustment. At inception (April 12, 2002), our operating partnership issued 20,000 OP Units to our former advisor for gross proceeds of $200,000, which currently represents less than a 0.1% ownership interest in our operating partnership. In addition, as of September 30, 2006 and December 31, 2005, we had issued approximately 5.1 million and 1.7 million OP Units, respectively, to unrelated third-party investors in connection with our operating partnership’s private placement (see Note 7 for additional information). On October 10, 2006, in connection with the Internalization, our operating partnership acquired our former advisor from DCAG for an aggregate of 15,111,111 OP Units (see Note 14 for additional information).

Cabot Limited Partnership Interests

On July 21, 2005, we completed a merger and acquired all of the outstanding common stock of Cabot Industrial Value Fund, Inc. (“Cabot”). Through our ownership of Cabot, we initially acquired an approximate 87% interest in Cabot Industrial Value Fund, LP (the “Cabot Partnership”), which, as of December 31, 2005, owned a portfolio of 104 properties with a total historical cost of approximately $654.5 million located in 12 markets throughout the United States and had approximately $308.8 million of mortgage debt outstanding. Pursuant to the Cabot merger, the third-party investors that were limited partners in the Cabot Partnership prior to the Cabot merger remained limited partners after the merger. Contemporaneously with the merger, we entered into a Put/Call Agreement whereby we had the option to acquire the limited partners’ remaining interests in the Cabot Partnership. Under this agreement, the remaining limited partners had an initial option to put the remaining interests to us beginning April 1, 2006 and ending July 1, 2006 and we had an initial option to call the remaining interests beginning April 1, 2007 and ending July 1, 2007. On April 1, 2006, the limited partners exercised their put option, and on April 21, 2006 we purchased the remaining interests from the limited partners for cash of approximately $40.4 million. Income and losses of the Cabot Partnership prior to April 21, 2006 were allocated pro rata based on the partners’ ownership interests.

Cabot Non-Voting Common Stock

In August 2005, our former advisor and its affiliates acquired 126 shares of Cabot’s non-voting common stock for a purchase price of $500 each or $63,000 in the aggregate. Our former advisor purchased these shares on behalf of its employees and other affiliates and the proceeds from the sale of these non-voting common shares were used to invest in the Cabot Partnership. Collectively, as of September 30, 2006 and December 31, 2005, these non-voting shares of common stock represent less than a 0.1% ownership of Cabot at each date, and the holders of these shares will participate in the distributions of Cabot, which are based on the performance of the Cabot portfolio of properties, in proportion to their respective ownership percentages.

Veterans Parkway Membership Interest

On October 20, 2005, we purchased a shell-complete building comprising approximately 189,000 rentable square feet and a pad-ready land parcel located in Chicago, Illinois from a developer and entered into a related joint venture. We contributed approximately 95% of the equity capital to the joint venture and the developer contributed the remaining equity capital of approximately 5%. Both parties will receive a preferred return on their respective capital contributions and, after the parties are repaid their capital contributions plus their preferred returns from the joint venture, the developer will be entitled to a promoted interest on any excess earnings.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Note 9—Discontinued Operations and Assets Held for Sale

In accordance with SFAS No. 144, we report results of operations from real estate assets that meet the definition of a component of an entity and have been sold, or meet the criteria to be classified as held for sale, as discontinued operations. We included all results of these discontinued operations in a separate component of income on the consolidated statements of operations under the heading Income (Loss) From Discontinued Operations. This treatment resulted in certain reclassifications of 2005 financial statement amounts.

At September 30, 2006, we had six properties with an aggregate of 567,441 rentable square feet classified as held for sale. For the three and nine months ended September 30, 2006 and 2005, discontinued operations included the results of operations of these properties.

The following is a summary of the components of income (loss) from discontinued operations for the three and nine months ended September 30, 2006 and 2005 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Rental revenues	$1,146	$700	$3,319	$1,932
Rental expenses and real estate taxes	(398)	(272)	(1,252)	(834)
Real estate depreciation and amortization	(422)	(534)	(1,568)	(1,366)

Operating income	326	(106)	499	(268)
Interest expense	(133)	(105)	(399)	(105)

Income (loss) before minority interests	193	(211)	100	(373)
Minority interests	(5)	28	25	28

Income (loss) from discontinued operations	$188	$(183)	$125	$(345)

As of September 30, 2006, the properties held for sale under the provisions of SFAS No. 144 and related mortgage debt balances were as follows (in thousands):

September 30, 2006
Net investment in properties held for sale	$38,942
Other assets held for sale	773

Total assets held for sale	$39,715

Mortgage notes related to assets held for sale	$10,320
Other liabilities held for sale	762

Liabilities related to assets held for sale	$11,082

Note 10—Related Party Transactions

Our Former Advisor

Through September 30, 2006, our day-to-day activities were managed by our former advisor, an affiliate, under the supervision of our board of directors pursuant to the terms and conditions of an advisory agreement. As a result of the Internalization, on October 10, 2006, our former advisor became our wholly-owned subsidiary and we no longer bear the cost of the advisory fees and other amounts payable under the advisory agreement (see the additional description of the Internalization in Note 14).

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Prior to the Internalization, our former advisor was considered a related party as it was indirectly majority owned and/or controlled by Tom Wattles (our Executive Chairman and director), Evan Zucker (our former Chief Executive Officer, President and Secretary and a former director, who resigned from such positions upon the consummation of the Internalization) and James Mulvihill (our former Treasurer and Chief Financial Officer, who resigned from such positions upon the consummation of the Internalization, but who remains a director).

The responsibilities of our former advisor included the selection of our investment properties, the negotiations for these investments and the property management and leasing of these properties. Pursuant to the advisory agreement, we paid certain acquisition and asset management fees to our former advisor. The amount of such acquisition fees was equal to 1% of the aggregate purchase price of all properties we acquired. During the three and nine months ended September 30, 2006, our former advisor earned approximately $0.4 million and $10.6 million, respectively, for acquisition fees which were accounted for as part of the historical cost of the acquired properties and, during the three and nine months ended September 30, 2005, our former advisor earned approximately $6.4 million and $9.2 million, respectively, for such fees.

Additionally, we paid our former advisor an asset management fee equal to 0.75% per annum of the total undepreciated cost of the properties we owned in excess of $170 million. During the three and nine months ended September 30, 2006, we incurred asset management fees of $5.1 million and $12.9 million, respectively. During the three and nine months ended September 30, 2005, we incurred asset management fees of $2.9 million and $5.6 million, respectively.

Pursuant to the advisory agreement, our former advisor was obligated to advance all of our offering costs subject to its right to be reimbursed for such costs by us in an amount up to 2% of the aggregate gross offering proceeds raised in our prior continuous public offerings of common stock. Such offering costs included, but were not limited to, actual legal, accounting, printing and other expenses attributable to preparing the SEC registration statements, qualification of the shares for sale in the states and filing fees incurred by our former advisor, as well as reimbursements for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares, other than selling commissions and the dealer manager fee.

During the three and nine months ended September 30, 2006, our former advisor incurred approximately $0.1 million and $1.5 million, respectively, of offering costs and, during the same periods, we reimbursed our former advisor approximately $0.1 million and $2.0 million, respectively, for such costs, which included unreimbursed costs from prior periods. For the three and nine months ended September 30, 2005, our former advisor incurred approximately $2.4 million and $6.3 million, respectively, of offering costs and, during the same periods, we reimbursed our former advisor approximately $3.1 million and $9.0 million, respectively, for such costs, which included unreimbursed costs from prior periods. These costs were considered a cost of raising capital and as such, were included as a reduction of additional paid-in capital on the accompanying balance sheets when such reimbursement obligations were incurred. We closed the primary offering component of our fourth continuous public offering on January 23, 2006, and as of September 30, 2006, we had reimbursed our former advisor for all of the then existing unreimbursed offering costs.

Our former advisor was obligated to pay all of the offering and marketing related costs associated with our operating partnership’s private placement. However, our operating partnership was obligated to pay our former advisor a non-accountable expense allowance which equaled 2% of the gross equity proceeds raised through our operating partnership’s private placement. During the three and nine months ended September 30, 2006, our operating partnership incurred approximately $0.5 million and $2.4 million, respectively, payable to our former advisor for such expense allowance. During the three and nine months ended September 30, 2005, our operating partnership incurred approximately $0.7 million and $1.3 million, respectively, payable to our former advisor for such expense allowance.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

In accordance with the advisory agreement we were obligated, subject to certain limitations, to reimburse our former advisor for certain other expenses incurred on our behalf for providing services contemplated in the advisory agreement, provided that our former advisor did not receive a specific fee for the activities which generated the expenses to be reimbursed. For the three and nine months ended September 30, 2006, we reimbursed approximately $0.3 million and $0.8 million, respectively, for such costs. For the three and nine months ended September 30, 2005, we reimbursed approximately $0.1 million and $0.3 million, respectively, for such costs.

As of September 30, 2006, we owed our former advisor approximately $2.2 million for various fees and reimbursements as described above, which was included in accounts payable and accrued expenses on the accompanying consolidated balance sheets. As of December 31, 2005, we owed our former advisor approximately $0.6 million for various fees and reimbursements as described above, which was included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

Our Former Dealer Manager

Our prior continuous public offerings of shares of common stock and our operating partnership’s private placement were managed by our former dealer manager pursuant to the terms of certain dealer manager agreements. We terminated these dealer manager agreements on October 10, 2006 in connection with the consummation of the Internalization. Our former dealer manager is owned by Dividend Capital Securities Group LLLP, in which Tom Wattles, Evan Zucker and James Mulvihill and their affiliates indirectly own limited partnership interests.

We previously entered into a dealer manager agreement with our former dealer manager pursuant to which we paid a dealer manager fee of up to 2.0% of gross offering proceeds raised pursuant to our prior continuous public offerings of common stock to our former dealer manager as compensation for managing such offerings. Our former dealer manager had discretionary authority to re-allow a portion of such fees to broker-dealers who participated in an offering. We also paid up to a 6% sales commission of gross offering proceeds raised pursuant to our prior continuous public offerings of common stock. For the three and nine months ended September 30, 2006, we incurred no such costs and approximately $11.0 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. For the three and nine months ended September 30, 2005, we incurred approximately $11.6 million and $34.2 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. As of September 30, 2006, all sales commissions had been re-allowed to participating broker-dealers. Such amounts are considered a cost of raising capital and as such were included as a reduction of additional paid-in capital on the accompanying consolidated balance sheets. We terminated this dealer manager agreement on October 10, 2006, in connection with the consummation of the Internalization.

Pursuant to our first and second continuous public offerings, our former dealer manager earned one soliciting dealer warrant for every 25 shares sold. The holder of a soliciting dealer warrant has the right to purchase one share of common stock for $12.00. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to our former dealer manager representing all of the warrants our former dealer manager earned in connection with our first and second continuous public offerings. We valued these warrants using the Black-Scholes option-pricing model, and based on our historical volatility, these warrants had a nominal value. No warrants were offered in our third or fourth continuous public offerings. During the nine months ended September 30, 2006 and 2005, our former dealer manager did not earn any soliciting dealer warrants as all shares sold during these periods were in connection with our third and fourth continuous public offerings.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

We also previously entered into a dealer manager agreement with our former dealer manager pursuant to which we paid a dealer manager fee of up to 1.5% of the gross equity proceeds raised through our operating partnership’s private placement. We also have paid our former dealer manager a sales commission of up to 5.0% of the gross equity proceeds raised through our operating partnership’s private placement. For the three and nine months ended September 30, 2006, we incurred up-front fees of approximately $1.5 million and $7.7 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. For the three and nine months ended September 30, 2005, we incurred up-front fees of approximately $2.3 million and $4.3 million, respectively, payable to our former dealer manager for dealer manager fees and sales commissions. As of September 30, 2006, substantially all of the sales commissions were re-allowed to participating broker-dealers who are responsible for affecting sales. Such amounts were included in deferred loan costs on the accompanying consolidated balance sheets. We terminated this dealer manager agreement on October 10, 2006 in connection with the consummation of the Internalization.

As of September 30, 2006 and December 31, 2005, we owed our former dealer manager approximately $0.1 million and $1.4 million, respectively, in relation to the fees described above which were included in other liabilities on the accompanying consolidated balance sheets.

Our Former Facilitator

Our former facilitator has been responsible for the facilitation of transactions associated with our operating partnership’s private placement. We terminated our arrangements with our former facilitator, including the agreement described below, on October 10, 2006 in connection with the consummation of the Internalization. Our former facilitator was considered a related party as it is indirectly majority owned and/or controlled by Tom Wattles, Evan Zucker and James Mulvihill and their affiliates.

We previously entered into an agreement with our former facilitator whereby we paid a transaction facilitation fee associated with our operating partnership’s private placement. We paid our former facilitator up to 1.5% of the gross equity proceeds raised through our operating partnership’s private placement for transaction facilitation. For the three and nine months ended September 30, 2006, we incurred approximately $0.3 million and $1.8 million, respectively, payable to our former facilitator for such fees. For the three and nine months ended September 30, 2005, we incurred approximately $0.5 million and $1.0 million, respectively, payable to our former facilitator for such fees. In accordance with SFAS No. 98, these fees, as well as the other fees associated with our operating partnership’s private placement, were recorded as deferred loan costs and amortized over the life of the financing obligation (see Note 7 for additional information).

Internalization

On July 21, 2006, we entered a contribution agreement with our operating partnership and DCAG to acquire our former advisor for an aggregate of 15,111,111 OP Units. The Internalization was consummated on October 10, 2006 (see Note 14 for additional information).

Some of our directors and officers had material financial interests in the Internalization. In particular, prior to the consummation of the Internalization, Tom Wattles, Evan Zucker, James Mulvihill, Jim Cochran, Daryl Mechem, Matt Murphy and Michael Ruen were also employees of, or consultants to, our former advisor or its affiliates. Moreover, Mr. Wattles has indirect beneficial ownership and control with his spouse of a 12.825% membership interest in DCAG and is entitled to receive 8.084% of the net cash flows of DCAG, which we refer to as a “cash flow interest;” Mr. Zucker has indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest; and Mr. Mulvihill has indirect

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest. Furthermore, Messrs. Cochran, Mechem, Murphy and Ruen, pursuant to certain contractual arrangements, have an aggregate 9.987% cash flow interest in DCAG.

In addition, in connection with the Internalization, we entered into employment agreements with Tom Wattles, Jim Cochran, Daryl Mechem, Matt Murphy and Michael Ruen on July 21, 2006, an employment agreement with Phil Hawkins on August 14, 2006 and an employment agreement with Stuart Brown on September 18, 2006. The employment agreements provide for these individuals to serve as our executive officers and became effective on October 10, 2006. Furthermore, we entered into certain additional agreements on October 10, 2006 with affiliates of DCAG (see Note 14 for additional information).

Note 11—Stock Option Plans and Warrant Purchase Agreements

Stock Option Plans

In connection with the Internalization, on October 10, 2006, we adopted, and our stockholders approved, our Long-Term Incentive Plan and our 2006 Incentive Compensation Plan (see Note 14 for additional information). We intend to use our Long-Term Incentive Plan to grant restricted stock, stock options and other equity awards to our eligible employees in the future.

Employee Option Plan

Prior to the Internalization, we adopted the Employee Option Plan, which was designed to enable us, our former advisor and its affiliates to obtain or retain the services of employees (not to include our directors) of our former advisor and its affiliates considered essential to our long-term success and the success of our former advisor and its affiliates by offering such employees an opportunity to participate in our growth through ownership of our shares. The Employee Option Plan was administered by our compensation committee, which was authorized to grant “non-qualified” stock options (the “Employee Options”) to certain employees of our former advisor and its affiliates. The compensation committee set the exercise price for the Employee Options in its discretion, which could not be less than the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the Employee Option was granted. A total of 750,000 shares were authorized and reserved for issuance under the Employee Option Plan. The compensation committee set the term of Employee Options in its discretion, which could not exceed the later of five years from the date of grant or five years from the date of a listing of our common stock. Our compensation committee set the period during which the right to exercise an Employee Option fully vests at three years from the date of grant. During the nine months ended September 30, 2006, we granted 251,000 options pursuant to this plan. As of September 30, 2006 and December 31, 2005, there were approximately 341,000 and 107,500 options outstanding under the Employee Option Plan, respectively, with a weighted average exercise price of $11.00. As of September 30, 2006 and December 31, 2005, approximately 33,333 and no such options were vested, respectively. As of September 30, 2006, no such options had been exercised and 17,500 had been forfeited. As of October 10, 2006, no further grants will be made under this plan.

During the nine months ended September 30, 2006, options issued under the Employee Option Plan were valued using Black-Scholes with the following assumptions: expected dividend yield of 6.10%, risk-free interest rate of 4.01%, volatility factor of 19.19% and an expected life of six years. The value of the options granted under the Employee Option Plan on the date of grant during the nine months ended September 30, 2006 was approximately $159,000. There were no employee options granted during the nine months ended September 30, 2005.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Independent Director Option Plan

Prior to the Internalization, we adopted the Independent Director Option Plan, which we used in an effort to attract and retain qualified independent directors. Previously, we granted non-qualified stock options to purchase 10,000 shares to each independent director pursuant to the Independent Director Option Plan effective upon the later of (1) the sale of 200,000 shares in our first continuous public offering, and (2) the independent director becoming a member of our board of directors. Such options vest 20% upon grant date and 20% each year for the following four years and have an exercise price of $12.00 per share. In addition, we previously issued options to purchase 5,000 shares to each independent director then in office on the date of each annual stockholder’s meeting and these options vest 100% upon the second anniversary from the grant date and have an exercise price equal to the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. A total of 300,000 shares are authorized and reserved for issuance under the Independent Director Option Plan. Options granted under the Independent Director Option Plan shall lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal the independent director for cause, or (3) three months following the date the independent director ceases to be a director for any reason, other than death or disability. As of September 30, 2006 and December 31, 2005, we had 60,000 and 90,000 options outstanding, respectively, under the Independent Director Stock Option Plan, of which 32,000 and 26,000 were vested, respectively. As of September 30, 2006, no such options had been exercised and 40,000 options had been forfeited. As of October 10, 2006, no further grants will be made under this plan.

During the nine months ended September 30, 2006, options issued under the Independent Director Option Plan were valued using Black-Scholes with the following assumptions: an expected dividend yield of 6.10%, a risk-free interest rate of 4.01%, a volatility factor of 19.22% and an expected life of six years. The value of options granted under the Independent Director Option Plan on the date of grant during the nine months ended September 30, 2006 was approximately $5,651. During the nine months ended September 30, 2005, options issued under the Independent Director Option Plan were valued using Black-Scholes with the following assumptions: an expected dividend yield of 6.10%, a risk-free interest rate ranging from 4.01% to 4.19%, a volatility factor ranging from 19.17% to 20.01% and an expected life ranging from six to ten years. The value of options granted under the Independent Director Option Plan on the date of grant during the nine months ended September 30, 2005 was approximately $16,000.

Options granted under both the Employee Option Plan and the Independent Director Option Plan are valued using the Black-Scholes option-pricing model and are amortized to salary expense on a straight-line basis over the period during which the right to exercise such options fully vests. For the three and nine months ended September 30, 2006, we incurred approximately $20,000 and $52,000, respectively, of such expense which is included in general and administrative expense on the accompanying consolidated statements of operations. For the three and nine months ended September 30, 2005, we incurred approximately $12,000 and $25,000, respectively, of such expense which is included in general and administrative expense on the accompanying consolidated statements of operations. As of September 30, 2006, approximately $155,000 of such expense remained unrecognized which reflects the unamortized portion of the value of such options issued pursuant to the Employee Option Plan and the Independent Director Option Plan. We expect to recognize such expense over a weighted average period of 2.2 years.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

The following table describes the total option grants, exercises, expirations and forfeitures that occurred during the nine months ended September 30, 2006, as well as the total options outstanding as of December 31, 2005 and September 30, 2006 and the total options exercisable as of September 30, 2006.

	Independent Director Options	Employee Options	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Life (Years)
Issued and Outstanding at December 31, 2005	70,000	107,500	$11.39
Grants	10,000	251,000	11.04
Exercises	—	—	—
Expirations	—	—	—
Forfeitures	(20,000)	(17,500)	11.53

Issued and Outstanding at September 30, 2006	60,000	341,000	$11.15	8.87

Exercisable at September 30, 2006	32,000	33,333	$11.49	8.77

Collectively, the options outstanding pursuant to our Independent Director Option Plan and our Employee Option Plan had a weighted average per option value as of September 30, 2006 and December 31, 2005 of $0.65 and $0.56, respectively.

Warrant Purchase Agreements

Pursuant to our first and second continuous public offerings, our former dealer manager earned one soliciting dealer warrant for every 25 shares of common stock sold (see Note 10 for additional information). These warrants, as well as the shares issuable upon their exercise, were registered in connection with our first and second continuous public offerings. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to our former dealer manager representing all of the warrants our former dealer manager earned in connection with both of the aforementioned offerings. We valued these warrants using the Black-Scholes option-pricing model, and based on our historical volatility, these warrants had a nominal value. Our former dealer manager may retain or re-allow these warrants to broker-dealers that participated in the offering unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. As of September 30, 2006, 139,341 of these warrants had been re-allowed to participating broker-dealers. The holder of a soliciting dealer warrant is entitled to purchase one share of common stock from us at a price of $12.00 per share beginning on the first anniversary of the effective date of the offering in which such warrants were issued and ending five years after the effective date of such offering. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the relevant public offering. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in the warrant purchase agreement.

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Note 12—Net Loss per Common Share

We determine basic net loss per common share by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. We determine diluted net loss per common share by taking into account the effects of potentially issuable common stock, but only if the issuance of stock would be dilutive, including the presumed exchange of OP Units for shares of common stock. The following table sets forth the computation of our basic and diluted net loss per common share (in thousands except per share information):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Numerator
Loss From Continuing Operations	$(10,353)	$(6,015)	$(9,981)	$(7,686)
Unitholders share of net income(1)	—	—	—	—

Numerator for basic and diluted earnings per share—Adjusted loss from continuing operations	$(10,353)	$(6,015)	$(9,981)	$(7,686)

Income (Loss) From Discontinued Operations	$188	$(183)	$125	$(345)

Net Loss	$(10,165)	$(6,198)	$(9,856)	$(8,031)

Denominator
Weighted average common shares outstanding—Basic	150,725	104,224	148,731	89,147
Incremental weighted average effect of conversion of OP Units	—	—	—	—

Weighted average common shares outstanding—Diluted	150,725	104,224	148,731	89,147

Net Loss per Common Share—Basic and Diluted
Loss From Continuing Operations	$(0.07)	$(0.06)	$(0.07)	$(0.09)
Income (Loss) From Discontinued Operations	0.00	0.00	0.00	0.00

Net Loss	$(0.07)	$(0.06)	$(0.07)	$(0.09)

(1)	For all periods presented with earnings subject to dilution, dilutive securities only included OP Units in our operating partnership, which are redeemable for cash or, at our option, for shares of our common stock (see Note 8 for additional information).

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Note 13—Segment Information

We consider each operating property to be an individual operating segment that has similar economic characteristics with all our other operating properties and we aggregate our operating segments into reportable segments based upon the property type. Prior to the quarter ended September 30, 2006, our management evaluated rental revenues and property net operating income aggregated by geographic location, or market, to analyze performance. During the quarter ended September 30, 2006, our management concluded that rental revenues and property net operating income aggregated by property type was a more appropriate way to analyze performance. Certain reclassifications have been made to 2005 amounts to conform to the 2006 presentation. The following table sets forth the rental revenues and property net operating income of our property type segments in continuing operations for the three and nine months ended September 30, 2006 and 2005 (in thousands).

	Three Months Ended				Nine Months Ended
	Rental Revenues		NOI(1)		Rental Revenues		NOI(1)
	2006	2005	2006	2005	2006	2005	2006	2005
Bulk industrial(2)	$47,542	$27,462	$36,650	$21,502	$122,768	$61,418	$95,842	$47,982
Light industrial and other	14,319	8,472	10,152	6,167	35,312	19,922	25,646	15,477

Total	$61,861	$35,934	$46,802	$27,669	$158,080	$81,340	$121,488	$63,459

(1)	Net operating income (“NOI”) is defined as rental revenues, including reimbursements, less rental expenses and real estate taxes, which excludes depreciation, amortization, general and administrative expense and interest expense.
(2)	Prior year results reflect properties that were contributed into Fund I during the first quarter of 2006. See additional information in Note 2.

We consider NOI to be an appropriate supplemental performance measure because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, interest expense, interest income and general and administrative expenses. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. The following table is a reconciliation of our NOI to our reported net income from continuing operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Property NOI	$46,802	$27,669	$121,488	$63,459
Institutional capital management and other fees	220	—	398	—
Equity in losses of unconsolidated joint ventures, net	(72)	—	(254)	—
Gain (loss) on dispositions of real estate interests	(482)	—	7,550	—
Interest income and other	482	629	5,004	2,216
Real estate depreciation and amortization	(30,232)	(21,062)	(81,196)	(47,430)
Interest expense	(20,517)	(9,708)	(46,687)	(18,253)
General and administrative expense	(1,757)	(865)	(3,939)	(2,294)
Asset management fees, related party	(5,092)	(2,937)	(12,907)	(5,640)
Minority interests	295	259	562	256

Loss from Continuing Operations	$(10,353)	$(6,015)	$(9,981)	$(7,686)

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

The following table reflects our total assets, net of accumulated depreciation and amortization, by property type segment (in thousands).

	September 30, 2006	December 31, 2005
Property type segments—continuing operations:
Bulk industrial	$2,038,643	$1,482,099
Light industrial and other	671,926	445,592

Total segment net assets of continuing operations	2,710,569	1,927,691
Assets held for sale	39,715	—
Non-segment assets:
Non-segment cash and cash equivalents	3,000	84,770
Other non-segment assets(1)	66,370	45,234

Total assets	$2,819,654	$2,057,695

(1)	Other non-segment assets primarily consists of corporate assets including investments in unconsolidated joint ventures, notes receivable, certain loan costs, including loan costs associated with our financing obligations, and deferred acquisition costs.

Note 14—Subsequent Events

Potential Public Offering of Common Stock

On October 19, 2006, we filed a registration statement on Form S-11 with the SEC in connection with our proposed sale of up to $175.0 million of common stock (the “Potential Offering”). We intend to apply to have our common stock listed on the New York Stock Exchange (the “NYSE”) in connection with the Potential Offering. Currently, no public market exists for our shares and therefore the Potential Offering will be our first listed public offering.

Internalization of our Former Advisor

On July 21, 2006, we entered into a contribution agreement (the “Contribution Agreement”) with our operating partnership and DCAG. On October 10, 2006, pursuant to the Contribution Agreement, our operating partnership acquired our former advisor from DCAG for an aggregate of 15,111,111 OP Units, which included the modification of the Special Units (which are described in Note 8) held by DCAG into 7,111,111 OP Units. In connection with the Internalization, our former advisor became a wholly-owned subsidiary of our operating partnership, and certain employees of, or consultants to, our former advisor or its affiliates became our employees. As a result of these transactions, we have become a self-administered and self-advised REIT.

We also entered into several related agreements in connection with the Internalization including:

•	a pledge and security agreement whereby DCAG pledged the OP Units received as consideration in the Internalization and certain other assets for certain periods to secure its indemnification obligations to us under the Contribution Agreement;

•	a registration rights agreement whereby we granted registration rights to DCAG and its permitted transferees in respect of any shares of our common stock issued in exchange for the OP Units issued in the Internalization;

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

•	a non-competition agreement with each of Evan Zucker, our former Chief Executive Officer, President, Secretary and a former director, and James Mulvihill, our former Chief Financial Officer and Treasurer and a current director;

•	a license agreement with an affiliate of DCAG granting us the right to continue to use the Dividend Capital name without payment of any fees for one year;

•	a transition services agreement with DCAG whereby we receive enumerated services, including IT services, human resources, payroll and accounts payable services, necessary to operate our business for a one-year period; and

•	a joint venture agreement with Dividend Capital Total Realty Trust Inc. (“DCTRT”), a Maryland corporation which qualifies as a REIT for U.S. federal income tax purposes and which is externally advised by an affiliate of DCAG, and a wholly-owned subsidiary of DCTRT, which established a series of joint ventures that, subject to certain exceptions and conditions, will be the exclusive vehicles used by DCTRT and such subsidiary to invest in industrial real estate assets in our current major markets through the end of 2008.

Moreover, we terminated the dealer manager agreements with our former dealer manager relating to our prior continuous public offerings of common stock and our operating partnership’s private placement and the agreement with our former facilitator relating to our operating partnership’s private placement.

Additionally, upon consummation of the Internalization, Phil Hawkins became our Chief Executive Officer and a director, Stuart Brown became our Chief Financial Officer and Jim Cochran became our President. Simultaneously, Evan Zucker resigned as our Chief Executive Officer, President, Secretary and director and James Mulvihill resigned as our Chief Financial Officer and Treasurer, but remains a director.

Certain of our directors and officers had material financial interests in the Internalization. To address these potential conflicts of interest, a special committee of our board of directors comprised of all of our independent directors was formed to review, consider and negotiate the terms and conditions of the Internalization and to make a recommendation to our entire board regarding the transaction. The special committee engaged and consulted with its own legal and financial advisors.

In connection with the Internalization, our stockholders approved an amendment and restatement of our charter that will become effective upon the closing of the Potential Offering discussed above. The purpose of this amendment is to conform our charter more closely with the charters of other companies that qualify as REITs for U.S. federal income tax purposes and whose securities are publicly traded and listed on the NYSE.

In addition, we adopted, and our stockholders approved, our Long-Term Incentive Plan and our 2006 Incentive Compensation Plan. These plans were established by our board of directors, which worked with its legal advisors and with employment compensation consultants to survey and study the market compensation ranges of our competitors, were approved by our stockholders and are designed to help us to attract, retain and motivate highly qualified individuals and more directly align the interests of our management with those of our stockholders.

DCTRT Joint Ventures

We have entered into strategic relationship with DCTRT whereby we have and anticipate continuing to enter into joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which

DCT Industrial Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

DCTRT will acquire industrial real estate assets in certain major markets in which we currently operate until the end of 2008. The exclusivity provisions will remain in effect so long as we introduce a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In the event that (and only for so long as) these exclusivity provisions are not in effect for any reason prior to the end of 2008, Evan Zucker, our former Chief Executive Officer, President, Secretary and director, and James Mulvihill, our former Chief Financial Officer and Treasurer and a current director of our company, will be prohibited under their respective non-competition agreements with us from directly or indirectly participating in certain activities in respect of industrial real estate on behalf of either DCTRT or other related entities.

We will act as the managing member of the entities created under these joint venture agreements, subject to the approval of major decisions by DCTRT and will earn certain market-based asset management, acquisition and disposition fees and, after the return of capital to us and DCTRT, a promoted interest in the respective joint ventures. Each joint venture will be funded as follows: (i) an equity contribution from DCTRT to the joint venture (which will be not less than approximately 90% of the joint venture’s required equity capitalization); (ii) an equity contribution from us to the joint venture (which will be up to 10% of the joint venture’s required equity capitalization) and (iii) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55% and no more than 75%.

On September 1, 2006, we entered into the first joint venture agreement with DCTRT (“TRT/DCT Venture I”) pursuant to which TRT/DCT Venture I will own up to $150.0 million of industrial properties. The portfolio will be comprised of:

(i) approximately $65.3 million in assets to be sold by us to DCTRT. We will manage these assets and receive a market-based asset management fee and DCTRT will have the right, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date;

(ii) an additional $14.8 million in assets to be contributed by us to TRT/DCT Venture I; and

(iii) an additional $69.9 million in assets that will either be (a) contributed by us to TRT/DCT Venture I, (b) sold by us to DCTRT pursuant to the same terms described in (i) above, or (c) acquired by TRT/DCT Venture I through third party purchases.

On October 16, and October 31, 2006, we sold collectively six industrial properties to DCTRT. As described above, we will manage these assets and earn an asset management fee and DCTRT will have the right, under certain circumstances and subject to our approval, to contribute such assets to TRT/DCT Venture I at a later date. The total purchase price of these six properties was approximately $65.3 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DCT Industrial Trust Inc.:

We have audited the accompanying consolidated balance sheets of DCT Industrial Trust Inc. (formerly, Dividend Capital Trust Inc.) and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCT Industrial Trust Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

March 7, 2006, except as to paragraphs 5, 21, 22, and 28

of note 2, paragraph 7 of note 5, note 18 and note 21

Dividend Capital Trust Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share information)

	As of December 31,
	2005	2004
ASSETS
Land	$327,428	$120,055
Buildings and improvements	1,499,414	572,089
Intangible lease assets	155,276	61,725
Construction in progress	12,807	195

Total Investment in Properties	1,994,925	754,064
Less accumulated depreciation and amortization	(96,604)	(21,862)

Net Investment in Properties	1,898,321	732,202
Investments in and advances to unconsolidated investees	6,090	—

Net Investment in Real Estate	1,904,411	732,202
Cash and cash equivalents	94,918	23,520
Restricted cash	5,027	5,414
Notes receivable	9,661	4,239
Deferred loan costs, net	6,498	4,355
Deferred loan costs—financing obligation, net	12,270	2,801
Deferred acquisition costs and deposits	2,855	5,407
Straight line rent and other receivables	18,347	5,704
Other assets, net	3,708	1,166

Total Assets	$2,057,695	$784,808

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$26,139	$6,301
Distributions payable	19,787	9,737
Tenant prepaids and security deposits	9,321	4,039
Other liabilities	6,769	2,843
Intangible lease liability, net	10,320	5,519
Line of credit	16	4
Mortgage notes	642,242	142,755
Financing obligations	154,713	32,395

Total Liabilities	869,307	203,593
Minority Interest	55,577	1
Shareholders’ Equity:
Preferred shares, 50,000,000 shares authorized, none outstanding	—	—
Shares-in-trust, 100,000,000 shares authorized, none outstanding	—	—
Common shares $0.01 par value, 350,000,000 shares authorized, 133,206,784 and 67,719,883 shares issued and outstanding as of December 31, 2005 and 2004, respectively	1,332	677
Additional paid-in capital	1,235,156	611,441
Distributions in excess of earnings	(100,888)	(26,636)
Accumulated other comprehensive loss	(2,789)	(4,268)

Total Shareholders’ Equity	1,132,811	581,214

Total Liabilities and Shareholders’ Equity	$2,057,695	$784,808

The accompanying notes are an integral part of these consolidated financial statements.

Dividend Capital Trust Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share information)

	For the Years Ended December 31,
	2005	2004	2003
REVENUE:
Rental revenue	$123,228	$34,112	$2,645

Total Revenue	123,228	34,112	2,645
EXPENSES:
Rental expense	12,757	3,313	136
Real estate taxes	14,801	3,730	231
Depreciation and amortization	70,280	18,919	1,195
General and administrative expense	3,004	2,372	412
Asset management fees, related party	8,901	1,525	—

Total Expenses	109,743	29,859	1,974
Net Operating Income	13,485	4,253	671
Other Income and Expense:
Interest expense, including amortization	(28,474)	(5,978)	(385)
Interest and other income	3,193	1,408	61

Total Other Income and Expense	(25,281)	(4,570)	(324)

Net Income Before Minority Interest and Discontinued Operations	(11,796)	(317)	347
Minority Interest	452	—	—

Income (Loss) From Continuing Operations	(11,344)	(317)	347
Income (Loss) From Discontinued Operations	(616)	62	—

NET INCOME (LOSS)	$(11,960)	$(255)	$347

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	97,333	37,908	3,987

Diluted	97,774	37,928	4,007

NET INCOME (LOSS) PER COMMON SHARE, BASIC
Income (Loss) From Continuing Operations	$(0.12)	$(0.01)	$0.09
Income (Loss) From Discontinued Operations	0.00	0.00	—

Net Income (Loss)	$(0.12)	$(0.01)	$0.09

NET INCOME (LOSS) PER COMMON SHARE, DILUTED
Income (Loss) From Continuing Operations	$(0.12)	$(0.01)	$0.09
Income (Loss) From Discontinued Operations	0.00	0.00	—

Net Income (Loss)	$(0.12)	$(0.01)	$0.09

The accompanying notes are an integral part of these consolidated financial statements.

Dividend Capital Trust Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Deficit)

and Other Comprehensive Income (Loss)

For the Years Ended December 31, 2005, 2004 and 2003

(In thousands)

	Common Shares		Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balances at December 31, 2002	—	$—	$2	$(13)	$—	$(11)
Comprehensive income:
Net income	—	—	—	347	—	347
Issuance of common shares, net of offering costs	12,470	125	108,812	—	—	108,937
Amortization of stock options	—	—	3	—	—	3
Dividends on common shares	—	—	—	(2,452)	—	(2,452)

Balances at December 31, 2003	12,470	$125	$108,817	$(2,118)	$—	$106,824

Comprehensive loss:
Net loss	—	—	—	(255)	—	(255)
Net unrealized loss from cash flow hedging derivatives	—	—	—	—	(4,268)	(4,268)

Comprehensive loss						(4,523)
Issuance of common shares, net of offering costs	55,464	554	504,699	—	—	505,253
Redemption of common shares	(214)	(2)	(2,081)	—	—	(2,083)
Amortization of stock options	—	—	6	—	—	6
Dividends on common shares	—	—	—	(24,263)	—	(24,263)

Balances at December 31, 2004	67,720	$677	$611,441	$(26,636)	$(4,268)	$581,214

Comprehensive loss:
Net loss	—	—	—	(11,960)	—	(11,960)
Net unrealized gain from cash flow hedging derivatives	—	—	—	—	965	965
Amortization of cash flow hedging derivatives	—	—	—	—	514	514

Comprehensive loss						(10,481)
Issuance of common shares, net of offering costs	66,457	665	632,954	—	—	633,619
Redemption of common shares	(970)	(10)	(9,268)	—	—	(9,278)
Amortization of stock options	—	—	29	—	—	29
Dividends on common shares	—	—	—	(62,292)	—	(62,292)

Balances at December 31, 2005	133,207	$1,332	$1,235,156	$(100,888)	$(2,789)	$1,132,811

The accompanying notes are an integral part of these consolidated financial statements.

Dividend Capital Trust Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(11,960)	$(255)	$347
Minority interest share of net loss	(526)	—	—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Real estate depreciation and amortization	72,206	19,273	1,221
Other depreciation and amortization	3,229	1,365	—
Increase in other assets	(10,750)	(2,925)	(222)
Gain on hedging activities and other	(1,291)	(545)	—
Increase in accounts payable, accrued expenses and other liabilities	15,387	4,539	354

Net cash provided by operating activities	66,295	21,452	1,700

INVESTING ACTIVITIES:
Real estate investments	(750,322)	(548,478)	(149,602)
Increase in restricted cash	(413)	(4,854)	—
(Increase) decrease in deferred acquisition costs	2,552	(4,922)	(485)
Increase in notes receivable	(5,585)	(4,314)	—
Master lease payments	2,891	2,532	139

Net cash used in investing activities	(750,877)	(560,036)	(149,948)

FINANCING ACTIVITIES:
Proceeds from (payments on) line of credit, net	12	(996)	1,000
Proceeds from mortgage notes	60,926	55,000	51,850
Principal payments on mortgage notes	(2,852)	(883)	(11,350)
Proceeds from financing obligations	145,332	29,940	2,696
Principal payments on financing obligations	(5,287)	(139)	—
Increase in deferred loan costs	(3,893)	(4,866)	(250)
Increase in deferred loan costs—financing obligation	(11,419)	(2,845)	—
Proceeds from sale of common shares	664,200	547,752	124,139
Offering costs for issuance of common shares, related party	(60,874)	(52,601)	(14,794)
Redemption of common shares	(5,387)	(2,083)	—
Increase in restricted cash	—	(560)	—
Settlement of cash flow hedging derivative	(467)	(2,182)	—
Distributions to common shareholders	(23,849)	(7,510)	(977)
Distributions to minority interest	(462)	—	—

Net cash provided by financing activities	755,980	558,027	152,314

NET INCREASE IN CASH AND CASH EQUIVALENTS	$71,398	$19,443	$4,066
CASH AND CASH EQUIVALENTS, beginning of year	$23,520	$4,077	$11

CASH AND CASH EQUIVALENTS, end of year	$94,918	$23,520	$4,077

Supplemental Disclosures of Cash Flow Information
Cash paid for interest expense	$22,751	$4,740	$344
Assumption of secured debt in connection with real estate acquired	$434,073	$45,619	$—
Shares issued pursuant to the distribution reinvestment plan	$28,561	$8,491	$478

The accompanying notes are an integral part of these consolidated financial statements.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1—Organization

Dividend Capital Trust Inc. was formed as a Maryland corporation in April 2002 in order to invest in commercial real estate properties, consisting primarily of high-quality, generic distribution warehouses and light industrial properties leased to creditworthy corporate customers. We have qualified, and intend to continue to qualify, as a real estate investment trust (“REIT”) for federal tax purposes. We are structured as an umbrella partnership REIT (“UPREIT”) under which substantially all of our current and future business is, and will be conducted through a majority owned subsidiary, Dividend Capital Operating Partnership LP (our partnership), a Delaware limited partnership. As used herein, “Dividend Capital Trust”, “we” and “us” refer to Dividend Capital Trust Inc. and its consolidated subsidiaries except where the context otherwise requires.

Our day-to-day activities are managed by Dividend Capital Advisors LLC (our advisor), an affiliate, under the terms and conditions of an advisory agreement. Our advisor is currently majority owned and/or controlled by three of our directors and certain officers and/or their affiliates and other third parties. In addition, under the terms of certain dealer manager agreements, Dividend Capital Securities LLC (the “Dealer Manager”) serves as the dealer manager of our public and private equity offerings. The Dealer Manager is also majority owned and/or controlled by three of our directors and certain officers and/or their affiliates and other third parties. Our advisor and its affiliates, including the Dealer Manager, receive various forms of compensation, reimbursements and fees for services relating to our public and private equity offerings and for the investment and management of our real estate assets.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

Our financial statements and the financial statements of our subsidiaries are consolidated in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, we evaluate our relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) “Consolidation of Variable Interest Entities” (“FIN 46(R)”) and to assess whether we are the primary beneficiary of such entities. If the determination is made that we are the primary beneficiary, then that entity is included in our consolidated financial statements in accordance with FIN 46(R).

Reclassifications

Certain items in the consolidated financial statements for 2004 and 2003 have been reclassified to conform with the 2005 presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revision are reflected in the period they are determined to be necessary.

Investment in Real Estate

We capitalize direct costs associated with the acquisition, development or improvement of real estate, including acquisition fees paid to our advisor. Costs associated with acquisition or development pursuits are

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

capitalized as incurred and if the pursuit is abandoned, these costs are expensed in the period in which the pursuit is abandoned. Costs associated with the improvement of our real estate assets are also capitalized as incurred. However, costs incurred in making repairs to and for maintaining our real estate assets are expensed as incurred.

Upon acquisition, the total cost of a property is allocated to land, building, land improvements, tenant improvements and intangible lease assets and liabilities pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). The allocation of the total cost to land, building, land improvements and tenant improvements is based on our estimate of their fair value based on all available information such as the replacement cost of such assets, appraisals, property condition reports and other related information. Pursuant to SFAS No. 141, the difference between the fair value and the face value of debt assumed in an acquisition are to be recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. The valuation of assumed liabilities is based on the current market rate for similar liabilities. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases which may include leasing commissions, legal and other costs. In addition, the allocation of the total cost of a property requires allocating costs to an intangible asset or liability resulting from in-place leases being above or below the market rental rates on the date of the acquisition. These assets or liabilities will be amortized over the life of the remaining in-place leases as an adjustment to revenue. Aggregate amortization expense for amortizing intangible assets was approximately $23.9 million, $6.3 million and $430,000 for the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005, such intangible assets had a weighted average amortization life of approximately of 5.8 years. The following table describes the estimated net amortization of such intangible assets for the next five years (dollar amounts are in thousands):

For the Year Ended	Estimated Amortization Expense
2006	$27,800
2007	23,600
2008	19,200
2009	13,000
2010	10,000

$93,600

Real estate, including land, building, land improvements, tenant improvements and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed on a straight-line basis over the estimated useful lives as follows:

Description	Depreciable Life
Land	Not depreciated
Buildings	40 years
Building and land improvements	20 years
Tenant improvements	Over lease term
Lease commissions	Over lease term
Intangible lease assets and liabilities	Average term of leases for property
Above/below market rent assets/liabilities	Over lease term

The table above reflects the standard depreciable lives typically used to compute depreciation and amortization. However, such depreciable lives may be different based on the estimated useful life of such assets or liabilities. The cost of assets sold or retired and the related accumulated depreciation and/or amortization is removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Equity Method

We present investments in certain unconsolidated entities under the equity method. The equity method is used when we have the ability to exercise significant influence over operating and financial policies of an investee but do not have control of the investee. Under the equity method, these investments (including advances to the investee) are initially recorded in our consolidated balance sheets at our cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of each of the investees, distributions received and certain other adjustments as appropriate. Such investments are included in investments in and advances to unconsolidated investees on the accompanying balance sheets to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in financial institutions and other highly liquid short-term investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes cash held in escrow in connection with property acquisitions, utility deposits, real estate tax payments and issuance of mortgage debt.

Long-lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We periodically evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset will be written down to its estimated fair value.

Notes Receivable

Notes receivable consists of amounts loaned as part of a strategic relationship we entered into to acquire properties from a third-party national real estate developer. We have committed, but have no legal obligation, to lend up to $15.0 million in connection with various development projects. As of December 31, 2005 and 2004, we had $9.7 million and $4.2 million in notes receivable outstanding. In addition to the 9.5% to 10% interest earned on the notes, we also obtained certain acquisition rights to the properties being developed. These notes have maturity dates ranging from July 2007 to June 2008. For the years ended December 31, 2005 and 2004, we recognized interest income from these notes of approximately $779,000 and $267,000, respectively. No notes were outstanding in 2003 and as such no interest was earned on notes receivable in 2003. All costs associated with executing these notes have been capitalized as deferred loan costs and are included in other assets on the accompanying consolidated balance sheets. Such costs are amortized as a reduction in interest income over the term of the outstanding notes receivable.

Deferred Loan Costs

Deferred loan costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the related loans. Accumulated amortization of deferred loan costs was approximately $2.9 million and $875,000 as of December 31, 2005 and 2004, respectively. Unamortized deferred loan costs are written-off when debt is retired before the maturity date.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During the years ended December 31, 2005 and 2004, our partnership incurred upfront costs of approximately $11.6 million and $2.6 million payable to our advisor and other affiliates for affecting transactions pursuant to our partnership’s private placement, which are accounted for as deferred loan costs. Such deferred loan costs are included on our consolidated balance sheets and amortized to interest expense over the life of the financing obligation (see Note 8—Our Partnership’s Private Placement). As described in Note 8—Our Partnership’s Private Placement, if our partnership elects to exercise any purchase option and issue limited partnership units, the unamortized portion of up-front fees and expense reimbursements paid to affiliates will be recorded against minority interest as a selling cost of the limited partnership units. If our partnership does not elect to exercise any such purchase option, we will continue to account for these transactions as a financing obligation because we will continue to sub-lease 100% of the properties and will therefore not meet the definition of “active use” set forth in SFAS No. 98.

Costs of Raising Capital

Costs incurred in connection with the issuance of equity securities are deducted from shareholders’ equity. Such costs primarily include the up-front fees paid to related parties (see Note 13—Related Party Transactions).

Debt

Debt consists of fixed and variable rate secured mortgage debt, a senior unsecured revolving credit facility and a senior secured revolving credit facility. Our fixed rate secured mortgage debt that was assumed in connection with our acquisition activities includes premiums which, net of accumulated amortization, were $9.9 million and $2.5 million as of December 31, 2005 and 2004, respectively.

Comprehensive Loss

We report comprehensive income (loss) in the accompanying consolidated statements of shareholders’ equity (deficit) and other comprehensive income (loss). Amounts reported in accumulated other comprehensive income (loss) related to hedging transactions will be amortized to interest expense over the life of our hedged debt issuances. Any ineffectiveness, as defined by SFAS No. 133 (defined below), related to our hedging transactions are reported in the accompanying consolidated statements of operations. During the years ended December 31, 2005 and 2004, we recorded gains of approximately $108,000 and $545,000, respectively, related to ineffectiveness on our hedging activities (see Note 6—Financial Instruments and Hedging Activities). There were no such gains or losses recorded during the year ended December 31, 2003.

Derivative Instruments and Hedging Activities

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, we record all derivatives on our consolidated balance sheets at fair value. Accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the designation of the derivative. Derivatives used to hedge our exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk are considered “fair value” hedges. Derivatives used to hedge our exposure to variability in expected future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges.

As of December 31, 2005, all of the hedges entered into by us had been designated as cash flow hedges. For derivatives designated as “cash flow” hedges, the changes in the fair value of the derivative that represent

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

changes in expected future cash flows that are effectively hedged by the derivative are initially reported in other comprehensive income on our consolidated statements of shareholders’ equity (deficit) and other comprehensive income (loss) (i.e., not included in earnings) until the derivative is settled. Upon settlement, the effective portion of the hedge is recognized in other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative was intended to hedge. Any change in value of the derivative that is deemed to be ineffective is charged directly to earnings when the determination of ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. We do not use derivatives for trading or speculative purposes.

Our objective in using derivatives is to add stability to future interest expense and to manage our exposure to interest rate movements associated with our forecasted debt issuances. To accomplish this objective, we primarily use treasury locks as part of our cash flow hedging strategy. A treasury lock is designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited pre-determined period of time. During 2005 and 2004, such derivatives were used to hedge the variability in future interest expense associated with forecasted issuances of debt. We did not employ any such derivatives during the year ended December 31, 2003.

Revenue Recognition

We record rental revenue for the full term of each lease on a straight-line basis. Certain properties have leases that provide for customer occupancy during periods that no rent is due or where minimum rent payments increase during the term of the lease. Accordingly, we record a receivable from customers that we expect to collect over the remaining lease term rather than currently, which will be recorded as straight-line rents receivable. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. For the years ended December 31, 2005, 2004 and 2003, the total increase to rental revenues due to straight-line rent adjustments were $4.7 million, $2.1 million and $85,000, respectively.

In connection with property acquisitions, we may acquire leases with rental rates above and/or below the market rental rates. Such differences are recorded as an intangible asset or liability pursuant to SFAS No. 141 and amortized to rental revenues over the life of the respective leases. For the years ended December 31, 2005, 2004, and 2003, the total net increase (decrease) to rental revenues due to the amortization of above and below market rents was $(2.3) million, $(813,000) and $5,000, respectively.

In connection with certain property acquisitions, we have entered into master lease agreements with various sellers whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreement or commencement of rent from a new customer. For financial reporting purposes, rental payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than rental revenue. For the years ended December 31, 2005, 2004 and 2003, the total master lease payments received were approximately $2.9 million, $2.5 million and $139,000, respectively.

Stock-Based Compensation

We have a stock-based employee compensation plan and an independent director compensation plan (see Note 11—Stock Option Plans and Warrant Purchase Agreements). We account for these plans in accordance with SFAS No. 123, “Accounting for Stock-Based Payment” (“SFAS No. 123”) and its related interpretations. On both July 1, 2005 and July 1, 2004, we issued a total of 20,000 options to our independent directors. On July 19, 2005 and January 6, 2006, respectively, we received and accepted the resignations of two independent

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

directors resulting in the forfeiture of all 20,000 options that had previously been issued to these directors. As of December 31, 2005, 2004 and 2003, we had 60,000, 60,000 and 40,000 options outstanding, respectively, under the Independent Director Option Plan. As of December 31, 2005 and 2004, 107,500 options had been granted under the Employee Option Plan. There were no options outstanding under the Employee Option Plan during the year ended December 31, 2003.

Options granted under both the Independent Director Option Plan and the Employee Option Plan are valued using the Black-Scholes option-pricing model and are amortized to salary expense on a straight-line basis over the period during which the right to exercise such options fully vests. Such expense is included in general and administrative expense on the accompanying consolidated statements of operations.

Interest and Other Income

Interest and other income consist primarily of interest income on cash balances and notes receivable and gains (losses) on hedging transactions.

Basic and Diluted Net Income per Common Share

Basic net income per common share is determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of limited partnership units for common shares.

Discontinued Operations

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), we classify certain properties and related assets and liabilities as held for sale when the potential sale of such property is considered probable (see Note 21 for additional information). The operating results of such properties are presented in discontinued operations in current periods and all comparable periods presented. Depreciation is not recorded on properties held for sale; however, depreciation expense recorded prior to classification as held for sale is included in results from discontinued operations. The net gain on sale and any impairment losses are presented in results from discontinued operations when recognized.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46(R) requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements apply to existing public entities as of March 31, 2004. The adoption of FIN 46(R) did not have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is effective for publicly listed companies for the annual period beginning after December 15, 2005. The adoption of SFAS No. 123(R) requires the unamortized portion of any options issued prior to 2002 to be amortized over the remaining life of those options. We do not anticipate that the adoption of SFAS No. 123(R) will have a material impact on our financial position, results of operations or cash flows.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 requires the recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. Currently, we are under no legal obligation to retire any of our assets. We adopted FIN 47 during the fourth quarter of 2005 and there was no material impact on our financial position, results of operations or cash flows.

In May, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), which supersedes Accounting Principles Board, or APB, Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement amends the requirements for the accounting for and reporting of changes in accounting principle. It requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS No. 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the requirements of SFAS No. 154 in the fourth quarter of 2005 and there was no material impact on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force, or EITF, issued EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. Under this consensus, a sole general partner is presumed to control a limited partnership (or similar entity) and should consolidate that entity unless the limited partners possess kick-out rights or other substantive participating rights as described in EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” As of June 29, 2005, this consensus was effective immediately for all new or modified agreements, and effective beginning in the first reporting period that ends after December 15, 2005 for all existing agreements. We adopted the consolidation requirements of this consensus in the third quarter of 2005 and such adoption did not have a material impact on our financial position, results of operations or cash flows.

In June 2005, the EITF issued EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements.” This consensus requires that leasehold improvements acquired in a business combination, or purchased subsequent to the inception of a lease, be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. This consensus was effective for all reporting periods beginning after June 29, 2005. We adopted EITF Issue No. 05-6 during the second quarter of 2005 and such adoption did not have a material impact on our financial position, results of operations or cash flows.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3—Real Estate

The following table describes the properties that are consolidated in our financial statements as of December 31, 2005 and 2004, respectively (dollar amounts in thousands).

	2005			2004
	Number of Buildings	Historical Cost(1)	Percent of Total Cost	Number of Buildings	Historical Cost(1)	Percent of Total Cost
Target Markets:
Atlanta	48	$263,604	13.21%	18	$147,660	19.58%
Baltimore	10	97,422	4.88%	—	—	—
Charlotte	4	22,290	1.12%	—	—	—
Chicago	14	169,839	8.51%	1	11,370	1.51%
Cincinnati	18	132,591	6.65%	7	78,925	10.47%
Columbus	3	49,246	2.47%	—	—	—
Dallas	49	250,564	12.56%	18	93,033	12.34%
Denver	1	9,027	0.45%	1	8,949	1.19%
Harrisburg/Lehigh Valley	5	45,852	2.30%	—	—	—
Houston	33	129,280	6.48%	21	83,957	11.13%
Indianapolis	3	57,239	2.87%	1	15,139	2.01%
Los Angeles Basin	11	85,602	4.29%	4	32,744	4.34%
Louisville	2	18,350	0.92%	2	18,351	2.43%
Memphis	11	184,259	9.24%	3	39,559	5.25%
Miami	3	26,025	1.30%	—	—	—
Nashville	4	80,048	4.01%	3	59,340	7.87%
New Jersey	8	77,871	3.90%	—	—	—
Orlando	2	15,718	0.79%	2	15,687	2.08%
Phoenix	14	89,226	4.47%	13	79,195	10.50%
San Antonio	2	7,699	0.39%	2	7,725	1.02%
San Francisco Bay Area	5	36,337	1.82%	5	35,371	4.69%
Seattle	8	88,214	4.42%	—	—	—
Non-Target Market:
Boston	6	42,172	2.11%	5	27,059	3.59%

Total operating properties	264	1,978,475	99.16%	106	754,064	100.00%
Properties under development	1	8,401	0.42%	—	—	—
Land held for development	n/a	8,049	0.40%	n/a	—	—

Grand Total	265	$1,994,925	100.00%	106	$754,064	100.00%

(1)	Represents historical costs pursuant to U.S. generally accepted accounting principles (“GAAP”) as of the period indicated including acquisition fees paid to our advisor. Acquisition fees paid to our advisor totaled $11.1 million and $6.4 million in 2005 and 2004, respectively.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We account for the acquisition of properties in accordance with SFAS No. 141 which requires that the total cost of property acquisitions be allocated to identifiable tangible and intangible assets. The following table describes the allocation of our portfolio to these assets and liabilities, which includes costs capitalized subsequent to our acquisition of such properties, as of December 31, 2005 (dollar amounts are in thousands).

	2005 Acquisitions		2004 Acquisitions		2003 Acquisitions		Total
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
Land	$197,203	16.4%	$102,675	17.0%	$17,380	11.2%	$317,258	16.2%
Land Improvements	75,872	6.3%	46,915	7.8%	7,121	4.6%	129,908	6.6%
Building	709,580	59.2%	350,610	58.1%	110,449	71.0%	1,170,639	59.9%
Tenant Improvements	125,681	10.5%	60,311	9.9%	7,978	5.1%	193,970	9.9%
Tenant Leasing Costs	1,911	0.2%	2,233	0.4%	753	0.5%	4,897	0.2%
Intangible Assets	86,961	7.2%	37,255	6.2%	11,017	7.1%	135,233	6.9%
Above Mkt. Rent	10,188	0.8%	7,704	1.3%	2,151	1.4%	20,043	1.0%
Below Mkt. Rent	(7,143)	(0.6)%	(4,456)	(0.7)%	(1,460)	(0.9)%	(13,059)	(0.7)%

Total	$1,200,253	100.0%	$603,247	100.0%	$155,389	100.0%	$1,958,889	100.0%

2005 Acquisition Activity

During the year ended December 31, 2005, we acquired 158 properties (104 of which were acquired in the Cabot merger discussed below) located in 18 different markets, including 17 of our target markets, for a total estimated cost of approximately $1.2 billion, including acquisition fees paid to our advisor. These properties were acquired using net proceeds from our public and private offerings, proceeds from our revolving credit facility and short-term, unsecured debt and the assumption of approximately $434.1 million in mortgage debt.

Merger with Cabot Industrial Value Fund, Inc. and Subsequent Acquisitions and Dispositions by Cabot Industrial Value Fund, LP

We entered into an agreement dated June 17, 2005 (the “Agreement”) with Cabot Industrial Value Fund, Inc. (“Cabot”), an unrelated, privately held third-party, to acquire by merger all of the outstanding shares of Cabot’s common stock. Cabot is structured as an UPREIT whereby it is the sole general partner of the Cabot Partnership (defined below), the subsidiary through which all of the Cabot properties are owned and operated. Our advisor and its affiliates subsequently acquired a less than 0.1% interest in Cabot in August 2005 (see Note 10—Minority Interest).

Pursuant to the Agreement, on July 21, 2005, we completed the merger and acquired all of Cabot’s common stock for approximately $312.6 million. However, after certain equity contributions and distributions, as of December 31, 2005, our investment was approximately $302.4 million. Through our ownership of Cabot, we acquired an approximate 87% interest in Cabot Industrial Value Fund, LP (the “Cabot Partnership”), which, as of December 31, 2005, owned a portfolio of 104 properties with a total historical cost of approximately $654.5 million which is located in 12 markets throughout the United States and had approximately $308.8 million of mortgage debt outstanding.

The remaining interest in the Cabot Partnership continues to be owned by Cabot Industrial Fund Manager, LLC, the previous general partner of the Cabot Partnership (the “Manager”), and other limited partners. At closing, we entered into an agreement whereby we have the option to acquire the remaining interests in the Cabot Partnership. Through this agreement, the remaining limited partners, including the Manager, have an initial option to put the remaining interests to us beginning April 1, 2006 and ending July 1, 2006. In addition, we have

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

an initial option to call the remaining interests beginning April 1, 2007 and ending July 1, 2007. Subsequent to these initial options, the limited partners and we will continue to have put and call options to purchase or sell the remaining interests and the price of such remaining interests would be based upon fair value.

On August 1, 2005, the Cabot Partnership, pursuant to a purchase and sale agreement dated August 27, 2004, completed the acquisition of a bulk distribution facility for total consideration of approximately $12.9 million. The facility is located in Kent, Washington, a sub-market of Seattle, and is comprised of 182,480 rentable square feet.

On August 15, 2005, the Cabot Partnership completed the disposition of the Helen Street property, a distribution center located in New Jersey. The purchase and sale agreement was entered into on July 8, 2005, between the Cabot Partnership and an unrelated third-party. The selling price of approximately $43.0 million was negotiated between the Cabot Partnership’s general partner at the time, and the third-party seller.

As of December 31, 2005, the Cabot Partnership portfolio was comprised of 104 operating industrial buildings located in 12 markets throughout the United States, representing 10.9 million rentable square feet. The following table provides additional information about the portfolio as of December 31, 2005:

Market	Buildings	Gross Leasable Area (in thousands)
Atlanta	29	1,457
Baltimore	3	432
Boston	1	165
Charlotte	3	346
Chicago	6	1,074
Cincinnati	11	1,497
Columbus	3	1,213
Dallas	29	2,249
Los Angeles	7	725
Miami	1	66
New Jersey	3	483
Seattle	8	1,199

Total	104	10,906

Other Notable Acquisitions

Memphis Portfolio—On December 23, 2004 we entered into a purchase agreement to acquire seven bulk distribution and warehouse facilities comprising approximately 3.6 million square feet located in Memphis, Tennessee. Beginning on February 2, 2005, and ending on May 13, 2005, we acquired the following seven distribution facilities in connection with our purchase agreement with Panattoni Development Company LLC, an unrelated third-party: the Technicolor II Distribution Facility, the Shelby 4, 5, 18 and 19 Distribution Facilities and the Eastpark I and II Distribution Facilities. We purchased these facilities for a total cost of approximately $132.8 million, which includes the acquisition fees paid to our advisor. In addition to using net proceeds from our public and private offerings, we assumed mortgage debt of approximately $30.6 million, which includes a premium of approximately $2.4 million, associated with the acquisition of these properties.

Baltimore-Washington Portfolio—On April 12, 2005, we purchased seven distribution facilities (the “Baltimore-Washington” portfolio) comprising 874,455 square feet located in Baltimore, Maryland. We

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

purchased the Baltimore-Washington portfolio for a total cost of approximately $45.6 million, including acquisition fees paid to our advisor. In addition to using net proceeds from our public and private offerings, we assumed mortgage debt of approximately $27.4 million, which includes a premium of approximately $1.8 million, associated with the acquisition of these properties.

Blackhawk Portfolio—On June 13, 2005, we purchased six distribution facilities (“Blackhawk”) comprising 1,378,660 square feet. Five of the six distribution facilities comprise 1,078,660 square feet and are located in Chicago, Illinois. The other distribution facility comprising 300,000 square feet is located in Memphis, Tennessee. We purchased Blackhawk for a total cost of approximately $59.5 million, including acquisition fees paid to our advisor. In addition to using net proceeds from out public and private offerings, we assumed mortgage debt of approximately $24.7 million, which includes a premium of approximately $503,000 associated with the acquisition of these properties.

Joint Ventures and Development Projects

The following table describes our joint ventures and development projects as of December 31, 2005 (dollar amounts are in thousands):

Project	Location	Number of Buildings	Square Feet	Investment as of December 31, 2005
Development Projects:
SouthCreek IV Distribution Facility(1)	Atlanta	1	556,800	$5,937
Veterans Parkway(2)	Chicago	1	189,135	8,401
Forward Purchase Commitments:
Buford Distribution Center(3)	Atlanta	2	677,667	—
Deltapoint Park(3)	Memphis	1	885,000	—
Corporate Loans:
Plainfield(4)	Plainfield,	2	1,033,566	4,290
Riverside(4)	Los Angeles	1	953,132	1,431
Goodson(4)	Atlanta	1	744,000	3,940

Total		9	5,039,300	$23,999

(1)	This project is held by a joint venture with an unaffiliated third-party. Our investment in this project is included in investments in and advances to unconsolidated investees on the accompanying consolidated balance sheet for the year ended December 31, 2005.
(2)	This project is held by a joint venture with an unaffiliated third-party. Our investment in this project is included in land and construction in progress on the accompanying consolidated balance sheet for the year ended December 31, 2005. In addition, this joint venture holds approximately $2.1 million of land held for development.
(3)	For a description of this forward purchase commitment, see Note 15—Commitments and Contingencies.
(4)	These loans were used to fund development projects. Pursuant to a strategic relationship we entered into with a third-party developer, we have committed, but have no legal obligation, to fund up to $15 million into various development projects including the Plainfield, Riverside and Goodson development projects. The principal balance of these loans is recorded as notes receivable on the accompanying consolidated balance sheets.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4—Leasing Activity

Future minimum base rental payments due to the Company under non-cancelable operating leases in effect as of December 31, 2005, were as follows (dollar amounts are in thousands):

Year ending December 31,	Amount
2006	$136,679
2007	124,179
2008	105,336
2009	83,506
2010	68,123
Thereafter	173,761

Total	$691,584

The schedule does not reflect future rental revenues from the potential renewal or replacement of existing and future leases and excludes property operating expense reimbursements. This schedule includes payments to be received under master lease agreements; however the receipt of these payments will be recorded as an adjustment to the basis of the property rather than rental revenue.

Note 5—Debt

Our debt consisted of the following as of December 31, 2005 and 2004 (dollar amounts are in thousands):

	Assumption/ Issuance Date	Stated Interest Rate	Adjusted Interest Rate(6)	Maturity Date	Outstanding Balance as of December 31,
					2005	2004
Secured Mortgage Debt:
New York Life	December 2003	5.00%	5.00%	March 2011	$39,328	$39,953
ING Investment Management(1)	December 2004	5.31%	5.34%	January 2015	54,994	55,000
ING Investment Management(1)	January 2005	4.40%	5.42%	January 2010	56,997	—
ING Investment Management	September 2005	4.97%	4.97%	October 2013	3,926	—
Assumed Secured Mortgage Debt(2):
Principal	June 2004	7.08%	4.81%	July 2008	16,711	17,174
Principal	June 2004	7.21%	4.81%	July 2008	11,371	11,570
Prudential	June 2004	6.40%	6.09%	November 2012	12,688	12,700
Principal	November 2004	6.22%	4.18%	September 2012	3,760	3,839
Legacy	February 2005	7.40%	5.21%	December 2017	1,426	—
Prudential	March 2005	5.69%	5.22%	December 2013	8,050	—
State Farm	March 2005	6.72%	5.62%	November 2022	12,413	—
Column Financial, Inc.	April 2005	6.30%	5.18%	September 2012	27,146	—
John Hancock	April 2005	6.91%	5.25%	September 2013	6,200	—
TIAA	May 2005	8.50%	4.71%	October 2008	8,072	—
Fortis Benefits Insurance Co.	May 2005	7.25%	4.70%	July 2008	2,496	—
ING Investment Management	June 2005	4.89%	4.73%	February 2008	19,998	—
Mass Mutual	June 2005	6.79%	4.91%	July 2011	4,689	—
Key Bank	July 2005	6.44%	4.72%	October 2012	7,176	—
Key Bank	July 2005	6.84%	4.72%	September 2012	8,314	—
Transamerica	July 2005	6.97%	4.75%	June 2013	11,388	—
Bear, Stearns Funding, Inc.	December 2005	7.22%	5.16%	March 2008	6,470	—

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Assumption/ Issuance Date	Stated Interest Rate	Adjusted Interest Rate(6)	Maturity Date	Outstanding Balance as of December 31,
					2005	2004
Assumed Secured Mortgage Debt of Consolidated Investments:
Nationwide	July 2005	5.06%	5.06%	January 2011	57,494	—
Nationwide	July 2005	4.72%	4.72%	April 2011	50,150	—
Jackson	July 2005	5.16%	5.16%	July 2012	62,740	—
Jackson	July 2005	4.91%	4.91%	April 2012	62,600	—
New York Life	July 2005	4.79%	4.79%	October 2011	50,549	—
New York Life	July 2005	4.90%	4.90%	October 2011	25,237	—

Weighted Avg./Totals(3)		5.36%			$632,383	$140,236
Premiums, Net of Amortization(2)					9,859	2,519

Carrying Value of Debt			5.05%		$642,242	$142,755

Senior Unsecured Revolving Credit Facility JP Morgan
JP Morgan	December 2005	(4)	n/a	December 2008	$—	$—

Senior Secured Revolving Credit Facility
JP Morgan	October 2003	(5)	7.25%	December 2008	$16	$4

(1)	We assigned certain treasury lock hedging transactions to these notes. Pursuant to SFAS No. 133 (see Note 2—Summary of Significant Accounting Policies), the assigned value of these hedging instruments is being amortized to interest expense over the life of the assigned notes.
(2)	These mortgages were assumed in connection with the acquisition of properties and, pursuant to SFAS No. 141 (see Note 2—Summary of Significant Accounting Policies), the difference between the fair value and the face value of these notes at the date of acquisition is reflected as a premium or discount which will be amortized to interest expense over the remaining life of the notes.
(3)	Weighted-average interest rates are based upon outstanding balances as of December 31, 2005.
(4)	Our senior unsecured revolving credit facility bears interest at either prime (7.25% at December 31, 2005) or, at our election, LIBOR plus 0.875% to 1.375%, depending upon our consolidated leverage, and has a current capacity of $250 million.
(5)	Our senior secured revolving credit facility bears interest at either prime (7.25 % at December 31, 2005) or, at our election, LIBOR plus 1.25% to 1.750%, depending upon our consolidated leverage, and has a current capacity of $40 million.
(6)	Reflects the impact to interest rates of GAAP adjustments for purchase price allocation and hedging transactions. These rates do not reflect the impact of other interest expense items such as fees and the amortization of loan costs.

Lines of Credit—In December 2005, we amended our existing $225 million senior secured revolving credit facility such that it is now a $250 million unsecured facility with a syndicated group of banks led by JP Morgan Securities. The facility matures in December 2008 and has provisions to increase its total capacity to $400 million. At our election, the facility bears interest either at LIBOR plus 0.875% to 1.375%, depending upon our consolidated leverage, or at prime and is subject to an annual 0.25% facility fee. The facility contains various covenants including financial covenants with respect to consolidated leverage, net worth, unencumbered assets, interest and fixed charge coverage and secured debt to secured asset value. As of December 31, 2005, we were in compliance with all these financial covenants. As of December 31, 2005, there was no outstanding balance on this facility.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Contemporaneously with the amendment of our secured credit facility, we entered into a $40 million senior secured revolving credit facility with a separate syndicated bank group led by JP Morgan Securities pursuant to which the bank group has agreed to advance funds to our partnership and third-party investors in our partnership’s private placement using undivided tenancy-in-common interests in our buildings as collateral. The facility matures in December 2008 and has provisions to increase its total capacity to $80 million. At our election, the facility bears interest either at LIBOR plus 1.25% to 1.75%, depending upon our consolidated leverage, or at prime and is subject to an unused facility fee. The facility contains various covenants including financial covenants with respect to consolidated leverage, net worth, interest and fixed charge coverage and secured debt to secured asset value. As of December 31, 2005, we were in compliance with all these financial covenants. According to the terms of the facility, in addition to our borrowings, any loans made to third-party investors in our partnership’s private placement reduce the total capacity available from the facility. As of December 31, 2005, approximately $14.1 million of loans had been advanced to such third parties and we had an outstanding balance of $16,000.

Debt Issuances—In September 2005, we issued $3.9 million of secured, non-recourse debt with a fixed interest rate of 4.97% which matures in October 2013. The underlying note requires interest only payments until April 1, 2007 at which time monthly payments of principal and interest are required. In January 2005, we issued $57.0 million of secured, non-recourse debt with a stated fixed interest rate of 4.40% which matures in 2010. The underlying notes required monthly payments of interest only until January 1, 2006 at which time monthly payments of principal and interest are required. In December 2004, we issued $55.0 million of secured, non-recourse debt. The debt has a stated fixed interest rate of 5.31% and matures in 2015 and, prior to December 31, 2005, the underlying notes required monthly payments of interest only and thereafter monthly payments of principal and interest are required.

Debt Assumptions—During the year ended December 31, 2005, we assumed nineteen secured, non-recourse notes, totaling $434.1 million, excluding premiums, in conjunction with the acquisition of certain properties (see Note 3—Real Estate). These assumed notes bear interest at fixed and variable rates ranging from 4.72% to 8.50% and require monthly payments of either interest, or principal and interest. The maturity dates of such assumed notes range from February 2008 to November 2022. We assumed six of these notes totaling $308.8 million in connection with our merger with Cabot on July 21, 2005. Pursuant to SFAS No. 141, the difference between the fair value and face value of these assumed notes at the date of acquisition resulted in a premium of approximately $8.7 million, which is amortized to interest expense over the remaining life of the underlying notes.

During the year ended December 31, 2004, we assumed five secured, non-recourse notes totaling $45.6 million, in conjunction with the acquisition of five properties with stated interest rates ranging from 6.22% to 7.21%. All of these notes bear interest at a fixed rate and require monthly payments of principal and interest. They have maturity dates ranging from 2007 to 2012. Pursuant to SFAS No. 141, the difference between the fair value and face value of these notes at the date of acquisition resulted in a premium of approximately $2.9 million, which is amortized to interest expense over the remaining life of the underlying notes.

During the years ended December 31, 2005, 2004 and 2003, we incurred interest expense of approximately $28.5 million, 6.0 million and $385,000, respectively. We capitalized approximately $729,000 of interest in 2005 associated with certain development activities and did not capitalize any interest in 2004 or 2003. As of December 31, 2005, the total historical cost of our properties was approximately $2.0 billion and the total historical cost of properties securing our fixed rate mortgage debt was approximately $1.2 billion. Our debt has various financial covenants and we were in compliance with all of these covenants at December 31, 2005.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005, the scheduled maturities of our debt, excluding unamortized premiums, were as follows (amounts are in thousands):

Year	Fixed Rate Mortgage Debt	Senior Secured Revolving Credit Facility	Total
2006	$6,462	$—	$6,462
2007	7,112	—	7,112
2008	69,240	16	69,256
2009	6,711	—	6,711
2010	57,224	—	57,224
2011	228,385	—	228,385
2012	182,658	—	182,658
2013	21,130	—	21,130
2014	2,486	—	2,486
2015	43,860	—	43,860
Thereafter	7,115	—	7,115

Total	$632,383	$16	$632,399

Note 6—Financial Instruments and Hedging Activities

Fair Value of Financial Instruments

As of December 31, 2005 and 2004, the fair values of cash and cash equivalents, restricted cash held in escrow, notes receivable, accounts receivable and accounts payable approximated their carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures were determined based on available market information and valuation methodologies believed to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, therefore, these estimates are not necessarily indicative of the actual amounts that we could realize upon disposition. The following table summarizes these financial instruments:

	Balances at December 31, 2005		Balances at December 31, 2004
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
Borrowings:
Senior, secured revolving credit facility	$16	$16	$4	$4
Secured mortgage debt	$642,242	$627,288	$142,755	$142,967
Interest rate contracts:
Treasury Locks	$—	$—	$(1,539)	$(1,539)

Hedging Activities

We enter into forward treasury locks in anticipation of issuing future fixed rate debt to fund future property acquisitions. We enter into such treasury locks to hedge our exposure to interest rate variability and mitigate our exposure to the risk of increases in future payments of interest for anticipated fixed rate debt issuances over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on our existing senior revolving credit facility). As required by SFAS No. 133, we record all derivatives on our consolidated balance sheets at fair value until settled. These forward treasury lock hedges have been designated as cash flow hedges for accounting purposes.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005, we had entered into a total of eight cash flow hedging transactions and all of these hedges have been settled for cash. Two of the settled hedges have been attributed to fixed rate debt and the balances of such hedges are being amortized to interest expense over the life of the assigned debt and the fair value of the other six settled hedges are recorded in other comprehensive loss until the anticipated future fixed rate debt is issued, at which time such values will be amortized over the life of the debt to interest expense.

As a result of ineffectiveness primarily due to changes in our estimated debt issuance dates, during the years ended December 31, 2005 and 2004, we recorded a gain of approximately $108,000 and $545,000, respectively, and did not record a gain or loss in 2003. Amounts reported in accumulated other comprehensive loss related to cash flow hedges will be amortized to interest expense as payments are made on our anticipated future debt issuance. During the next 12 months, we estimate that approximately $644,000 will be amortized from other comprehensive loss to interest expense resulting in an increase in our interest expense.

Note 7—Public Offerings

On April 15, 2002, we filed an S-11 registration statement with the Securities and Exchange Commission covering our first public offering of our common stock. The registration statement was declared effective by the SEC on July 17, 2002 and we received approval of our offering in all 50 states in December 2002. The common stock was being offered at a price of $10 per share on a 200,000 share minimum, 25,000,000 share maximum, best-efforts basis. The registration statement also covered up to 4,000,000 shares available pursuant to our distribution reinvestment plan and up to 1,000,000 shares issuable upon the exercise of warrants issued to the Dealer Manager for a price of $.001 per share for every 25 shares sold. Until we received subscriptions covering at least 200,000 shares from at least 100 non-affiliated investors, offering proceeds were required to be held in escrow. The escrow conditions were satisfied on February 10, 2003, at which time 226,567 shares of common stock were issued to investors. In April of 2004, we completed our first public offering and sold approximately 25.5 million shares of our common stock for gross proceeds of approximately $254.4 million.

Our second offering began immediately following the completion of our initial offering. The second registration statement was filed on February 27, 2004, and was declared effective by the SEC on April 16, 2004. The registration statement registered common stock at a price of $10 per share for a maximum of 30,000,000 shares. The registration statement also covered up to 10,000,000 shares available pursuant to our distribution reinvestment plan as well as up to 1,200,000 shares issuable upon the exercise of warrants sold to the Dealer Manager for a price of $.001 per share for every 25 shares sold. In October of 2004, we completed our second public offering and sold approximately 30.4 million shares of our common stock for gross proceeds of approximately $302.8 million.

Our third offering began immediately following the completion of our second public offering. The third registration statement was filed on June 28, 2004, and was declared effective by the SEC on October 18, 2004. The third registration statement registered common stock at a price of $10.50 per share for a maximum of 40,000,000 shares. The registration statement also covered up to 13,000,000 shares available pursuant to our distribution reinvestment plan. In June of 2005, we concluded our third public offering and sold approximately 40.7 million shares of our common stock for gross proceeds of approximately $424.7 million.

Our fourth offering began immediately following our third public offering. The fourth registration statement was filed on January 24, 2005 and was declared effective by the SEC on June 9, 2005. The registration statement covers a maximum of $1,000,000,000 in shares of our common stock to be sold, including proceeds from our distribution reinvestment plan. The registration statement offers up to 72,770,273 shares at a price of $10.50 per share and up to 23,650,339 shares to participants in our distribution reinvestment plan. As of December 31, 2005, we had sold approximately 37.8 million shares for gross proceeds of approximately $393.0 million in connection with our fourth public offering.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

At the end of business on Monday, January 23, 2006, we closed the primary offering component of our fourth offering. Although we have closed the primary offering component of our public offering, we will continue to offer shares through our distribution reinvestment plan.

As of December 31, 2005, 133,206,784 shares of common stock were issued and outstanding. The net proceeds from the sale of these securities were transferred to our partnership on a one-for-one basis for limited partnership units.

Note 8—Our Partnership’s Private Placement

Our partnership is currently offering undivided tenancy-in-common interests in our properties to accredited investors in a private placement exempt from registration under the Securities Act. We anticipate that these tenancy-in-common interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code. Additionally, the tenancy-in-common interests sold to accredited investors will be 100% leased by our partnership, and such leases will contain purchase options whereby our partnership will have the right, but not the obligation, to acquire the tenancy-in-common interests from the investors at a later point in time in exchange for limited partnership units in our partnership under Section 721 of the Internal Revenue Code.

Our partnership will pay certain up-front fees and reimburse certain related expenses to our advisor, the Dealer Manager and Dividend Capital Exchange Facilitators LLC (the “Facilitator”) for raising capital through the private placement. Our advisor is obligated to pay all of the offering and marketing related costs associated with the private placement. However, our partnership is obligated to pay our advisor a non-accountable expense allowance which equals 2% of the gross equity proceeds raised through the private placement. In addition, our partnership is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the private placement. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers. Our partnership is also obligated to pay a transaction facilitation fee to the Facilitator, an affiliate of our advisor, of up to 1.5% of gross equity proceeds raised through the private placement.

During the years ended December 31, 2005, 2004 and 2003, we raised $145.3 million, $29.9 million and $2.7 million, respectively, from the sale of undivided tenancy-in-common interests in 27 buildings, which is included in financing obligations in the accompanying consolidated balance sheets pursuant to SFAS No. 98 “Accounting for Leases” (“SFAS No. 98”). We have leased the undivided interests sold to unrelated third parties, and in accordance with SFAS No. 98, a portion of the rental payments made to third parties under the lease agreements are recognized as interest expense using the interest method. In addition, the lease agreements each provide for a purchase option whereby our partnership may purchase each undivided tenancy-in-common interest after a certain period of time in exchange for limited partnership units.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During the years ended December 31, 2005, 2004 and 2003, we incurred approximately $3.9 million, $750,000 and $15,000, respectively, of rental expense under various lease agreements with these third-party investors. A portion of such amounts were accounted for as a reduction of the principal outstanding balance of the financing obligations and a portion was accounted for as an increase to interest expense in the accompanying consolidated financial statements. The various lease agreements in place as of December 31, 2005, contain expiration dates ranging from November 2013 to December 2025. The following table sets forth the five year, future minimum rental payments due to third parties under the various lease agreements (amounts are in thousands):

Year Ended December 31,	Future Minimum Rental Payments
2006	$12,148
2007	17,696
2008	19,114
2009	18,336
2010	17,629
Thereafter	113,698

Total	$198,621

During the years ended December 31, 2005, 2004 and 2003, our partnership incurred upfront costs of approximately $11.6 million, $2.6 million and $0.2 million payable to our advisor and other affiliates for affecting these transactions which are accounted for as deferred loan costs. Such deferred loan costs are included in other assets in the consolidated balance sheets and amortized to interest expense over the life of the financing obligation. If our partnership elects to exercise any purchase option as described above and issue limited partnership units, the unamortized up-front fees and expense reimbursements paid to affiliates will be recorded against shareholders’ equity as a selling cost of the limited partnership units. If our partnership does not elect to exercise any such purchase option, we will continue to account for these transactions as a financing obligation because we will continue to sublease 100% of the properties and will therefore not meet the definition of “active use” set forth in SFAS No. 98.

During the year ended December 31, 2005, our partnership exercised purchase options to buy certain tenancy-in-common interests it had previously sold in three different properties. The following table reflects certain details regarding these transactions:

Exercise Date	Property	Location	Limited Partnership Units Issued(1)	Total Value (in thousands)
04/08/2005	Chickasaw A	Memphis	424,352	$4,456
10/27/2005	Chickasaw H	Memphis	570,950	5,995
12/29/2005	Newpoint I	Atlanta	751,751	7,893

Total			1,747,053	$18,344

(1)	Holders of limited partnership units will have substantially the same economic interest as our common shareholders (see Note 10—Minority Interest).

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 9—Shareholders’ Equity

Preferred Shares

Our board of directors, through the articles of incorporation, has the authority to authorize the issuance of 50,000,000 preferred shares of any class or series. The rights and terms of such preferred shares will be determined by our board of directors. However, the voting rights of preferred shareholders shall never exceed the voting rights of common shareholders. As of December 31, 2005, 2004 and 2003, we had no outstanding shares of preferred stock.

Shares-in-Trust

Our board of directors, through the articles of incorporation, has the authority to authorize the issuance of shares-in-trust which are shares that are automatically exchanged for common or preferred shares as a result of an event that would cause an investor to own, beneficially or constructively, a number of shares in excess of certain limitations. As of December 31, 2005, 2004 and 2003, we had no outstanding shares-in-trust.

Common Shares

The holders of our common stock are entitled to one vote per share on all matters voted on by shareholders, including election of our directors. Our articles of incorporation do not provide for cumulative voting in the election of our directors. Therefore, the holders of the majority of the outstanding common shares can elect the entire board of directors. Subject to any preferential rights of any outstanding series of our preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of our common stock are entitled to such distributions as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to shareholders. All shares issued in our public offerings are fully paid and non-assessable shares of common stock. Holders of our common stock will not have preemptive rights. As of December 31, 2005, 2004 and 2003, we had 133,206,784, 67,719,883, and 12,470,400 shares of common stock outstanding, respectively.

Note 10—Minority Interest

Minority interest consists of the following as of December 31, 2005 and 2004 (dollar amounts are in thousands):

	2005	2004
Limited partnership units:
Net investment	$16,366	$—
Distributions	(303)	—
Share of net loss	(49)	—

Sub-total	16,014	—
Cabot limited partnership units:
Net investment	40,314	—
Distributions	(338)
Share of net loss	(477)	—

Sub-total	39,499	—
Cabot non-voting common stock:
Net investment	63	—

Sub-total	63	—
Limited partnership Special Units	1	1

Total	$55,577	$1

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Limited Partnership Units

At December 31, 2005, we owned approximately 99% of our partnership and the remaining approximate 1% interest in our partnership was owned by unaffiliated third-party investors and our advisor. After a period of one year, limited partnership units are redeemable at the option of the unit holder. We have the option of redeeming the limited partnership units with cash or with shares of common stock. At inception (April 12, 2002), our partnership issued 20,000 limited partnership units to our advisor for gross proceeds of $200,000, which currently represents less than a 0.1% ownership interest in our partnership. In addition, as of December 31, 2005, we had issued approximately 1.7 million limited partnership units to non-affiliated limited partners in connection with our partnership’s private placement (see Note 8—Our Partnership’s Private Placement). During the years ended December 31, 2004 and 2003, there was no minority interest reflected on our consolidated financial statements associated with these limited partnership units as the carrying amount of such minority interest had been reduced to zero due to the allocation of our net loss of approximately $213,000 during the year ended December 31, 2002.

Cabot Limited Partnership Units

Pursuant to the Cabot merger (see Note 3—Real Estate), the unaffiliated third-party investors that were limited partners in the Cabot Partnership prior to the Cabot merger remained limited partners after the merger. As of December 31, 2005, the limited partners owned approximately 13% of the Cabot Partnership. On July 21, 2005, we entered into a Put/Call Agreement whereby we have the option to acquire the limited partners’ remaining 13% interest in the Cabot Partnership. Through this agreement, the remaining limited partners have an initial option to put the remaining interests to us beginning April 1, 2006 and ending July 1, 2006 and we have an initial option to call the remaining interests beginning April 1, 2007 and ending July 1, 2007. Subsequent to these initial options, the limited partners and we will continue to have put and call options to purchase or sell the remaining interests and the price of such remaining interests would be based upon the fair value of such interests at the time the options are exercised. Income and losses of the Cabot Partnership are allocated pro rata based on the partners’ ownership interests.

Cabot Non-Voting Common Stock

In August 2005, our advisor and its affiliates acquired 126 shares of Cabot’s non-voting common stock for a purchase price of $500 each or $63,000 in the aggregate. Our advisor purchased these shares on behalf of its employees and other affiliates and the proceeds from the sale of these non-voting common shares were used to invest in the Cabot Partnership. Collectively, as of December 31, 2005, these non-voting shares of common stock represent less than a 0.1% ownership of Cabot and the holders of these shares will participate in the distributions of Cabot, which are based on the performance of the Cabot portfolio of properties, in proportion to their respective ownership percentages.

Limited Partnership Special Units

During 2002, our partnership issued 10,000 Special Units to an affiliate of our advisor for consideration of $1,000. The holder of the Special Units does not participate in the profits and losses of our partnership. Amounts distributable to the holder of the Special Units will depend on operations and the amount of net sales proceeds received from property dispositions or upon other events. In general, after holders of regular partnership interests in aggregate have received cumulative distributions equal to their capital contributions plus a 7% cumulative non-compounded annual pre-tax return on their net contributions, the holder of the Special Units and the holders of regular partnership interests will receive 15% and 85%, respectively, of the net sales proceeds received by our partnership upon the disposition of our partnership’s assets.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 11—Stock Option Plans and Warrant Purchase Agreements

Stock Option Plans

We have adopted an independent director stock option plan which we use in an effort to attract and retain qualified independent directors (the “Independent Director Option Plan”). We granted non-qualified stock options to purchase 10,000 shares to each independent director pursuant to the Independent Director Option Plan upon the sale of 200,000 shares in our initial public offering. In addition, we have issued options to purchase 5,000 shares to each independent director then in office on the date of each annual shareholder’s meeting. A total of 300,000 shares are authorized and reserved for issuance under the Independent Director Option Plan. Options may not be granted under the Independent Director Option Plan at any time when the grant would cause the total number of options outstanding under the Independent Director Option Plan and the Employee Option Plan (defined below) to exceed 10% of our issued and outstanding shares. The exercise price for options to be issued under the Independent Director Option Plan shall be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. As of December 31, 2005 and 2004, we had 60,000 options outstanding under the Independent Director Option Plan and, as of December 31, 2003, we had 40,000 options outstanding.

These options were valued using the Black-Scholes option-pricing model (“Black Scholes”) with the following assumptions: 2005—expected dividend yield of 6.10%, risk-free interest rate of 4.190%, volatility factor of 20.01% and an expected life of 10 years; 2004—expected dividend yield of 6.40%, risk-free interest rate of 2.74%, volatility factor of 21.23% and an expected life of 10 years; 2003—expected dividend yield of 6.25%, risk free interest rate of 2.740%, volatility factor of 17.93%, and an expected life of 10 years. The value of options granted under the Independent Director Option Plan on the date of grant during 2005, 2004 and 2003 was approximately $16,000, $11,000 and $15,000. As of December 31, 2005, approximately 18,000 of these options were exercisable, and no options granted under the Independent Director Option Plan had been exercised.

On July 19, 2005 and on January 6, 2006, respectively, we received and accepted the resignations of two independent directors of our board of directors. In connection with such resignations, the directors forfeited all 20,000 options that they had previously been awarded, effective 30 days from their resignation.

We have adopted an employee stock option plan (the “Employee Option Plan”). The Employee Option Plan is designed to enable us, our advisor and its affiliates to obtain or retain the services of employees (not to include any person who is an affiliate of ours as defined in the plan) considered essential to the our long-term success and the success of our advisor and its affiliates by offering such employees an opportunity to participate in our growth through ownership of the our shares. The Employee Option Plan will be administered by our compensation committee, which is authorized to grant “non-qualified” stock options (the “Employee Options”) to selected employees of our advisor and its affiliates. Employee Options may not be granted under the Employee Option Plan at any time when the grant would cause the total number of options outstanding under the Employee Option Plan and the Independent Director Option Plan to exceed 10% of the our issued and outstanding shares. The exercise price for the Employee Options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the Employee Option is granted. A total of 750,000 shares are authorized and reserved for issuance under the Employee Option Plan. The term of such employee options has been set by our compensation committee and shall not exceed the earlier of ten years from the date of grant or five years from the date of a listing of our common stock. Our compensation committee has set the period during which the right to exercise an Employee Option fully vests to three years from the date of grant. No Employee Option may be issued or exercised, however, if such issuance or exercise would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under the our articles of incorporation. In addition, no Employee Option may be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution. As of December 31, 2005 and 2004, there were 107,500 options outstanding under the Employee Option Plan with a weighted average exercise price of $11.00. There were no options outstanding under the Employee Option Plan during 2003.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

These options were valued using Black-Scholes with the following assumptions: expected dividend yield of 6.10%, risk-free interest rate of 2.74%, volatility factor of 19.42% and an expected life of 10 years. The value of options granted under the Employee Option Plan on the date of grant during 2004 was approximately $61,000. As of December 31, 2005, approximately 35,800 of these options were exercisable and no options granted under the Employee Option Plan had been exercised or forfeited.

Options granted under both the Independent Director Option Plan and the Employee Option Plan are valued using the Black-Scholes option-pricing model and are amortized to salary expense on a straight-line basis over the period during which the right to exercise such options fully vests. For the years ended December 31, 2005, 2004 and 2003, we incurred $29,167, $5,892 and $2,781 of such expense which is included in general and administrative expense on the accompanying consolidated statements of operations.

The following table describes all options issued and outstanding as of December 31, 2005, 2004 and 2003, as well as the option grants, exercises and expirations that occurred during 2005 and 2004.

	Independent Director Options	Employee Options
Issued and Outstanding at 12/31/03	40,000	—
Grants	20,000	107,500
Exercises	—	—
Expirations	—	—

Issued and Outstanding at 12/31/04	60,000	107,500
Grants	20,000	—
Exercises	—	—
Expirations	(20,000)	—

Issued and Outstanding at 12/31/05	60,000	107,500

Warrant Purchase Agreements

Pursuant to our first and second public offerings, the Dealer Manager earned one soliciting dealer warrant for every 25 shares sold (see Note 13—Related Party Transactions). These warrants, as well as the shares issuable upon their exercise, were registered in connection with our first and second public offerings (see Note 7—Public Offerings). In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to the Dealer Manager representing all of the warrants the Dealer Manager earned in connection with both of the aforementioned offerings. Pursuant to SFAS No. 123, we valued these warrants using the Black-Scholes option-pricing model, and based on our historical volatility, these warrants had a nominal value. The Dealer Manager may retain or re-allow these warrants to broker-dealers participating in the offering, unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant is entitled to purchase one share of common stock from us at a price of $12 per share beginning on the first anniversary of the effective date of the offering in which such warrants are issued and ending five years after the effective date of such offering. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the relevant public offering. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in the warrant purchase agreement.

Note 12—Distributions

Our board of directors declares the following quarter’s annualized distribution before the first day of the quarter. We calculate our distributions based upon daily record and distribution declaration dates so investors

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

will be eligible to earn distributions immediately upon purchasing shares of our common stock or upon purchasing limited partnership units of our partnership. We accrue and pay distributions on a quarterly basis. The following table sets forth the distributions that have been paid and/or declared to date by our board of directors.

Quarter	Amount Declared per Share/Unit(1)	Annualized Amount Per Share/Unit(1)	Date Paid
2nd Quarter—2003	$0.1558	$0.625	July 15, 2003
3rd Quarter—2003	$0.1575	$0.625	October 15, 2003
4th Quarter—2003	$0.1575	$0.625	January 15, 2004
1st Quarter—2004	$0.1591	$0.640	April 15, 2004
2nd Quarter—2004	$0.1591	$0.640	July 15, 2004
3rd Quarter—2004	$0.1609	$0.640	October 15, 2004
4th Quarter—2004	$0.1609	$0.640	January 18, 2005
1st Quarter—2005	$0.1578	$0.640	April 15, 2005
2nd Quarter—2005	$0.1596	$0.640	July 15, 2005
3rd Quarter—2005	$0.1613	$0.640	October 17, 2005
4th Quarter—2005	$0.1613	$0.640	January 17, 2006
1st Quarter—2006	$0.1578	$0.640	April 17, 2006	(2)

(1)	Assumes share or unit was owned for the entire quarter.
(2)	Anticipated payment date.

Our distributions to shareholders are characterized for federal income tax purposes as ordinary income or a non-taxable return of capital. Distributions that exceed our current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a dividend and reduce the shareholders’ basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholders’ basis in the common shares, it will generally be treated as a gain from the sale or exchange of that shareholder’s common shares. We notify shareholders of the taxability of distributions paid during the preceding year on an annual basis. The following summarizes the taxability of distributions on common shares for the years ended December 31, 2005, 2004 and 2003:

	2005		2004		2003
Per Common Share:	Per Share Amount	Percentage	Per Share Amount	Percentage	Per Share Amount	Percentage
Ordinary Income	$0.408	63.80%	$0.378	59.10%	$0.249	39.80%
Return of Capital	0.232	36.20%	0.262	40.90%	0.376	60.20%

Total	$0.640	100.00%	$0.640	100.00%	$0.625	100.00%

Note 13—Related Party Transactions

Our Advisor

Our day-to-day activities are managed by our advisor, an affiliate, under the terms and conditions of an advisory agreement. Our advisor is considered a related party as certain indirect owners and employees of our advisor serve as our executives. The responsibilities of our advisor include the selection of our investment properties, the negotiations for these investments and the property management and leasing of these properties.

We have entered into an advisory agreement with our advisor pursuant to which we pay certain acquisition and asset management fees to our advisor. The amount of such acquisition fees was previously equal to 3% of the aggregate purchase price of all properties we acquired up to a cumulative purchase price of $170 million. In

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

March 2004, we reached the cumulative threshold of $170 million in properties and all subsequent acquisitions have been and will continue to be subject to a reduced acquisition fee of 1.0%. During the years ended December 31, 2005, 2004 and 2003, our advisor earned approximately $11.1 million, $6.4 million and $4.4 million, respectively, for acquisition fees which are accounted for as part of the historical cost of the acquired properties.

We pay our advisor an asset management fee equal to 0.75% per annum of the total undepreciated cost of the properties we own in excess of $170 million. During the years ended December 31, 2005 and 2004, we incurred asset management fees of $8.9 million and $1.5 million, respectively. No asset management fees were paid in 2003 as we had not exceeded the aforementioned threshold of $170 million.

Pursuant to the advisory agreement, our advisor is obligated to advance all of our offering costs subject to its right to be reimbursed for such costs by us in an amount up to 2% of the aggregate gross offering proceeds raised in our public offerings of common stock. Such offering costs include, but are not limited to, actual legal, accounting, printing and other expenses attributable to preparing the SEC registration statements, qualification of the shares for sale in the states and filing fees incurred by our advisor, as well as reimbursements for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares, other than selling commissions and the dealer manager fee.

During the years ended December 31, 2005, 2004 and 2003, as well as from the period of our inception (April 12, 2002) to December 31, 2002, our advisor incurred approximately $8.6 million, $8.3 million, $7.7 million and $3.4 million, respectively, of offering costs. During the years ended December 31, 2005, 2004 and 2003, we reimbursed our advisor approximately $13.3 million, $10.9 million and $3.3 million, respectively, for such costs. These costs are reflected in equity as offering costs when such reimbursement obligations are incurred. As of December 31, 2005, the un-reimbursed amount of offering costs incurred by our advisor, since inception (April 12, 2002), was approximately $451,000. As described in Note 7—Public Offerings, we closed the primary offering component of our fourth public offering on January 23, 2006 and we may fully reimburse our advisor for all remaining un-reimbursed offering costs.

Our advisor is obligated to pay all of the offering and marketing related costs associated with our partnership’s private placement. However, our partnership is obligated to pay our advisor a non-accountable expense allowance which equals 2% of the gross equity proceeds raised through our partnership’s private placement. During the years ended December 31, 2005, 2004 and 2003, our partnership incurred approximately $2.3 million, $521,000 and $54,000, respectively, payable to our advisor for such expense allowance.

In accordance with the advisory agreement we are obligated, subject to certain limitations, to reimburse our advisor for certain other expenses incurred on our behalf for providing services contemplated in the advisory agreement, provided that our advisor does not receive a specific fee for the activities which generate the expenses to be reimbursed. For the years ended December 31, 2005, 2004 and 2003, we have reimbursed approximately $511,000, $327,000 and $96,000, respectively, for such costs.

As of December 31, 2005 and 2004, we owed our advisor approximately $624,000 and $576,000 respectively, for various fees and reimbursements as described above which is included in other liabilities on the accompanying consolidated balance sheets.

The Dealer Manager

Our public and private offerings are managed by the Dealer Manager under the terms of certain dealer manager agreements. Our Dealer Manager is considered a related party as certain indirect owners and employees of the Dealer Manager serve as our executives.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We have entered into a Dealer Manager Agreement with the Dealer Manager pursuant to which we pay a dealer manager fee of up to 2.0% of gross offering proceeds raised pursuant to our public offerings of common stock to the Dealer Manager as compensation for managing the offering. The Dealer Manager may re-allow a portion of such fees to broker-dealers who participate in the offering. We also pay up to a 6% sales commission of gross offering proceeds raised pursuant to our public offerings of common stock. As of December 31, 2005, all sales commissions had been re-allowed to participating broker-dealers. For the years ended December 31, 2005, 2004 and 2003, we incurred approximately $49.9 million, $42.5 million and $11.2 million, respectively, payable to the Dealer Manager for dealer manager fees and sales commissions. Such amounts are considered a cost of raising capital and as such are included as a reduction of additional paid-in capital on the accompanying consolidated balance sheets.

We have also entered into a dealer manager agreement with the Dealer Manager pursuant to which we pay a dealer manager fee of up to 1.5% of the gross equity proceeds raised through our partnership’s private placement. We also pay the Dealer Manager a sales commission of up to 5.0% of the gross equity proceeds raised through our partnership’s private placement. As of December 31, 2005, substantially all of the sales commissions were re-allowed to participating broker-dealers who are responsible for affecting sales. For the years ended December 31, 2005, 2004 and 2003, we incurred up front fees of approximately $7.6 million, $1.7 million and $175,000, respectively, payable to the Dealer Manager for dealer manager fees and sales commissions. Such amounts are included in deferred loan costs on the accompanying consolidated balance sheets.

Pursuant to our first and second public offerings, the Dealer Manager earned one soliciting dealer warrant for every 25 shares sold. The holder of a soliciting dealer warrant has the right to purchase one share of common stock for $12. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to the Dealer Manager representing all of the warrants the Dealer Manager earned in connection with our first and second public offerings. Pursuant to SFAS No. 123, we valued these warrants using the Black-Scholes option-pricing model, and based on our historical volatility, these warrants had a nominal value. No warrants were offered in our third or fourth public offering. During the year ended December 31, 2005, the Dealer Manager did not earn any soliciting dealer warrants as all shares sold during such period were in connection with our third and fourth public offerings (see Note 7—Public Offerings).

As of December 31, 2005 and 2004, we owed the Dealer Manager approximately $1.4 million and $828,000, respectively, in relation to the fees described above which is included in other liabilities on the accompanying consolidated balance sheets.

The Facilitator

The Facilitator is responsible for the facilitation of transactions associated with our partnership’s private placement. The Facilitator is considered a related party as certain indirect owners and employees of the Facilitator serve as our executives. We have entered into an agreement with the Facilitator whereby we pay a transaction facilitation fee associated with our partnership’s private placement. We pay the Facilitator up to 1.5% of the gross equity proceeds raised through our partnership’s private placement for transaction facilitation. For the years ended December 31, 2005, 2004 and 2003, we incurred approximately $1.8 million, $379,000 and $41,000, respectively, payable to the Facilitator for such fees. In accordance with SFAS No. 98, these fees, as well as the other fees associated with our partnership’s private placement, are recorded as deferred loan costs and amortized over the life of the financing obligation (see Note 8—Our Partnership’s Private Placement).

Note 14—Income Taxes

During 2005, we operated and expect to continue to operate in a manner to meet all the requirements to qualify for REIT status. We have made our REIT election under Internal Revenue Code Section 856 for the

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

taxable year ended December 31, 2003. In order for a former C corporation to elect to be a REIT, it must distribute 100% of its C corporation earnings and profits and agree to be subject to federal tax at the corporate level to the extent of any subsequently recognized built-in gains within a ten year period. We did not have any built-in gains at the time of our conversion to REIT status. As a REIT, we generally will not be subject to federal income taxation at the corporate level to the extent we distribute 100% of our REIT taxable income annually, as defined in the Internal Revenue Code, to our shareholders and satisfy other requirements. To continue to qualify as a REIT for federal tax purposes, we must distribute at least 90% of our REIT taxable income annually. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements.

Note 15—Commitments and Contingencies

Forward Purchase Commitments

Deltapoint—On March 28, 2005, a wholly-owned subsidiary of our partnership entered into a joint venture agreement with Deltapoint Park Associates, LLC, an unaffiliated third-party, to acquire 47 acres of land and to develop an 885,000 square foot distribution facility located in Memphis, Tennessee. Deltapoint Park Partners LLC (“Deltapoint”), a Delaware limited liability company, was created for the purpose of conducting business on behalf of the joint venture. Pursuant to the operating agreement of Deltapoint, we were obligated to make the majority of the initial capital contributions and we received a preferred return on such capital contributions. Subsequent to the closing of a construction loan in May 2005, Deltapoint repaid us our initial capital contributions plus our preferred return and we ceased to be a member of Deltapoint. Contemporaneously with the closing of the construction loan, our partnership entered into a forward purchase commitment agreement whereby we are obligated to acquire the distribution facility from Deltapoint upon completion which can be satisfied under a variety of scenarios, mostly dependent upon leasing, with a minimum purchase price equal to actual development costs.

Buford Distribution Center—In October 2004, we entered into a forward purchase commitment with Wachovia Bank National Association (“Wachovia”) in connection with our commitment to acquire two buildings, referred to as the Buford Distribution Center, totaling 677,667 square feet from an unrelated third-party developer. We have entered into a binding agreement with Wachovia, the construction lender, to purchase the buildings at a price of up to $29.0 million and thereby retire the related construction financing. Our obligation to acquire the buildings from the third-party developer upon completion can be satisfied under a variety of scenarios, mostly dependent upon leasing, with a minimum purchase price equal to actual development costs. We anticipate acquiring this property in March 2006 for approximately $20 million using our remaining net proceeds from our fourth public offering, capital from our co-investment partners and debt.

Note 16—Subsequent Events

Closing of Our Fourth Public Offering

At the close of business on January 23, 2006, we closed the primary offering component of our fourth public offering of common stock. Although we closed the aforementioned primary offering for the foreseeable future, we have retained the right to recommence the primary offering at any time during the effectiveness of our offering. In addition, we will continue to offer shares of our common stock through our distribution reinvestment plan.

Contribution of Properties to Institutional Fund

On February 21, 2006, we entered into a joint venture agreement with affiliates of Boubyan Bank of Kuwait whereby we contributed six properties with an approximate value of $123 million to an institutional fund. We retained a 20% equity interest in the venture and our partner retained the other 80% equity interest. The fund’s

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

day-to-day business affairs are managed by us and all major decisions are determined by both members. In connection with this transaction, we also issued approximately $95.5 million of secured non-recourse debt with a stated interest rate of 5.53% maturing in March 2012. Pursuant to our joint venture agreement, we act as asset manager for the joint venture and we will earn certain asset management fees related to the properties we manage.

Note 17—Quarterly Results (Unaudited)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2005 (amounts in thousands except per share information):

	For the Quarter Ended				For the Year Ended December 31, 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Rental revenue	$18,994	$26,412	$35,934	$41,888	$123,228

Total revenue	18,994	26,412	35,934	41,888	123,228
Rental expense	2,146	2,350	3,720	4,541	12,757
Real estate taxes	2,323	2,796	4,545	5,137	14,801
Depreciation and amortization	11,931	14,437	21,062	22,850	70,280
General and administrative expense	728	701	865	710	3,004
Asset management fees, related party	1,179	1,524	2,937	3,261	8,901

Net operating income	687	4,604	2,805	5,389	13,485
Interest expense, including amortization	(3,718)	(4,827)	(9,708)	(10,221)	(28,474)
Interest and other income	603	983	629	978	3,193
Net income (loss) before minority interest and discontinued operations	(2,428)	760	(6,274)	(3,854)	(11,796)
Minority interest	—	(3)	259	196	452

Income (loss) from continuing operations	(2,428)	757	(6,015)	(3,658)	(11,344)
Loss from discontinued operations	(153)	(9)	(183)	(271)	(616)

Net income (loss)	$(2,581)	$748	$(6,198)	$(3,929)	$(11,960)

Earnings (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$(0.03)	$0.01	$(0.06)	$(0.03)	$(0.12)
Loss from discontinued operations	0.00	0.00	0.00	0.00	0.00

Net income (loss)	$(0.03)	$0.01	$(0.06)	$(0.03)	$(0.12)

Basic common shares outstanding	74,401	88,066	104,224	121,097	97,333
Diluted common shares outstanding	74,421	88,473	104,668	121,975	97,774

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2004 (amounts in thousands except per share information):

	For the Quarter Ended				For the Year Ended December 31, 2004
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Rental revenue	$3,582	$5,506	$8,934	$16,090	$34,112

Total revenue	3,582	5,506	8,934	16,090	34,112
Rental expense	397	494	850	1,572	3,313
Real estate taxes	401	622	950	1,757	3,730
Depreciation and amortization	1,646	2,765	4,888	9,620	18,919
General and administrative expense	328	311	1,026	707	2,372
Asset management fees, related party	—	145	398	982	1,525

Net operating income	810	1,169	822	1,452	4,253
Interest expense, including amortization	(651)	(894)	(1,650)	(2,783)	(5,978)
Interest and other income	13	228	934	233	1,408

Net income (loss) from continuing operations	172	503	106	(1,098)	(317)

Income (loss) from discontinued operations	—	—	—	62	62

Net income (loss)	$172	$503	$106	$(1,036)	$(255)

Earnings (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$0.01	$0.02	$0.00	$(0.02)	$(0.01)
Loss from discontinued operations	0.00	0.00	0.00	0.00	0.00

Net income (loss)	$0.01	$0.02	$0.00	$(0.02)	$(0.01)

Basic common shares outstanding	16,580	29,536	44,670	60,517	37,908
Diluted common shares outstanding	16,600	29,556	44,690	60,537	37,928

The following table presents selected unaudited quarterly financial data for each quarter during the period ended December 31, 2003 (amounts in thousands except per share information):

	For the Quarter Ended				For the Year Ended December 31, 2003
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Rental revenue	$—	$118	$842	$1,685	$2,645

Total revenue	—	118	842	1,685	2,645
Rental expense	—	—	38	98	136
Real estate taxes	—	—	51	180	231
Depreciation and amortization	—	69	360	766	1,195
General and administrative expense	73	33	118	188	412
Asset management fees, related party	—	—	—	—	—

Net operating income	(73)	16	275	453	671
Interest expense, including amortization	—	(26)	(138)	(221)	(385)
Interest and other income	1	39	11	10	61

Net income (loss)	$(72)	$29	$148	$242	$347

Earnings (loss) per common share, basic and diluted	$(0.27)	$0.02	$0.03	$0.03	$0.09

Basic common shares outstanding	261	1,809	4,393	9,357	3,987
Diluted common shares outstanding	261	1,829	4,413	9,377	4,007

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 18—Segment Information

We consider each operating property to be an individual operating segment that has similar economic characteristics with all our other operating properties and we aggregate our operating segments into reportable segments based upon the property type. Prior to the quarter ended September 30, 2006, our management evaluated rental revenues and property net operating income aggregated by geographic location, or market, to analyze performance. During the quarter ended September 30, 2006, our management concluded that rental revenues and property net operating income aggregated by property type was a more appropriate way to analyze performance. Certain reclassifications have been made to 2005, 2004 and 2003 amounts to conform to the 2006 presentation. The following table sets forth the rental revenues and property net operating income of our property type segments in continuing operations for the years ended December 31, 2005, 2004 and 2003 (in thousands).

	Rental Revenues			Property NOI(1)
Segments	2005	2004	2003	2005	2004	2003
Bulk industrial	$92,892	$29,478	$2,645	$72,898	$23,511	$2,215
Light industrial and other	30,336	4,634	—	22,772	3,558	63

Total	$123,228	$34,112	$2,645	$95,670	$27,069	$2,278

(1)	Net operating income (NOI) is defined as rental revenue, including reimbursements, less property operating expenses, which excludes depreciation, amortization, general and administrative expense and interest expense.

We consider NOI to be an appropriate supplemental performance measure because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, interest expense, interest income and general and administrative expenses. However, NOI should not be viewed as an alternative measure of our financial performance as a whole since it does exclude such expenses which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. The following table is a reconciliation of our NOI to our reported net income (dollar amounts are in thousands):

	2005	2004	2003
Property NOI	$95,670	$27,069	$2,278
Interest and other real estate income	3,193	1,408	61
Depreciation and amortization expense	(70,280)	(18,919)	(1,195)
Interest expense	(28,474)	(5,978)	(385)
General and administrative expense	(3,004)	(2,372)	(412)
Asset management fees, related-party	(8,901)	(1,525)	—
Minority interest	452	—	—

Income (loss) from continuing operations	$(11,344)	$(317)	$347

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table reflects our total assets by segment (dollar amounts are in thousands).

	Total Assets as of December 31,
	2005	2004
Segments:
Bulk industrial	$1,482,099	$591,111
Light industrial and other	445,592	152,714

Total segment assets	1,927,691	743,825
Non-segment assets:
Cash and cash equivalents	84,770	16,119
Other non-segment assets(1)	45,234	24,864

Total assets	$2,057,695	$784,808

(1)	Other non-segment assets primarily consists of corporate assets including investments in unconsolidated joint ventures, notes receivable, certain loan costs, including loan costs associates with our financing obligations and deferred acquisition costs.

Note 19—Pro Forma Financial Information (Unaudited)

During the years ended December 31, 2005 and 2004, we acquired 251 properties, for a total investment of approximately $1.8 billion. The following unaudited pro forma information for the years ended December 31, 2005 and 2004 have been prepared to reflect the incremental effect of the acquisition of properties during 2005 and 2004 by us as if such transactions and adjustments had occurred on January 1, 2004, and were carried forward through December 31, 2005. As these acquisitions are assumed to have been made on January 1, 2004 the shares outstanding as of December 31, 2005 are assumed to have been sold and outstanding as of January 1, 2004 for purposes of calculating per share information (dollar amounts in thousands except per share information).

	2005	2004
Revenue	$182,392	$164,248
Depreciation and amortization	$92,081	$93,134
Net loss	$(7,742)	$(17,828)
Loss per share—basic and diluted	$(0.06)	$(0.13)
Shares outstanding:
Basic	133,206,784	133,206,784
Diluted	134,973,837	134,973,837

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During the years ended December 31, 2004 and 2003, we acquired 106 properties, for a total investment of approximately $754.1 million. The following unaudited pro forma information for the years ended December 31, 2004 and 2003 have been prepared to reflect the incremental effect of the acquisition of properties during 2004 and 2003 by us as if such transactions and adjustments had occurred on January 1, 2003, and were carried forward through December 31, 2004. As these acquisitions are assumed to have been made on January 1, 2003, the shares outstanding as of December 31, 2004 are assumed to have been sold as of January 1, 2003 for purposes of calculating per share information (dollar amounts in thousands except per share information).

	2004	2003
Revenue	$70,432	$53,071
Depreciation and amortization	$50,862	$47,875
Net loss	$(11,273)	$(16,966)
Loss per share—basic and diluted	$(0.17)	$(0.25)
Shares outstanding:
Basic	67,719,883	67,719,883
Diluted	67,739,883	67,739,883

This information is presented for illustrative purposes only and is not indicative of the results that actually would have occurred if the acquisitions had been in effect on the dates indicated or which may be obtained in the future.

Note 20—Net Income (Loss) per Common Share

Reconciliations of the numerator and denominator used to calculate basic net income (loss) per common share to the numerator and denominator used to calculate diluted net income (loss) per common share for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Net income (loss)	$(11,960)	$(255)	$347
Minority interest share in net loss	(49)	—	—

Adjusted net income (loss)	$(12,009)	$(255)	$347

Weighted average common shares outstanding-Basic	97,333	37,908	3,987
Incremental weighted average effect of conversion of limited partnership units	441	20	20

Weighted average common shares outstanding-Diluted	97,774	37,928	4,007

Net income (loss) attributable per common share-Basic	$(0.12)	$(0.01)	$0.09

Net income (loss) attributable per common share-Diluted	$(0.12)	$(0.01)	$0.09

Note 21—Discontinued Operations and Assets Held for Sale

In accordance with SFAS No. 144, we report results of operations from real estate assets that meet the definition of a component of an entity and have been sold, or meet the criteria to be classified as held for sale, as discontinued operations. We included all results of these discontinued operations in a separate component of income on the consolidated statements of operations under the heading Income (Loss) From Discontinued Operations. This treatment resulted in certain reclassifications of 2005 and 2004 financial statement amounts.

Dividend Capital Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of September 30, 2006, we had six properties with an aggregate of 567,441 rentable square feet classified as held for sale, which resulted in the reclassification of the results of operations of these properties for the years ended December 31, 2005 and 2004.

The following is a summary of the components of income (loss) from discontinued operations for the years ended December 31, 2005 and 2004 (in thousands):

	2005	2004
Rental revenues	$2,685	$578
Rental expenses and real estate taxes	(1,211)	(162)
Real estate depreciation and amortization	(1,926)	(354)

Operating income (loss)	(452)	62
Interest expense	(238)	—

Income (loss) before minority interests	(690)	62
Minority interests	74	—

Income (loss) from discontinued operations	$(616)	$62

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Dividend Capital Trust Inc.:

Under date of March 7, 2006, we reported on the consolidated balance sheets of Dividend Capital Trust Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule, Schedule III—Real Estate and Accumulated Depreciation (Schedule III). Schedule III is the responsibility of the Company’s management. Our responsibility is to express an opinion on Schedule III based on our audits.

In our opinion, Schedule III—Real Estate and Accumulated Depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Denver, Colorado

March 7, 2006

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
Newpoint I	1	—	2,143	12,908	15,051	42		2,143	12,950	15,093	(1,194)	03/31/04
Southcreek	3	9,357	5,338	31,640	36,978	(714	)(2)	5,338	30,926	36,264	(2,244)	6/8/2004 / 09/21/04
Eagles Landing	1	20,942	2,595	13,475	16,070	131		2,595	13,606	16,201	(1,288)	10/01/04
Buford Industrial	1	—	1,475	7,021	8,496	153		1,475	7,174	8,649	(703)	10/01/04
Breckinridge Industrial	2	—	1,950	10,159	12,109	133		1,950	10,292	12,242	(1,697)	10/01/04
Westgate Industrial	1	—	2,140	4,801	6,941	86		2,140	4,887	7,027	(1,261)	10/01/04
Westpark Industrial	2	—	2,176	6,719	8,895	336		2,176	7,055	9,231	(463)	10/01/04
Cobb Industrial	2	—	1,120	5,249	6,369	74		1,120	5,323	6,443	(499)	10/01/04
Cabot Parkway Industrial	2	—	2,275	13,982	16,257	(1,204	)(2)	2,275	12,778	15,053	(1,074)	10/01/04
Atlanta NE Portolio	2	—	2,817	14,892	17,709	107		2,817	14,999	17,816	(1,312)	11/05/04
Lotus Cars USA	1	—	1,029	2,103	3,132	—		1,029	2,103	3,132	(154)	12/03/04
Fulton Industrial Boulevard	3	7,450	1,850	13,480	15,330	113		1,850	13,593	15,443	(343)	07/21/05
Penney Road	1	2,017	401	4,145	4,546	10		401	4,155	4,556	(83)	07/21/05
Southfield Parkway	1	2,560	523	3,808	4,331	1		523	3,809	4,332	(88)	07/21/05
Livingston Court	3	5,410	1,194	8,475	9,669	9		1,194	8,484	9,678	(246)	07/21/05
Peterson Place	5	4,212	739	8,050	8,789	19		739	8,069	8,808	(199)	07/21/05
Oakbrook Parkway	5	9,607	1,823	17,185	19,008	72		1,823	17,257	19,080	(396)	07/21/05
Regency Parkway	7	9,433	1,521	16,084	17,605	409		1,521	16,493	18,014	(404)	07/21/05
Jimmy Carter Boulevard	2	3,182	488	5,159	5,647	204		488	5,363	5,851	(151)	07/21/05
McGinnis Ferry Road	1	4,165	700	6,855	7,555	2		700	6,857	7,557	(213)	07/21/05
South Royal Atlanta Drive	1	1,000	174	1,896	2,070	—		174	1,896	2,070	(44)	07/21/05
Interstate South	1	—	2,396	18,620	21,016	45		2,396	18,665	21,061	(234)	09/30/05

TOTAL ATLANTA MARKET	48	79,335	36,867	226,706	263,573	28		36,867	226,734	263,601	(14,290)
Delta Portfolio	7	27,146	8,762	36,806	45,568	297		8,762	37,103	45,865	(1,670)	04/12/05
Charwood Road	1	5,296	1,960	10,261	12,221	—		1,960	10,261	12,221	(217)	07/21/05
Greenwood Place	1	5,260	1,596	7,844	9,440	236		1,596	8,080	9,676	(183)	07/21/05
Coca Cola Drive	1	—	4,290	25,371	29,661	—		4,290	25,371	29,661	(181)	07/21/05

TOTAL BALTIMORE MARKET	10	37,702	16,608	80,282	96,890	533		16,608	80,815	97,423	(2,251)
Progress Industrial	2	—	2,570	5,933	8,503	258		2,570	6,191	8,761	(696)	10/01/04
South Industrial	1	—	1,125	2,805	3,930	166		1,125	2,971	4,096	(74)	10/01/04
Technology Industrial	1	—	941	2,606	3,547	31		941	2,637	3,578	(389)	10/01/04
Sunnyslope Industrial	1	—	3,626	7,616	11,242	65		3,626	7,681	11,307	(968)	10/01/04
Wildwood Avenue	1	10,320	2,653	11,771	14,424	6		2,653	11,777	14,430	(288)	10/01/04

TOTAL BOSTON MARKET	6	10,320	10,915	30,731	41,646	526		10,915	31,257	42,172	(2,415)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
Nevada Boulevard	1	3,023	1,360	4,840	6,200	—		1,360	4,840	6,200	(123)	07/21/05
Barringer Drive	1	1,760	507	4,549	5,056	(123	)(2)	507	4,426	4,933	(106)	07/21/05
Nations Ford Road	1	2,840	1,603	5,277	6,880	—		1,603	5,277	6,880	(128)	07/21/05
Empire Distribution Center	1	—	622	3,655	4,277	—		622	3,655	4,277	(28)	11/02/05

TOTAL CHARLOTTE MARKET	4	7,623	4,092	18,321	22,413	(123)		4,092	18,198	22,290	(385)
Mallard Lake	1	—	2,561	8,809	11,370	—		2,561	8,809	11,370	(787)	10/29/03
Wickes Distribution Center	1	11,399	3,191	18,505	21,696	30		3,191	18,535	21,726	(1,328)	01/05/05
Blackhawk Portfolio	5	19,998	6,671	40,877	47,548	534		6,671	41,411	48,082	(1,168)	06/13/05
East Fabyan Parkway	1	5,230	1,790	10,929	12,719	31		1,790	10,960	12,750	(300)	07/21/05
Frontenac Road	1	3,920	1,647	5,849	7,496	26		1,647	5,875	7,522	(188)	07/21/05
South Wolf Road	1	9,175	4,836	18,794	23,630	202		4,836	18,996	23,832	(495)	07/21/05
Laramie Avenue	1	4,870	1,442	7,985	9,427	26		1,442	8,011	9,453	(215)	07/21/05
West 123rd Place	1	2,875	644	5,935	6,579	20		644	5,955	6,599	(119)	07/21/05
Stern Avenue	1	2,560	505	4,947	5,452	4		505	4,951	5,456	(107)	07/21/05
McCook Industrial Center	1	—	5,541	17,601	23,142	(93	)(2)	5,541	17,508	23,049	(97)	10/21/05

TOTAL CHICAGO MARKET	14	60,027	28,828	140,231	169,059	780		28,828	141,011	169,839	(4,804)
Park West	6	43,550	10,441	63,682	74,123	163		10,441	63,845	74,286	(6,576)	12/15/03 / 06/08/04
Northwest Business Center	1	—	299	4,486	4,785	39		299	4,525	4,824	(1,163)	05/23/04
New Buffington Road	2	4,100	1,618	8,500	10,118	307		1,618	8,807	10,425	(153)	07/21/05
Olympic Boulevard	3	7,350	2,096	11,788	13,884	221		2,096	12,009	14,105	(285)	07/21/05
Mineola Pike	1	2,653	625	4,642	5,267	—		625	4,642	5,267	(120)	07/21/05
Industrial Road	2	2,740	629	3,344	3,973	56		629	3,400	4,029	(72)	07/21/05
Dolwick Drive	1	2,857	579	4,670	5,249	31		579	4,701	5,280	(103)	07/21/05
Best Place	1	3,540	1,131	5,516	6,647	6		1,131	5,522	6,653	(140)	07/21/05
Distribution Circle	1	3,200	688	6,838	7,526	196		688	7,034	7,722	(142)	07/21/05

TOTAL CINCINNATI MARKET	18	69,990	18,106	113,466	131,572	1,019		18,106	114,485	132,591	(8,754)
Commodity Boulevard	2	20,849	3,891	36,799	40,690	737		3,891	37,536	41,427	(800)	07/21/05
Industrial Drive	1	4,350	683	7,136	7,819	—		683	7,136	7,819	(183)	07/21/05

TOTAL COLUMBUS MARKET	3	25,199	4,574	43,935	48,509	737		4,574	44,672	49,246	(983)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
DFW H	1	6,642	981	10,392	11,373	(105	)(2)	981	10,287	11,268	(1,434)	12/15/03
Pinnacle	2	17,218	1,588	27,853	29,441	(231	)(2)	1,588	27,622	29,210	(2,933)	12/15/03
Market Industrial	5	—	1,481	15,507	16,988	358		1,481	15,865	17,346	(1,829)	10/01/04
Shiloh Industrial	2	—	878	5,957	6,835	662		878	6,619	7,497	(994)	10/01/04
Perimeter Industrial	2	—	261	2,901	3,162	54		261	2,955	3,216	(332)	10/01/04
Avenue R Industrial I	1	—	189	2,231	2,420	115		189	2,346	2,535	(319)	10/01/04
Avenue R Industrial II	1	—	271	1,139	1,410	455		271	1,594	1,865	(323)	10/01/04
Westfork Center Industrial	3	—	503	5,977	6,480	122		503	6,099	6,602	(875)	10/01/04
Coasters Distribution Center	1	—	1,380	14,504	15,884	(27	)(2)	1,380	14,477	15,857	(1,121)	12/03/04
Diplomat Drive	1	2,496	532	3,136	3,668	13		532	3,149	3,681	(234)	05/26/05
North 28th Street	1	3,254	—	6,145	6,145	11		—	6,156	6,156	(199)	07/21/05
Esters Boulevard	5	27,393	2,428	50,618	53,046	243		2,428	50,861	53,289	(1,399)	07/21/05
Royal Lane	1	1,918	—	3,200	3,200	7		—	3,207	3,207	(129)	07/21/05
North Stemmons Freeway	1	2,400	585	2,576	3,161	221		585	2,797	3,382	(74)	07/21/05
West Story Drive	1	2,700	777	4,646	5,423	108		777	4,754	5,531	(116)	07/21/05
Meridian Drive	1	2,535	410	4,135	4,545	128		410	4,263	4,673	(116)	07/21/05
Gateway Drive	1	1,472	463	2,152	2,615	233		463	2,385	2,848	(60)	07/21/05
Valwood Parkway	3	8,875	2,271	15,351	17,622	329		2,271	15,680	17,951	(400)	07/21/05
108th Street	1	460	83	899	982	7		83	906	989	(25)	07/21/05
Sanden Drive	1	1,138	207	2,258	2,465	1		207	2,259	2,466	(60)	07/21/05
North Great Southwest Parkway	2	2,925	1,384	3,727	5,111	82		1,384	3,809	5,193	(145)	07/21/05
Webb Chapel Road	1	514	110	732	842	12		110	744	854	(28)	07/21/05
Belt Line Road	6	4,766	1,167	7,811	8,978	256		1,167	8,067	9,234	(230)	07/21/05
Springlake Road	2	2,720	534	4,457	4,991	476		534	4,933	5,467	(147)	07/21/05
Hurd Drive	1	1,760	420	2,332	2,752	23		420	2,355	2,775	(66)	07/21/05
Champion Drive	1	1,660	672	2,598	3,270	72		672	2,670	3,342	(73)	07/21/05
Clorox Distribution Center	1	—	3,283	20,847	24,130	—		3,283	20,847	24,130	(214)	10/18/05

TOTAL DALLAS MARKET	49	92,846	22,858	224,081	246,939	3,625		22,858	227,706	250,564	(13,875)
Interpark 70	1	5,359	1,383	7,566	8,949	78		1,383	7,644	9,027	(1,183)	09/30/04

TOTAL DENVER MARKET	1	5,359	1,383	7,566	8,949	78		1,383	7,644	9,027	(1,183)
Iron Run Corporate Center	1	—	1,531	3,632	5,163	219		1,531	3,851	5,382	(279)	03/21/05
Binney & Smith	1	11,388	5,183	20,100	25,283	—		5,183	20,100	25,283	(483)	07/20/05
High Street Portfolio	3	—	4,853	10,334	15,187	—		4,853	10,334	15,187	(114)	10/26/05

TOTAL HARRISBURG/ LEHIGH VALLEY MARKET	5	11,388	11,567	34,066	45,633	219		11,567	34,285	45,852	(876)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
West by Northwest	1	—	1,033	7,564	8,597	—		1,033	7,564	8,597	(927)	10/30/03
Bondesen Business Park	7	—	1,007	23,370	24,377	(564	)(2)	1,007	22,806	23,813	(2,826)	06/03/04
Beltway 8 Business Park	7	—	1,679	25,565	27,244	(315	)(2)	1,679	25,250	26,929	(2,571)	6/3/2004 / 7/1/2005
Corporate Industrial	2	—	613	3,989	4,602	(59	)(2)	613	3,930	4,543	(484)	10/01/04
Reed Industrial	1	—	568	6,331	6,899	403		568	6,734	7,302	(851)	10/01/04
Julie Rivers Industrial	2	—	272	3,123	3,395	33		272	3,156	3,428	(424)	10/01/04
Wynwood Industrial	1	—	180	1,634	1,814	34		180	1,668	1,848	(245)	10/01/04
Wynpark Industrial	1	—	154	1,404	1,558	36		154	1,440	1,594	(227)	10/01/04
Siber Industrial	1	—	742	4,644	5,386	21		742	4,665	5,407	(529)	10/01/04
Greenbriar Industrial	1	—	1,200	7,998	9,198	(67	)(2)	1,200	7,931	9,131	(548)	10/01/04
Greens Crossing	3	7,176	1,225	10,202	11,427	—		1,225	10,202	11,427	(280)	07/01/05
Willowbrook	4	8,314	1,274	12,842	14,116	25		1,274	12,867	14,141	(253)	07/01/05
Gateway at Central Green	2	—	1,079	9,929	11,008	112		1,079	10,041	11,120	(140)	09/20/05

TOTAL HOUSTON MARKET	33	15,490	11,026	118,595	129,621	(341)		11,026	118,254	129,280	(10,305)
Plainfield I	1	—	1,394	14,269	15,663	(457	)(2)	1,394	13,812	15,206	(1,135)	12/22/03
Handleman Building	1	—	2,200	11,239	13,439	—		2,200	11,239	13,439	(27)	12/15/05
Whirlpool Airwest	1	—	3,817	24,777	28,594	—		3,817	24,777	28,594	(51)	12/16/05

TOTAL INDIANA MARKET	3	—	7,411	50,285	57,696	(457)		7,411	49,828	57,239	(1,213)
Foothill Business Center	3	—	13,315	9,112	22,427	302		13,315	9,414	22,729	(1,783)	12/09/04
Rancho Technology Park	1	—	2,790	7,048	9,838	479		2,790	7,527	10,317	(1,167)	12/17/03
East Slauson Avenue	3	12,127	5,499	14,775	20,274	138		5,499	14,913	20,412	(264)	07/21/05
Airport Circle	1	5,490	3,098	8,368	11,466	—		3,098	8,368	11,466	(125)	07/21/05
Cota Street	1	4,453	2,802	7,624	10,426	583		2,802	8,207	11,009	(163)	07/21/05
Twin Oaks Valley Road	2	3,998	1,815	7,855	9,670	—		1,815	7,855	9,670	(170)	07/21/05

TOTAL LOS ANGELES MARKET	11	26,068	29,319	54,782	84,101	1,502		29,319	56,284	85,603	(3,672)
Trade Pointe III	1	—	1,020	7,240	8,260	(2	)(2)	1,020	7,238	8,258	(562)	09/28/04
Riverport	1	—	1,279	8,812	10,091	1		1,279	8,813	10,092	(1,376)	05/03/04

TOTAL LOUISVILLE MARKET	2	—	2,299	16,052	18,351	(1)		2,299	16,051	18,350	(1,938)
Chickasaw	2	—	1,141	13,837	14,978	(249	)(2)	1,141	13,588	14,729	(1,892)	07/22/03
Memphis Trade Center III	1	5,549	2,335	22,524	24,859	7		2,335	22,531	24,866	(1,697)	06/22/04
Panattoni Memphis Portfolio	7	33,888	18,088	114,739	132,827	(132	)(2)	18,088	114,607	132,695	(5,102)	2/5/2005 – 5/13/2005
Memphis Distriplex	1	4,689	1,525	10,444	11,969	—		1,525	10,444	11,969	(294)	06/13/05

TOTAL MEMPHIS MARKET	11	44,126	23,089	161,544	184,633	(374)		23,089	161,170	184,259	(8,985)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
Miami Service Center	1	—	1,110	3,811	4,921	1		1,110	3,812	4,922	(389)	04/07/05
Miami Commerce Center	1	6,200	3,050	10,769	13,819	27		3,050	10,796	13,846	(465)	04/13/05
Northeast 12 Terrace	1	2,500	1,169	6,088	7,257	—		1,169	6,088	7,257	(196)	07/21/05

TOTAL MIAMI MARKET	3	8,700	5,329	20,668	25,997	28		5,329	20,696	26,025	(1,050)
Bridgestone/Firestone	1	15,299	2,545	21,939	24,484	5,437		2,545	27,376	29,921	(2,133)	06/09/03
Mid South Logistics Center	1	12,688	1,772	18,288	20,060	38		1,772	18,326	20,098	(1,460)	06/29/04
Eastgate	1	11,079	1,445	13,352	14,797	104		1,445	13,456	14,901	(1,647)	03/19/04
Rockdale Distribution Center	1	—	2,940	12,188	15,128	—		2,940	12,188	15,128	(26)	12/28/05

TOTAL NASHVILLE MARKET	4	39,066	8,702	65,767	74,469	5,579		8,702	71,346	80,048	(5,266)
Brunswick Avenue	1	9,931	3,665	16,380	20,045	—		3,665	16,380	20,045	(400)	07/21/05
Campus Drive	1	2,714	1,366	4,841	6,207	—		1,366	4,841	6,207	(122)	07/21/05
Cottontail Lane	1	6,240	1,960	9,169	11,129	186		1,960	9,355	11,315	(224)	07/21/05
Mary Kay Building	1	—	2,993	5,944	8,937	—		2,993	5,944	8,937	(13)	12/28/05
Dendreon Building	1	—	4,940	8,026	12,966	—		4,940	8,026	12,966	(17)	12/28/05
Rockaway	3	6,470	5,881	12,521	18,402	—		5,881	12,521	18,402	(30)	12/29/05

TOTAL NEW JERSEY MARKET	8	25,355	20,805	56,881	77,686	186		20,805	57,067	77,872	(806)
Cypress Park East	2	10,634	2,627	13,055	15,682	36		2,627	13,091	15,718	(1,711)	10/22/04

TOTAL ORLANDO MARKET	2	10,634	2,627	13,055	15,682	36		2,627	13,091	15,718	(1,711)
North Industrial	2	5,786	4,566	15,899	20,465	1,367	(2)	4,566	17,266	21,832	(1,245)	10/01/04
South Industrial I	2	4,828	2,876	14,120	16,996	505		2,876	14,625	17,501	(1,139)	10/01/04
South Industrial II	1	—	1,235	4,902	6,137	390		1,235	5,292	6,527	(603)	10/01/04
West Southern Industrial	1	—	555	3,376	3,931	(103	)(2)	555	3,273	3,828	(332)	10/01/04
West Geneva Industrial	3	—	413	2,667	3,080	204		413	2,871	3,284	(240)	10/01/04
West 24th Industrial	2	—	870	4,575	5,445	186		870	4,761	5,631	(269)	10/01/04
East Watkins Industrial	1	—	2,219	10,945	13,164	4		2,219	10,949	13,168	(952)	10/01/04
Sky Harbor Transit Center	1	3,760	2,534	7,597	10,131	(9	)(2)	2,534	7,588	10,122	(765)	11/24/04
States Logistics Center	1	—	1,690	5,643	7,333	—		1,690	5,643	7,333	(12)	12/05/05

TOTAL PHOENIX MARKET	14	14,374	16,958	69,724	86,682	2,544		16,958	72,268	89,226	(5,557)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005

(dollars in thousands)

			Initial Cost to Company			Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at 12/31/2005
Property	No. of Bldgs	Encumbrances (5)	Land	Building & Improvements(1)	Total Costs			Land	Building & Improvements(1)	Total Costs (3)(4)(6)	Accumulated Depreciation (6)	Acquisition Date
Rittiman Business Park	2	—	388	7,336	7,724	(25	)(2)	388	7,311	7,699	(1,256)	06/03/04

TOTAL SAN ANTONIO MARKET	2	—	388	7,336	7,724	(25)		388	7,311	7,699	(1,256)
Huntwood Industrial	1	—	1,892	4,662	6,554	728		1,892	5,390	7,282	(1,093)	10/01/04
Eden Rock Industrial	2	—	1,943	4,746	6,689	257		1,943	5,003	6,946	(1,344)	10/01/04
Bayside Distribution Center	2	11,759	6,875	15,254	22,129	(20	)(2)	6,875	15,234	22,109	(1,085)	11/03/04

TOTAL SAN FRANCISCO MARKET	5	11,759	10,710	24,662	35,372	965		10,710	25,627	36,337	(3,522)
Industry Drive North	2	9,730	5,753	16,039	21,792	—		5,753	16,039	21,792	(364)	07/21/05
South 228th Street	2	11,051	4,739	17,797	22,536	—		4,739	17,797	22,536	(383)	07/21/05
64th Avenue South	1	6,383	3,345	9,335	12,680	—		3,345	9,335	12,680	(234)	07/21/05
South 192nd Street	1	2,288	1,286	3,433	4,719	203		1,286	3,636	4,922	(85)	07/21/05
South 212th Street	1	—	3,095	10,253	13,348	—		3,095	10,253	13,348	(206)	08/01/05
Southwest 27th Street	1	7,570	4,579	8,357	12,936	—		4,579	8,357	12,936	(235)	07/21/05

TOTAL SEATTLE MARKET	8	37,022	22,797	65,214	88,011	203		22,797	65,417	88,214	(1,507)

GRAND TOTAL	264	632,383	317,258	1,643,950	1,961,208	17,267		317,258	1,661,217	1,978,475	(96,604)

(1)	Included in Building & Improvements are intangible lease assets.
(2)	Generally these reductions in basis include one or more of the following: i) payments received under master lease agreements and pursuant to GAAP, rental and expense recovery payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than revenues; ii) writeoffs of fixed asset balances due to early lease terminations by contracted customers; and iii) other miscellaneous basis adjustments.

(3)	Reconciliation of total cost to consolidated balance sheet caption as of December 31, 2005 (in thousands):

Total per Schedule III(6)	$1,978,475
Properties under development
Land	2,121
Construction in progress	6,280
Land held for development	8,049

Total investment in properties	$1,994,925

(4)	As of December 31, 2005, the aggregate cost for federal income tax purposes of investments in real estate was approximately $1.6 billion.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2005 (dollars in thousands)

(5)	Reconciliation of total debt to consolidated balance sheet caption as of December 31, 2005 (in thousands):

Total per Schedule III	$632,383
Premiums, net of amortization	9,859

Mortgage notes	$642,242

(6)	A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2005 is as follows (in thousands):

Investments in properties:
Balance at beginning of year	$754,064
Acquisition of properties	1,212,538
Improvements, including development properties	81,830
Asset write offs	(2,985)
Divestiture of properties	(50,522)

Balance at end of year	$1,994,925

Accumulated depreciation:
Balance at beginning of year	$21,862
Depreciation expense	75,282
Asset write offs	(540)

Balance at end of year	$96,604

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DCT Industrial Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the 2006 Acquisition A Properties (“Acquisition A”) for the year ended December 31, 2005. This financial statement is the responsibility of Acquisition A’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-138094) on Form S-11 of DCT Industrial Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Acquisition A’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Acquisition A for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

November 13, 2006

Denver, Colorado

2006 Acquisition A Properties

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
	(Unaudited)
Revenues
Rental income	$886,992	$3,569,511
Other revenues	248,550	1,022,066

Total revenues	1,135,542	4,591,577

Certain expenses
Real estate taxes	180,555	674,894
Operating expenses	43,291	233,496
Insurance	9,584	40,103
Management fees	25,043	99,326

Total certain expenses	258,473	1,047,819

Excess of revenues over certain expenses	$877,069	$3,543,758

The accompanying notes are an integral part of these financial statements.

DCT INDUSTRIAL TRUST INC.

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the 2006 Acquisition A Properties (“Acquisition A”) for the year ended December 31, 2005 and for the three months ended March 31, 2006 (unaudited). As of December 31, 2005, Acquisition A had an occupancy percentage of 88.0%. The following table describes the properties we acquired through our purchase of Acquisition A (dollars are in thousands).

Market	Number of Buildings	Approximate Investment in Properties (Unaudited)	Rentable Square Feet (Unaudited)	Date Acquired	Occupancy as of Acquisition Date
San Francisco	1	$26,172	436,800	April 21, 2006	100.0%
Minneapolis	2	18,656	239,519	June 6, 2006	100.0%
New Jersey	2	9,609	159,625	June 6, 2006	100.0%

Total	5	$54,437	835,944

As illustrated above, Acquisition A was acquired by DCT Industrial Trust Inc. (the “Company”) from unrelated parties during the period April 21, 2006 through June 6, 2006 for a total investment of approximately $54.4 million (which includes total acquisition fees of $516,100 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using the Company’s existing cash balances, proceeds from the Company’s private offerings and debt.

The accounting records of Acquisition A are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Acquisition A. These statements are not intended to be a complete presentation of Acquisition A’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Minneapolis, New Jersey and San Francisco regions as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the three months ended March 31, 2006, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2006. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Leases

Acquisition A’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Acquisition A records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Acquisition A records a receivable due from the tenant for the difference between the amount of revenue recorded and the

DCT INDUSTRIAL TRUST INC.

Notes to Statements of Revenues and Certain Expenses—(Continued)

amount of cash received. This accounting treatment resulted in a increase in rental income of $76,159 and $21,863 for the year ended December 31, 2005 and for the three months ended March 31, 2006, respectively.

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows (in thousands):

Year Ending December 31,
2006	$3,660
2007	3,281
2008	3,186
2009	2,661
2010	2,393
Thereafter	5,059

Total Future Minimum Lease Payments	$20,240

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2005, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2005 Rental Revenues	% of Future Minimum Rental Revenues
ESCO, Inc.	Institutional, commercial, and outdoor sign manufacturer.	June 2011	19.0%	16.6%
STS Operating, Inc.	Distributor of fluid power components, and service provider including engineering, design, assembly, repair and technical training.	August 2010	11.1%	9.7%
Chief Manufacturing, Inc.	Manufacturer of photographic equipment and supplies.	April 2009	17.7%	10.5%
The Clorox Sales Company	Manufacturer and marketer of household and institutional products.	January 2014	22.1%	48.0%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DCT Industrial Trust, Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the 2006 Acquisition B Properties (“Acquisition B”) for the year ended December 31, 2005. This financial statement is the responsibility of Acquisition B’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-138094) on Form S-11 of DCT Industrial Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Acquisition B’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Acquisition B for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

November 22, 2006

Denver, Colorado

2006 Acquisition B Properties

Statements of Revenues and Certain Expenses

	For the Nine Months Ended September 30, 2006	For the Year Ended December 31, 2005
	(Unaudited)
Revenues
Rental income	$2,333,234	$2,943,808
Other revenues	718,347	835,383

Total revenues	$3,051,581	$3,779,191

Certain expenses
Real estate taxes	507,323	676,431
Operating expenses	511,063	487,542
Insurance	29,776	68,045
Management fees	80,464	108,655

Total certain expenses	$1,128,626	$1,340,673

Excess of revenues over certain expenses	$1,922,955	$2,438,518

The accompanying notes are an integral part of these financial statements.

DCT INDUSTRIAL TRUST INC.

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the 2006 Acquisition B Properties (“Acquisition B”) for the year ended December 31, 2005 and for the nine months ended September 30, 2006 (unaudited). Acquisition B consists of thirteen bulk distribution buildings comprising approximately 1,177,000 aggregate rentable square feet located in San Antonio, Texas. As of December 31, 2005, Acquisition B had an occupancy percentage of 83.5% (unaudited).

DCT Industrial Trust Inc. (the “Company”) entered into an agreement to acquire Acquisition B from an unrelated party on October 5, 2006. The total investment in Acquisition B of approximately $39.9 million will be paid using the Company’s existing cash balances.

The accounting records of Acquisition B are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Acquisition B. These statements are not intended to be a complete presentation of Acquisition B’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the San Antonio region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the nine months ended September 30, 2006, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the nine months ended September 30, 2006. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Leases

Acquisition B’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Acquisition B records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Acquisition B records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental income of $67,669 and $122,318 for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively.

DCT INDUSTRIAL TRUST INC.

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows (in thousands):

Year Ending December 31,
2006	$2,920
2007	2,694
2008	2,208
2009	1,954
2010	1,693
Thereafter	1,129

Total Future Minimum Lease Payments	$12,298

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2005, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2005 Rental Revenues	% of Future Minimum Rental Revenues
The Sygma Network, Inc.	Marketer and distributor of food products, paper products, cleaning supplies, kitchen equipment and medical supplies.	March 2011	26.1%	34.9%
Universal Solutions of North
Carolina, Inc.	Provider of reverse logistics services in the consumer products and healthcare industries.	March 2008	12.2%	6.1%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Cal TIA portfolio (“Cal TIA”) for the year ended December 31, 2005. This financial statement is the responsibility of Cal TIA’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Cal TIA’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Cal TIA for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/  EHRHARDT KEEFE STEINER & HOTTMAN PC

June 30, 2006

Denver, Colorado

Cal TIA Portfolio

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
	(Unaudited)
Revenues
Rental income	$7,764,874	$32,825,815
Other revenues	2,007,191	7,154,162

Total revenues	9,772,065	39,979,977
Certain expenses
Real estate taxes	1,427,158	5,364,647
Operating expenses	1,046,065	3,846,049
Insurance	208,373	814,393
Management fees	343,742	1,291,558

Total certain expenses	3,025,338	11,316,647

Excess of revenues over certain expenses	$6,746,727	$28,663,330

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Cal TIA Portfolio

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the Cal TIA portfolio (“Cal TIA”) for the year ended December 31, 2005 and for the three months ended March 31, 2006 (unaudited). Cal TIA consists of 79 bulk distribution, light industrial and service center buildings comprising approximately 7,889,000 rentable square feet located in the following eight markets: Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Orlando and San Francisco (collectively, “Cal TIA”). As of December 31, 2005, and as of June 9, 2006 (the date of acquisition), Cal TIA had an occupancy percentage of 88.5% and 90.7% (unaudited), respectively.

On May 10, 2006, Dividend Capital Trust Inc. (the “Company”) entered into a purchase agreement to acquire Cal TIA from unrelated third parties. Pursuant to the purchase agreement, on June 9, 2006, the Company acquired 78 of the 79 buildings in Cal TIA for a total cost of approximately $500.7 million (which includes an acquisition fee of $4.9 million paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using the Company’s existing cash balances, net proceeds from our partnership’s private placement and debt proceeds of approximately $387.0 million.

The Company’s acquisition of the remaining building in Cal TIA, which comprises 19,100 square feet and is located in the San Francisco market, is contingent upon the election of the building’s current tenant not to exercise a purchase option to acquire the building. Pursuant to this purchase option, the tenant has until September 7, 2006 to acquire the building. If the tenant elects not to exercise its purchase option, the Company anticipates that it will acquire this remaining building within thirty days of receiving notice from the sellers that such option has not been exercised for a purchase price of approximately $2.4 million. The operations of this building are included in the accompanying statements of revenues and certain expenses of Cal TIA.

The accounting records of Cal TIA are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Cal TIA. These statements are not intended to be a complete presentation of Cal TIA’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Orlando and San Francisco regions as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the three months ended March 31, 2006, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2006. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Leases

Cal TIA’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Cal TIA records rental revenue for the full term of the lease on a straight-line

DIVIDEND CAPITAL TRUST INC.

Cal TIA Portfolio

Notes to Statements of Revenues and Certain Expenses—(Continued)

basis. In the case where the minimum rental payments increase over the life of the lease, Cal TIA records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase (decrease) in rental income of $2,311,985 and ($412,856) for the year ended December 31, 2005 and for the three months ended March 31, 2006, respectively.

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows:

Year Ending December 31,
2006	$30,185,368
2007	26,376,099
2008	20,278,023
2009	15,560,351
2010	9,763,297
Thereafter	21,835,405

$123,998,543

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

For the year ended December 31, 2005, there were no tenants who accounted for greater than 10% of either rental revenues or future minimum revenues.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the PC portfolio (“PC”) for the year ended December 31, 2005. This financial statement is the responsibility of PC’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of PC’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of PC for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/  EHRHARDT KEEFE STEINER & HOTTMAN PC

June 28, 2006

Denver, Colorado

PC Portfolio

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
	(Unaudited)
Revenues
Rental income	$1,804,062	$7,490,809
Other revenues	336,176	1,474,312

Total revenues	2,140,238	8,965,121
Certain expenses
Real estate taxes	119,577	469,852
Operating expenses	267,200	1,026,167
Insurance	35,299	125,085
Management fees	71,509	272,613

Total certain expenses	493,585	1,893,717

Excess of revenues over certain expenses	$1,646,653	$7,071,404

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL TRUST INC.

PC Portfolio

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the PC portfolio (“PC”) for the year ended December 31, 2005 and for the three months ended March 31, 2006 (unaudited). PC consists of ten buildings comprising approximately 2,657,000 rentable square feet located in Columbus, Ohio. As of December 31, 2005, and as of May 19, 2006 (the date of acquisition), PC had an occupancy percentage of 86.1% and 82.7% (unaudited), respectively.

PC was acquired by Dividend Capital Trust Inc. (the “Company”) from unrelated parties on May 19, 2006, for a total investment of approximately $107.8 million (which includes an acquisition fee of $1,064,700 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using the Company’s existing cash balances and proceeds from the Company’s private offerings.

The accounting records of PC are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of PC. These statements are not intended to be a complete presentation of PC’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Columbus, Ohio region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the three months ended March 31, 2006, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2006. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results

Note 2—Operating Leases

PC’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. PC records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, PC records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase (decrease) in rental income of $28,509 and $(31,834) for the year ended December 31, 2005 and for the three months ended March 31, 2006, respectively.

DIVIDEND CAPITAL TRUST INC.

PC Portfolio

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows:

Year Ending December 31,
2006	$6,722,160
2007	5,709,468
2008	5,122,796
2009	3,525,621
2010	1,680,600
Thereafter	1,338,254

$24,098,899

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2005, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2005 Rental Revenues	% of Future Minimum Rental Revenues
DHL Express (USA), Inc.	International logistics.	March 2010	12.7%	18.5%
Red Envelope, Inc.	Online gift retail.	July 2006	10.5%	1.9%
Sage Logistics, LLC	Domestic logistics.	March 2007	10.4%	2.6%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the OCMI portfolio (“OCMI”) for the year ended December 31, 2005. This financial statement is the responsibility of OCMI’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of OCMI’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of OCMI for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/  EHRHARDT KEEFE STEINER & HOTTMAN PC

June 21, 2006

Denver, Colorado

DIVIDEND CAPITAL TRUST INC.

OCMI Portfolio

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
	(Unaudited)
Revenues
Rental income	$1,715,150	$6,667,837
Other revenues	270,207	1,080,793

Total revenues	1,985,357	7,748,630
Certain expenses
Real estate taxes	171,367	669,182
Operating expenses	117,192	563,138
Insurance	11,296	45,084
Management fees	43,485	166,977

Total certain expenses	343,340	1,444,381

Excess of revenues over certain expenses	$1,642,017	$6,304,249

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

OCMI Portfolio

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the OCMI portfolio (“OCMI”) for the year ended December 31, 2005 and for the three months ended March 31, 2006 (unaudited). OCMI consists of four buildings located in Minneapolis, Minnesota; two buildings located in Plainfield, Indiana; and one building located in Columbus, Ohio. OCMI comprises approximately 1,898,000 rentable square feet collectively. As of December 31, 2005, and as of April 13, 2006 (the date of acquisition), OCMI had an occupancy percentage of 100.0%.

OCMI was acquired by Dividend Capital Trust Inc. (the “Company”) from unrelated parties on April 13, 2006, for a total investment of approximately $95.8 million (which includes an acquisition fee of $945,870 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using the Company’s existing cash balances and proceeds from the Company’s private offerings.

The accounting records of OCMI are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of OCMI. These statements are not intended to be a complete presentation of OCMI’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Minneapolis, Plainfield and Columbus regions as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the three months ended March 31, 2006, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2006. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Leases

OCMI’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. OCMI records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, OCMI records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase in rental income of $154,135 and $6,400 for the year ended December 31, 2005 and for the three months ended March 31, 2006, respectively.

DIVIDEND CAPITAL TRUST INC.

OCMI Portfolio

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows:

Year Ending December 31,
2006	$6,908,818
2007	7,123,878
2008	7,115,247
2009	5,861,591
2010	3,816,620
Thereafter	6,374,482

$37,200,636

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2005, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2005 Rental Revenues	% of Future Minimum Rental Revenues
Xerox Corporation	Manufacturer and provider of document solutions, services and systems.	August 2010	18.1%	17.3%

Saint-Gobain Abrasives, Inc.	Manufacturer of bonded and coated abrasives.	December 2009	17.4%	13.1%

Eby-Brown Leasing, L.L.C.	Convenience-store supplier and wholesale-food distributor.	May 2013	15.3%	21.2%

Conagra Foods, Inc.	Distributor of branded shelf-stable, frozen and refrigerated foods.	July 2012	13.1%	16.1%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Parkwest II portfolio (“Parkwest II”) for the year ended December 31, 2005. This financial statement is the responsibility of Parkwest II’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Parkwest II’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Parkwest II for the year ended December 31, 2005, on the basis of accounting described in Note 1.

/s/  EHRHARDT KEEFE STEINER & HOTTMAN PC

May 10, 2006

Denver, Colorado

Parkwest II Portfolio

Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2005
Revenues
Rental income	$929,559
Other revenues	218,619

Total revenues	1,148,178
Certain expenses
Real estate taxes	223,755
Operating expenses	195,849
Insurance	32,382
Management fees	35,096

Total certain expenses	487,082

Excess of revenues over certain expenses	$661,096

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Parkwest II Portfolio

Notes to Statement of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statement of revenues and certain expenses reflects the operations of the Parkwest II portfolio (“Parkwest II”) for the year ended December 31, 2005. Parkwest II consists of three bulk distribution buildings located in Hebron, Kentucky, a sub-market of Cincinnati, Ohio, and comprises approximately 892,000 aggregate rentable square feet. As of December 31, 2005, and as of January 6, 2006 (the date of acquisition), Parkwest II had an occupancy percentage of 96.1%.

Except as described below, management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results. Each building associated with Parkwest II was recently constructed and was in the process of being leased up during 2005. Construction of one building comprising approximately 150,000 square feet was completed in March 2004 and was 77.0% occupied by a single tenant throughout 2005. Construction of a second building comprising approximately 199,000 square feet was completed in September 2004. The related leasing activities associated with this building began in June 2005 and as of December 31, 2005 the building was 100% occupied by three tenants. Construction of the third and final building associated with Parkwest II, comprising approximately 543,000 square feet, was completed in June 2005 and this building was fully leased to a single tenant commencing in November 2005. As a result of this leasing activity, the accompanying statement of revenues and certain expenses may not be indicative of future operating results.

Parkwest II was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on January 6, 2006, for a total investment of approximately $42.2 million (which includes an acquisition fee of $412,500 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using net proceeds from the Company’s public and private offerings.

The accounting records of Parkwest II are maintained on the accrual basis. The accompanying statement of revenues and certain expenses was prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and excludes certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Parkwest II. This statement is not intended to be a complete presentation of Parkwest II’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Hebron, Kentucky region as well as general overall economic conditions.

Note 2—Operating Leases

Parkwest II’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Parkwest II records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Parkwest II records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase in rental revenue of $130,296 for the year ended December 31, 2005.

DIVIDEND CAPITAL TRUST INC.

Parkwest II Portfolio

Notes to Statement of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2005, are as follows:

Year Ending December 31,
2006	$2,887,089
2007	2,887,089
2008	2,887,089
2009	2,570,908
2010	2,147,112
Thereafter	3,301,530

$16,680,817

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statement of revenues and certain expenses.

The following table exhibits both tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2005, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2005 Rental Revenues	% of Future Minimum Rental Revenues
Owens & Minor Distribution, Inc.	Distributor of medical and surgical supplies.	March 2009	45.4%	8.2%

Pre-Flex, LLC	Supplier of printing services for corrugated packaging and displays.	October 2020	12.0%	17.5%

Hitachi Transport System, Ltd.	Provider of logistic solutions from packaging and crating to global transportation.	June 2010	20.6%	9.5%

Amazon.com, Inc.	Distributor of a variety of products and services including books, DVD’s, apparel and film processing.	November 2010	16.9%	50.4%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the 100 Interstate South Distribution Facility (“100 Interstate South”) for the year ended December 31, 2004. This financial statement is the responsibility of 100 Interstate South’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of 100 Interstate South’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 100 Interstate South for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

December 2, 2005

Denver, Colorado

100 Interstate South Distribution Facility

Statements of Revenues and Certain Expenses

	For the Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$820,262	$443,015
Other revenues	236,400	74,953

Total revenues	1,056,662	517,968
Certain expenses
Real estate taxes	158,083	217,906
Operating expenses	79,766	146,552
Insurance	19,905	26,539
Management fees	15,088	7,317

Total certain expenses	272,842	398,314

Excess of revenues over certain expenses	$783,820	$119,654

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

100 Interstate South Distribution Facility

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the 100 Interstate South Distribution Facility (“100 Interstate South”) for the year ended December 31, 2004 and for the nine months ended September 30, 2005 (unaudited). 100 Interstate South comprises approximately 578,000 rentable square feet located in Atlanta, Georgia. As of December 31, 2004, and as of September 30, 2005 (the date of acquisition), 100 Interstate South had an occupancy percentage of 66.7% and 100.0%.

100 Interstate South was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on September 30, 2005, for a total investment of approximately $21.0 million (which includes an acquisition fee of $205,750 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using net proceeds from the Company’s public and private offerings.

The accounting records of 100 Interstate South are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of 100 Interstate South. These statements are not intended to be a complete presentation of 100 Interstate South’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets of the Atlanta, Georgia region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the nine months ended September 30, 2005, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the nine months ended September 30, 2005. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Lease

100 Interstate South’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. 100 Interstate South records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, 100 Interstate South records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase (decrease) in rental revenue of $143,953 and $(16,266) for the year ended December 31, 2004, and for the nine months ended September 30, 2005, respectively.

DIVIDEND CAPITAL TRUST INC.

100 Interstate South Distribution Facility

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$1,198,475
2006	1,438,441
2007	1,444,610
2008	423,748
2009	430,104
Thereafter	399,676

$5,335,054

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statement of revenue and certain expenses.

The following table exhibits both tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2004, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2004 Revenues	% of Future Minimum Revenues
Reusable Container Company, LLC	Manufacturer of Reusable Plastic Containers	November 2010	89.8%	46.6%

Kuehne and Nagel, Inc.	Logistics Service Provider (includes warehousing and distribution).	December 2007	10.2%	53.4%

The accompanying notes are an integral part of these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Cabot Industrial Value Fund portfolio (“Cabot”) for the year ended December 31, 2004. This financial statement is the responsibility of Cabot’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Post-Effective Amendment No. 1 to Form S-3 on Form S-11 of Dividend Capital Trust Inc., as a result of the proposed acquisition of Cabot by Dividend Capital Trust Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of Cabot are excluded, and the financial statement is not intended to be a complete presentation of Cabot’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Cabot for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

July 1, 2005

Denver, Colorado

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Cabot Industrial Value Fund

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$10,257,123	$24,093,987
Other revenues	2,759,440	5,429,372

Total revenues	$13,016,563	$29,523,359

Certain expenses
Real estate taxes	$1,597,215	$3,121,670
Operating expenses	1,453,720	2,668,728
Insurance	131,974	600,856
Management fees	299,272	696,847

Total certain expenses	$3,482,181	$7,088,101

Excess of revenues over certain expenses	$9,534,382	$22,435,258

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Cabot Industrial Value Fund

Notes to Statements of Revenues and Certain Expenses

(Information for March 31, 2005 is Unaudited)

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the Cabot Industrial Value Fund portfolio (“Cabot”) for the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004. Cabot is comprised of 105 properties located in the following twelve markets: Miami, Atlanta, Chicago, Cincinnati, Boston, Baltimore, Charlotte, New Jersey, Columbus, Dallas, Seattle and Southern California. Cabot comprises approximately 11.7 million aggregate rentable square feet and has a current occupancy percentage of 84.3%.

The accompanying statements of revenues and certain expenses includes activity of properties that were originally acquired by Cabot subsequent to January 1, 2004. As such, the operating results of those properties do not reflect a full periods worth of activity. As certain properties within the Cabot portfolio do not reflect a full twelve or three months of operations as described below, these financial statements are not considered to be indicative of the future operating results for Dividend Capital Trust Inc. The following table describes the acquisition activity of Cabot.

Period Acquired	Buildings	Square Feet	Percentage of Total Square Feet
2003	40	4,255,449	36.4%
2004—1st Quarter	7	792,597	6.8%
2004—2nd Quarter	7	1,439,373	12.3%
2004—3rd Quarter	14	1,043,515	8.9%
2004—4th Quarter	29	3,128,242	26.7%
2005	8	1,040,441	8.9%

	105	11,699,617	100.0%

Dividend Capital Trust Inc. (the “Company”) entered into an agreement on June 17, 2005, to acquire by merger all of the outstanding shares of Cabot Industrial Value Fund, Inc., an unrelated, privately held third party, for a total expected investment of approximately $704.9 million (which includes an acquisition fee of approximately $6.9 million payable to Dividend Capital Advisors LLC, an affiliate), which the Company anticipates funding using net proceeds from its public offerings, the assumption of existing debt and proceeds from newly issued debt.

The accounting records of Cabot are maintained on the accrual basis. The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with Rule 3-14 of the Securities and Exchange Commission and excludes certain material items. Such material items include mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Cabot. This statement is not intended to be a complete presentation of Cabot’s revenues and expenses and are not considered to be indicative of the future earnings results for Dividend Capital Trust, Inc. Accordingly, the statement is not representative of actual operations for the year presented due to the exclusion of revenues and certain expenses which may not be comparable to the proposed future operations of the properties.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DIVIDEND CAPITAL TRUST INC.

Cabot Industrial Value Fund

Notes to Statements of Revenues and Certain Expenses—(Continued)

The future results of operations can be significantly impacted by the rental market of the Miami, Atlanta, Chicago, Cincinnati, Boston, Baltimore, Charlotte, New Jersey, Columbus, Dallas, Seattle and Southern California regions as well as general overall economic conditions.

Note 2—Operating Lease

Cabot’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Cabot records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Cabot records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental revenue of $391,366 and $1,124,750 for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively.

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows (in thousands):

Year Ending December 31,
2005	$37,623,113
2006	31,687,684
2007	27,977,258
2008	22,551,225
2009	17,828,300
Thereafter	39,494,502

$177,162,082

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

For the year ended December 31, 2004, there were no tenants who accounted for greater than 10% of either rental revenues or future minimum revenues.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Binney & Smith Distribution Facility (“Binney & Smith”) for the year ended December 31, 2004. This financial statement is the responsibility of Binney & Smith’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Binney & Smith’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Binney & Smith for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

December 16, 2005

Denver, Colorado

Binney & Smith Distribution Facility

Statements of Revenues and Certain Expenses

	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$1,017,938	$2,035,688
Other revenues	106,135	200,243

Total revenues	1,124,073	2,235,931
Certain expenses
Real estate taxes	76,025	142,484
Operating expenses	—	1,526
Insurance	23,024	41,222

Total certain expenses	99,049	185,232

Excess of revenues over certain expenses	$1,025,024	$2,050,699

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL TRUST INC.

Binney and Smith Distribution Facility

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the Binney & Smith Distribution Facility (“Binney & Smith”) for the year ended December 31, 2004 and for the six months ended June 30, 2005 (unaudited). Binney & Smith is located in Fredericksburg, Pennsylvania and comprises approximately 550,000 rentable square feet. As of December 31, 2004, and as of July 20, 2005 (the date of acquisition), Binney & Smith had an occupancy percentage of 100.0%.

Binney & Smith was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on July 20, 2005, for a total investment of approximately $25.3 million (which includes an acquisition fee of $230,500 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using net proceeds from the Company’s public and private offerings and the assumption of one existing non-recourse mortgage loan.

The accounting records of Binney & Smith are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Binney & Smith. These statements are not intended to be a complete presentation of Binney & Smith’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets of the Fredericksburg, Pennsylvania region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the six months ended June 30, 2005, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the six months ended June 30, 2005. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Lease

Binney & Smith’s revenues are primarily obtained from tenant rental payments as provided for under a non-cancelable operating lease. Binney & Smith records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Binney & Smith records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental revenue of $210,833 and $87,083 for the year ended December 31, 2004, and for the six months ended June 30, 2005, respectively.

DIVIDEND CAPITAL TRUST INC.

Binney and Smith Distribution Facility

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$1,879,167
2006	1,934,167
2007	1,989,167
2008	2,044,167
2009	2,099,167
Thereafter	7,388,333

$17,334,168

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenue and certain expenses.

Binney & Smith, Inc., a manufacturer of arts, crafts and stationery products, accounted for all of the rental revenues for the year ended December 31, 2004. The lease associated with Binney & Smith, Inc. is scheduled to expire in April 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Greens Crossing/Willowbrook portfolio (“GCW”) for the year ended December 31, 2004. This financial statement is the responsibility of GCW’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of GCW’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of GCW for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

November 14, 2005

Denver, Colorado

Greens Crossing/Willowbrook

Statements of Revenues and Certain Expenses

	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$1,086,304	$2,195,902
Other revenues	409,217	931,777

Total revenues	1,495,521	3,127,679
Certain expenses
Real estate taxes	224,168	453,074
Operating expenses	105,415	291,144
Insurance	18,858	23,456
Management fees	54,442	126,895

Total certain expenses	402,883	894,569
Excess of revenues over certain expenses	$1,092,638	$2,233,110

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Green Crossing/Willowbrook

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the Greens Crossing/Willowbrook portfolio (“GCW”) for the year ended December 31, 2004 and for the six months ended June 30, 2005 (unaudited). GCW consists of seven buildings comprising approximately 399,000 rentable square feet located in Houston, Texas. As of December 31, 2004, and as of July 1, 2005 (the date of acquisition), GCW had an occupancy percentage of 95.3%.

GCW was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on July 1, 2005, for a total investment of approximately $25.5 million (which includes an acquisition fee of $230,000 paid to Dividend Capital Advisors LLC, an affiliate of the Company), which was paid using net proceeds from the Company’s public and private offerings and the assumption of two existing non-recourse mortgage loans.

The accounting records of GCW are maintained on the accrual basis. The accompanying statements of revenues and certain expenses were prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of GCW. These statements are not intended to be a complete presentation of GCW’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets of the Houston, Texas region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the six months ended June 30, 2005, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the six months ended June 30, 2005. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Lease

GCW’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. GCW records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, GCW records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental revenue of $4,455 and $17,954 for the year ended December 31, 2004 and for the six months ended June 30, 2005, respectively.

DIVIDEND CAPITAL TRUST INC.

Green Crossing/Willowbrook

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$2,075,742
2006	1,928,008
2007	1,312,638
2008	1,140,503
2009	640,470
Thereafter	1,688,277

$8,785,638

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statement of revenue and certain expenses.

Novo Industries, a manufacturer of window and patio door blinds, accounted for 35.7% of the rental revenues for the year ended December 31, 2004 and was the only tenant who accounted for greater than 10% of the rental revenues during that period. The related leases associated with Novo Industries are scheduled to expire in November 2006 and December 2008 and the corresponding percentage of future minimum revenues associated with Novo Industries is 23.7%.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Blackhawk portfolio (“Blackhawk”) for the year ended December 31, 2004. This financial statement is the responsibility of Blackhawk’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K of Dividend Capital Trust Inc. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to the future results of the Blackhawk portfolio are excluded, and the financial statement is not intended to be a complete presentation of the Blackhawk portfolio’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Blackhawk portfolio for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/ EHRHARDT KEEFE STEINER & HOTTMAN PC

July 12, 2005

Denver, Colorado

Blackhawk Portfolio

Statements of Revenues and Certain Expenses

	For the Quarter Ended March 31, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$1,032,547	$3,549,426
Other revenues	184,596	695,230

Total revenues	$1,217,143	$4,244,656

Certain expenses
Real estate taxes	$120,099	$545,002
Operating expenses	90,520	445,284
Insurance	22,431	76,281
Management fees	18,284	76,203

Total certain expenses	$251,334	$1,142,770

Excess of revenues over certain expenses	$965,809	$3,101,886

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Blackhawk Portfolio

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflects the operations of the Blackhawk portfolio (“Blackhawk”) for the year ended December 31, 2004 and for the quarter ended March 31, 2005 (unaudited). Blackhawk consists of six buildings; five buildings comprising approximately 1.1 million rentable square feet located in Chicago, Illinois and one building comprising 300,000 rentable square feet located in Memphis, Tennessee. As of December 31, 2004, and as of June 13, 2005 (the date of acquisition), Blackhawk had an occupancy percentage of 78.9% and 86.2% (unaudited).

Blackhawk was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on June 13, 2005, for a total expected investment of approximately $59.5 million (which includes an acquisition fee of $575,380 paid to Dividend Capital Advisors LLC, an affiliate), which was paid using net proceeds from the Company’s public and private offerings and the assumption of an existing non-recourse mortgage loan.

The accounting records of Blackhawk are maintained on the accrual basis. The accompanying statements of revenues and certain expenses was prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and excludes certain material expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Blackhawk. These statements are not intended to be a complete presentation of Blackhawk’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets of the Chicago, Illinois region and the Memphis, Tennessee region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information as of March 31, 2005, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the quarter ended March 31, 2005. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Lease

Blackhawk’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Blackhawk records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Blackhawk records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a increase in rental revenue of $164,332 and $84,706 (unaudited) for the year ended December 31, 2004, and for the quarter ended March 31, 2005, respectively.

DIVIDEND CAPITAL TRUST INC.

Blackhawk Portfolio

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$3,298,063
2006	3,462,842
2007	3,526,877
2008	3,583,244
2009	3,343,976
Thereafter	6,233,755

$23,448,757

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenue and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2004, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2004 Revenues	% of Future Minimum Revenues
United Recycling Industries, Inc.	Electronics Recycling/Metal Processing	October 2010 & December 2008	27.9%	23.3%

Fraser Papers Inc.	Paper Product Manufacturer	March 2014	27.1%	38.6%

Remington Arms Company, Inc.	Powder Metal Manufacturer	December 2010	22.9%	21.6%

World Tableware Inc.	Tableware Manufacturer	January 2010	12.2%	12.0%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of Memphis I for the year ended December 31, 2004. This financial statement is the responsibility of Memphis I’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Memphis I’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Memphis I for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

May 13, 2005

Denver, Colorado

DIVIDEND CAPITAL TRUST INC.

Memphis I

Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2004
Revenues
Rental income	$10,365,336
Other revenues	1,826,992

Total revenues	$12,192,328

Certain expenses
Real estate taxes	$705,316
Operating expenses	709,325
Insurance	275,950
Management fees	160,490

Total certain expenses	$1,851,081

Excess of revenues over certain expenses	$10,341,247

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Memphis I

Notes to Statement of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statement of revenues and certain expenses reflects the operations of Memphis I for the year ended December 31, 2004. Memphis I is located in Memphis, Tennessee and comprises 3,641,012 aggregate rentable square feet. As of December 31, 2004, Memphis I had an occupancy percentage of 100%.

Memphis I was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party during the period beginning on February 2, 2005, and ending on May 13, 2005, for a total expected investment of approximately $132.7 million (which includes an acquisition fee of $1.3 million paid to Dividend Capital Advisors LLC, an affiliate), which was paid using net proceeds from the Company’s public offerings and the assumption of four existing non-recourse mortgage loans.

The accounting records of Memphis I are maintained on the accrual basis. The accompanying statement of revenues and certain expenses was prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and excludes certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Memphis I. This statement is not intended to be a complete presentation of Memphis I’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Memphis, Tennessee region as well as general overall economic conditions.

Note 2—Operating Lease

Memphis I’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Memphis I records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Memphis I records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental revenue of $1,665,324 for the year ended December 31, 2004.

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$10,697,050
2006	8,918,874
2007	7,588,324
2008	7,303,689
2009	7,376,229
Thereafter	18,112,893

$59,997,059

DIVIDEND CAPITAL TRUST INC.

Memphis I

Notes to Statement of Revenues and Certain Expenses—(Continued)

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statement of revenues and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2004, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2004 Revenues	% of Future Minimum Revenues
Technicolor Videocassette Inc.	Video Equipment Service Provider and Manufacturer	May 2006 & September 2014	39.7%	44.9%

United Stationers Supply Co.	Wholesale Distributor of Business Products	June 2010	18.9%	18.9%

Toys “R” Us	Toy Manufacturer	May 2012	14.2%	19.5%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Baltimore-Washington Portfolio for the year ended December 31, 2004. This financial statement is the responsibility of Baltimore-Washington Portfolio’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement (No. 333-122260) on Form S-11 of Dividend Capital Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Baltimore-Washington Portfolio’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Baltimore-Washington Portfolio for the year ended December 31, 2004, on the basis of accounting described in Note 1.

/S/  EHRHARDT KEEFE STEINER & HOTTMAN PC

June 3, 2005

Denver, Colorado

DIVIDEND CAPITAL TRUST INC.

Baltimore-Washington Portfolio

Statements of Revenues and Certain Expenses

	For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
	(Unaudited)
Revenues
Rental income	$955,467	$3,846,618
Other revenues	150,807	490,332

Total revenues	$1,106,274	$4,336,950

Certain expenses
Real estate taxes	117,966	$460,577
Operating expenses	86,086	214,991
Insurance	21,127	80,085
Management fees	24,681	114,300

Total certain expenses	249,860	$869,953

Excess of revenues over certain expenses	$856,414	$3,466,997

The accompanying notes are an integral part of these financial statements.

DIVIDEND CAPITAL TRUST INC.

Baltimore-Washington Portfolio

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflects the operations of the Baltimore-Washington Portfolio for the year ended December 31, 2004 and for the three months ended March 31, 2005 (unaudited). The Baltimore-Washington Portfolio is located in Baltimore, Maryland and comprises 874,455 aggregate rentable square feet. As of December 31, 2004, the Baltimore-Washington Portfolio had an occupancy percentage of 100%.

The Baltimore-Washington Portfolio was acquired by Dividend Capital Trust Inc. (the “Company”) from an unrelated party on April 12, 2005, for a total expected investment of approximately $43.9 million (which includes an acquisition fee of $425,000 paid to Dividend Capital Advisors LLC, an affiliate), which was paid using net proceeds from the Company’s public offerings and the assumption of an existing non-recourse mortgage loan.

The accounting records of the Baltimore-Washington Portfolio are maintained on the accrual basis. The accompanying statements of revenues and certain expenses was prepared pursuant to the Rule 3-14 of the Securities and Exchange Commission, and excludes certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of the Baltimore-Washington Portfolio. These statements are not intended to be a complete presentation of the Baltimore-Washington Portfolio’s revenues and expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental market of the Baltimore, Maryland region as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information as of March 31, 2005, included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2005. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Lease

The Baltimore-Washington Portfolio’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. The Baltimore-Washington Portfolio records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, the Baltimore-Washington Portfolio records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a decrease in rental revenue of $50,223 and $28,234 (unaudited) for the year ended December 31, 2004, and for the three months ended March 31, 2005, respectively.

DIVIDEND CAPITAL TRUST INC.

Baltimore-Washington Portfolio

Notes to Statements of Revenues and Certain Expenses—(Continued)

Future minimum lease payments due under these leases for the next five years as of December 31, 2004, are as follows:

Year Ending December 31,
2005	$3,666,829
2006	2,337,390
2007	1,930,919
2008	1,259,888
2009	735,589
Thereafter	3,560,418

$13,491,033

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statement of revenue and certain expenses.

The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2004, and the corresponding percentage of the future minimum revenues above:

Tenant	Industry	Lease Expiration	% of 2004 Revenues	% of Future Minimum Revenues
Pier One Imports	Home furnishings	09/05	19.0%	3.7%

Elite Spice Inc.	Commercial foods	04/08	21.3%	20.9%

Professional Mailing & Distribution	Warehousing, fulfillment and mail processing	06/15	12.0%	47.1%

Microflex Corporation	Manufacturing	01/06	11.6%	3.7%

Seattle
Portland
Minneapolis
Central Pennsylvania
Salt Lake City
Chicago
New Jersey
Reno
Columbus
Northern California
Indianapolis
Denver
Kansas City
Cincinnati
Baltimore / Washington D.C.
Louisville
Nashville
Charlotte
Southern California
Memphis
Phoenix
Dallas
Atlanta
Houston
San Antonio
Orlando
Miami
With Property Ownership:
Target Market
Without Property Ownership:
Target Market
Container Port
2020 Daily Truck Volume:
Truck <= 5,000
5,000 < Truck <= 10,000
Truck > 10,000

DCT INDUSTRIAL

16,300,000 Shares

DCT Industrial Trust Inc.

Common Stock

PROSPECTUS

Merrill Lynch & Co.

Wachovia Securities

Banc of America Securities LLC

JPMorgan

Morgan Keegan & Company, Inc.

Wells Fargo Securities

December 12, 2006